Exhibit 10.18

METASTORM INC.

SERIES CC CONVERTIBLE PREFERRED

STOCK PURCHASE AGREEMENT

JULY 31, 2007

EXHIBITS

Exhibit A	Form of Sixth Articles of Amendment and Restatement
Exhibit B	Form of Amended and Restated 2004 Omnibus Stock Plan
Exhibit C	Stockholder List
Exhibit D	Form of Opinion of Venable LLP
Exhibit E	Form of Indemnification Agreement
Exhibit F-1	Form of Management Rights Letter (ABS V)
Exhibit F-2	Form of Management Rights Letter (ABS V-A)
Exhibit G	Form of Agreement and Plan of Merger
Exhibit H	Form of Fourth Amended and Restated Registration Rights Agreement
Exhibit I	Form of Fifth Amended and Restated Stockholders Agreement

SCHEDULES

Schedule 1	Purchasers, Shares Purchased and Purchase Price

Disclosure Schedule:

Section 2.1	Foreign Jurisdictions
Section 2.2	Capitalization
Section 2.3	Subsidiaries
Section 2.6	Governmental Consents
Section 2.7	Litigation
Section 2.8(a)	Intellectual Property
Section 2.8(b)	Inbound License Agreements
Section 2.8(c)	Outbound License Agreements
Section 2.8(e)	Owned Software
Section 2.8(f)	Owned Internet Identifiers
Section 2.8(g)	Liens on Intellectual Property
Section 2.8(n)	Infringement Claims by the Company
Section 2.8(p)	Third Parties in Possession of Source Code
Section 2.8(q)	Open Source Materials
Section 2.8(r)	Maintenance Obligations
Section 2.10	Material Contracts
Section 2.13	Guarantees
Section 2.17(a)	Benefit Plans
Section 2.17(b)	Exceptions to Benefit Plans
Section 2.18	Tax Returns and Audits
Section 2.18(c)	Severance
Section 2.25	Changes

METASTORM INC.

SERIES CC CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES CC CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2007, by and among METASTORM INC., a Maryland corporation (the “Company”), and the several purchasers named in Schedule 1 attached hereto (each individually, a “Purchaser” and collectively the “Purchasers”).  All capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in Appendix A attached hereto.

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the Purchasers shares of the Company’s Series CC Convertible Preferred Stock, par value $0.01 per share (the “Series CC Preferred Stock”) for an aggregate purchase price of up to Thirty Million Dollars ($30,000,000).

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Purchase and Sale of Series CC Preferred Stock.

1.1      Sale and Issuance of Series CC Preferred Stock.

(a)           The Company has authorized the issuance and sale of up to 18,844,221 shares of the Series CC Preferred Stock at a purchase price of $1.592 per share (the “Per Share Purchase Price”) to the Purchasers.  The Company shall adopt and file with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on or before the Initial Closing (as defined below) the Sixth Articles of Amendment and Restatement of the Company which shall be in the form attached hereto as Exhibit A (the “Sixth Articles”).  The Series CC Preferred Stock and the Common Stock issuable upon conversion of the Series CC Preferred Stock (the “Conversion Stock”) are hereinafter referred to as the “Securities”.

(b)           Subject to the terms and conditions of this Agreement, each Purchaser, subject to and in reliance upon the representations, warranties and covenants of the Company, and the other terms and conditions of this Agreement, severally, but not jointly, agrees to purchase at the Initial Closing (as defined below), and the Company agrees to sell and issue to such Purchaser at the Initial Closing, such number of shares of the Company’s Series CC Preferred Stock as set forth opposite such Purchaser’s name on Schedule 1 attached hereto for the purchase price indicated with respect to such Purchaser on Schedule 1, with the aggregate purchase price for all of the shares of Series CC Preferred Stock to be sold hereunder (either at the Initial Closing or the Additional Closing (as defined below)) being up to Thirty Million Dollars ($30,000,000).

1.2      Closings; Delivery.

(a)           Initial Closing.    The initial closing of the purchase and sale of the Series CC Preferred Stock (the “Initial Closing”) pursuant to this Agreement shall take place at the offices of Venable LLP, 1800 Mercantile Bank and Trust Building, 2 Hopkins Plaza, Baltimore, Maryland, at 10:00 a.m., on July 31, 2007, or at such other time and place as the Company and the Purchasers acquiring in the aggregate more than half of the shares of Series CC Preferred Stock being sold at the Initial Closing mutually agree upon, orally or in writing (the “Initial Closing Date”.  At the Initial Closing, the Company shall deliver to each Purchaser a certificate registered in the name of such Purchaser representing the number of shares of Series CC Preferred Stock set forth opposite such Purchaser’s name on Schedule 1 hereto against payment of the purchase price therefor, such payment to be made in the amount set forth opposite such Purchaser’s name on Schedule 1 hereto by cashiers or certified check or wire transfer of immediately available U.S. funds.  The Company and each Purchaser shall take such additional actions and execute and deliver such additional agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms.

(b)           Additional Closing.  On or before the thirtieth (30th) day following the Initial Closing Date, the Company may sell and issue at an additional closing (the “Additional Closing” and together with the Initial Closing, a “Closing”) up to the balance of the authorized number of shares of Series CC Preferred Stock not purchased at the Initial Closing at a price per share of not less than the Per Share Purchase Price, to one or more of the Company’s existing stockholders, including existing stockholders that purchase shares of Series CC Preferred Stock at the Initial Closing.  Any such sale and issuance in the Additional Closing shall be on the same terms and conditions as those contained herein, and such persons or entities shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by, this Agreement.  The Additional Closing shall take place at the offices of Venable LLP, 1800 Mercantile Bank and Trust Building, 2 Hopkins Plaza, Baltimore, Maryland, at such date and time as is mutually agreed upon by the Company and the additional purchasers acquiring in the aggregate more than half of the shares of Series CC Preferred Stock being sold at the Additional Closing (the “Additional Closing Date”, and together with the Initial Closing Date, a “Closing Date”). Each purchaser participating in such Additional Closing shall execute a counterpart signature to this Agreement and shall become a party to the Stockholders Agreement and the Registration Rights Agreement, at which time such purchaser shall be treated as a “Purchaser” for purposes of this Agreement and the stock purchased by such purchaser shall be deemed to be sold under this Agreement for purposes of this Agreement, the Stockholders Agreement and the Registration Rights Agreement; provided, that Purchasers that participate in the Initial Closing shall not be required to execute such agreements again.

(c)           Articles Supplementary.  As promptly as practicable after (i) the Post-Closing Audit (as defined in the Agreement and Plan of Merger attached hereto as Exhibit G (the “Proforma Merger Agreement”)) is complete, (ii) the amount (if any) of the revenue-based adjustment of the Merger Consideration (as defined in the Proforma Merger Agreement) has been determined pursuant to the Proforma Merger Agreement, and (iii) all disputes relating to the foregoing have been finally resolved, the Company shall use its reasonable best efforts to

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prepare, execute and file with SDAT one or more Articles Supplementary for the purposes of (x) reclassifying the Unused Series AA Shares (defined below) as shares of  Common Stock and decreasing the number of authorized shares of Series AA Preferred Stock by the number of Unused Series AA Shares; and (y) reclassifying all shares of Series BB Preferred Stock that the Company is authorized to issue as shares of Common Stock and decreasing the number of authorized shares of Series BB Preferred Stock to zero.  As used herein, “Unused Series AA Shares” means the number of shares of Series AA Preferred Stock authorized in the Sixth Articles, less:

(i)            37,056,696 shares of Series AA Preferred Stock issued and outstanding on the date hereof;

(ii)           9,667,605 shares of Series AA Preferred Stock to be issued in the Recapitalization to holders of shares of, and warrants to purchase shares of, Series BB Preferred Stock;

(iii)          the number of shares of Series AA Preferred Stock issuable as Merger Consideration, (taking into account the result of the Post-Closing Audit, the amount of the revenue-based adjustment of the Merger Consideration, and the final resolution of all disputes related thereto);

(iv)          42,331 shares of Series AA Preferred Stock reserved for issuance upon exercise of options granted under the Company’s 1999 Equity Incentive Plan;

(v)           1,443,780 shares of Series AA Preferred Stock in respect of restricted stock units awarded under the Company’s Amended and Restated 2004 Omnibus Stock Plan;

(vi)          788,264.28  shares of Series AA Preferred Stock in respect of dividends projected to accrue over a five (5) year period after the Initial Closing on restricted stock units awarded under the Company’s Amended and Restated 2004 Omnibus Stock Plan; and

(vii)         14,279 shares of Series AA Preferred Stock reserved for issuance upon exercise of outstanding warrants.

(d)           Restriction of Issuance of Series AA Shares.  The Company shall not, at any time on or before the date on which the Articles Supplementary contemplated by Section 1.2(c) are filed, issue any shares of Series AA Preferred Stock for any purpose other than the purposes described in the definition of “Unused Series AA Shares.”

1.3      Use of Proceeds.  The Company will use the proceeds from the sale of the Series CC Preferred Stock to fund the closing of the Proforma Acquisition, with any excess proceeds to be used for general corporate purposes.

2.             Representations, Warranties and Covenants of the Company.  The Company hereby represents, warrants and covenants to each Purchaser as of the date hereof and as of the applicable Closing Date (except to the extent expressly made as of an earlier date, in which case

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as of such date), except as set forth on the schedules of exceptions attached hereto and labeled as the “Disclosure Schedule,” which exceptions shall be deemed to be part of the representations and warranties made hereunder (the “Disclosure Schedule”), as follows:

2.1      Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full corporate power and authority to carry on its business as now being conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or become licensed would reasonably be expected to have a Company Material Adverse Effect.  Section 2.1 of the Disclosure Schedule sets forth a true and complete list of all foreign jurisdictions in which the Company is so qualified or licensed and in good standing.

2.2      Capitalization.

(a)           The authorized and outstanding capital stock of the Company consists, or will consist immediately prior to the Initial Closing (giving effect to the Recapitalization but prior to the closing of the Proforma Acquisition) of:

(i)            71,012,991 shares of Series AA Preferred Stock, of which 48,172,486 will be issued and outstanding as of immediately prior to the Initial Closing;

(ii)           6,800,000 shares of Series BB Preferred Stock, none of which will be issued and outstanding as of immediately prior to the Initial Closing

(iii)          18,844,221 shares of Series CC Preferred Stock, none of which will be issued and outstanding as of immediately prior to the Initial Closing; and

(iv)          120,000,000 shares of Common Stock, of which 28,125 will be issued and outstanding as of immediately prior to the Initial Closing.

(b)           The Company has reserved 42,331 shares of Series AA Preferred Stock for issuance to directors, key employees and consultants to the Company pursuant to its 1999 Equity Incentive Plan, which has been duly adopted by the Company’s board of directors and approved by the Company’s stockholders.  The Company’s board of directors and stockholders have approved the Amended and Restated 2004 Omnibus Stock Plan, a copy of which is attached hereto as Exhibit B,  which allows the Company to issue stock options to purchase up to 12,770,232 shares of Common Stock for issuance to directors, key employees and consultants and 1,443,779.71 restricted stock units for shares of Series AA Preferred Stock for issuance to key employees.

(c)           Except as set forth on Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company or any of its Subsidiaries (as defined below) is authorized or outstanding, (ii) neither the Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to (A) issue any subscription, warrant, option, convertible security, participation right or other such right or (B) issue or distribute to holders of

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any shares of its capital stock any evidences of indebtedness or assets of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  Section 2.2 of the Disclosure Schedule shows the equity capitalization of the Company on a fully-diluted basis immediately prior to, and after giving effect to, the transactions contemplated by this Agreement (including the Recapitalization and the Proforma Acquisition (assuming that stockholders of Proforma elect to receive the maximum number of shares of Series AA Preferred Stock issuable pursuant to the Proforma Acquisition)). Section 2.2 of the Disclosure Schedule, as revised in accordance with Section 4.20 hereof, will, when delivered by the Company to the Purchasers, show the equity capitalization of the Company on a fully diluted basis immediately prior to, and after giving effect to, the transactions contemplated by this Agreement (including the Recapitalization and the actual elections made by Proforma stockholders to receive shares of Series AA Preferred Stock in the Proforma Acquisition).

(d)           Attached hereto as Exhibit C is a true and complete list of the Company’s stockholders, showing the number of shares of capital stock of the Company held of record by each stockholder as of the date of this Agreement.  Except as provided in Section 2.2 of the Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its capital stock, or among any holders of its capital stock, relating to the issuance, acquisition (including without limitation rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock of the Company.

(e)           The issuance of the Securities and the consummation of the transactions contemplated under this Agreement (including the Recapitalization and the Proforma Acquisition) will not result in any adjustment to the conversion rate into Common Stock of any series of the Company’s authorized preferred stock.

2.3      Subsidiaries.  Except as set forth on Section 2.3 of the Disclosure Schedule (each entity listed thereon, a “Subsidiary”), the Company does not have any Subsidiaries or own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, trust, association, or other business entity.  Except as set forth on Section 2.3 of the Disclosure Schedule, the Company’s Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions and have all requisite corporate power and authority for the ownership and operations of their properties and to carry on their businesses as now conducted and as proposed to be conducted.  The Company’s Subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction in which the failure so to qualify would reasonably be expected to have a Company Material Adverse Effect.  Each of the Subsidiaries listed on Section 2.3 of the Disclosure Schedule is, directly or indirectly, wholly-owned by the Company.

2.4      Authority; Authorization. The Company has all requisite corporate power and authority to execute and deliver the Investment Agreements, to issue and sell the Securities, to carry out the provisions of the Investment Agreements and, when filed with the SDAT, the Sixth Articles, and to carry on its business as currently conducted.  All corporate action on the

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part of the Company, its directors and stockholders necessary for the authorization, execution and delivery of the Investment Agreements, the performance of all obligations of the Company hereunder and thereunder, the consummation of the Recapitalization and the Proforma Acquisition, the authorization, issuance and delivery of the Series CC Preferred Stock, and the authorization and reservation of the Conversion Stock has been taken or will be taken prior to the Initial Closing, and the Investment Agreements, when executed and delivered by the Company, shall (assuming due execution by the other parties thereto) constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms (i) subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, (ii) except as the availability of equitable remedies may be limited by general principles of equity, or (iii) except to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

2.5      Valid Issuance of Securities.  All authorized and outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued in compliance with applicable laws, including, without limitation, all applicable state and federal securities laws concerning the issuance of securities, and are fully paid and nonassessable and (ii) have been issued in compliance with articles of incorporation, bylaws and other organizational documents of the Company and with all material agreements to which the Company is a party.  The Series CC Preferred Stock that is being issued to the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders Agreement, the Registration Rights Agreement and applicable federal and state securities laws and will be issued in compliance with all applicable federal and state securities laws.  The Conversion Stock has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Sixth Articles, shall be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders Agreement and applicable federal and state securities laws and will be issued in compliance with all applicable federal and state securities laws.  Neither the issuance, sale or delivery of the Series CC Preferred Stock nor the issuance or delivery of the Conversion Stock is subject to any preemptive right of the stockholders of the Company with which the Company has not complied or which has not been properly waived or to any right of first refusal or other right in favor of any individual or entity.

2.6      Governmental Consents.  Except as set forth on Section 2.6 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, foreign, state or local governmental authority on the part of the Company or any of its Subsidiaries is required in connection with the consummation of the transactions contemplated by the Investment Agreements, or the consummation of the Recapitalization or the Proforma Acquisition, except for filings pursuant to applicable state securities laws and Regulation D of the Securities Act, which will be made by the Company in compliance with such laws.

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2.7      Litigation.  Except as set forth on Section 2.7 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any of its Subsidiaries nor, to the Company’s knowledge, is there any basis for the foregoing.  Except as set forth on Section 2.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.  To the Company’s knowledge, no executive officer of the Company (including any of such person’s properties or assets) is pursuing, is a party or is otherwise subject to any pending action, suit, proceeding or investigation and there is no threat thereof which, individually or in the aggregate, would reasonably be expected to prevent such executive officer from devoting substantially all of such person’s business time to the affairs of the Company.

2.8      Intellectual Property.

(a)           Section 2.8(a) of the Disclosure Schedule sets forth a complete and correct list of all Patents, registered Trademarks, applications to register Trademarks, material unregistered Trademarks, registered Copyrights, applications to register Copyrights, and material unregistered Copyrights included in the Owned Intellectual Property, identifying for each, as applicable: (A) the serial number, registration number or application number; and (B) the status of any issuance, renewal, maintenance or other payments required to be made within twelve (12) months after the date hereof.  The Company owns no registered Copyrights nor any applications for registration of any Copyrights.

(b)           Section 2.8(b) of the Disclosure Schedule sets forth a complete and correct list of all Inbound License Agreements other than Mass-Market Licenses, identifying for each: (A) the licensor(s) thereunder; and (B) the Intellectual Property licensed thereunder.

(c)           Section 2.8(c) of the Disclosure Schedule sets forth a complete and correct list of all Outbound License Agreements, identifying for each: (A) the licensee(s) thereunder; (B) the date thereof; and (C) the Owned Intellectual Property licensed thereunder.

(d)           No Intra-Company License Agreements exist.

(e)           Section 2.8(e) of the Disclosure Schedule sets forth a complete and correct list of all Owned Software, identifying for each all Third Party Software (other than software subject to Mass-Market Licenses) that is (A) required to be used in conjunction with such Owned Software in order for such Owned Software to function in accordance with its design specifications; or (B) otherwise used by the Company in conjunction with such Owned Software in the operation of the Company’s business as presently conducted and as conducted since October 5, 2005.

(f)            Section 2.8(f) of the Disclosure Schedule sets forth a complete and correct list of all Owned Internet Identifiers.

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(g)           Except as set forth in Section 2.8(g) of the Disclosure Schedule, the Company owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all liens.  The Owned Intellectual Property has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(h)           To the Company’s knowledge, the Licensed Intellectual Property has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(i)            Each Inbound License Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms (except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity), and, to the Company’s knowledge, there exists no event or condition (including the consummation of the transactions contemplated by this Agreement) that will result in a violation or breach thereof, or constitute any default thereunder.

(j)            All Owned Software and other works protectable by Copyright that are included in the Owned Intellectual Property were created, developed and authored by either (A) employees of the Company within the scope of their employment; or (B) independent contractors who have assigned all of their rights to the Company pursuant to a written agreement.  No Owned Software was jointly developed with any third Person who has not assigned all of his, her or its rights to the Company pursuant to a written agreement.

(k)           To the Company’s knowledge, the operation of the Company’s business as presently conducted, and as conducted for the three (3) years prior to the date of this Agreement, does not infringe any Intellectual Property rights of any third-party.  For the avoidance of doubt, the use by the Company of any Licensed Intellectual Property pursuant to a valid Inbound License Agreement shall not be construed as an infringement of any Intellectual Property rights of the licensor for purposes of this Section 2.8(k).

(l)            There is no pending or, to the Company’s knowledge, threatened claim alleging that the business of the Company, as presently conducted, and as conducted since January 1, 2003, infringes, violates, misappropriates or dilutes, or interferes with, any Intellectual Property rights of any third-party and, to the Company’s knowledge, there are no facts or circumstances that might reasonably provide a basis for any such claim.

(m)          There is no pending or, to the Company’s knowledge, threatened claim challenging the validity or enforceability of any Inbound License Agreement or Outbound License Agreement and, to the Company’s knowledge, there are no facts or circumstances that might reasonably provide a basis for any such claim.

(n)           Except as set forth in Section 2.8(n) of the Disclosure Schedule, the Company has not brought or threatened a claim against any Person (A) alleging infringement, violation, misappropriation, or dilution of, or interference with, any Owned Intellectual Property or any License Agreement; (B) challenging any Person’s ownership or use of, or the validity or enforceability of, any Intellectual Property; or (C) challenging the validity

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or enforceability of any License Agreement and, to the Company’s knowledge, there are no facts or circumstances that might reasonably provide a basis for any claim described in the foregoing clauses (A)-(C) and reasonably relating to the business of the Company.

(o)           All registered Trademarks, applications to register Trademarks and material unregistered Trademarks included in the Owned Intellectual Property of the Company are in use in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates (with respect to registered Trademarks) or applications (with respect to unregistered Trademarks for which an application has been filed).

(p)           The Company takes commercially reasonable measures to protect the confidentiality of (A) the Source Code and (B) Trade Secrets included in the Owned Intellectual Property and the Licensed Intellectual Property, including requiring all employees and third Persons having access thereto to execute written non-disclosure agreements.  No Trade Secrets included in the Owned Intellectual Property or the Licensed Intellectual Property have been disclosed or authorized to be disclosed to any third Person other than pursuant to a written non-disclosure agreement; and no third Person that is a party to any non-disclosure agreement with the Company is in breach or default thereof.  Except as set forth in Section 2.8(p) of the Disclosure Schedule, no Person other than the Company is in possession of any Source Code included in the Owned Intellectual Property.  The Company is not bound by any agreement that will, or would reasonably be expected to, result in or require the disclosure or release of any Source Code included in the Owned Intellectual Property to a third Person by the Company or any escrow agent(s).

(q)           Section 2.8(q) of the Disclosure Schedule lists all Software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (“Open Source Materials”) used by or for Company in any way, and states for each item of Open Source Material listed thereon (x) the name of the license under which the Open Source Material is licensed and (y) a brief description of the purpose or function of the Open Source Material.  The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company’s software or other intellectual property, except as otherwise specifically described in Section 2.8(q) of the Disclosure Schedule; (ii) distributed Open Source Materials in conjunction with any of the Company’s software or other intellectual property, except as expressly provided in Section 2.8(q) of the Disclosure Schedule; or (iii) used Open Source Materials in a manner that has given rise to any legally enforceable obligation on the Company to (i) disclose or distribute the source code of any Owned Software, (ii) grant any license for the purpose of making derivative works of any Owned Software, or (iii) redistribute at no charge any of the Owned Software.

(r)            Except as set forth in Section 2.8(r) of the Disclosure Schedule, the Company does not have any material obligation to provide any technical support or Software maintenance services to any third Person.

(s)           No current or former stockholder, partner, member, director, officer or employee of the Company has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Owned Intellectual Property or

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Licensed Intellectual Property; provided, that for purposes of this Section 2.8(s), “Owned Intellectual Property” shall not include, in the case of each such natural Person, moral rights and rights of publicity and privacy relating to the use of the name, likeness, voice, signature and biographical information of such natural Person.

(t)            Neither this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in any third Person being granted rights of access to, use of, or the placement in or release from escrow of, any Owned Intellectual Property or, to the Company’s knowledge, any Licensed Intellectual Property.

(u)           To the Company’s knowledge, the Owned Intellectual Property and the Licensed Intellectual Property include all Intellectual Property necessary for the continued conduct of the business of the Company after the Initial Closing in substantially the same manner as currently conducted.

(v)           To the Company’s knowledge, the business of the Company is being conducted in compliance in all material respects with all Laws relating to Intellectual Property, and the Company has not received written notification that has not lapsed, been withdrawn or abandoned by any Governmental Entity asserting a violation by the business of the Company of any such Law, judgment, order, settlement or decree, relating to Intellectual Property.

2.9      Compliance with Other Instruments.

(a)           Neither the Company nor any of its Subsidiaries is in violation or default (i) of any provisions of their respective articles of incorporation, bylaws or other organizational documents, (ii) of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, which violations or defaults are material, or (iii) of any provision of federal or state statute, rule or regulation applicable to the Company or any of its Subsidiaries.  The execution, delivery and performance of the Investment Agreements and the consummation of the transactions contemplated hereby or thereby (including the Recapitalization and the Proforma Acquisition) will not, with or without the passage of time and/or the giving of notice, result in any such violation or be in conflict with or constitute either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or its Subsidiaries, except where any such violation, conflict, default or creation of any lien, charge or encumbrance would not have a Company Material Adverse Effect.

(b)           Both the Company and its Subsidiaries have used commercially reasonable efforts to avoid every condition, and not to perform any act, the occurrence of which would result in the Company’s or the Subsidiaries’ loss of any material Intellectual Property Right.

2.10    Agreements; Action.

(a)           Section 2.10 of the Disclosure Schedule sets forth the following agreements or commitments (whether written or oral), other than the Investment Agreements, to

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which either the Company or any of its Subsidiaries is a party or by which any of them is bound, and which is, in each case, currently in effect: (i) any agreement which requires future expenditures by the Company or any of its Subsidiaries in excess of $50,000 per annum, (ii) any employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, (iii) any agreement pursuant to which the Company is granted any, or has granted to any other Person any rights with respect to, the Intellectual Property Rights (excluding agreements in the ordinary course of business and trade secrets and Intellectual Property Rights to software generally available for commercial purchase or license), (iv) any agreements involving the grant of rights to manufacture, produce, assemble, license, market or sell the Company’s or its Subsidiaries’ products to any other person or that restrict the exclusive right of the Company or any of its Subsidiaries to develop, manufacture, assemble, distribute, market or sell its products, (v) any agreement between the Company and any current or former stockholder, officer or director of either the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person, (vi) any agreement under which either the Company or any of its Subsidiaries is restricted from carrying on any business anywhere in the world, (vii) any agreement relating to indebtedness for borrowed money, (viii) any agreement for the disposition of a material portion of either the Company’s or any of its Subsidiaries’ assets (other than for the sale of products to customers in the ordinary course of business), or (ix) other than any agreement relating to the Proforma Acquisition, any agreement for the acquisition of the business or securities or other ownership interests of another party, which acquisition has not been consummated (collectively, the “Material Contracts”).  The Company has made available to the Purchasers copies of the Material Contracts (or an accurate summary of any oral agreement).

(b)           All of the Material Contracts are enforceable against the Company and the other parties thereto in accordance with their terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.  Neither the Company nor any of its Subsidiaries is now in default in any material respect under, nor are there any liabilities arising from any material breach or material default by the Company or any Subsidiary prior to the date of this Agreement of, any provision of any Material Contract.

2.11    Absence of Liabilities.  Neither the Company nor any of its Subsidiaries has any material liability (whether absolute or contingent), except for (i) liabilities shown on the Financial Statements (defined below), (ii) liabilities which have arisen since May 31, 2007 in the ordinary course of business which aggregate less than $100,000, and (iii) contractual liabilities which are not required by GAAP to be reflected on a balance sheet.

2.12    Disclosure.  No representation or warranty of the Company contained in this Agreement and the schedules and exhibits attached hereto, any certificate furnished or to be furnished to the Purchasers at a Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

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2.13    No Conflict of Interest.  Neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees.  None of the Company or its Subsidiaries’ officers, or any members of their immediate families, are, directly or indirectly, indebted to the Company or any of its Subsidiaries (other than in connection with purchases of the Company or any of its Subsidiaries’ stock) or, to the knowledge of the Company, have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a material business relationship, or any firm or corporation which competes with the Company or any of its Subsidiaries, except for ownership by officers of the Company or any of its Subsidiaries of stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with the Company or any of its Subsidiaries.  To the knowledge of the Company, none of the Company or any of its Subsidiaries’ officers or directors or any members of their immediate families are, directly or indirectly, interested in any Material Contract with the Company or any of its Subsidiaries.  Other than in the ordinary course of business and consistent with past practices and except as set forth on Section 2.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, corporation, partnership or other entity.

2.14    Investment Company Act.  The Company is not, and after the receipt of the proceeds of the financing contemplated by this Agreement, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.15    Private Placement.  Subject to the truth and accuracy of the Purchasers’ representations set forth in this Agreement, the offer, sale and issuance of the Series CC Preferred Stock as contemplated by this Agreement is exempt (and the issuance of the Conversion Stock will be exempt) from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.16    Title to Property and Assets.  Each of the Company and its Subsidiaries owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets and except for Permitted Liens.  With respect to the property and assets leased by the Company or its Subsidiaries, the Company and each of its Subsidiaries is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances, except for Permitted Liens.

2.17    Employee Benefit Plans.

(a)           Section 2.17(a) of the Disclosure Schedule contains a list of each Company Benefit Plan currently sponsored, maintained or contributed to by the Company.

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(b)           Except as set forth in Section 2.17(b) of the Disclosure Schedule, (A) with respect to each Company Benefit Plan identified in Section 2.17(a) of the Disclosure Schedule, the Company has heretofore made available to the Purchasers true and complete copies of the plan documents, and any amendments thereto, and (B) each Company Benefit Plan has been established, qualified, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all Applicable Benefit Laws including without limitation compliance with (1) the continuation coverage requirements of ERISA Sections 601 to 608, (2) Code Section 401(a) in the case of a Company Benefit Plan intended to be qualified thereunder, and (3) all reporting and disclosure requirements.

(c)           No Company Benefit Plan is a “multiemployer plan” as defined in ERISA Section 4001(a)(3) or otherwise subject to Title IV of ERISA.  No Company Benefit Plan is subject to Code Section 412 or ERISA Section 302.

2.18    Tax Returns and Audits.  Except as set forth in Section 2.18 of the Disclosure Schedule:

(a)           The Company has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all material Tax Returns required to be filed by the Company; and (ii) timely paid (or provided adequate reserves in accordance with GAAP, consistently applied, on the Company’s most recent books), or there has been paid on its behalf, all material Taxes due from the Company (whether or not set forth on any Tax Return).  All such Tax Returns were complete and accurate in all material respects.

(b)           The Company has complied in all material respects with all applicable tax laws relating to the payment and withholding of material Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3402 and 4999 of the Code and employment withholding Taxes) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable tax laws.

(c)           There are no Liens for Taxes upon the assets or properties of the Company except for Permitted Liens.

(d)           The Company has not requested any extension of time within which to file any material Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns has been given by or on behalf of the Company.

(e)           All Tax deficiencies which have been claimed, proposed or asserted against the Company by any taxing authority have been fully paid, and there are no other federal, state, local or foreign audits, review, or other actions by any taxing authority in progress relating to the Company or its business, nor has the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation.  The Company is not subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any other taxing authority.

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(f)            The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Entity proposed any such adjustment or change of accounting method).

(g)           No power of attorney has been granted by or with respect to the Company for any matter relating to Taxes.

(h)           The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; provided, however, that the Company shall have no liability for breach of this representation to the extent liability arises from actions taken by the Purchasers or any of their Affiliates on or after the date of Initial Closing.

(i)            The Company is not a party to, bound by, or does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

(j)            The Company has no liability for Taxes of another person under Section 1.1502-6 of the treasury regulations promulgated under the Code (or any similar provision under state, local or foreign law), by contract or otherwise.

(k)           The Company is not or has not been a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes.

2.19    Labor Agreements and Actions.  Neither the Company nor its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any of its Subsidiaries.  There is no strike or other labor dispute involving the Company and any of its Subsidiaries pending, or to the knowledge of the Company, threatened, nor is the Company aware of any labor organization activity involving its employees or those of any Subsidiary.  The Company and its Subsidiaries have complied in all material respects with all applicable federal and state equal employment opportunity laws and with all other laws related to employment or the health and safety of its employees.

2.20    Employees; Employment and Consulting Agreements.

(a)           To the Company’s knowledge, no officer, director, member, stockholder, agent, employee, consultant or contractor of the Company is bound by any contract that purports to limit the ability of such officer, director, member, stockholder, agent, employee, consultant or contractor (A) to engage in or continue to perform any conduct, activity, duties or

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practice relating to the business of the Company, or (B) to assign to the Company or to any other Person any rights to any invention, improvement or discovery.  To the Company’s knowledge, no former or current employee is a party to, or is otherwise bound by, any agreement that in any way adversely affected, affects or will affect the ability of the Company to conduct the business of the Company.

(b)           The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation insurance and the payment of social security and other Taxes.

(c)           Except as set forth on Section 2.18(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has a policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)           To the Company’s knowledge, none of the officers or directors of the Company or any of its Subsidiaries during the previous five (5) years has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or a state insurance commission to have violated any federal or state securities, insurance, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated

2.21    Permits.  The Company and each of its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it.  Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.22    Corporate Documents.  The Sixth Articles and the Bylaws of the Company are in the forms provided to the Purchasers.  A true and complete copy of the minute books of the Company has been made available to the Purchaser and the minute books contain minutes of all meetings of directors and stockholders of the Company and all actions by written consent without a meeting by the directors and stockholders of the Company since May 31, 2002, and reflect all actions by the directors (and any committee of directors) and stockholders of the Company with respect to all transactions referred to in such minutes accurately in all material respects; provided, however, that minutes of meetings of, and actions of, the directors of the Company dated after February 7, 2007 that are included in such minute books (if any) have not been approved by the Company’s board of directors and, accordingly, the foregoing representation and warranty is made subject to any changes that the Company’s board of

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directors makes to such minutes and actions at or before the time they are approved.  As of the date hereof, the stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

2.23    Real Property Holding Corporation.  Neither the Company nor any of its Subsidiaries is a United States real property holding corporation within the meaning of Code Section 897(c)(2) and Section 1.897-2(c) of the Treasury Regulations promulgated thereunder.

2.24    Financial Statements.

(a)           The Company has furnished to the Purchasers a complete and accurate copy of its (i) consolidated audited financial statements as of, and for the fiscal year of the Company ended, December 31, 2006, and (ii) consolidated unaudited financial statements (including balance sheet and income statement) as of, and for the 5-month period ended, May 31, 2007 (such financial statements identified in clauses (i) and (ii), the “Financial Statements”).  The Financial Statements are in accordance with the books and records of the Company, have been prepared in accordance with GAAP consistently applied (except, with respect to the financial statements identified in clause (ii) of the preceding sentence, for the omission of footnotes and period end adjustments), are complete and correct in all material respects and fairly present the consolidated financial condition and operating results of the Company and its Subsidiaries as of the dates thereof and for the periods then ended.

2.25          Changes.  Except as set forth in Section 2.25 of the Disclosure Schedule, since May 31, 2007, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries from that reflected in the Financial Statements, except changes that have not had a Company Material Adverse Effect

(b)           any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(c)           any damage, destruction or loss, whether or not covered by insurance, having a Company Material Adverse Effect;

(d)           any waiver or compromise by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any of its Subsidiaries, except in the ordinary course of business and that has not had a Company Material Adverse Effect;

(f)            any material change to a Material Contract by which the Company, any of its Subsidiaries or any of their assets is bound or subject;

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(g)           any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or any of its Subsidiaries;

(h)           any material sale, assignment or transfer of any Intellectual Property Rights or other intangible assets of the Company or any of its Subsidiaries other than in the ordinary course of business;

(i)            any sale, exchange or other disposition of any material assets or rights (to the extent not covered by paragraph (h) above), other than sales to customers in the ordinary course of business;

(j)            any resignation or termination of employment of any officer or key employee of the Company or any of its Subsidiaries; and the Company, to its knowledge, does not know of any impending resignation or termination of employment of any such officer or key employee;

(k)           any loss of, or order cancellation by, any major customer of the Company or any of its Subsidiaries;

(l)            any incurrence of indebtedness for money borrowed or incurrence of any other liabilities other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(m)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any of its Subsidiaries, with respect to any of its properties or assets, except Permitted Liens;

(n)           any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(o)           any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(p)           any adoption of, amendment to or increase in payments to or benefits under, any Company Benefit Plan (except as necessary to comply with Applicable Benefit Laws); or

(q)           any arrangement or commitment by the Company or any of its Subsidiaries to do anything described in this Section 2.25 (other than negotiating with Purchasers and their representatives regarding the terms contemplated by this Agreement).

2.26    Insurance.  The Company and its Subsidiaries maintain and/or are covered by valid policies of workers’ compensation insurance and of insurance with respect to their

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properties and business of the kinds and in the amounts not less than is customarily obtained by corporations engaged in the same or similar business, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

2.27    Compliance with Law.  The operations of the Company and its Subsidiaries and the conduct of their business as and where such business is presently conducted and or currently contemplated to be conducted, and the property of the Company and its Subsidiaries, and the use thereof, comply, in all material respects, with all applicable statutes, regulations, ordinances, orders and decrees.

2.28    Accounts and Notes Receivable.  Receivables shown on the most recent Financial Statement arose in the ordinary course of business and have been collected or, to the knowledge of the Company, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet.  Allowances for doubtful accounts are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with past practices of the Company.  No receivable (which, for purposes of this sentence will mean the aggregate of amounts due from any customer or vendor) greater than $100,000 is subject to any claim of offset, recoupment, set off or counterclaim and the Company has no knowledge of any facts or circumstances that could give rise to any such claim.

2.29    Restrictions on Business Activities.  There is no material order binding upon the Company or any of its Subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company.  Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.30    No Brokers.  The Company has no liability, directly or indirectly, to pay any fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby.

2.31    Environmental and Safety Laws.  Neither the Company nor any of its Subsidiaries is in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are required in order to comply with any such existing statute, law or regulation.

2.32    Antitakeover Statutes.  To the Company’s knowledge, except for laws relating to antitrust issues, there are no laws (either state or federal) which would in any way restrict, limit or impair any Purchaser from acquiring additional shares of any class of capital stock of the Company or limit its ability to vote or obtain full rights with respect to such stock.

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3.             Representations and Warranties of Purchasers.  Each Purchaser hereby, severally and not jointly represents and warrants to the Company, with respect to itself only, as follows:

3.1      Accredited Investor; Authorization.  Such Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and has the corporate, limited liability company or partnership, as the case may be, power and authority to enter into and perform this Agreement and to purchase the Series CC Preferred Stock (and the Conversion Stock).  This Agreement has been duly authorized, executed and delivered by such Purchaser and (assuming due execution by the Company) constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

3.2      No Conflict With Other Agreements.  The execution, delivery and performance of the Investment Agreements and the consummation of the transactions contemplated hereby or thereby will not, with or without the passage of time and/or the giving of notice, result in a violation or default of any provisions of such Purchaser’s charter, bylaws, partnership agreement or other organizational document or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound.

3.3      Investment Knowledge.  Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of its investment in the Company and is capable of bearing the economic risks of such investment, including a complete loss of its investment.

3.4      Distribution.  The Series CC Preferred Stock (and the Conversion Stock) are being acquired for such Purchaser’s own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof.

4.             Conditions of Purchasers’ Obligations at Closing.  The obligations of the Purchasers to the Company under this Agreement are subject to the fulfillment, concurrently with or prior to the applicable Closing, of each of the following conditions, unless otherwise waived in writing by the Purchasers purchasing a majority of the Series CC Preferred Stock at such Closing:

4.1      Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 2.1, 2.2, 2.4 and 2.5 shall be true, correct and complete in all respects, in each case both when made and at and as of the applicable Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein shall be true and correct in all material respects both when made and at and as of the applicable Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) without giving effect to any qualification or limitation

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as to “materiality”, “Company Material Adverse Effect” or words of similar effect set forth therein.

4.2      Performance.  The Company shall have performed and complied with, in all material respects (except that any materiality qualifiers contained in the covenants, agreements, obligations and conditions shall not be deemed to be further qualified or limited as to materiality), all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the applicable Closing.

4.3      Legal Investment.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any laws, statutes, ordinances, rules (including rules of common law), regulations, codes, orders, judgments, injunctions, awards, decrees, writs, executive orders or legally enforceable requirements (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

4.4      Compliance Certificate.  The President of the Company shall deliver to the Purchasers in the Initial Closing a certificate certifying that the conditions specified in Sections 4.1,  4.2, 4.14, 4.16, 4.17  and 4.20 have been fulfilled.

4.5      Good Standing Certificate.  The Purchasers in the Initial Closing shall have received from the Company a certificate dated as of a recent date from the SDAT certifying as to the Company’s due incorporation and good standing in the State of Maryland.

4.6      Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series CC Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

4.7      Opinion of Company Counsel.  The Purchasers in the Initial Closing shall have received from Venable LLP, Counsel for the Company, an opinion, dated as of the date of the Initial Closing, substantially in the form of Exhibit D.

4.8      Supporting Documents.  The Purchasers in the Initial Closing shall have received the following:

(a)           A copy of resolutions of the Board of Directors of the Company and stockholders of the Company authorizing and approving (i) the Investment Agreements and the transactions contemplated thereby, (ii) the Recapitalization, (iii) the Proforma Acquisition and (iv) the adoption of the Sixth Articles that are contemplated by this Agreement, all such resolutions to be certified by the Secretary of the Company;

(b)           A Certificate of Incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute the Investment Agreements and further certifying that the Sixth Articles and Bylaws of the Company

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delivered to the Purchasers at the time of the execution of this Agreement have been validly adopted and have not been amended or modified; and

(c)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as legal counsel for the Purchasers may reasonably request.

4.9      Director Indemnification Agreements.  The Company shall have executed and delivered to each person designated by the Purchasers to the Company’s Board of Directors the Indemnification Agreement in substantially the form attached as Exhibit E.

4.10    Management Rights Letters.  The Company shall have executed and delivered to ABS Capital Partners V, L.P. and ABS Capital Partners V-A, L.P. Management Rights Letters substantially in the forms attached as Exhibits F-1 and F-2, respectively.

4.11    Registration Rights Agreement.  The Company, each Purchaser and the other parties thereto shall have executed and delivered the Registration Rights Agreement in substantially the form attached as Exhibit G.

4.12    Stockholders Agreement.  The Company, each Purchaser that is a party thereto and the other parties thereto shall have executed and delivered the Stockholders Agreement in substantially the form attached as Exhibit H.

4.13    Sixth Articles.  The Company shall have filed the Sixth Articles with the SDAT on or prior to the date of the Initial Closing, which shall continue to be in full force and effect as of the date of the applicable Closing.

4.14    Recapitalization.  The Company shall have completed the Recapitalization prior to the Initial Closing.

4.15    Proforma Acquisition.  Concurrently with the Initial Closing, the Company shall complete the Proforma Acquisition.

4.16    Amendment of Option Plan.  The Company shall have amended and restated its 2004 Omnibus Stock Plan in the form of the Amended and Restated 2004 Omnibus Stock Plan attached as Exhibit B to increase the total number of shares of Common Stock authorized for issuance under the plan to 12,770,232 shares.

4.17    Board Membership.  The Company shall have fixed the membership of the Board of Directors at seven (7) members and, effective upon the completion of the Initial Closing, the following persons shall constitute the Board of Directors Robert J. Farrell, Harry Copperman, Mike Zisman, Mike Forster, Adam Lichtenstein, Matthew Meade and Laura Witt.

4.18    Payment of Expenses.  The Company shall have paid in accordance with Section 7.9 the expenses and disbursements of the Lead Investor.

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4.19    No Material Adverse Effect.  Since May 31, 2007, no event, change, effect, condition, fact or circumstance shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

4.20    Updated Capitalization Table.  The Company shall have delivered to each Purchaser a new version of Section 2.2 of the Disclosure Schedule, revised to reflect the actual elections made by Proforma stockholders to receive shares of Series AA Preferred Stock in the Proforma Acquisition.

5.             Conditions of the Company’s Obligations at the Closing.  The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the applicable Closing, of each of the following conditions, unless otherwise waived by the Company in writing.

5.1      Representations and Warranties.  The representations and warranties of the Purchasers in the applicable Closing contained in Section 3 shall be true, correct and complete in all respects, in each case both when made and at and as of the applicable Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

5.2      Performance.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by such Purchaser on or prior to the applicable Closing Date shall have been performed or complied with in all material respects (except that any materiality qualifiers contained in the covenants, agreements, obligations and conditions shall not be deemed to be further qualified or limited as to materiality).

5.3      Registration Rights Agreement.  Such Purchaser shall have executed and delivered the Registration Rights Agreement in substantially the form attached as Exhibit G.

5.4      Stockholders Agreement.  Such Purchaser shall have executed and delivered the Stockholders Agreement in substantially the form attached as Exhibit H.

6.             Other Agreements.

6.1      Corporate Existence.  The Company and each of its Subsidiaries will maintain its respective corporate existence in good standing and comply with all applicable laws and regulations of the United States or of any state or political subdivision thereof and of any foreign jurisdiction, and of any government authority of any of the foregoing, where failure to so comply would reasonably be expected to have a Company Material Adverse Effect.

6.2      Books of Account and Reserves.  The Company will keep books of record and account in which full, true and correct entries are made of all of its dealings, business and affairs, in accordance with GAAP.  The Company will employ certified public accountants of established national reputation selected by the Board of Directors of the Company who are “independent” within the meaning of the accounting regulations of the Securities and Exchange Commission (the “Accountants”).  The Company will have annual audits made by such Accountants in the course of which such Accountants shall make such examinations, in

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accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of the Company as will satisfy the requirements of the Securities and Exchange Commission (the “SEC”) in effect at such time with respect to reports or opinions of accountants.

6.3      Conduct of Business Pending Additional Closing.  From the date hereof until the earliest of (i) the Additional Closing, (ii) fifteen (15) days after the Initial Closing Date or (iii) the termination of this Agreement pursuant to Section 7.2, the Company shall:

(a)           maintain its existence in good standing and that of each of its material Subsidiaries;

(b)           conduct its business, and the business of its material Subsidiaries, in the ordinary course of business, except as expressly permitted by this Agreement;

(c)           maintain business and accounting records consistent with past practices, except as required by GAAP or applicable laws; and

(d)           give prompt notice to the Purchasers after becoming aware of the occurrence of any event which would reasonably be likely to cause (i) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, or (iii) any failure of the Company or any of its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(e)           use commercially reasonable efforts (i) to preserve its, and its Subsidiaries’, businesses intact in all material respects, (ii) to keep available to the Company and its Subsidiaries the services of its current officers and key employees, and (iii) to preserve in all material respects for the Company and its Subsidiaries the goodwill of their suppliers, customers and others having business relations with the Company or its Subsidiaries.

6.4      Prohibited Actions Pending Initial Closing.  Except as contemplated by this Agreements (including, for avoidance of doubt, as necessary to effectuate the adoption and filing of the Sixth Articles, the Recapitalization and the Proforma Acquisition), unless otherwise necessary in order to comply with applicable laws or the Company’s or its Subsidiaries’ obligations hereunder or approved by the Purchasers in writing, including, without limitation, by electronic mail (which approval shall not be unreasonably withheld or delayed), from the date hereof until the Initial Closing or the earlier termination of this Agreement pursuant to Section 7.2, the Company and each of its Subsidiaries shall operate in the ordinary course of business and shall not:

(a)           amend or otherwise change its articles of incorporation or bylaws;

(b)           other than grants of options, restricted stock and/or restricted stock units as set forth on Schedule 6.4(b), issue or sell or authorize for issuance or sale, or grant any options or restricted stock or make other agreements with respect to, any shares of its capital stock or any other of its securities;

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(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person or entity, or make any loans or advances, except in the ordinary course of business, consistent with past practice;

(f)            acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

(g)           enter into any contract or agreement other than in the ordinary course of business that would constitute a Material Contract;

(h)           authorize any capital commitment or capital lease in an amount in excess of $50,000, individually or $100,000, in the aggregate;

(i)            mortgage, pledge or subject to encumbrance any of its assets or properties or agree to do so other than in the ordinary course of business;

(j)            assume, guarantee or otherwise become responsible for the obligations of any other person or entity, or agree to so do;

(k)           hire any executive officer or senior member of management, or enter into or agree to enter into any employment agreement with any such Person;

(l)            increase the compensation payable or to become payable to its officers or key employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or key employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or key employee;

(m)          take any material action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables), except as required by GAAP or applicable law;

(n)           make any material change to any tax election or settle or compromise any federal, state, local or foreign income material tax liability;

(o)           settle or compromise, or initiate against any third party, any pending or threatened action, suit, proceeding or investigation;

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(p)           pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice in amounts not in excess of $50,000, individually or $100,000, in the aggregate;

(q)           sell, assign, transfer, license or sublicense, pledge or otherwise encumber any of its right in Intellectual Property (other than in the ordinary course of business and consistent with past practice); or

(r)            agree to do any of the foregoing.

7.             Miscellaneous.

7.1      Survival of Warranties.  Except for the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4 and  2.5 of the Agreement, which shall survive the execution and delivery of this Agreement and the applicable Closing without limitation as to duration, and except for the representations and warranties set forth in Section 2.18 of the Agreement, which shall survive for the applicable statute of limitations period associated with the tax matters set forth therein, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the applicable Closing for a period of eighteen (18) months after the date hereof.

7.2      Termination.

(a)           This Agreement may be terminated by the Lead Investor or the Company in the event the Initial Closing has not occurred by September 30, 2007 (the “Termination Date”), except that the right to terminate this Agreement under this Section will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Initial Closing by such date.

(b)           In the event of the termination of this Agreement, this Agreement shall be of no further force or effect; provided, however, that the provisions of Section 7 shall survive the termination of this Agreement and shall remain in full force and effect.

7.3      Transfer; Successors and Assigns.   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4      GOVERNING LAW.  THIS AGREEMENT AND ALL ACTS AND TRANSACTIONS PURSUANT HERETO AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN

25

ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

7.5      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

7.6      Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7      Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed given upon delivery, when delivered personally or by overnight courier or sent by fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or on Schedule 1 hereto, or as subsequently modified by written notice, and if to the Company at:

Metastorm Inc.

500 East Pratt Street, Suite 1250

Baltimore, MD  21202

Attention:  Robert J. Farrell

Facsimile:  (443) 874-1337

with a copy to:

Venable LLP

Two Hopkins Plaza, Suite 1800

Baltimore, MD  21201

Attention:  Thomas D. Washburne, Jr., Esq.

Telecopier:  (410) 244-7742

7.8      Finder’s Fee.  Each party severally and not jointly represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.9           Expenses.  Each party shall bear its own costs and expenses incident to this Agreement and the transactions contemplated hereunder, provided, however, that the

26

Company shall pay and be responsible for all out-of-pocket expenses of the Lead Investor and the reasonable fees of the counsel for the Lead Investor incurred with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby, in an amount not to exceed $75,000 in the aggregate, promptly (a) upon the Initial Closing, (b) upon request by the Lead Investor in the event this Agreement is terminated by the Lead Investor pursuant to Section 7.2, provided that the Company’s failure to satisfy any one or more of the conditions to the Initial Closing set forth in Section 4.1 or 4.15 hereof has been a primary cause of, or has resulted in, the failure of the parties to consummate the Initial Closing prior to the Termination Date.

7.10    Amendments and Waivers.  Any term of this Agreement may be amended or waived with the written consent of the Company and Purchasers purchasing at least 75% of the Series CC Preferred Stock pursuant to this Agreement.  Any amendment or waiver effected in accordance with this Section 7.10 shall be binding upon the Purchasers and each transferee of the Series CC Preferred Stock, each future holder of all such securities, and the Company.

7.11    Severability.  If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

7.12    Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Series CC Preferred Stock (or the Conversion Stock) upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

7.13    Entire Agreement.  This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

7.14    Right to Conduct Business.  The Company hereby acknowledges that the Purchasers invest in numerous companies, some of which may be competitive with the Company’s business.  The Purchasers shall not be liable for any claim arising out of, related to or based upon (i) the investment by the Purchasers in any entity competitive to the Company, or (ii) actions taken by any partner, officer or other representative of the Purchasers to assist any such competitive company, whether or not such action was taken as a board member of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company.

[signatures on following pages]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

METASTORM INC.

By:	/s/ Robert J. Farrell
Name:	Robert J. Farrell
Title:	President

ABS CAPITAL PARTNERS V, L.P.
By: ABS Partners V, L.P.,
Its General Partner

By: ABS Partners V, L.L.C.,
Its General Partner

By:	/s/ Laura L. Witt
Name: Laura L. Witt
Title: Managing Member

ABS CAPITAL PARTNERS V-A, L.P.
By: ABS Partners V, L.P.,
Its General Partner

By: ABS Partners V, L.L.C.,
Its General Partner

By:	/s/ Laura L. Witt
Name: Laura L. Witt
Title: Managing Member

ABS CAPITAL PARTNERS V OFFSHORE, L.P.
By: ABS Partners V, L.P.,
Its General Partner

By: ABS Partners V, L.L.C.,
Its General Partner

By:	/s/ Laura L. Witt
Name: Laura L. Witt
Title: Managing Member

ICG HOLDINGS, INC.

By:	/s/ Walter W. Buckley
Name:	Walter W. Buckley
Title:	President

MAYFLOWER LP

By:	/s/ John Russell Hogg
Name:	John Russell Hogg
Title:	Duly Authorized Signatory

INDUSTRY VENTURES FUND IV, L.P.

By:	/s/ Hans Swildens
Name:	Hans Swildens
Title:	Managing Member

GOLDMAN SACHS PRIVATE EQUITY
OPPORTUNITIES, L.P.

By:	/s/ Jennifer Barbetta
Name:	Jennifer Barbetta
Title:	Authorized Signatory

IRONSIDE VENTURES, L.P.

By:	/s/ Myles P. Gilbert
Name:	Myles P. Gilbert
Title:	Managing Director

AXIOM VENTURE PARTNERS II, L.P.

By:	/s/ William Wilcoxson
Name:	William Wilcoxson
Title:	Partner

Appendix A

Definitions

“Affiliate” means with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Applicable Benefit Laws” means all laws applicable to, or with respect to, any Company Benefit Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Benefit Plan” means each material written plan, fund, program, contract or scheme, in each case, that is sponsored or maintained or required to be sponsored or maintained by the Company or any Company ERISA Affiliate or to which the Company or any Company ERISA Affiliate make, or have an obligation to make, contributions providing for employee benefits or for the remuneration (other than salary), direct or indirect, of the employees, former employees, officers, contingent workers or leased employees of the Company or any Company ERISA Affiliate or the dependents of any of them, including each written deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement; and each health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal program, agreement or arrangement.

“Company ERISA Affiliate” means a member of a controlled group of corporations or a trade or business under common control, as defined under Code Section 414(b) or (c), with the Company.

“Company Material Adverse Effect” means any material adverse effect on the business, results of operations, financial condition, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole.

“Company’s knowledge” or the phrase “knowledge of the Company” or words of similar effect mean the actual knowledge of the officers of the Company and its Subsidiaries.

“Copyrights” means all copyrights, the content contained on or the “look and feel” of any World Wide Web site, all mask works, and registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles as in effect on any applicable date, consistently applied.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative, arbitrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Inbound License Agreement” means any License Agreement pursuant to which the Company or any of its Subsidiaries has been granted any rights in any Intellectual Property.

“Indemnification Agreement” means the Indemnification Agreement in the form attached hereto as Exhibit E.

“Intellectual Property” means, interchangeably and collectively as the context requires, the following, whether completed or in any stage of development: (a) Copyrights; (b) Patents; (c) Trademarks; (d) Trade Secrets; (e) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of natural Persons; (f) all rights with respect to Software, to the extent not otherwise embodied in the foregoing clauses (a)-(e); (g) all rights with respect to Internet Identifiers, to the extent not otherwise embodied in the foregoing clauses (a)-(e); and (h) all moral rights in any of the foregoing.

“Intellectual Property Rights” means the Company’s rights in the Owned Intellectual Property and the Licensed Intellectual Property.

“Internet Identifiers” means (a) internet domain names; (b) ranges of internet protocol addresses and, to the extent not included in such ranges, individual internet protocol addresses, but not including any such addresses within the three blocks reserved by the Internet Assigned Numbers Authority for private internets (i.e., 10.0.0.0/8, 172.16.0.0/12 and 192.168.0.0/15); (c) secure socket layer certificates; and (d) Software code signing certificates.

“Intra-Company License Agreement” means any License Agreement pursuant to which any rights in Intellectual Property are granted (a) by the Company to any Subsidiary or Affiliate of the Company; or (b) to the Company by any Subsidiary or Affiliate of the Company.

“Investment Agreements” means the Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Management Rights Letters, and the Indemnification Agreement.

“Laws” means all applicable laws, codes, statutes, ordinances, orders, judgments, decrees, administrative or judicial promulgations, injunctions, determinations, approvals, rules, regulations, permits, certificates, licenses and authorizations of all Governmental Entities with jurisdiction, that relate to or affect the Business of Buyer or the Business of Sellers, as the case may be.

“Lead Investor” means ABS Capital Partners V, L.P.

“License Agreement” means any agreement (including, without limitation, any outstanding decrees, orders, judgments, settlement agreements or stipulations, and any Mass-Market Licenses) pursuant to which a Person is granted any rights in any Intellectual Property, including any right to distribute, promote, market or sell any Intellectual Property.

“Licensed Intellectual Property” means Intellectual Property in which the Company is granted any rights pursuant to an Inbound License Agreement.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.

“Management Rights Letters” means the management rights letters in the forms attached as Exhibits F-1 and F-2.

“Mass-Market License” means any License Agreement that (a) grants the licensee(s) thereunder any rights in Mass-Market Software; (b) is a “shrink wrap” or “click wrap” license agreement; and (c) requires aggregate annual and/or other fee payments of less than One Thousand Dollars ($1,000) or a one-time royalty of not less than Fifteen Thousand Dollars ($15,000).

“Mass-Market Software” means non-customized, commercial, off-the-shelf Software made generally available to the public.

“Outbound License Agreement” means any License Agreement pursuant to which the Company grants any rights in any Owned Intellectual Property to any other Person.

“Owned Intellectual Property” means Intellectual Property owned by the Company.

“Owned Internet Identifiers” means, with respect to the Company, an Internet Identifier owned by, allocated to (in the case of ranges of internet protocol addresses and individual internet protocol addresses), or issued to (in the case of secure socket layer certificates and Software code signing certificates) the Company.

“Owned Software” means Software included in the Owned Intellectual Property.

“Patents” means all patents and registrations, industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Permitted Liens” means: (a) liens imposed by Law for Taxes, assessments or charges or claims by Governmental Entities that are not yet due or are being properly contested; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like liens imposed by Law or contract, arising in the ordinary course of business and securing obligations that are not overdue; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting real property leased by the Company (“Leased Real Property”) that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of the business of the Company; (f) any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii); and (g) with respect to the Leased Real Property, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the county where such Leased Real Property is located.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, an association, an institution, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity or any other legal entity.

“Proforma” means Proforma Corporation, a Michigan corporation.

“Proforma Acquisition” means the acquisition of Proforma substantially on the terms of the form of Agreement and Plan of Merger attached hereto as Exhibit G.

“Recapitalization” means (i) the conversion of (A) all of the Company’s outstanding shares of Series BB Preferred Stock into shares of Series AA Preferred Stock in the ration of 1.8339403 shares of Series AA Preferred Stock for each share of Series BB Preferred Stock, rounded, in the case of each holder of Series BB Preferred Stock, to the nearest whole number of shares of Series AA Preferred Stock, and (B) all of the Company’s outstanding warrants to purchase shares of Series BB Preferred Stock into shares of Series AA Preferred Stock in the ratio of one share of Series AA Preferred Stock for each warrant to purchase a share of Series BB Preferred Stock and (ii) the subsequent elimination of the Series BB Preferred Stock as an authorized series of preferred stock of the Company, as a result of which all of the Company’s preferred stock outstanding immediately prior to the Initial Closing (excluding the effect of the Proforma Acquisition) shall have a maximum liquidation preference pursuant to the terms of the Sixth Articles of no greater than $75 million, assuming that a Liquidation (as defined in the Sixth Articles) were to occur immediately prior to the Initial Closing (excluding the effect of the Proforma Acquisition).

“Registration Rights Agreement” means the Fourth Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit H.

“Software” means all (a) computer programs, including software implementations of algorithms, models and methodologies, whether in source code or object code form; (b) libraries, functions, subroutines, development tools, interfaces, displays and other work product or tools used to design, plan, organize, develop, implement or operate any computer program; (c) databases and compilations, including data and collections of data, in any form or format whatsoever, and (d) documentation, including user manuals, training materials, design documents and flowcharts relating to any of the foregoing.

“Series AA Preferred Stock” means the Company’s Series AA Convertible Preferred Stock, par value $0.01 per share.

“Series BB Preferred Stock” means the Company’s Series BB Convertible Preferred Stock, par value $0.01 per share.

“Source Code” means the source code for (a) Owned Software and/or (b) Software included in the Licensed Intellectual Property.

“Stockholders Agreement” means the Fifth Amended and Restated Stockholders Agreement in the form attached hereto as Exhibit I.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible property, escheat, withholding, employment, payroll, social security, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other charges or assessments of any kind for which Sellers may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed thereon by any Governmental Entity.

“Tax Return” means any return, declaration, estimate, installment, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Third Party Software” means Software not owned by the Company or any of its Subsidiaries.

“Trademarks” means all trademarks, service marks, trade names, trade dress, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin, together with all goodwill symbolized by any of the foregoing, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Trade Secrets” means any and all forms and types of confidential technology, trade secrets and other confidential information, including know-how, customer lists, prospect lists, business plans, inventions, invention disclosures, proprietary processes, formulae, algorithms, models and methodologies.

As used herein, the terms “delivered,” “provided to,” “furnished,” “made available” and words of similar meaning when used to describe the provision of any information, documents or other materials to the Purchasers in Section 2 hereof, means either (i) the actual delivery of such materials (either in hardcopy or electronic form) to the Purchasers or their legal counsel or (ii) the setting forth by the Company of such materials in any “dataroom” available for access and review by the Purchasers or their legal counsel and the contents of which were reasonably identified to the Purchasers or their legal counsel from a date that is at least ten (10) days prior to the Initial Closing until the last Additional Closing Date.

Schedule 1

Purchasers, Shares Purchased and Purchase Price

Purchaser	Shares of Series CC Preferred Stock Purchased	Purchase Price

ABS Capital Partners V, L.P.	11,289,657	$17,973,133

ABS Capital Partners V-A, L.P.	584,344	$930,275

ABS Capital Partners V Offshore, L.P.	688,814	$1,096,591

ICG Holdings, Inc.	3,128,656	$4,980,820

Mayflower LP	1,244,097	$1,980,603

Industry Ventures Fund IV, L.P.	298,078	$474,540

Goldman Sachs Private Equity Opportunities, L.P.	411,632	$655,318

Ironside Ventures, L.P.	72,236	$115,000

Axiom Venture Partners II, L.P.	153,635	$244,587

Totals	17,871,149	$28,450,867

Exhibit A

Form of Sixth Articles of Amendment and Restatement

METASTORM INC.

SIXTH ARTICLES OF AMENDMENT AND RESTATEMENT

Metastorm Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:  The Charter of the Corporation currently in effect is hereby amended and restated by striking out in its entirety the existing Charter and inserting in lieu thereof the following:

FIRST: The name of the corporation (which is hereinafter called the “Corporation”) is:

Metastorm Inc.

SECOND: The purpose or purposes of the Corporation are to engage in any or all lawful acts or activities for which corporations may be organized under the Maryland General Corporation Law.

THIRD:  The address of the principal office of the Corporation in Maryland is 500 East Pratt Street, Suite 1250, Baltimore, Maryland 21202.  The name of the resident agent is Allison McCann, whose address is 500 East Pratt Street, Suite 1250, Baltimore, Maryland 21202.  Said resident agent is a citizen of the State of Maryland residing therein.

FOURTH:  (a)  The amount of the total authorized capital stock of this Corporation shall be up to 216,657,212 shares, divided as follows:  (i) 120,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 96,657,212 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which:

(i)            71,012,991 shares shall be designated as “Series AA Convertible Preferred Stock” (the “Series AA Preferred Stock”);

(ii)           6,800,000 shares shall be designated as “Series BB Convertible Preferred Stock” (the “Series BB Preferred Stock”); and

(iii)          18,844,221 shares shall be designated as “Series CC Convertible Preferred Stock” (the “Series CC Preferred Stock”).

The aggregate par value of all shares of capital stock having a par value is $2,166,572.12.

(b)           Common Stock.  Each share of the Common Stock authorized for issuance by the Corporation shall be entitled to one vote.

(c)           Preferred Stock.  The Preferred Stock authorized hereby may be divided and issued from time to time in series.  Except as otherwise provided in the Corporation’s Charter, or as may be provided in that certain Fifth Amended and Restated Stockholders Agreement by and among the Corporation and certain of the holders of the Corporation’s Series AA Preferred Stock and the holders of the Corporation’s Series CC Preferred Stock (as such may be amended from time to time, the “Stockholders Agreement”), and subject to limitations and requirements prescribed by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized, by a vote of at least a majority of the Board then in office or by a unanimous written consent of the Board then in office, to provide for the issuance of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, option or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board to create such series.  The authority of the Board with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be:

(i)            subject to redemption at such time or times and at such price or prices;

(ii)           entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

(iii)          entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(iv)          convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any;

(v)           entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or

(vi)          entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board may deem advisable and as are not inconsistent with law and the provisions of the Corporation’s Charter.

The Board is also authorized to decrease the number of shares of any series, subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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(d)           Conversion.

(i)            The Corporation shall, at all times when any series of convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such Preferred Stock, such number of its duly authorized shares of Common Stock (and Series AA Preferred Stock, with respect to the conversion of Series BB Preferred Stock contemplated by Article Fifth (together with the Common Stock, the “Conversion Shares”)) as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Preferred Stock.  The Corporation covenants that all Conversion Shares which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of all Conversion Shares is at all times equal to or less than the lowest of the Series AA Conversion Price and the Series CC Conversion Price in effect at the time.  The Corporation will take all such action as may be necessary to assure that all Conversion Shares may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which any Conversion Shares may be listed.

(ii)           All shares of Preferred Stock which shall have been converted to another class or series of capital stock as herein provided (notwithstanding any failure of the holder or holders thereof to surrender certificates therefor) shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate upon the applicable conversion date, except only the right of the holders thereof to receive Conversion Shares in exchange therefor.  Any shares of Preferred Stock so converted, and all certificates representing such shares, shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce accordingly the number of authorized shares of the series of Preferred Series so converted.

(iii)          The issuance of certificates for Conversion Shares upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate

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in a name other than that of the holder of the Preferred Stock which is being converted.

(iii)          The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any Conversion Shares in any manner which interferes with the timely conversion of any Preferred Stock in accordance herewith, except as may otherwise be required to comply with applicable securities laws.

(e)           Voting.  In addition to the voting preferences of the Preferred Stock set forth herein, with respect to all matters on which the holders of Common Stock are entitled to vote, the holders of the Series AA Preferred Stock (voting on an “as-converted” basis, as adjusted from time to time in accordance herewith), the holders of Series CC Preferred Stock (voting on an “as converted” basis, as adjusted from time to time in accordance herewith) and the holders of the Common Stock shall vote together as a single class.

FIFTH:  Upon the effectiveness of this Charter (the “Effective Time”), each outstanding share of Series BB Preferred Stock shall be automatically reclassified and converted into 1.8339403 validly issued, fully paid and nonassessable shares of Series AA Preferred Stock.  Immediately following the Effective Time, each certificate that immediately prior to the Effective Time represented outstanding shares of Series BB Preferred Stock (“Old Certificates”) shall represent the right to receive in exchange therefor, as soon as reasonably practicable following the surrender by the holder of such Old Certificate, a new certificate representing the number of whole shares of Series AA Preferred Stock into which the shares of Series BB Preferred Stock so surrendered have been reclassified and converted as of the Effective Time.  If so required by the Corporation, Old Certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing.

SIXTH:  For purposes of Article Seventh below, the following terms shall have the respective meanings indicated:

“Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4(c)(ii) of Article Seventh, deemed to be issued) by the Corporation after the Series AA Original Issue Date, other than (a) shares of Common Stock issued or issuable upon the conversion of shares of the Series AA Preferred Stock or Series CC Preferred Stock; (b) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution that is covered by Section 4(d), 4(e) or 4(f) of Article Seventh below; (c) shares of Common Stock issued as consideration (and not as financing) for any business combination between the Corporation and another corporation or entity approved by the Board of Directors; (d) shares of Common Stock or Series AA Preferred Stock issued or issuable to employees, directors or consultants of the Corporation pursuant to a compensation plan or arrangement approved by the Board (provided that the Board shall also approve the grant of shares of Common Stock or Series AA Preferred Stock or other securities

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exercisable for such shares of Common Stock or Series AA Preferred Stock in connection therewith); (e) shares of Common Stock issued in a Liquidation approved in accordance with Article Twelfth; (f) shares of Common Stock issued or issuable to commercial banking or equipment lease financing entities in connection with banking or lease financing transactions approved by the Board; and (g) shares of Common Stock issued or issuable upon the conversion of shares of Series AA Preferred Stock issued in exchange for shares of Series BB Preferred Stock or warrants to purchase shares of Series BB Preferred Stock.

“Convertible Securities” means any stock, evidences of indebtedness or other securities of the Corporation directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

“Liquidation” has the meaning set forth in Article Eleventh.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Qualified Initial Public Offering” means the closing of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock to the public that raises gross proceeds for the Corporation of at least $75,000,000 and at an initial price per share to the public at least equal to two and one-half (2½) times the then-applicable Series CC Conversion Price (as defined in Article Eighth).

“Qualified Sale Transaction” has the meaning set forth in Article Eleventh.

“Recapitalization Events” means stock splits, stock dividends, combinations, recapitalizations, reclassifications, mergers, consolidations and other similar events affecting the Corporation’s capital stock.

“Series AA Conversion Date” shall have the meaning set forth in Section 4(b) of Article Seventh.

“Series AA Conversion Price” means $1.38572 per share (subject to adjustment as provided in Section 4 of Article Seventh).

“Series AA Conversion Ratio” shall have the meaning set forth in Section 4(a) of Article Seventh.

“Series AA Conversion Value” means the original Series AA Stated Value.

“Series AA Original Issue Date” means the date on which the Corporation first issued any shares of Series AA Preferred Stock.

“Series AA Stated Value” means $1.38572 per share (subject to appropriate

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adjustment for any Recapitalization Event).

SEVENTH:  The Series AA Preferred Stock shall be subject to all of the provisions of the Corporation’s Charter relating to the capital stock of the Corporation generally and shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption (section references below are to the corresponding sections in this Article Seventh):

Section 1.              Rank.  The Series AA Preferred Stock will, with respect to dividend rights and rights upon Liquidation, rank:  (a) senior to the Common Stock, and (b) junior to the Series CC Preferred Stock.

Section 2.              Dividend Rate; Series AA Dividend Payment Date.

(a)           Subject to the preferential rights of the holders of the Series CC Preferred Stock as to dividends, the holders of shares of the Series AA Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative dividends at the rate of 8.00% per annum.  Unless otherwise waived in writing by holders of at least two-thirds (2/3) of the then outstanding Series AA Preferred Stock, dividends on each share of Series AA Preferred Stock shall accrue monthly and be cumulative from and including the date on which such share of Series AA Preferred Stock was first issued; provided, however, that dividends shall be deemed to accrue beginning January 1, 2006 with respect to all shares of Series AA Preferred Stock that were outstanding as of October 5, 2005 and with respect to all shares of Series AA Preferred Stock issued upon conversion of Series BB Preferred Stock or in lieu of warrants to purchase shares of Series BB Preferred Stock.

(b)           Notwithstanding anything contained herein to the contrary, dividends on the Series AA Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c)           No dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock (other than a dividend paid in shares of Common Stock) for any period, nor shall any shares of capital stock be redeemed, purchased or otherwise acquired for any consideration (other than the repurchase of shares of capital stock from former employees in connection with the termination of their employment and other than as set forth in Article Tenth) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation, unless full cumulative dividends on:

(i)            first, the Series CC Preferred Stock shall have been or contemporaneously are declared and paid; and

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(iii)          second, the Series AA Preferred Stock shall have been or contemporaneously are declared and paid.

(d)           Any dividend payment made on the Series AA Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

(e)           In the event the Corporation shall declare, pay or set aside any dividends with respect to any Common Stock, the holders of the Series AA Preferred Stock then outstanding shall first receive, or contemporaneously receive, a dividend on each outstanding share of Series AA Preferred Stock equal to the product of (i) the dividend payable on each share of Common Stock, multiplied by (ii) the number of shares of Common Stock then issuable upon conversion of a share of Series AA Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

Section 3.              Voting Rights.

(a)           The Corporation shall not take, and shall not permit any subsidiary of the Corporation to take, whether by merger, consolidation or otherwise, any of the following actions without the written consent or affirmative vote of stockholders representing at least two-thirds (2/3) of the then outstanding shares of Series AA Preferred Stock voting as a single class:

(i)            amend, alter, modify or repeal the charter, bylaws or other organic or organizational documents of the Corporation or any of its subsidiaries, whether by merger, consolidation or otherwise, in any manner that would have an adverse effect on the rights, powers, preferences or privileges of the Series AA Preferred Stock;

 (ii)          issue, authorize or sell any preferred stock (or any options, warrants or similar participation rights to purchase such preferred stock) ranking senior to or on parity with the Series AA Preferred Stock as to dividend rights, voting rights and/or rights upon a Liquidation;

 (iii)         increase the size of the Board, except as contemplated by Article 3 of the Stockholder’s Agreement;

(iv)          take any action that would adversely affect, in any material respect, the preferences, special rights, privileges or powers of the Series AA Preferred Stock;

(v)           take any action that would increase or decrease the number of authorized shares of Series AA Preferred Stock;

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(vi)	substantially change the business in which the Corporation or any of its subsidiaries engages as of the Series CC Original Issue Date (as defined in Article Ninth);

(vii)

issue any equity securities of the Corporation within a fiscal year having an aggregate fair market value (as determined in good faith by the Board of Directors of the Corporation) in excess of $10,000,000;

(viii)

redeem, purchase, retire or otherwise acquire for value, any shares of the capital stock of the Corporation or any shares of the capital stock of any subsidiary of the Corporation (other than the payment of dividends or distributions, or other payments in redemption, made by such subsidiary solely to the Corporation and other than the repurchase of shares of capital stock from former employees in connection with the termination of their employment or other than pursuant to Article Tenth);

(ix)	declare or distribute any dividends with respect to the Common Stock, except for dividends or distributions payable solely in additional shares of Common Stock;

(x)	incur indebtedness for borrowed money, individually or in the aggregate, in excess of $10,000,000; or

(xi)	issue any shares of Series BB Preferred Stock.

(b)           The Corporation shall not permit any of its subsidiaries to take any action which, if taken by the Corporation, would require the consent of the holders of at least two-thirds (2/3) of the then outstanding Series AA Preferred Stock in accordance with the preceding subsection.

Section 4.              Conversion.  The holders of the Series AA Preferred Stock shall have conversion rights as follows (the “Series AA Conversion Rights”):

(a)           Right to Convert. Each share of Series AA Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Series AA Conversion Value by the Series AA Conversion Price (subject to appropriate adjustment in accordance with this Section 4) (the “Series AA Conversion Ratio”).  No additional consideration shall be paid by a holder of Series AA Preferred Stock upon exercise of the Series AA Conversion Rights.  Upon any such conversion, no adjustment to the Series AA Conversion Price shall be made for any accrued and unpaid dividends on the Series AA Preferred Stock converted.

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(b)           Mechanics of Conversion.  In order for a holder of Series AA Preferred Stock to convert shares of Series AA Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series AA Preferred Stock, at the office of the transfer agent for the Series AA Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series AA Preferred Stock represented by such certificate or certificates.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Series AA Conversion Date”).  The Corporation shall, as soon as practicable after the Series AA Conversion Date, issue and deliver at such office to such holder of Series AA Preferred Stock a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled.  As of the Series AA Conversion Date, the person entitled to receive certificates of Common Stock shall be regarded for all corporate purposes as the holder of the number of whole shares of Common Stock to which he or it is entitled upon the conversion.

(c)           Adjustments to Conversion Price for Diluting Issues.

(i)            No Adjustment of Conversion Price.  No adjustment in the number of shares of Common Stock into which the Series AA Preferred Stock is convertible shall be made, by adjustment in the applicable Series AA Conversion Price thereof:  (A) unless the consideration per share (determined pursuant to Section 4(c)(iv)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series AA Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Share of Common Stock, (B) upon the issuance of any shares of Series BB Preferred Stock or shares of Series AA Preferrred Stock issuable upon the conversion thereof; (C) upon the issuance of any shares of Series CC Preferred Stock or shares of Common Stock issuable upon the conversion thereof, or (D) if prior to such issuance, the Corporation receives written notice from the holders of at least two-thirds (2/3) of the then outstanding shares of Series AA Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock.

(ii)           Issuance of Securities Deemed Issuance of Additional Shares of Common Stock.  If the Corporation at any time or from time to time after the Series AA Original Issue Date shall issue any Convertible Securities or Options (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are

9

specifically excepted from the definition of Additional Shares of Common Stock) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities or Options, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(iv)) of such Additional Shares of Common Stock would be less than the Series AA Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)           no further adjustment in the Series AA Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series AA Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3)           no readjustment pursuant to clause (2) above shall have the effect of increasing the Series AA Conversion Price to an amount which exceeds the Series AA Conversion Price on the original adjustment date; and

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(4)           in the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security other than as a result of any exercise thereof, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series AA Conversion Price then in effect shall forthwith be readjusted to such Series AA Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Options or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series AA Conversion Price computed upon the issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(x)           in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation upon such exercise of such Options; or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(y)           in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

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(iii)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series AA Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(ii)), without consideration or for a consideration per share (determined pursuant to Section 4(c)(iv) hereof) less than the Series AA Conversion Price in effect on the date of and immediately prior to such issuance, then and in each such case, such Series AA Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Series AA Conversion Price by a fraction:

(1)           the numerator of which is the amount of Common Stock outstanding immediately before such issuance plus the amount of Common Stock that the aggregate consideration received by the Corporation for the Additional Shares of Common Stock would purchase at the Series AA Conversion Price in effect immediately before such issuance; and

(2)           the denominator of which is the Common Stock outstanding immediately before such issuance plus the number of such Additional Shares of Common Stock;

provided, that for purposes of this Section 4(c)(iii), all shares of Common Stock issuable upon exercise of options and warrants outstanding immediately prior to such issuance or upon conversion of the Series AA Preferred Stock and Series CC Preferred Stock shall be deemed to be outstanding.

(iv)          Determination of Consideration.  For purposes of this Section 4(c), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(1)           Cash and Property.  Such consideration shall:

(a)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(b)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time

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of such issuance, as determined in good faith by the Board; and

(c)           in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

(2)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(a)           the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(b)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(d)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series AA Original Issue Date effect a subdivision of the outstanding Common Stock, the Series AA Conversion Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Series AA Original Issue Date combine the outstanding shares of Common Stock, the Series AA Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph

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shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series AA Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series AA Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series AA Conversion Price for the Series AA Preferred Stock then in effect by a fraction:

(i)            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series AA Conversion Price for the Series AA Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Series AA Conversion Price for the Series AA Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(f)            Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series AA Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series AA Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series AA Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series AA Preferred Stock.

(g)           Adjustment for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon the conversion of the Series AA Preferred Stock shall be changed into

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the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series AA Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series AA Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h)           Adjustment for Merger or Reorganization.  In case of any consolidation or merger of the Corporation with or into another corporation which does not cause a Liquidation, each share of Series AA Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series AA Preferred Stock would have been entitled upon such consolidation or merger; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series AA Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series AA Preferred Stock.

(i)            No Impairment.  The Corporation will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Series AA Conversion Rights of the holders of Series AA Preferred Stock against impairment.

(j)            Notice of Record Date.  In the event:

(i)            that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii)           that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii)          of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of

15

Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation; or

(iv)          of the Liquidation of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series AA Preferred Stock, and shall cause to be mailed to the holders of the Series AA Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

(A)          the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)          the date on which such reclassification, consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation.

(k)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series AA Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series AA Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments; (ii) the Series AA Conversion Price then in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series AA Preferred Stock.

Section 5.              Exclusion of Other Rights.  Except as set forth in the Charter and the Stockholders Agreement, the Series AA Preferred Stock shall not have any preferences or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption.

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Section 6.              Mandatory Conversion of Series AA Preferred Stock.

(a)           (i)  Upon written request of the holders of more than two-thirds (2/3) of the then outstanding shares of the Series AA Preferred Stock, voting together as a single class, the Corporation shall convert all of the outstanding shares of Series AA Preferred Stock into shares of Common Stock in accordance with Section 4 and (ii) upon the closing of a Qualified Initial Public Offering, all of the Series AA Preferred Stock then outstanding shall automatically be converted into shares of Common Stock at the Series AA Conversion Price (subject to appropriate adjustment in accordance with Section 4) in accordance with Section 4.

(b)           If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing.  As soon as practicable after the date of such conversion and the surrender of the certificate or certificates for Series AA Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof.  Upon any such conversion, no adjustment to the Series AA Conversion Price shall be made for any accrued and unpaid dividends on the Series AA Preferred Stock converted.

EIGHT:  For purposes of Article Ninth below, the following terms shall have the respective meanings indicated:

“Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4(c)(ii) of Article Ninth, deemed to be issued) by the Corporation after the Series CC Original Issue Date, other than (a) shares of Common Stock issued or issuable upon the conversion of shares of the Series AA Preferred Stock or Series CC Preferred Stock; (b) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution that is covered by Section 4(d), 4(e) or 4(f) of Article Ninth below; (c) (c) shares of Common Stock issued as consideration (and not as financing) for any business combination between the Corporation and another corporation or entity approved by the Board of Directors; (d) shares of Common Stock or Series AA Preferred Stock issued or issuable to employees, directors or consultants of the Corporation pursuant to a plan or arrangement approved by the Board (provided that the Board shall also approve the grant of shares of Common Stock or Series AA Preferred Stock or other securities exercisable for such shares of Common Stock or Series AA Preferred Stock in connection therewith); (e) shares of Common Stock issued in connection with a Liquidation approved in accordance with Article Twelfth; (f) shares of Common Stock issued or issuable to commercial banking or equipment lease financing entities in connection with banking or lease financing transactions approved by the Board; and (g) shares of Common Stock issued or issuable upon the conversion of shares of Series AA Preferred Stock issued in exchange for shares of Series BB Preferred Stock or warrants to purchase shares of Series BB Preferred Stock.

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“Convertible Securities” means any stock, evidences of indebtedness or other securities of the Corporation directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

“Liquidation” has the meaning set forth in Article Eleventh.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Qualified Initial Public Offering” means the closing of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock to the public that raises gross proceeds for the Corporation of at least $75,000,000 and at an initial price per share to the public at least equal to two and one-half (2½) times the then-applicable Series CC Conversion Price.

“Qualified Sale Transaction” has the meaning set forth in Article Eleventh.

“Recapitalization Events” means stock splits, stock dividends, combinations, recapitalizations, reclassifications, mergers, consolidations and other similar events affecting the Corporation’s capital stock.

“Series CC Conversion Price” means  $1.592 per share (subject to adjustment as provided in Section 4 of Article Ninth).

“Series CC Conversion Value” means the original Series CC Stated Value.

“Series CC Conversion Date” shall have the meaning set forth in Section 4(b) of Article Ninth.

“Series CC Conversion Ratio” shall have the meaning set forth in Section 4(a) of Article Ninth.

“Series CC Original Issue Date” means the date on which the Corporation first issued any shares of Series CC Preferred Stock.

“Series CC Stated Value” means $1.592 per share (subject to appropriate adjustment for any Recapitalization Event).

NINTH:  The Series CC Preferred Stock shall be subject to all of the provisions of the Corporation’s Charter relating to the capital stock of the Corporation generally and shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption (section references below are to the corresponding sections in this Article Ninth):

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Section 1.              Rank.  The Series CC Preferred Stock will, with respect to dividend rights and rights upon Liquidation, rank:  (a) senior to (i) the Common Stock and (ii) the Series AA Preferred Stock.

Section 2.              Dividend Rate; Series CC Dividend Payment Date.

(a)           The holders of shares of the Series CC Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative dividends at the rate of 8.00% per annum. Dividends on each share of Series CC Preferred Stock shall accrue monthly and be cumulative from and including the date on which such share of Series CC Preferred Stock was first issued.

(b)           Notwithstanding anything contained herein to the contrary, dividends on the Series CC Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c)           No dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of Series AA Preferred Stock (other than a dividend paid in shares of Common Stock) for any period, nor shall any shares of capital stock be redeemed, purchased or otherwise acquired for any consideration (other than the repurchase of shares of capital stock from former employees in connection with the termination of their employment and other than as set forth in Article Tenth) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation, unless full cumulative dividends on the Series CC Preferred Stock shall have been or contemporaneously are declared and paid.

(d)           Any dividend payment made on the Series CC Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

(e)           In the event the Corporation shall declare, pay or set aside any dividends with respect to any Common Stock, the holders of the Series CC Preferred Stock then outstanding shall first receive, or contemporaneously receive, a dividend on each outstanding share of Series CC Preferred Stock equal to the product of (i) the dividend payable on each share of Common Stock, multiplied by (ii) the number of shares of Common Stock then issuable upon conversion of a share of Series CC Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

Section 3.              Voting Rights.

(a)           The Corporation shall not take, and shall not permit any subsidiary of the Corporation to take, whether by merger, consolidation or otherwise, any of the following

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actions without the written consent or affirmative vote of stockholders representing a majority of the then outstanding shares of Series CC Preferred Stock voting together as a single class:

(i)            amend, alter, modify or repeal the articles of incorporation, bylaws or other organic or organizational documents of the Corporation or any of its subsidiaries, whether by merger, consolidation or otherwise, in any manner that would have an adverse effect on the rights, powers, preferences or privileges of the Series CC Preferred Stock;

 (ii)          issue, authorize or sell any preferred stock (or any options, warrants or similar participation rights to purchase such preferred stock) ranking senior to or on parity with the Series CC Preferred Stock as to dividend rights, voting rights and/or rights upon a Liquidation;

(iii)          increase the size of the Board, except as contemplated by Article 3 of the Stockholders Agreement;

(iv)          any action, whether by merger, consolidation or otherwise, that would adversely affect, in any material respect, the preferences, special rights, privileges or powers of the Series CC Preferred Stock;

(v)           take any action that would increase or decrease the number of authorized shares of Series CC Preferred Stock;

(vi)          substantially change the business in which the Corporation or any of its subsidiaries engages as of the Series CC Original Issue Date;

(vii)         issue any equity securities of the Corporation within a fiscal year having an aggregate fair market value (as determined in good faith by the Board of Directors of the Corporation) in excess of $10,000,000;

(viii)        redeem, purchase, retire or otherwise acquire for value, any shares of the capital stock of the Corporation or any shares of the capital stock of any subsidiary of the Corporation (other than the payment of dividends or distributions, or other payments in redemption, made by such subsidiary solely to the Corporation and other than the repurchase of shares from former employees in connection with the termination of their employment or other than pursuant to Article Tenth);

(ix)           declare or distribute any dividends with respect to the Common Stock, except for dividends or distributions payable solely in additional shares of Common Stock;

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(x)            incur indebtedness for borrowed money, individually or in the aggregate, in excess of $10,000,000; or

(xi)           issue any shares of Series BB Preferred Stock.

(b)           The Corporation shall not permit any of its subsidiaries to take any action which, if taken by the Corporation, would require the consent of the holders of at least a majority of the then outstanding Series CC Preferred Stock in accordance with the subsection (a) of this Section 3.

(c)           Notwithstanding anything herein to the contrary, the Corporation shall not engage in any Liquidation at any time between the Series CC Original Issue Date and the second anniversary of the Series CC Original Issue Date (inclusive), if

(i)            the amount of proceeds to paid in respect of a share of Series CC Preferred Stock in connection with such Liquidation is less than two (2) times the Series CC Stated Value; and

(ii)           stockholders representing at least seventy-five percent (75%) of the then outstanding shares of Series CC Preferred Stock vote against the approval of such Liquidation or otherwise provide written notice to the Corporation of their opposition to the consummation of such Liquidation.

Section 4.              Conversion.  The holders of the Series CC Preferred Stock shall have conversion rights as follows (the “Series CC Conversion Rights”):

(a)           Right to Convert. Each share of Series CC Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Series CC Conversion Value by the Series CC Conversion Price (subject to appropriate adjustment in accordance with this Section 4) (the “Series CC Conversion Ratio”).  No additional consideration shall be paid by a holder of Series CC Preferred Stock upon exercise of the Series CC Conversion Rights.  Upon any such conversion, no adjustment to the Series CC Conversion Price shall be made for any accrued and unpaid dividends on the Series CC Preferred Stock converted.

(b)           Mechanics of Conversion.  In order for a holder of Series CC Preferred Stock to convert shares of Series CC Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series CC Preferred Stock, at the office of the transfer agent for the Series CC Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series CC Preferred Stock represented by such certificate or certificates.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written

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instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the “Series CC Conversion Date”).  The Corporation shall, as soon as practicable after the Series CC Conversion Date, issue and deliver at such office to such holder of Series CC Preferred Stock a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled.  As of the Series CC Conversion Date, the person entitled to receive certificates of Common Stock shall be regarded for all corporate purposes as the holder of the number of whole shares of Common Stock to which he or it is entitled upon the conversion.

(c)           Adjustments to Conversion Price for Diluting Issues.

(i)            No Adjustment of Conversion Price.  No adjustment in the number of shares of Common Stock into which the Series CC Preferred Stock is convertible shall be made, by adjustment in the applicable Series CC Conversion Price thereof:  (A) unless the consideration per share (determined pursuant to Section 4(c)(iv)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series CC Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Share of Common Stock, or (B) if prior to such issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series CC Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock.

(ii)           Issuance of Securities Deemed Issuance of Additional Shares of Common Stock.  If the Corporation at any time or from time to time after the Series CC Original Issue Date shall issue any Convertible Securities or Options (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities or Options, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided

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that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(iv)) of such Additional Shares of Common Stock would be less than the Series CC Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)           no further adjustment in the Series CC Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series CC Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3)           no readjustment pursuant to clause (2) above shall have the effect of increasing the Series CC Conversion Price to an amount which exceeds the Series CC Conversion Price on the original adjustment date; and

(4)           in the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security other than as a result of any exercise thereof, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series CC Conversion Price then in effect shall forthwith be readjusted to such Series CC Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Options or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the

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exercise or conversion of any such Option or Convertible Security.

Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series CC Conversion Price computed upon the issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(x)            in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation upon such exercise of such Options; or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(y)           in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

(iii)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series CC Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(ii)), without consideration or for a consideration per share (determined pursuant to Section 4(c)(iv) hereof) less than the Series CC Conversion Price in effect on the date of and immediately prior to such issuance, then and in each such case, such Series CC Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Series CC

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Conversion Price by a fraction:

(1)           the numerator of which is the amount of Common Stock outstanding immediately before such issuance plus the amount of Common Stock that the aggregate consideration received by the Corporation for the Additional Shares of Common Stock would purchase at the Series CC Conversion Price in effect immediately before such issuance; and

(2)           the denominator of which is the Common Stock outstanding immediately before such issuance plus the number of such Additional Shares of Common Stock;

provided, that for purposes of this Section 4(c)(iii), all shares of Common Stock issuable upon exercise of options and warrants outstanding immediately prior to such issuance or upon conversion of the Series AA Preferred Stock and Series CC Preferred Stock shall be deemed to be outstanding.

(iv)          Determination of Consideration.  For purposes of this Section 4(c), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(1)           Cash and Property.  Such consideration shall:

(a)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(b)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board; and

(c)           in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

(2)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to

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Section 4(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(a)           the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(b)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(d)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series CC Original Issue Date effect a subdivision of the outstanding Common Stock, the Series CC Conversion Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Series CC Original Issue Date combine the outstanding shares of Common Stock, the Series CC Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series CC Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series CC Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series CC Conversion Price for the Series CC Preferred Stock then in effect by a fraction:

(i)            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time

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of such issuance or the close of business on such record date, and

(ii)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series CC Conversion Price for the Series CC Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Series CC Conversion Price for the Series CC Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(f)            Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series CC Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series CC Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series CC Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series CC Preferred Stock.

(g)           Adjustment for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon the conversion of the Series CC Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series CC Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series CC Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h)           Adjustment for Merger or Reorganization.  In case of any consolidation or merger of the Corporation with or into another corporation which does not cause a Liquidation, each share of Series CC Preferred Stock shall thereafter be convertible into the

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kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series CC Preferred Stock would have been entitled upon such consolidation or merger; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series CC Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series CC Preferred Stock.

(i)            No Impairment.  The Corporation will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Series CC Conversion Rights of the holders of Series CC Preferred Stock against impairment.

(j)            Notice of Record Date.  In the event:

(i)            that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii)           that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii)          of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation; or

(iv)          of the Liquidation of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series CC Preferred Stock, and shall cause to be mailed to the holders of the Series CC Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

(A)          the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the

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holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)           the date on which such reclassification, consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation.

(k)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series CC Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series CC Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments; (ii) the Series CC Conversion Price then in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series CC Preferred Stock.

Section 5.              Exclusion of Other Rights.  Except as set forth in the Charter and the Stockholders Agreement, the Series CC Preferred Stock shall not have any preferences or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption.

Section 6.              Mandatory Conversion of Series CC Preferred Stock.

(a)           All of the Series CC Preferred Stock then outstanding shall be converted into shares of Common Stock at the Series CC Conversion Price (as adjusted) in accordance with Section 4:

(i)            automatically upon the closing of a Qualified Initial Public Offering; or

(ii)           by the Corporation upon written request of the holders of a majority of the then outstanding shares of the Series CC Preferred Stock.

(b)           If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing.  As soon as practicable after the date of such conversion and the surrender of the certificate or certificates for Series CC Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or

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certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof.  Upon any such conversion, no adjustment to the Series CC Conversion Price shall be made for any accrued and unpaid dividends on the Series CC Preferred Stock converted.

TENTH. Redemption.

Section 1.              Series CC Preferred Stock.

(a)           Redemption Price.  As used herein, “Series CC Redemption Price” means, for each share of Series CC Preferred Stock, an amount equal to the Series CC Liquidation Preference (as defined in Article Eleventh) as of the Series CC Redemption Date (as defined below).  For purposes of calculating the Series CC Liquidation Preference as of the Series CC Redemption Date, clause (ii) of the definition of Series CC Liquidation Preference shall be determined by multiplying (A) the Series CC Conversion Ratio (as defined in Article Ninth) and (B)  the fair market value of the Common Stock as of the Series CC Redemption Date, assuming all shares of Preferred Stock were converted into shares of Common Stock pursuant to the terms of these Sixth Articles of Amendment and Restatement immediately prior to the Series CC Redemption Date.  The fair market value of the shares of Common Stock shall be determined by an independent appraiser selected by the Corporation and approved by a majority of the holders of the Series CC Preferred Stock.

(b)           Redemption Option.  At any time after the fifth (5th) anniversary of the Series CC Original Issue Date (as defined in Article Eighth), upon the written request (a “Series CC Redemption Request”) of any holder of Series CC Preferred Stock, the Corporation shall redeem from such holders all, but not less than all, of the then issued and outstanding shares of Series CC Preferred Stock held by such holder ( “Series CC Redemption Shares”) at the Series CC Redemption Price.  Upon its receipt of a Series CC Redemption Request, the Corporation shall, within ten (10) days of its receipt of such request, send to (i) each holder of Series CC Preferred Stock, with respect to whose shares no Series CC Redemption Request has been delivered to the Company, and (ii) each holder of Series AA Preferred Stock written notice indicating that a Series CC Redemption Request has been received by the Company and listing the number of shares of Series CC Preferred Stock subject to the Series CC Redemption Request (each such notice, a “Series CC Redemption Request Notice”).  If the Company subsequently receives, within twenty (20) days following delivery of the relevant Series CC Redemption Request Notice (an “Applicable Redemption Request Deadline”), a Series CC Redemption Request from any holder of Series CC Preferred Stock or a Series AA Redemption Request from a requisite number of holders of Series AA Preferred Stock pursuant to Section 2(b) of this Article Tenth, then all such Series CC Redemption Requests and such Series AA Redemption Request shall be treated by the Corporation as if the Corporation had received all such requests simultaneously (the redemption of all shares of Series AA Preferred Stock and Series CC Preferred Stock pursuant to such requests (including the initial Series CC Redemption Request) is hereinafter referred to as an “Applicable Redemption”).  The date of redemption shall be on a date selected by the Corporation that is no later than 180 days after receipt by the Corporation of

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the initial Series CC Redemption Request (an “Applicable Redemption Date”).

(c)           Manner of Redemption.  In the event the Corporation becomes obligated to redeem any Series CC Redemption Shares pursuant to subsection (b) above, or any Series AA Redemption Shares pursuant to Section 2(b) of this Article Tenth, the Corporation shall send written notice of such obligation to each holder of record of such shares following the Applicable Redemption Request Deadline and at least thirty (30) days prior to the Applicable Redemption Date, which notice shall set forth the following: (i) the number of shares to be redeemed by the Corporation from such stockholder; (ii) the aggregate number of Series CC Redemption Shares  and Series AA Redemption Shares, as applicable, to be redeemed from all the holders thereof; (iii) the Applicable Redemption Date; (iv) the Series CC Redemption Price or Series AA Redemption Price, as applicable, per share; and (v) instructions to the holders thereof to surrender all certificates evidencing the Series CC Redemption Shares and Series AA Redemption Shares, as applicable, to the Corporation at its principal office (or such other place as may be designated in the notice by the Corporation); provided, however, that the failure of the Corporation to deliver such notice shall not relieve the Corporation of its obligation to redeem the Series CC Redemption Shares and Series AA Redemption Shares, as applicable, pursuant to the terms of this Article Tenth.

Section 2.              Series AA Preferred Stock.

(a)           Redemption Price.  As used herein, “Series AA Redemption Price” means, for each share of Series AA Preferred Stock, an amount equal to the Series AA Liquidation Preference (as defined in Article Eleventh) as of the Series AA Redemption Date (as defined below).  For purposes of calculating the Series AA Liquidation Preference as of the Series AA Redemption Date, clause (ii) of the definition of Series AA Liquidation Preference shall be determined by multiplying (A) the Series AA Conversion Ratio (as defined in Article Seventh) and (B)  the fair market value of the Common Stock as of the Series AA Redemption Date, assuming all shares of Preferred Stock were converted into shares of Common Stock pursuant to the terms of these Sixth Articles of Amendment and Restatement immediately prior to the Series AA Redemption Date.  The fair market value of the shares of Common Stock shall be determined by an independent appraiser selected by the Corporation and approved by a majority of the holders of the Series AA Preferred Stock; provided, however, that in the event that shares of Series CC Preferred Stock are to be redeemed on the same Applicable Redemption Date, the independent appraiser shall be selected by the Corporation and approved by a majority of the holders of the Series CC Preferred Stock.

(b)           Redemption Option.  At any time after the fifth (5th) anniversary of the Series CC Original Issue Date, upon the written request of the holders of more than sixty-six percent (66%) of the then outstanding shares of the Series AA Preferred Stock (a “Series AA Redemption Request”), the Corporation shall redeem from the holders thereof all, but not less than all, of the then issued and outstanding shares of Series AA Preferred Stock (collectively, the “Series AA Redemption Shares”) at the Series AA Redemption Price.  Upon its receipt of a Series AA Redemption Request from a requisite number of holders of Series AA Preferred Stock pursuant to Section 2(b) of this Article Tenth, the Corporation

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shall, within ten (10) days of its receipt of such request, send to each holder of Series CC Preferred Stock, with respect to whose shares no Series CC Redemption Request has been delivered to the Company, written notice indicating that a Series AA Redemption Request has been received by the Company (each such notice, a “Series AA Redemption Request Notice”).  If the Company subsequently receives, within twenty (20) days following delivery of the Series AA Redemption Request notice (an “Applicable Redemption Request Deadline”), a Series CC Redemption Request from any holder of Series CC Preferred Stock, then the Series AA Redemption Request and all such Series CC Redemption Requests shall be treated by the Corporation as if the Corporation had received all such requests simultaneously (the redemption of all shares of Series AA Preferred Stock and Series CC Preferred Stock pursuant to such requests (including the initial Series AA Redemption Request) is hereinafter referred to as an “Applicable Redemption”). The date of redemption shall be on a date selected by the Corporation that is no later than 180 days after receipt by the Corporation of the Series AA Redemption Request (an “Applicable Redemption Date”).

(c)           Manner of Redemption.  In the event the Corporation becomes obligated to redeem the Series AA Redemption Shares pursuant to subsection (b) above, the Corporation shall send written notice of its intent or obligation to do so to each holder of record of such shares in accordance with Section 1(c) of this Article Tenth.

Section 3.              Rank.  Notwithstanding anything herein to the contrary, the Corporation shall not pay any portion of the redemption price in respect of any Series AA Redemption Shares redeemed in an Applicable Redemption unless all unpaid amounts the Corporation is then obligated to pay in respect of all Series CC Redemption Shares redeemed in such Applicable Redemption or any redemption occurring prior to such Applicable Redemption (including the total amount of principal and interest then outstanding under any Redemption Notes (as defined below) issued in respect of Series CC Redemption Shares) are first paid in full.

Section 4.              Effect of Redemption.  Upon receipt of notice of redemption from the Corporation pursuant to Section 1(c) of this Article Tenth, as applicable (in each case, a “Redemption Notice”), each holder of Series AA Redemption Shares or Series CC Redemption Shares, as applicable (in each case, “Redemption Shares”) shall surrender to the Corporation all certificates evidencing the shares to be redeemed as instructed, and, thereupon, the Corporation shall pay the Series AA Redemption Price or Series CC Redemption Price, as applicable (in each case, the “Redemption Price”) for each such share to the order of the holder of the shares so redeemed and each such certificate and the shares evidenced thereby shall be canceled and retired.  No Redemption Shares redeemed by the Corporation shall be reissued by the Corporation.  From and after the Redemption Date set forth in the Corporation’s Redemption Notice, no further dividends shall accrue upon any of the Redemption Shares covered thereby, subject to the redemption thereof on such date.

Section 5.              Funds Insufficient to Effect Redemptions.  If, at any time, the Corporation shall be required to redeem any Redemption Shares, and the Corporation shall not have assets or funds legally available for the redemption of all of the shares required to

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be redeemed in an Applicable Redemption, then the Corporation shall (after giving effect to Section 3 of this Article Tenth) redeem ratably from the holders of the applicable Redemption Shares such number of shares as it shall have funds legally available therefore and shall issue to the holders of the Redemption Shares for which the full Redemption Price has not been paid one-year notes (“Redemption Notes”) bearing interest at 8.0% per annum with such other terms and conditions as the holders of a majority of the holders of the Redemption Shares and the Corporation shall reasonably agree, each with a principal amount equal to the Redemption Price for the Redemption Shares for which the note is delivered.

ELEVENTH: This Article Eleventh sets forth rights, privileges preferences, terms and conditions applicable to (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or (ii) any Qualified Sale Transaction (as defined below) (any of the foregoing, a “Liquidation”); provided, however, that a reincorporation or like transaction untaken for the sole purpose of changing the Corporation’s domicile shall not be deemed to be a Liquidation.  When used in this Charter: (x) “Acquisition” means a consolidation or merger of the Corporation with or into any other corporation or other entity or person, or an acquisition of assets or other corporate reorganization, in which stockholders of the Corporation immediately prior to such consolidation, merger, acquisition of assets or reorganization, own less than a majority of the common stock, on an as converted, fully-diluted basis of the surviving entity immediately after such consolidation, merger, acquisition of assets or reorganization; (y) “Asset Transfer” means a sale, lease or other disposition of all or substantially all of the assets of the Corporation, in one or more related transactions; and (z) “Qualified Sale Transaction” means an Acquisition or Asset Transfer.

Section 1.              Series CC Liquidation Preference.

(a)           Upon any Liquidation, before any distribution or payment of any Proceeds (defined below) shall be made to holders of shares of Common Stock or Series AA Preferred Stock, the holders of shares of Series CC Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders or any consideration or proceeds payable to the Corporation’s stockholders as a result of such Liquidation (collectively, “Proceeds”), an amount of cash or other property per share of Series CC Preferred Stock (the “Series CC Liquidation Preference”), valued in accordance with Section 5 of this Article Eleventh, equal to the greater of:

(i)            the Series CC Stated Value (as defined in Article Eighth), plus the amount of any accrued and unpaid dividends (whether or not declared) on such share of Series CC Preferred Stock; or

(ii)           the amount per share of Series CC Preferred Stock the holder of such share of Series CC Preferred Stock would be entitled to receive if all shares of Preferred Stock were converted into shares of Common Stock pursuant to the terms of these Sixth Articles of Amendment and Restatement immediately prior to such Liquidation.

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(b)             In the event that, upon such Liquidation, the Proceeds available for distribution or payment to the Corporation’s stockholders are insufficient to pay the holders of Series CC Preferred Stock the full amount to which they shall be entitled, then the holders of the Series CC Preferred Stock shall share ratably in any such distribution or payment of Proceeds in proportion to the full preferential payment rights upon a Liquidation to which they would otherwise be respectively entitled.

Section 2.              Series AA Liquidation Preference.

(a)           Upon any Liquidation, after all payments have been made to the holders of the Series CC Preferred Stock pursuant to Section 2 above, but before any distribution or payment of any Proceeds shall be made to holders of shares of Common Stock, the holders of shares of Series AA Preferred Stock shall be entitled to be paid out of the remaining Proceeds, if any, available for distribution to the Corporation’s stockholders an amount of cash or other property per share of Series AA Preferred Stock (the “Series AA Liquidation Preference”), valued in accordance with Section 5 of this Article Eleventh, equal to the greater of (i) the Series AA Stated Value, plus the amount of any accrued and unpaid dividends (whether or not declared) on such share of Series AA Preferred Stock and (ii) the amount per share of Series AA Preferred Stock that the holder of such share of Series AA Preferred Stock would be entitled to receive if all shares of Preferred Stock were converted to shares of Common Stock pursuant to the terms of these Sixth Articles of Amendment and Restatement immediately prior to such Liquidation.

(b)           In the event that, upon such Liquidation, the remaining Proceeds, if any, available for distribution or payment to the Corporation’s stockholders are insufficient to pay the holders of Series AA Preferred Stock the full amount to which they shall be entitled, then the holders of the Series AA Preferred Stock shall share ratably in any such distribution or payment of Proceeds in proportion to the full preferential payment rights upon a Liquidation to which they would otherwise be respectively entitled.

Section 4.  Common Stock Liquidation Payment.  Upon any Liquidation, after all payments have been made to the holders of the Series CC Preferred Stock pursuant to Section 2 above, to the holders of Series AA Preferred Stock pursuant to Section 3 above, the holders of shares of Common Stock shall be entitled to be paid out of the remaining Proceeds, if any, available for distribution to the Corporation’s stockholders for each share of Common Stock, an amount equal to all remaining Proceeds, if any, ratably.

Section 5.  Valuation of Proceeds.  The amount deemed paid or distributed to the holders of capital stock of the Corporation in respect of such capital stock upon any Liquidation shall be the amount of cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or by the acquiring person, firm or other entity.  Any securities shall be valued as follows:

(a)           Securities not subject to investment letter or other similar restrictions on free marketability:

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(i)            If traded on a securities exchange or The Nasdaq Stock Market, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or The Nasdaq Stock Market over the 30-day period ending 3 days prior to the closing of such transaction;

(ii)           If (i) above does not apply but the securities are actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over the 30-day period ending 3 days prior to the closing of such transaction; and

(iii)          If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors;

(b)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 5(a) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(c)           Notwithstanding Sections 5(a) and (b) of this Article Eleventh, in the event such securities are paid or distributed to the holders of capital stock of the Corporation by an entity that is not an affiliate (as defined in Regulation 12B-2 promulgated under the Securities Exchange Act of 1934, as amended) of the Corporation pursuant to a definitive transaction agreement (such as a merger agreement) in which the aggregate value of such securities is determined pursuant to an express formula set forth in such definitive transaction agreement, then the fair market value of such securities shall instead be determined in accordance with the express formula set forth in such definitive transaction agreement.

Section 5.  Notice of Liquidation.  Written notice of any Liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 10 nor more than 90 days prior to the payment date stated therein, to each record holder of shares of Series AA Preferred Stock and each record holder of shares of shares of Series CC Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series AA Preferred Stock and Series CC Preferred Stock (as the case may be) will have no right or claim to any of the remaining assets of the Corporation.

Section 6.  Treatment of Liquidation Obligations.  In determining whether a distribution (other than upon Liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of

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shares of Series AA Preferred Stock and Series CC Preferred Stock shall not be added to the Corporation’s total liabilities.

TWELFTH:  Preferred Protective Provisions

(a)           The Corporation shall not take, and shall not permit any subsidiary of the Corporation to take, whether by merger, consolidation or otherwise, any of the following actions without the written consent or affirmative vote of stockholders representing at least sixty percent (60%) of the then outstanding shares of Series CC Preferred Stock and Series AA Preferred Stock voting together as a single class on an as-converted basis:

(i)            amend, alter, modify, waive or repeal the articles of incorporation, bylaws or other organic or organizational documents of the Corporation or any of its subsidiaries, whether by merger, consolidation or otherwise;

(ii)           effect a Liquidation (as defined in Article Eleventh);

(iii)          sell, transfer, lease or dispose of any assets of the Corporation with a value (individually or in the aggregate) in excess of $10,000,000 in one transaction or a series of related transactions; or

(iv)          make, or cause any of its subsidiaries to make, any loan, advance or payment to, or transfer any assets or property to, enter into any contract or amendment of any agreement with, or engage in any other transaction with, any person or entity in which any stockholder, director or other officer of the Corporation, or any of their respective immediate family members or affiliates, has an any interest in excess of $50,000.

(b)           Notwithstanding anything herein to the contrary, the Corporation may, from time to time, without obtaining any prior consent of any stockholder of the Corporation (i) cause any of its wholly-owned subsidiaries to merge into the Corporation, with the Corporation as the surviving corporation, provided, that any such merger shall only be permitted in accordance with the terms of Section 3-106 of the Maryland General Corporation Law and in no event shall such merger adversely affect the preferences, special rights, privileges or powers of the Series AA Preferred Stock or the Series CC Preferred Stock; or (ii) cause any of its wholly-owned subsidiaries to distribute all of such subsidiary’s assets to the Corporation and thereafter terminate the existence of such subsidiary.

THIRTEENTH:  The Corporation shall have seven (7) directors, which number may be increased by the Board pursuant to the bylaws of the Corporation and the Stockholders Agreement.  Robert J. Farrell, Harry Copperman, Mike Zisman, Mike Forster, Adam Lichtenstein and Matthew Mead constitute the current directors of the Corporation.

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FOURTEENTH:   Indemnification; Limitation of Liability

Section 1.              Mandatory Indemnification.  The Corporation shall indemnify its directors and officers (including its former directors and officers) against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended.

Section 2.              Discretionary Indemnification.  If approved by the Board, the Corporation may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board.

Section 3.              Advancing Expenses Prior to a Decision.  The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law and may in the discretion of the Board advance expenses to employees, agents and others who may be granted indemnification.

Section 4.              Other Provisions for Indemnification.  The Board may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents.

Section 5.              Limitation of Liability of Directors and Officers.  To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages.  This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

Section 6.              Effect of Amendment or Repeal.  No amendment or repeal of any section of this Article, or the adoption of any provision of the Corporation’s Articles of Incorporation inconsistent with this Article, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

FIFTEENTH:   Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in the Corporation’s Charter, or as may otherwise be provided in any contract between the Corporation and any of its stockholders.

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SIXTEENTH:  Subject to the requirements of the Corporation’s Charter and the Maryland General Corporation Law with respect to the approval of amendments to the Corporation’s Charter, the Corporation reserves the right to make, from time to time, any amendments of its Charter which now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the Charter.

SEVENTEENTH:  Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the Maryland General Corporation Law.  The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

EIGHTTEENTH:  The duration of the Corporation shall be perpetual.

NINETEENTH:  For the purposes of all applicable legislation and regulation, each of the stockholders, officers and directors of the Corporation authorize Mayflower L.P., 3i Group plc and affiliates of 3i Group plc (both within and outside the United States) to process (but only amongst such entities and their advisors and only within the meaning of European Directive 95/46/EC) any data or information concerning them which is obtained in the course of its and their due diligence and other investment business.  The data and information which may be processed for such purposes shall include any information which may have a bearing on the prudence or commercial merits of investing or disposing of any stock (or other investment or security) in the Corporation.  Nothing in this authority shall entitle Mayflower L.P., 3i Group plc or any affiliate of 3i Group plc to make any unauthorized disclosure of such data or information to third parties.

SECOND:  The Corporation desires to amend and restate its Charter as currently in effect.  The provisions set forth in the above Sixth Articles of Amendment and Restatement are all of the provisions of the Corporation’s Charter currently in effect as hereby amended and restated.

THIRD:  The Board of Directors of the Corporation deemed the amendment and restatement of the Charter of the Corporation as hereinabove set forth advisable and directed the amendment be submitted to the stockholders of the Corporation for consideration at a meeting duly convened and held on July 18, 2007.  The amendment and restatement of the Charter of the Corporation was approved by the stockholders of the Corporation by written consent in lieu of meeting dated July     , 2007 in accordance with Section 2-505 of the Maryland General Corporation Law.

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FOURTH:  The address of the principal office of the Corporation in Maryland is 500 East Pratt Street, Suite 1250, Baltimore, Maryland 21202.  The name of the resident agent is Allison McCann, whose address is 500 East Pratt Street, Suite 1250, Baltimore, Maryland 21202.

FIFTH:  The number of directors of the Corporation and the names of those directors currently in office is as set forth in Article Thirteenth above.

SIXTH: These Sixth Articles of Amendment and Restatement increase the par value of the authorized stock of the Corporation.  Immediately before the amendment, the total number of shares of all classes of stock of the Corporation heretofore authorized and the number and par value of the shares of each class were 101,979,000 shares, of the par value of $0.01 each, of which 55,179,000 shares were designated Common Stock and 46,800,000 shares were designated Preferred Stock.  The aggregate par value of all shares having par value was $1,019,790.  As amended and restated, the total number of shares of all classes of stock of the Corporation as increased, and the par value of such shares, are 216,657,212 shares, of the par value of $0.01 each, of which 120,000,000 shares are designated Common Stock and 96,657,212 shares are designated Preferred Stock.  The aggregate par value of all shares having par value is $2,166,572.12.

[Signatures follow on the next page]

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IN WITNESS WHEREOF, the Corporation has caused these Sixth Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this        day of                               , 2007.

THE UNDERSIGNED, President acknowledges these Sixth Articles of Amendment and Restatement to be the corporate act of the Corporation; and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

WITNESS/ATTEST:	METASTORM INC.

	By:	(SEAL)
Swata J. Gandhi	Robert J. Farrell
Secretary	President

Exhibit B

Form of Amended and Restated 2004 Omnibus Stock Plan

METASTORM INC.

Form of Amended and Restated

2004 OMNIBUS STOCK PLAN

Effective:

METASTORM INC.

FORM OF AMENDED AND RESTATED
2004 OMNIBUS STOCK PLAN

1.             Establishment, Purpose and Types of Awards

Metastorm Inc. hereby establishes the METASTORM INC. AMENDED AND RESTATED 2004 OMNIBUS STOCK PLAN (the “Plan”).  The purpose of the Plan is to promote the long-term growth and profitability of Metastorm Inc. (the “Corporation”) by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation, and (ii) enabling the Corporation to attract, retain and reward the best available persons for positions of substantial responsibility.

The Plan permits the granting of stock options (including nonqualified stock options and incentive stock options qualifying under Section 422 of the Code), restricted and unrestricted stock and restricted stock units (collectively, “Awards”).

The Plan is a compensatory benefit plan within the meaning of Rule 701 under the Securities Act of 1933 (the “Securities Act”).  Except to the extent any other exemption from the Securities Act is expressly relied upon in connection with any agreement entered into pursuant to the Plan or the securities issuable hereunder are registered under the Securities Act, or the securities issuable hereunder are registered under the Securities Act, the issuance of Common or Preferred Stock pursuant to the Plan is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701.  To the extent that an exemption from registration under the Securities Act provided by Rule 701 is unavailable, all unregistered offers and sales of Awards and shares of Common or Preferred Stock issuable upon exercise of an Award are intended to be exempt from registration under the Securities Act in reliance upon the private offering exemption contained in Section 4(2) of the Securities Act, or other available exemption, and the Plan shall be so administered.

2.             Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a)           “Board” shall mean the Board of Directors of the Corporation.

(b)           “Change in Control” shall mean:

(i)            The consummation of a merger or consolidation of the Corporation with or into another entity or any other reorganization of the Corporation, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is not owned directly or indirectly (via ownership of another entity) by persons who were holders of the Corporation’s then-outstanding voting securities  immediately prior to such merger, consolidation or other reorganization;

(ii)           The sale, transfer or other disposition of all or substantially all of the Corporation’s assets to an entity that is not a Parent or a Subsidiary of the Corporation; or

(iii)          Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing at least fifty percent (50%) of the total voting power represented by the Corporation’s then-outstanding voting securities.  For purposes of this subsection, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:  (A) any Parent or Subsidiary of the Corporation, (B) any employee benefit plan (or related trust) sponsored or maintained by the Corporation, a Parent, or any Subsidiary, and (C) any underwriter temporarily holding securities pursuant to an offering of such securities.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations issued thereunder.

(d)           “Committee” shall mean the Board or committee of Board members appointed pursuant to Section 3 of the Plan to administer the Plan.

(e)           “Common Stock” shall mean shares of the Corporation’s common stock.

(f)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g)           “Fair Market Value” of a share of the Corporation’s Common or Preferred Stock for any purpose on a particular date shall be determined in a manner such as the Committee shall in good faith determine to be appropriate.

(h)           “Grant Agreement” shall mean a written agreement between the Corporation and a grantee memorializing the terms and conditions of an Award granted pursuant to the Plan.

(i)            “Grant Date” shall mean the date on which the Committee formally acts to grant an Award to a grantee or such other date as the Committee shall so designate at the time of taking such formal action.

(j)            “Parent” shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of “parent corporation” provided in Section 424(e) of

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the Code, or any successor thereto of similar import.

(k)           “Preferred Stock” means shares of the Corporation’s Class AA Preferred Stock.

(l)            “Restricted Stock Units” mean Awards granted under Section 7 providing for the issuance of Preferred Stock to Participants at a specified future date, in such amounts and subject to such vesting requirements and other restrictions and conditions as the Committee determines.

(m)          “Restricted Stock” means Awards granted under Section 7 providing for the issuance of Preferred Stock to Participants, in such amounts and subject to such vesting requirements and other restrictions and conditions as the Committee determines.

(n)           “Rule 16b-3” shall mean Rule 16b-3 as in effect under the Exchange Act on the effective date of the Plan, or any successor provision prescribing conditions necessary to exempt the issuance of securities under the Plan (and further transactions in such securities) from Section 16(b) of the Exchange Act.

(o)           “Stock Options” means Awards granted under Section 6 providing for the right of a Participant to purchase Common Stock in such amounts, at such exercise price, for such term and subject to such vesting requirements and other restrictions and conditions as the Committee determines.

(p)           “Subsidiary” and “subsidiaries” shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of “subsidiary corporation” provided in Section 424(f) of the Code, or any successor thereto of similar import.

(q)           “Unrestricted Stock” means Awards granted under Section 7 providing for the issuance of Preferred Stock to Participants, in such amounts and subject to such conditions as the Committee determines.

3.             Administration

(a)           Procedure.  The Plan shall be administered by the Board.  In the alternative, the Board may appoint a Committee consisting of not less than two (2) members of the Board to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe.  Once appointed, the Committee shall continue to serve until otherwise directed by the Board.  From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and, thereafter, directly administer the Plan.  In the event that the Board is the administrator of the Plan in lieu of a Committee, the term “Committee” as used herein shall be deemed to mean the

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Board.

Members of the Board or Committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Award to him or her.

The Committee shall meet at such times and places and upon such notice as it may determine.  A majority of the Committee shall constitute a quorum.  Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote.  Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee.

(b)           Procedure After Registration of Common or Preferred Stock.  Upon and after the point in time that the Common or Preferred Stock or any other capital stock of the Corporation becomes registered under Section 12 of the Exchange Act, the Board shall take all action necessary to cause the Plan to be administered in accordance with the then effective provisions of Rule 16b-3, provided that any amendment to the Plan required for compliance with such provisions shall be made in accordance with Section 11 of the Plan.

(c)           Powers of the Committee.  The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.  The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:

(i)            determine the eligible persons to whom, and the time or times at which Awards shall be granted,

(ii)           determine the types of Awards to be granted,

(iii)          determine the number of shares to be covered by or used for reference purposes for each Award,

(iv)          impose such terms, limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate,

(v)           modify, extend or renew outstanding Awards, accept the surrender of outstanding Awards and substitute new Awards,

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provided that no such action shall be taken with respect to any outstanding Award which would adversely affect the grantee without the grantee’s consent,

(vi)          accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment, and

(vii)         to establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable and to interpret same, all within the Committee’s sole and absolute discretion.

(d)           Limited Liability.  To the maximum extent permitted by law, no member of the Board or Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e)           Indemnification.  To the maximum extent permitted by law, the members of the Board and Committee shall be indemnified by the Corporation in respect of all their activities under the Plan.

(f)            Effect of Committee’s Decision.  All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee of the Corporation, and their respective successors in interest.

4.             Shares Available for the Plan

Subject to adjustments as provided in Section 10 of the Plan, the shares of stock that may be delivered or purchased with respect to Stock Options, including incentive stock options intended to qualify under Section 422 of the Code, shall not exceed an aggregate of 12,770,232 shares of Common Stock and the shares of stock that may be delivered or purchased with respect to Restricted and Unrestricted Stock and Restricted Stock Units shall not exceed an aggregate of 1,436,080 shares of Preferred Stock.  The Corporation shall reserve said number of shares for Awards under the Plan, subject to

5

adjustments as provided in Section 10 of the Plan.  If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares without the delivery of shares or other consideration, the shares subject to such Award shall thereafter be available for further Awards under the Plan.

5.             Participation

Participation in the Plan shall be open to all employees, officers, directors and consultants of the Corporation, or of any Parent or Subsidiary of the Corporation, as may be selected by the Committee from time to time.  Notwithstanding the foregoing, participation in the Plan with respect to Awards of incentive stock options shall be limited to employees of the Corporation or of any Parent or Subsidiary of the Corporation.

Awards may be granted to such eligible persons and for or with respect to such number of shares of Common or Preferred Stock as the Committee shall determine, subject to the limitations in Section 4 of the Plan.  A grant of any type of Award made in any one year to an eligible person shall neither guarantee nor preclude a further grant of that or any other type of Award to such person in that year or subsequent years.

6.             Stock Options

Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible participants Awards of nonqualified stock options or incentive stock options as that term is defined in Section 422 of the Code.  The Stock Option Awards granted shall be subject to the following terms and conditions.

(a)           Grant of Option.  The grant of a Stock Option shall be evidenced by a Grant Agreement, executed by the Corporation and the grantee, stating the number of shares of Common Stock subject to the Stock Option evidenced thereby and the terms and conditions of such Stock Option, in such form as the Committee may from time to time determine.

(b)           Price.  The price per share payable upon the exercise of each Stock Option (“exercise price”) shall be determined by the Committee.

(c)           Payment.  Stock Options may be exercised in whole or in part by payment of the exercise price of the shares to be acquired in accordance with the provisions of the Grant Agreement, and/or such rules and regulations as the Committee may have prescribed, and/or such determinations, orders, or decisions as the Committee may have made.  Payment may be made in cash (or cash equivalents acceptable to the Committee) or, if approved by the Committee, in shares of Common Stock or a combination of cash and shares of Common Stock, or by such other means as the Committee may prescribe.  The Fair Market Value of shares of Common Stock delivered on exercise of Stock

6

Options shall be determined as of the date of exercise.  Shares of Common Stock delivered in payment of the exercise price may be previously owned shares or, if approved by the Committee, shares acquired upon exercise of the Stock Option.  Any fractional share will be paid in cash.  If approved by the Board of Directors, the Corporation may make or guarantee loans to grantees to assist grantees in exercising Stock Options and satisfying any related withholding tax obligations.

If the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Committee, subject to such limitations as it may determine, may authorize payment of the exercise price, in whole or in part, by delivery of a properly executed exercise notice, together with irrevocable instructions, to:  (i) a brokerage firm designated by the Corporation to deliver promptly to the Corporation the aggregate amount of sale or loan proceeds to pay the exercise price and any withholding tax obligations that may arise in connection with the exercise, and (ii) the Corporation to deliver the certificates for such purchased shares directly to such brokerage firm.

(d)           Terms of Options.  The term during which each Stock Option may be exercised shall be determined by the Committee; provided, however, that in no event shall a Stock Option be exercisable more than ten years from the date it is granted.  Prior to the exercise of the Stock Option and delivery of the shares certificates represented thereby, the grantee shall have none of the rights of a stockholder with respect to any shares represented by an outstanding Stock Option.

(e)           Restrictions on Incentive Stock Options.  Incentive stock option Awards granted under the Plan shall comply in all respects with Code Section 422 and, as such, shall meet the following additional requirements:

(i)            Grant Date.  An incentive stock option must be granted within 10 years of the earlier of the Plan’s adoption by the Board of Directors or approval by the Corporation’s shareholders.

(ii)           Exercise Price and Term.  The exercise price of an incentive stock option shall not be less than 100% of the Fair Market Value of the shares on the date the Stock Option is granted and the term of the Stock Option shall not exceed ten years.  Also, the exercise price of any incentive stock option granted to a grantee who owns (within the meaning of Section 422(b)(6) of the Code, after the application of the attribution rules in Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Corporation or its Parent or Subsidiary corporations (within the meaning of Sections 422 and 424 of the Code) shall be not less than 110% of the Fair Market Value of the Common Stock on the grant date and the term of such Stock Option shall not exceed five years.

(iii)          Maximum Grant.  The aggregate Fair Market Value (determined as of the Grant Date) of shares of Common Stock with respect to which all incentive

7

stock options first become exercisable by any grantee in any calendar year under this or any other plan of the Corporation and its Parent and Subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Section 422 of the Code.  To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Stock Options shall be treated as nonqualified stock options.  In such case, the Corporation may designate the shares of Common Stock that are to be treated as stock acquired pursuant to the exercise of an incentive stock option by issuing a separate certificate for such shares and identifying the certificate as incentive stock option shares in the stock transfer records of the Corporation.

(iv)          Grantee.  Incentive stock options shall only be issued to employees of the Corporation, or of a Parent or Subsidiary of the Corporation.

(v)           Designation.  No Stock Option shall be an incentive stock option unless so designated by the Committee at the time of grant or in the Grant Agreement evidencing such Stock Option.

(vi)          Stockholder Approval.  No Stock Option issued under the Plan shall be an incentive stock option unless the Plan is approved by the shareholders of the Corporation within 12 months of its adoption by the Board in accordance with the Bylaws and Articles of the Corporation and governing law relating to such matters.

(f)            Other Terms and Conditions.  Stock Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time.

7.             Stock Awards (including Restricted and Unrestricted Stock and Restricted Stock Units).

(a)           In General.  Subject to the other applicable provisions of the Plan and applicable law, the Committee may at any time and from time to time grant Restricted or Unrestricted Stock or Restricted Stock Units to Participants, in such amounts and subject to such vesting requirements and other restrictions and conditions as it determines.  Unless determined otherwise by the Committee, Participants receiving Restricted or Unrestricted Stock or Restricted Stock Units are not required to pay the Corporation cash consideration for such units (except as may be required for applicable tax withholding).

(b)           Vesting Conditions and Other Restrictions.  Each Award for Restricted Stock or Restricted Stock Units shall be evidenced by a Grant Agreement that specifies the applicable vesting conditions and other restrictions, if any, on such Award, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of the shares of Preferred Stock that are part of the Award.  Notwithstanding the foregoing, the Committee may reduce or shorten the

8

duration of any vesting or other restriction applicable to any Restricted Stock or Restricted Stock Units awarded to any grantee under the Plan.

(c)           Stock Issuance and Stockholder Rights.

(i)            Restricted Stock.  Stock certificates with respect to shares of Preferred Stock granted pursuant to a Restricted Stock Award shall be issued, and/or Preferred Stock shall be registered, at the time of grant of the Restricted Stock Award, subject to forfeiture if the Restricted Stock does not vest or other restrictions do not lapse.  Any Preferred Stock certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award and the grantee may be required to deposit the certificates with the Corporation during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer therefor.  Except as otherwise provided by the Committee, during the period of restriction following issuance of Restricted Stock certificates, the grantee shall have all of the rights of a holder of Preferred Stock, including but not limited to the rights to receive dividends (or amounts equivalent to dividends) and to vote with respect to the Restricted Stock.  The Committee, in its discretion, may provide that any dividends or distributions paid with respect to Preferred Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Restricted Stock to which such dividends or distributions relate.

(ii)           Restricted Stock Units.  Stock certificates for the shares of Preferred Stock subject to a Restricted Stock Unit shall be issued, and/or Preferred Stock shall be registered, upon vesting and lapse of any other restrictions or conditions with respect to the issuance of Preferred Stock under such Award.  The grantee will not be entitled to vote such Preferred Stock or to any of the other rights of stockholders during the period prior to issuance of the certificates for such Preferred Stock and/or the registration of the Preferred Stock.  An Award of Restricted Stock Units shall provide the Participant with the right to receive amounts equivalent to dividends and distributions paid with respect to Preferred Stock subject to the Award while the Award is outstanding, which payments may, in the Committee’s discretion, either be made currently or credited to an account for the Participant, and may be settled in cash or Preferred Stock, all as determined by the Committee.  Unless otherwise determined by the Committee with respect to a particular Award, each outstanding Restricted Stock Unit shall accrue such dividend equivalents, deferred as equivalent amounts of additional Restricted Stock Units, which amounts will be paid only when and if the Restricted Stock Unit (on which such dividend equivalents were accrued) vests and becomes payable.  To the extent that a Restricted Stock Unit does not vest or is otherwise forfeited, any accrued and unpaid dividend equivalents shall be forfeited.

9

8.             Withholding of Taxes

The Corporation may require, as a condition to the grant of any Award under the Plan or exercise pursuant to such Award or to the delivery of certificates for shares issued or payments of cash to a grantee pursuant to the Plan or a Grant Agreement (hereinafter collectively referred to as a “taxable event”), that the grantee pay to the Corporation, in cash or, if approved by the Corporation, in shares of stock, including shares that would otherwise be issued upon exercise of or payment under the Award, valued at Fair Market Value on the date as of which the withholding tax liability is determined, any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan.  The Corporation, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any such taxes.

9.             Transferability

No Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution.  Unless otherwise determined by the Committee in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

10.          Adjustments; Business Combinations

In the event of a reclassification, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, or other similar event, involving the Common or Preferred Stock, the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan as provided in Section 4 shall be adjusted to reflect such event, and the Committee shall make such adjustments as it deems appropriate and equitable in the number, kind and price of shares covered by outstanding Awards made under the Plan, and in any other matters which relate to Awards and which are affected by the changes in the Common or Preferred Stock referred to above.

In the event of any proposed Change in Control, the Committee shall take such action as it deems appropriate and equitable to effectuate the purposes of this Plan and to protect the grantees of Awards, which action may include, but without limitation, any one or more of the following:  (i) acceleration or change of the exercise and/or expiration dates of any Award to require that exercise be made, if at all, prior to the Change in Control; (ii) cancellation of any Award upon payment to the holder in cash of the Fair Market Value of the Common or Preferred Stock subject to such Award as of the date of (and, to the extent applicable, as established for purposes of) the Change in Control, less

10

the aggregate exercise price, if any, of the Award; and (iii) in any case where equity securities of another entity are proposed to be delivered in exchange for or with respect to Common or Preferred Stock of the Corporation, arrangements to have such other entity replace the Awards granted hereunder with awards with respect to such other securities, with appropriate adjustments in the number of shares subject to, and the exercise prices under, the award.

The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the preceding two paragraphs of this Section 10) affecting the Corporation, or the financial statements of the Corporation or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

In the event the Corporation dissolves and liquidates (other than pursuant to a plan of merger or reorganization), then notwithstanding any restrictions on exercise set forth in this Plan or any Grant Agreement, or other agreement evidencing a Stock Option or Restricted Stock Unit Award: (i) each grantee shall have the right to exercise his Stock Option or to require delivery of share certificates under any such Restricted Stock Unit Award, at any time up to ten (10) days prior to the effective date of such liquidation and dissolution; and (ii) the Committee may make arrangements with the grantees for the payment of appropriate consideration to them for the cancellation and surrender of any Stock Option or Restricted Stock Unit Award that is so canceled or surrendered at any time up to ten (10) days prior to the effective date of such liquidation and dissolution.  The Committee may establish a different period (and different conditions) for such exercise, delivery, cancellation, or surrender to avoid subjecting the grantee to liability under Section 16(b) of the Exchange Act.  Any Stock Option not so exercised, canceled, or surrendered shall terminate on the last day for exercise prior to such effective date; and any Restricted Stock Unit as to which there has not been such delivery of share certificates or that has not been so canceled or surrendered, shall be forfeited on the last day prior to such effective date.  The Committee shall give to each grantee written notice of the commencement of any proceedings for such liquidation and dissolution of the Corporation and the grantee’s rights with respect to his outstanding Award.

Except as hereinbefore expressly provided, issuance by the Corporation of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warranty to subscribe therefore, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common or Preferred Stock subject to Awards theretofore granted or the purchase price per share of Common or Preferred Stock subject to Awards.

11

11.          Termination and Modification of the Plan

The Board, without further approval of the stockholders, may modify or terminate the Plan or any portion thereof at any time, except that no modification shall become effective without prior approval of the stockholders of the Corporation to increase the number of shares of Common or Preferred Stock subject to the Plan or if stockholder approval is necessary to comply with any tax or regulatory requirement or rule of any exchange or Nasdaq System upon which the Common or Preferred Stock is listed or quoted (including for this purpose stockholder approval that is required for continued compliance with Rule 16b-3 or stockholder approval that is required to enable the Committee to grant incentive stock options pursuant to the Plan).

The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Corporation or that may be authorized or made desirable by such laws.  The Committee may amend or modify the grant of any outstanding Award in any manner to the extent that the Committee would have had the authority to make such Award as so modified or amended.  No modification may be made that would materially adversely affect any Award previously made under the Plan without the approval of the grantee.

12.          Non-Guarantee of Employment

Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an employee to continue in the employ of the Corporation or shall interfere in any way with the right of the Corporation to terminate an employee at any time.

13.          Termination of Employment

For purposes of maintaining a grantee’s continuous status as an employee and accrual of rights under any Award, transfer of an employee among the Corporation and the Corporation’s Parent or Subsidiaries shall not be considered a termination of employment.  Nor shall it be considered a termination of employment for such purposes if an employee is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the date when an employee’s right to reemployment shall no longer be guaranteed either by law or contract.

14.          Written Agreement

Each Grant Agreement entered into between the Corporation and a grantee with respect to an Award granted under the Plan shall incorporate the terms of this Plan and shall contain such provisions, consistent with the provisions of the Plan, as may be

12

established by the Committee.

15.          Non-Uniform Determinations

The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and time of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

16.          Limitation on Benefits

With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3.  To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.          Listing and Registration

If the Corporation determines that the listing, registration or qualification upon any securities exchange or upon any listing or quotation system established by the National Association of Securities Dealers, Inc. (“Nasdaq System”) or under any law, of shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such Award may be exercised in whole or in part and no restrictions on such Award shall lapse, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Corporation.

18.          Compliance with Securities Law

The Corporation may require that a grantee, as a condition to exercise of an Award, and as a condition to the delivery of any share certificate, provide to the Corporation, at the time of each such exercise and each such delivery, a written representation that the shares of Common or Preferred Stock being acquired shall be acquired by the grantee solely for investment and will not be sold or transferred without registration or the availability of an exemption from registration under the Securities Act and applicable state securities laws.  The Corporation may also require that a grantee submit other written representations which will permit the Corporation to comply with federal and applicable state securities laws in connection with the issuance of the Common or Preferred Stock, including representations as to the knowledge and experience in financial and business matters of the grantee and the grantee’s ability to bear the economic risk of the grantee’s investment.  The Corporation may require that the grantee obtain a “purchaser representative” as that term is defined in applicable federal and state securities laws.  The stock certificates for any shares of Common or Preferred

13

Stock issued pursuant to this Plan may bear a legend restricting transferability of the shares of Common or Preferred Stock unless such shares are registered or an exemption from registration is available under the Securities Act and applicable state securities laws.  The Corporation may notify its transfer agent to stop any transfer of shares of Common or Preferred Stock not made in compliance with these restrictions.  Common or Preferred Stock shall not be issued with respect to an Award granted under the Plan unless the exercise of such Award and the issuance and delivery of share certificates for such Common or Preferred Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any national securities exchange or Nasdaq System upon which the Common or Preferred Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance to the extent such approval is sought by the Committee.

19.          No Trust or Fund Created

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a grantee or any other person.  To the extent that any grantee or other person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

20.          No Limit on Other Compensation Arrangements

Nothing contained in the Plan shall prevent the Corporation or its Parent or Subsidiary corporations from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee in its discretion determines desirable, including without limitation the granting of stock options or restricted stock units otherwise than under the Plan.

21.          No Restriction of Corporate Action

Nothing contained in the Plan shall be construed to prevent the Corporation or any Parent or Subsidiary from taking any corporate action which is deemed by the Corporation or such Parent or Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award issued under the Plan.  No employee, beneficiary or other person shall have any claim against the Corporation or any Parent or Subsidiary as a result of such action.

22.          Governing Law

The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by

14

the Board or Committee relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws rules and principles.

23.          Plan Subject to Charter and By-Laws

This Plan is subject to the Articles and By-Laws of the Corporation, as they may be amended from time to time.

24.          Effective Date; Termination Date

The Plan is effective as of the date on which the Plan was adopted by the Board; provided that no Stock Options issued hereunder shall be treated as incentive stock options, regardless of the designation in the Grant Agreement, unless the Plan is approved by the shareholders of the Corporation as provided in Section 6(e)(vi).  No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan.  Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Date Approved by the Board:

Date Approved by the Shareholders:

15

Exhibit C

Stockholder List

METASTORM INC.

SERIES AA CONVERTIBLE PREFERRED STOCK

Cert. No.	Owner	No. of Shares	Date Issued	Class
1-AA	Bruce Grisewood	69	09/15/2004	Series AA Convertible Preferred Stock
2-AA	Michael Jackson	115	09/15/2004	Series AA Convertible Preferred Stock
3-AA	Jonathan Summers Tim and Tyde	6,075.54	09/15/2004	Series AA Convertible Preferred Stock
4-AA	David Riz	40	09/15/2004	Series AA Convertible Preferred Stock
5-AA	Thomas Thomason	373.76	09/15/2004	Series AA Convertible Preferred Stock
6-AA	James Hooper	365.88	09/15/2004	Series AA Convertible Preferred Stock
7-AA	Brian R. McNeill	45.44	09/15/2004	Series AA Convertible Preferred Stock
8-AA	Jeffrey Whipple	21.18	09/15/2004	Series AA Convertible Preferred Stock
9-AA	Sandra Brucker	3.32	09/15/2004	Series AA Convertible Preferred Stock
10-AA	Paul Bartlett	.66	09/15/2004	Series AA Convertible Preferred Stock
11-AA	Stuart E. Davey	250	09/15/2004	Series AA Convertible Preferred Stock
12-AA	Scott Rodgers	50	09/15/2004	Series AA Convertible Preferred Stock
13-AA	Van N. Nguyen	200	09/15/2004	Series AA Convertible Preferred Stock
14-AA	Dave J. Christensen	250	09/15/2004	Series AA Convertible Preferred Stock
15-AA	Dan Dorton	250	09/15/2004	Series AA Convertible Preferred Stock
16-AA	Melanie O’Toole	100	09/15/2004	Series AA Convertible Preferred Stock
17-AA	Amanda Silkman	50	09/15/2004	Series AA Convertible Preferred Stock
18-AA	Jaeho Brian Song	200	09/15/2004	Series AA Convertible Preferred Stock
19-AA	Michael Johnson	120	09/15/2004	Series AA Convertible Preferred Stock
20-AA	UBS Capital Americas II, LLC	4,738,347.32	09/15/2004	Series AA Convertible Preferred Stock

Cert. No.	Owner	No. of Shares	Date Issued	Class
21-AA	Sandler Capital Partners IV, L.P.	1,386,659.30	09/15/2004	Series AA Convertible Preferred Stock
22-AA	Sandler Capital Partners IV FTE, L.P.	568,312.38	09/15/2004	Series AA Convertible Preferred Stock
23-AA	Sandler Technology Partners, L.P.	(550,198.01) Cancelled	09/15/2004	Series AA Convertible Preferred Stock
24-AA	Wall Street Technology Partners, LP	4,440,370.17	09/15/2004	Series AA Convertible Preferred Stock
25-AA	Axiom Venture Partners II, L.P.	756,229.30	09/15/2004	Series AA Convertible Preferred Stock
26-AA	J. Allen Dougherty, Trustee FBO Peter Wetherill	47,106.95	09/15/2004	Series AA Convertible Preferred Stock
27-AA	Gail Dougherty	11,776.52	09/15/2004	Series AA Convertible Preferred Stock
28-AA	Mark T. Cannon	7,065.74	09/15/2004	Series AA Convertible Preferred Stock
29-AA	Nancy Walker	11,776.52	09/15/2004	Series AA Convertible Preferred Stock
30-AA	Pennstone, LLC	(43,391.47) Cancelled	09/15/2004	Series AA Convertible Preferred Stock
31-AA	Riggs Capital Partners, LLC	520,695.96	09/15/2004	Series AA Convertible Preferred Stock
32-AA	Morgan Stanley DW Inc. C/F J. Allen Dougherty, IRA Rollover	11,776.52	09/15/2004	Series AA Convertible Preferred Stock
33-AA	Paul E. Ambrose and Paula J. Ambrose	5,888.38	09/15/2004	Series AA Convertible Preferred Stock
34-AA	Michael Savage	3,533.02	09/15/2004	Series AA Convertible Preferred Stock
35-AA	David R. Schaeffer	5,888.38	09/15/2004	Series AA Convertible Preferred Stock
36-AA	Stephen Todd Walker	7,066.05	09/15/2004	Series AA Convertible Preferred Stock
37-AA	Stephen Todd Walker	43,391.47	09/15/2004	Series AA Convertible Preferred Stock
38-AA	Riggs Capital Partners II, LLC	385,518.38	09/15/2004	Series AA Convertible Preferred Stock
39-AA	Sandler Technology Partners Subsidiary, LLC	479,176.89	09/15/2004	Series AA Convertible Preferred Stock
40-AA	M&M Capital Partners	6,942.12	09/15/2004	Series AA Convertible Preferred Stock

2

Cert. No.	Owner	No. of Shares	Date Issued	Class
41-AA	Eric Luftig CIBC World Markets	1,735.60	09/15/2004	Series AA Convertible Preferred Stock
42-AA	Mayflower LP	6,123,747.04	09/15/2004	Series AA Convertible Preferred Stock
43-AA	Sandler Co-Investment Partners, L.P.	102,894.45	09/15/2004	Series AA Convertible Preferred Stock
44-AA	Ironside Ventures, L.P.	811,244.43	09/15/2004	Series AA Convertible Preferred Stock
45-AA	Ironside Venture Partners II, LLC	520,666.42	09/15/2004	Series AA Convertible Preferred Stock
46-AA	Gregory Carter	498.93	09/15/2004	Series AA Convertible Preferred Stock
47-AA	Mark O’Neill	3,533.02	09/15/2004	Series AA Convertible Preferred Stock
48-AA	Sandler Technology Partners Subsidiary, LLC	550,198.01	12/09/2004	Series AA Convertible Preferred Stock
49-AA	CommerceQuest, Inc.	(14,014,000) Cancelled	10/05/2005	Series AA Convertible Preferred Stock
50-AA	CommerceQuest UK Limited	(1,386,000) Cancelled	10/05/2005	Series AA Convertible Preferred Stock
51-AA	ICG Holdings, Inc.	15,400,000	10/05/2005	Series AA Convertible Preferred Stock

3

Uncertificated — Stockholders (Never Returned Stock Certificates for Exchange into Series AA Convertible Preferred Stock)

Cert. No.	Owner	No. of Shares	Date Issued	Class
—	Walter Maull	1,735.60	09/15/2004	Series AA Convertible Preferred Stock
—	Melissa B. Eisenstat	1,735.60	09/15/2004	Series AA Convertible Preferred Stock
—	Avi Hoffer	73,740.79	09/15/2004	Series AA Convertible Preferred Stock
—	Michael Philip Vieyra	4,076.26	09/15/2004	Series AA Convertible Preferred Stock
—	Stephen Miles Brown	4,082.95	09/15/2004	Series AA Convertible Preferred Stock
—	V-Sys, Ltd.	4,600	09/15/2004	Series AA Convertible Preferred Stock
—	Stuart Frost	437	09/15/2004	Series AA Convertible Preferred Stock
—	Mark O’Hare	115	09/15/2004	Series AA Convertible Preferred Stock
—	Bharat Patel	287.50	09/15/2004	Series AA Convertible Preferred Stock
—	Brian McPhee	770.50	09/15/2004	Series AA Convertible Preferred Stock
—	Craig Belliston	250	09/15/2004	Series AA Convertible Preferred Stock
—	Thomas Rogan	100	09/15/2004	Series AA Convertible Preferred Stock
—	David Holliday	2,828.50	09/15/2004	Series AA Convertible Preferred Stock
—	Stephen Morse	25.32	09/15/2004	Series AA Convertible Preferred Stock
—	Andrew Nuckols	19.62	09/15/2004	Series AA Convertible Preferred Stock
—	Richard Drumm	17.01	09/15/2004	Series AA Convertible Preferred Stock
—	Monica Mirestean	17.65	09/15/2004	Series AA Convertible Preferred Stock
—	Robert Aung	14.30	09/15/2004	Series AA Convertible Preferred Stock
—	Won Kim	4.32	09/15/2004	Series AA Convertible Preferred Stock
—	James Davis	5.53	09/15/2004	Series AA Convertible Preferred Stock
—	Eve Dellett	50	09/15/2004	Series AA Convertible Preferred Stock
—	Kimberly Lewis	4.75	09/15/2004	Series AA Convertible Preferred Stock
—	Susan Tufts	4.34	09/15/2004	Series AA Convertible Preferred Stock

4

Cert. No.	Owner	No. of Shares	Date Issued	Class
—	Alin Mirestean	4.15	09/15/2004	Series AA Convertible Preferred Stock
—	Carol L. Katz	50	09/15/2004	Series AA Convertible Preferred Stock
—	Jonathan Rottenberg	10	09/15/2004	Series AA Convertible Preferred Stock
—	Greg M. Smith	50	09/15/2004	Series AA Convertible Preferred Stock
—	Tim D. Eversole	50	09/15/2004	Series AA Convertible Preferred Stock
—	Alan Clarke	50	09/15/2004	Series AA Convertible Preferred Stock
—	Douglas B. Clark	250	09/15/2004	Series AA Convertible Preferred Stock
—	Christopher J. Caramanico	172.23	09/15/2004	Series AA Convertible Preferred Stock
—	Jerome Pearce	100	09/15/2004	Series AA Convertible Preferred Stock
—	Jane Hedges	200	09/15/2004	Series AA Convertible Preferred Stock
—	Gregory A. Hall	50	09/15/2004	Series AA Convertible Preferred Stock
—	Michael Brian Rademacher	85.18	09/15/2004	Series AA Convertible Preferred Stock
—	Christopher Justin Kim	82.50	09/15/2004	Series AA Convertible Preferred Stock

5

METASTORM INC.

SERIES BB CONVERTIBLE PREFERRED STOCK

Cert. No.	Owner	No. of Shares	Date Issued	Class
1-BB	IIIIII ICG Holdings, Inc.	2,140,138	10/05/2005	Series BB Convertible Preferred Stock
2-BB	Mayflower LP	851,017	10/05/2005	Series BB Convertible Preferred Stock
3-BB	Wall Street Technology Partners, LP	617,078	10/05/2005	Series BB Convertible Preferred Stock
4-BB	Ironside Ventures, L.P.	78,991	11/09/2005	Series BB Convertible Preferred Stock
5-BB	Axiom Venture Partners II, LP	105,093	11/09/2005	Series BB Convertible Preferred Stock

6

METASTORM INC. - COMMON STOCK

Cert. No.	Owner	No. of Shares	Date Issued	Class
73	Michael Malaure	28,125	01/31/2007	Common Stock

7

Exhibit D

Form of Opinion of Venable LLP

July 31, 2007

To the Several Purchasers Listed

on Schedule 1 to the Stock Purchase

Agreement, dated July 31, 2007

Re:          Metastorm Inc.

Ladies and Gentlemen:

We have acted as counsel to Metastorm Inc., a Maryland corporation (the “Company”), in connection with the transactions contemplated by the Stock Purchase Agreement, dated as of July 31, 2007 (the “Stock Purchase Agreement”), by and among the Company and you (the “Purchasers”).  Capitalized terms used herein, and not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

Reference is made to Section 4.7 of the Stock Purchase Agreement which provides that the obligation of the Purchasers to purchase the Series CC Convertible Preferred Stock, $0.01 par value per share (the “Series CC Preferred Stock”), is subject to receipt from the Company’s counsel of an opinion with respect to the matters set forth herein.

In connection with the foregoing and the delivery of this opinion, we have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of the following:

(i)              fully executed copies of (a) the Stock Purchase Agreement, (b) the Fourth Amended and Restated Registration Rights Agreement dated as of July 31, 2007, by and among the Company, the Purchasers, certain holders of the Company’s Series AA Convertible Preferred Stock, $0.01 par value per share (the “Series AA Preferred Stock”) listed on Exhibit A thereto, and other persons that from time to time execute joinders thereto (the “Registration Rights Agreement”), and (c) the Fifth Amended and Restated Stockholders Agreement dated as of July 31, 2007, by and among the Company, the Purchasers, the holders of the Company’s Series AA Preferred Stock listed on Schedule A thereto, and other persons that from time to time execute joinders thereto (the “Stockholders Agreement” and, together with the Stock Purchase Agreement and the Registration Rights Agreement, the “Principal Agreements”);

(ii)             the Sixth Articles of Amendment and Restatement of the Company (the “Restated Articles”), filed with the Maryland State Department of Assessments and Taxation (the “SDAT”) on July [      ], 2007, and a copy of the Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company as being complete, accurate and in effect;

To the Several Purchasers Listed

on Schedule 1 to the Stock Purchase

Agreement, dated July 31, 2007

(iii)            those records of the proceedings and actions of the stockholders and the Board of Directors of the Company as we have deemed necessary or appropriate to render the opinions expressed herein, as certified by the Secretary of the Company as being complete, accurate and in effect;

(iv)            a certificate of the SDAT dated July [      ], 2007 with respect to the existence and good standing of the Company as of such date;

(v)             a certificate dated July [      ], 2007 from the Secretary of the Company (a copy of which is delivered herewith) certifying that the records of the proceedings and actions of the stockholders and the Board of Directors of the Company attached thereto constitute a true and complete copy of all of the records of the proceedings and actions of the stockholders and the Board of Directors related to the transactions contemplated by the Principal Agreements; and

(vi)            a certificate of even date herewith from the President of the Company (a copy of which is delivered herewith) (the “Officer’s Certificate”) (a) identifying all consents, approvals, authorizations and orders of, and notifications to or filing with, any court or governmental agency or body necessary to the conduct of the Company’s business as presently conducted (“Governmental Consents”), if any, stating that copies or originals of all such Governmental Consents have been provided to us and that no further Governmental Consents are necessary to the conduct of its business as presently conducted, (b) certifying that the stock transfer ledger previously provided to us is true and complete, (c) certifying as to the accuracy and completeness of all representations and warranties made by the Company in the Principal Agreements, (d) identifying all warrants, options, agreements, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue, sell or otherwise transfer any shares of the capital stock or other securities of the Company and (e) identifying all agreements, liens, encumbrances and other restrictions (such as rights of first refusal, rights of first offer, co-sale rights, proxies, voting trusts and voting agreements) with respect to the sale or voting of any shares of capital stock or other securities of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities).

In basing the opinions and other matters set forth herein on “our knowledge,” the words “our knowledge” signify that, in the course of our representation of the Company in matters with respect to which we have been engaged by the Company as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports, and information identified in Paragraphs (i) through (vi) above on which we have relied are not accurate and complete.  Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.  The phrase “our knowledge” and similar language used herein are intended to be limited to the knowledge of the lawyers within

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To the Several Purchasers Listed

on Schedule 1 to the Stock Purchase

Agreement, dated July 31, 2007

our firm who have worked on matters on behalf of the Company.  While we have represented the Company in matters involving the Principal Agreements, we do not represent the Company as to all its matters requiring legal services and did not represent the Company in connection with general corporate matters prior to May 1999 and may therefore be unaware of certain facts.

In reaching the opinions set forth below, with your permission we have assumed, and to our knowledge there are no facts inconsistent with, the following:

(a)           the genuineness of all signatures and the authenticity of all instruments, documents and agreements submitted to us as originals;

(b)           the conformity to original documents (and the authenticity of such original documents) of all instruments, documents and agreements submitted to us as certified or photostatic copies;

(c)           that each of the parties thereto (other than the Company) has duly and validly executed and delivered each of the Principal Agreements, and such party’s obligations set forth therein are its legal, valid, and binding obligations, enforceable in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and (ii) the exercise of judicial discretion in accordance with general principles of equity;

(d)           that each person executing any of the Principal Agreements on behalf of any party (other than the Company) is duly authorized to do so;

(e)           that each natural person executing any such instrument, document, or agreement is legally competent to do so;

(f)            that there are no oral or written modifications of or amendments to any of the instruments, documents or agreements in question; and

(g)           that there are no records of any proceedings or actions of the stockholders or the Board of Directors of the Company which have not been provided to us and that there has been no waiver of any of the provisions of any of the instruments, documents or agreements in question, by actions or conduct of the parties or otherwise.

Based upon the foregoing, we are of the opinion that as of the date hereof:

1.             The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

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To the Several Purchasers Listed

on Schedule 1 to the Stock Purchase

Agreement, dated July 31, 2007

2.             The Company has the requisite corporate power and authority to own and hold its properties and to carry on its business as now conducted and to execute and deliver the Principal Agreements and to perform the provisions thereof.

3.             The execution, delivery and performance by the Company of each of the Principal Agreements will not (a) conflict with, result in a breach or violation of, or constitute a default under any existing provision of the Restated Articles or the Bylaws, or under any applicable federal or Maryland law, rule or regulation (with the exception of Maryland securities or “blue sky” laws as to which we express no opinion), or (b) to our knowledge, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any of the properties or assets of the Company.

4.             The execution, delivery and performance by the Company of each of the Principal Agreements have been duly authorized by all requisite corporate action on behalf of the Company.  Each of the Principal Agreements has been duly executed and delivered by the Company, and assuming that each of the Principal Agreements has been duly executed and delivered by the Purchasers, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

5.             Based solely on the confirmation of the SDAT with respect to the Restated Articles, the Restated Articles have been duly filed with the SDAT.

6.         Based solely upon our  review of the Restated Articles and the Bylaws of the Company, the corporate minute books and the corporate stock ledger of the Company in the form certified to us by the Company as being true and complete, and the Officer’s Certificate, upon filing the Restated Articles with the SDAT and immediately after the Closing, (i) the authorized capital stock of the Company consists of 120,000,000 shares of Common Stock, $0.01 par value per share and 96,657,212 shares of preferred stock, $0.01 par value per share, of which 71,012,991 shares have been designated Series AA Preferred Stock and 6,800,000 shares have been designated Series BB Preferred Stock and 18,844,221 shares have been designated Series CC Preferred Stock (collectively, the “Authorized Stock”); (ii) there are currently 28,125 shares of Common Stock, 54,449,488 shares of Series AA Preferred Stock, no shares of Series BB Preferred Stock, and [                    ] shares of Series CC Preferred Stock which are issued and outstanding as of the date hereof; (iii) no shares of stock are held in treasury; and (iv) except (x) for the warrants to purchase an aggregate of 39,155 shares of Common Stock, (y) for the outstanding warrants to purchase an aggregate of 12,597 shares of Series AA Preferred Stock (each of such warrants being set forth on Section 2.2 of the Disclosure Schedule to the Stock

4

To the Several Purchasers Listed

on Schedule 1 to the Stock Purchase

Agreement, dated July 31, 2007

Purchase Agreement) and (z) as set forth in the Restated Articles, there are no outstanding options, conversion rights, warrants or other rights in existence to acquire any Authorized Stock.

7.             The Series CC Preferred Stock issued to the Purchasers, when issued in compliance with the provisions of the Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

8.             Upon issuance and delivery of the Series CC Preferred Stock to each Purchaser pursuant to the Stock Purchase Agreement, such Purchaser will be the record owner of the Series CC Preferred Stock, and such shares of Series CC Preferred Stock will be free of any liens or encumbrances created by the Company; provided, however, that the Series CC Preferred Stock will be subject to restrictions on transfer under state and/or federal securities laws and as contained in the Stockholders Agreement.

9.             The shares of Common Stock issuable upon conversion of the Series CC Preferred Stock issued to the Purchasers (the “Underlying Shares”) have been duly and validly reserved and, when issued upon conversion in compliance with the Restated Articles, will be validly issued, fully paid and nonassessable.  The issuance of the Underlying Shares upon conversion of the Series CC Preferred Stock will not require any further corporate action or approval.

10.           Subject to the accuracy of the representations of the Purchasers concerning their intent to purchase the Series CC Preferred Stock and concerning certain other matters set forth in the Principal Agreements, the offer and sale of the Series CC Preferred Stock (and the Underlying Shares issuable upon conversion of such Series CC Preferred Stock) to the Purchasers in conformity with the terms of the Stock Purchase Agreement are exempt (and in the case of the Underlying Shares upon conversion of the Series CC Preferred Stock, will be exempt) from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”).  We express no opinion with respect to the applicability of the registration requirements of the Securities Act or any state securities laws or the availability of an exemption therefrom, with respect to any resale by the Purchasers of the Series CC Preferred Stock or the Underlying Shares, which resales we understand are not contemplated.

11.           Based solely on the Officer’s Certificate (as to factual matters) and our knowledge, with the exception of Maryland securities or “blue sky” laws as to which we express no opinion, and assuming receipt of the consents, approvals, orders and authorizations, and the making of the registrations, qualifications, designations, declarations and filings set forth in the Principal Agreements, if any, there are no authorizations, consents or approvals or other actions by, or any notice to or filing with, any governmental authority or regulatory body of the United States or the State of Maryland which are required for the due execution, delivery and

5

To the Several Purchasers Listed

on Schedule 1 to the Stock Purchase

Agreement, dated July 31, 2007

performance by the Company of the Principal Agreements, except for any applicable federal securities laws filings pursuant to Regulation D promulgated under the Securities Act and except as set forth in the disclosure schedules to  the Principal Agreements.

12.           Based solely on the Officer’s Certificate, except as disclosed in the Stock Purchase Agreement and the disclosure schedules thereto, we are not aware of any (i) suits, actions, or claims, or any investigations or inquiries by any administrative agency or governmental body, or legal, administrative, or arbitration proceedings pending against or threatened against the Company or to which the Company is a party or, in the case of threatened proceedings, is reasonably likely to become a party and (ii) any outstanding order, writ, judgment, injunction, or decree of any court, administrative agency, governmental body, or arbitration tribunal against or affecting the Company or its properties, rights, assets, or business.

The foregoing opinions are also subject to the following qualifications, exclusions, exceptions, limitations and assumptions:

(a)           The opinions expressed herein concern only the laws of the State of Maryland and the laws of the United States, all as currently in effect, without regard to conflict of laws provisions and with respect to the federal laws of the United States is limited to only those laws, rules or regulations that a lawyer in Maryland exercising customary professional diligence would reasonably recognize as being directly applicable to the documents referred to herein.  We express no opinion as to the laws of any other state or jurisdiction, and we can accept no responsibility for the applicability or effect of any such laws.  To the extent that the Principal Agreements may be governed by the laws of other jurisdictions, we have assumed, with your permission, that the laws of such other jurisdictions are identical to the laws of the State of Maryland, and we have made no independent inquiry or review of the laws of such other jurisdictions. Further, this opinion does not address any permit, consent, approval or authorization necessary for the ongoing operation of the Company’s business.  The statements made and opinions rendered herein are based upon and limited by the applicable laws as in effect as of the date hereof and our knowledge of the facts relevant to such opinions on such date.  We assume no obligation to supplement the opinions expressed herein if any applicable laws change, or we become aware of any additional facts or circumstances after the date hereof.

(b)           We express no opinion as to the enforceability of any provisions requiring the Company to indemnify the Purchasers or any of their respective agents, officers or representatives, or of any provisions exculpating the Company from liability for action or inaction, to the extent such indemnification or exculpation is contrary to public policy.

6

To the Several Purchasers Listed

on Schedule 1 to the Stock Purchase

Agreement, dated July 31, 2007

(c)           We have not examined any court dockets, agency files or other public records regarding the entry of any judgments, writs, decrees, or order on the pendency of any actions, proceedings, investigations or litigation.

(d)           We express no opinion as to whether there are any oral or written modifications of or amendments to the Principal Agreements, or whether there has been any waiver of any of the provisions of the Principal Agreements by action by the parties or otherwise.

(e)           With your permission, we have relied for certain matters relating to this opinion on the Officer’s Certificate.

(f)            We express no opinion with respect to the existence of or title to any property, real, fixed or personal, tangible or intangible, nor do we express any opinion with respect to the existence of liens or encumbrances upon any property of any of the Company.

(g)           Except for the Principal Agreements, we have not reviewed and are not necessarily familiar with, any other contracts or agreements of the Company.

We call your attention to the Report of the Special Joint Committee on Lawyers’ Opinions in Commercial Transactions of the Maryland State Bar Association, Inc. and The Bar Association of Baltimore City dated January 18, 1989, as published in The Business Lawyer, volume 45, number 2 (February 1990) at page 705, which Report guides us in the preparation and delivery of legal opinions in commercial transactions.

This letter is being furnished solely for your benefit in connection with the transactions contemplated in the Principal Agreements and no other person, company or entity shall be entitled to rely on this opinion without our prior written consent.  The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

* * *

7

Exhibit E

Form of Indemnification Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into this            day of                         , 2007, by and between Metastorm Inc., a Maryland corporation (the “Company”), and                              (“Indemnitee”).

WHEREAS, at the request of the Company, Indemnitee currently serves as a director of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as such director, the Company has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent permitted by law; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.               Definitions.  For purposes of this Agreement:

(a)           “Change in Control” means any of the following events or series of events occurring after the Effective Date: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) there occurs a proxy contest, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (a)(ii) of this Section 1, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

(b)           “Corporate Status” means the status of a person who is or was a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company.

(c)           “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(d)           “Effective Date” means the date set forth in the first paragraph of this Agreement.

(e)           “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(f)            “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. If a Change of Control has not occurred, Independent Counsel shall be selected by the Board of Directors, with the approval of Indemnitee, which approval will not be unreasonably withheld. If a Change of Control has occurred, Independent Counsel shall be selected by Indemnitee, with the approval of the Board of Directors, which approval will not be unreasonably withheld.

(g)           “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (including on appeal), except one (i) initiated by an Indemnitee pursuant to Section 11 of this Agreement to enforce his rights under this Agreement or (ii) pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and Indemnitee.

Section 2.               Services by Indemnitee.  Indemnitee will serve as a director of the Company. However, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

Section 3.               Indemnification - General.  The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the fullest extent permitted by Maryland law in effect on the date hereof and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the date hereof. The rights of Indemnitee provided in this Section 3 shall include, without limitation, the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by Section 2-418(g) of the Maryland General Corporation Law (“MGCL”).

Section 4.               Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by

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reason of his Corporate Status, he is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed Proceeding, other than a Proceeding by or in the right of the Company. Pursuant to this Section 4, Indemnitee shall be indemnified against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually and reasonably incurred by him or on his behalf in connection with a Proceeding by reason of his Corporate Status unless  it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his conduct was unlawful.

Section 5.               Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 5 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to or a witness in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 5, Indemnitee shall be indemnified against all amounts paid in settlement and all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to such a Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (ii) Indemnitee actually received an improper personal benefit in money, property or services.

Section 6.               Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification in the following circumstances:

(a)           if it determines Indemnitee is entitled to reimbursement under Section 2-418(d)(l) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the expenses of securing such reimbursement; or

(b)           if it determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any Proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 2-418(c) of the MGCL shall be limited to Expenses.

Section 7.               Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee is, by reason of his Corporate Status, made a party to and is successful, on the merits or otherwise, in the defense of any Proceeding, he shall be indemnified for all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or

3

matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 7 for all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 8.               Advance of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party or a witness, within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met and which have not been successfully resolved as described in Section 7.  To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

Section 9.               Procedure for Determination of Entitlement to Indemnification.

(a)           To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b)           Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 9(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change of Control shall not have occurred, (A) by the Board of Directors (or a duly authorized committee thereof) by a majority vote of a quorum consisting of Disinterested Directors (as herein defined), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or

4

(c)           if so directed by a majority of the members of the Board of Directors, by the stockholders of the Company; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including  reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby agrees to indemnify and hold Indemnitee harmless therefrom.

Section 10.             Presumptions and Effect of Certain Proceedings.

(a)           In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b)           The termination of any Proceeding by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

Section 11.             Remedies of Indemnitee.

(a)           If (i) a determination is made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 9(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 7 of this Agreement within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Maryland, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advance of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 11 (a); provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce his rights under Section 7 of this Agreement.

5

(b)           In any judicial proceeding or arbitration commenced pursuant to this Section 11 the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be.

(c)           If a determination shall have been made pursuant to Section 9(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 11, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(d)           In the event that Indemnitee, pursuant to this Section 11, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

Section 12.             Defense of the Underlying Proceeding.

(a)           Indemnitee shall notify the Company promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, information, notice, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b)           If, at the time of the receipt by the Company of a notice of any summons, citation, subpoena, complaint, indictment, information, notice, request or other document relating to any Proceeding pursuant to Section 12(a) hereof, the Company has liability insurance in effect which may cover the Proceeding, the Company shall give prompt notice of the commencement of the Proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause the insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of the Proceeding in accordance with the terms of the policies.

(c)           Subject to the provisions of the last sentence of this Section 12(c) and of Section 12(d) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 12(a) above. The Company shall not, without the

6

prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. This Section 12(c) shall not apply to a Proceeding, brought by Indemnitee under Section 11 above or Section 18 below.

(d)           Notwithstanding the provisions of Section 12(c) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that he may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company (subject to Section 1l(d)), to represent Indemnitee in connection with any such matter.

Section 13.             Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a)           The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter or Bylaws of the Company, any agreement or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

(b)           In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

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(c)           The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 14.             Insurance.  The Company will use its reasonable best efforts to acquire directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Directors of the Company, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee for service as a director or officer of the Company and covering the Company for any indemnification or advance of expenses made by the Company to Indemnitee for any claims made against Indemnitee for service as a director or officer of the Company. Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and reasonable expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence.

Section 15.             Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party, he shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 16.             Duration of Agreement; Binding Effect.

(a)           This Agreement shall continue until and terminate ten years after the date that Indemnitee shall have ceased to serve as a director, trustee, officer, employee, or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; provided, that the rights of Indemnitee hereunder shall continue until the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advance of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement relating thereto.

(b)           The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c)           The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial

8

part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 17.             Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 18.             Exception to Right of Indemnification or Advance of Expenses. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, unless (a) the Proceeding is brought to enforce indemnification under this Agreement or otherwise or (b) the Company’s Bylaws, as amended, the Charter, a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors or an agreement approved by the Board of Directors to which the Company is a party expressly provide otherwise.

Section 19.             Identical Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 20.             Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 21.             Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 22.             Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

9

(a)           If to Indemnitee, to: The address set forth on the signature page hereto

(b)           If to the Company to:

Metastorm, Inc.

500 East Pratt Street

Suite 1250

Baltimore, Maryland 21202

Attn: Chief Financial Officer

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 23.             Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

Section 24.             Miscellaneous.  Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

[SIGNATURE PAGE FOLLOWS]

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EXHIBIT A

FORM OF UNDERTAKING TO REPAY EXPENSES ADVANCED

The Board of Directors of Metastorm, Inc.

Re: Undertaking to Repay Expenses Advanced

Ladies and Gentlemen:

This undertaking is being provided pursuant to that certain Indemnification Agreement dated the        day of                       , 200     by and between Metastorm, Inc. (the “Company”) and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Corporate Status or by reason of alleged actions or omissions by me in such capacity. I hereby affirm that at all times, insofar as I was involved as a director of the Company, in any of the facts or events giving rise to the Proceeding, I (1) acted in good faith and honestly, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance of expenses by the Company for reasonable attorney’s fees and related expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established and which have not been successfully resolved as described in Section 7 of the Indemnification Agreement. To the extent that Advanced Expenses do not relate to a specific claim, issue or matter in the Proceeding, I agree that such Expenses shall be allocated on a reasonable and proportionate basis.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this        day of                     , 200    .

WITNESS:

(SEAL)

Exhibit F-1

Form of Management Rights Letter (ABS V)

Metastorm Inc.
500 East Pratt Street, Suite 1250
Baltimore, Maryland 21202

[Closing Date]

ABS Capital Partners V-A, L.P.
400 East Pratt Street, Suite 910
Baltimore, Maryland 21202
Attention:  Jeff Elburn

Re:  Management Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of                                  shares of Series CC Convertible Preferred Stock, par value $0.01 per share of Metastorm Inc., a Maryland corporation (the “Company”), ABS Capital Partners V-A, L.P. (the “Investor”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights, and other rights specifically provided to all investors in the current financing:

1.             Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with Investor regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2.             Investor may examine the books and records of the Company and its subsidiaries and inspect their facilities and may request information at reasonable times and intervals concerning the general status of the Company’s and its subsidiaries’ financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.  The Investor will have access to the Company’s and its subsidiaries’ records and will receive financial statements, as such rights are described in Sections 5.2 and 5.3 of the Fifth Amended and Restated Stockholders Agreement dated as of the date hereof (the “Stockholders Agreement”) regardless of whether (i) the Investor meets the criteria for receiving financial statements under Sections 5.2 and 5.3 of the Stockholders Agreement or (ii) the Stockholders Agreement is terminated.

3.             If Investor does not have contractual right to appoint a representative to the Company’s Board of Directors, the Company shall, concurrently with delivery to the Board of Directors, give a representative of Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Board of

Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information.  Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to Investor’s concerns regarding significant business issues facing the Company.

The Investor agrees to (i) hold in confidence all confidential information and materials of the Company that it may receive or be given access to (“Confidential Information”), and (ii) not disclose such Confidential Information to any third parties that are not either (A) employed by Investor or (B) Investor’s professional advisers, including Investor’s lawyers, accountants, and auditors, and, in the case of clauses (A) and (B) of this sentence, have signed a confidentially agreement or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein.

The rights described herein shall terminate and be of no further force or effect upon (a) such time as no shares of the Company’s stock are held by the Investor or its affiliates; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor.  Subject to the prior sentence, if the Company engages in a restructuring or a similar transaction (such as the formation of a holding company structure) the resulting entities (including any entity that holds the Company’s securities) shall be subject to the terms of this Agreement in the same manner as the Company.  The confidentiality obligations referenced herein will survive any such termination.

Very truly yours,

METASTORM INC.

By:
Name:
Title:

2

ACKNOWLEDGED AND ACCEPTED:

ABS CAPITAL PARTNERS V, L.P.

By:  ABS PARTNERS V, LP
Its General Partner

By:  ABS Partners V, LLC
Its General Partner

By:
Name: Laura L. Witt
Title: Managing Member

3

Exhibit F-2

Form of Management Rights Letter (ABS V-A)

Metastorm Inc.
500 East Pratt Street, Suite 1250
Baltimore, Maryland 21202

[Closing Date]

ABS Capital Partners V-A, L.P.
400 East Pratt Street, Suite 910
Baltimore, Maryland 21202
Attention:  Jeff Elburn

Re:  Management Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of                                  shares of Series CC Convertible Preferred Stock, par value $0.01 per share of Metastorm Inc., a Maryland corporation (the “Company”), ABS Capital Partners V-A, L.P. (the “Investor”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights, and other rights specifically provided to all investors in the current financing:

1.             Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with Investor regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2.             Investor may examine the books and records of the Company and its subsidiaries and inspect their facilities and may request information at reasonable times and intervals concerning the general status of the Company’s and its subsidiaries’ financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.  The Investor will have access to the Company’s and its subsidiaries’ records and will receive financial statements, as such rights are described in Sections 5.2 and 5.3 of the Fifth Amended and Restated Stockholders Agreement dated as of the date hereof (the “Stockholders Agreement”) regardless of whether (i) the Investor meets the criteria for receiving financial statements under Sections 5.2 and 5.3 of the Stockholders Agreement or (ii) the Stockholders Agreement is terminated.

3.             If Investor does not have contractual right to appoint a representative to the

Company’s Board of Directors, the Company shall, concurrently with delivery to the Board of Directors, give a representative of Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information.  Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to Investor’s concerns regarding significant business issues facing the Company.

The Investor agrees to (i) hold in confidence all confidential information and materials of the Company that it may receive or be given access to (“Confidential Information”), and (ii) not disclose such Confidential Information to any third parties that are not either (A) employed by Investor or (B) Investor’s professional advisers, including Investor’s lawyers, accountants, and auditors, and, in the case of clauses (A) and (B) of this sentence, have signed a confidentially agreement or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein.

The rights described herein shall terminate and be of no further force or effect upon (a) such time as no shares of the Company’s stock are held by the Investor or its affiliates; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor.  Subject to the prior sentence, if the Company engages in a restructuring or a similar transaction (such as the formation of a holding company structure) the resulting entities (including any entity that holds the Company’s securities) shall be subject to the terms of this Agreement in the same manner as the Company.  The confidentiality obligations referenced herein will survive any such termination.

Very truly yours,

METASTORM INC.

By:
Name:
Title:

2

ACKNOWLEDGED AND ACCEPTED:

ABS CAPITAL PARTNERS V, L.P.

By:  ABS PARTNERS V, LP
Its General Partner

By:  ABS Partners V, LLC
Its General Partner

By:
Name: Laura L. Witt
Title: Managing Member

3

Exhibit G

Form of Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

between

METASTORM INC.,

SOUNDVIEW, INC.

and

PROFORMA CORPORATION

Dated as of July 31, 2007

CONTENTS

ARTICLE I DEFINITIONS; INTERPRETATION		1

1.1	Definitions	1
1.2	Terms Defined Elsewhere	10
1.3	Interpretation	12

ARTICLE II THE MERGER AND THE CLOSING		12

2.1	The Merger	12
2.2	Effective Time	12
2.3	Effects of the Merger	12
2.4	The Closing	12

ARTICLE III MERGER CONSIDERATION		14

3.1	Conversion of Stock	14
3.2	Procedures; Limits onAllocation of Consideration	15
3.3	Working Capital Adjustment	16
3.4	Release of Escrowed Cash and Escrowed Shares	17
3.5	Post-Closing Audit	19
3.6	Accounts Receivable	20
3.7	Lost, Stolen or Destroyed Certificates	21
3.8	Closing of Company Transfer Books	21
3.9	Dissenting Shares	21
3.10	Allocation of Consideration	22
3.11	Joinders	22
3.12	Fractional Shares	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22

4.1	Organization and Good Standing	22
4.2	Corporate Power; Authority	23
4.3	Capitalization	23
4.4	No Conflict	24
4.5	Financial and Recordkeeping Matters	25
4.6	Absence of Certain Changes	25
4.7	Material Contracts	25
4.8	Intellectual Property Matters	27
4.9	Litigation	30
4.10	Compliance with Laws	30
4.11	Taxes	31
4.12	Environmental Matters	33
4.13	Insurance	33
4.14	Plans	34
4.15	Labor and Employment Matters	36
4.16	Property	37
4.17	Broker, Finder or Advisor Fees	37
4.18	Related Party Transactions	37

i

4.19	Acquisitions	38
4.20	Securities Law Matters	38
4.21	Status of Series AA Stock	38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB		38

5.1	Organization and Good Standing	38
5.2	Corporate Power and Authority	39
5.3	No Conflict	40
5.4	Capitalization	40
5.5	Purchaser Financial Statements	42
5.6	Litigation	42
5.7	Compliance With Laws	42
5.8	Broker, Finder or Advisor Fees	42
5.9	Taxes	42

ARTICLE VI COVENANTS OF THE PARTIES		44

6.1	Conduct of the Company’s Business	44
6.2	Approvals	46
6.3	Stockholder Approvals	46
6.4	Delivery of Information to Stockholders; “Blue Sky” Matters.	47
6.5	No Solicitation	47
6.6	Access to Information	48
6.7	Stockholders’ Agent	48
6.8	Confidentiality	49
6.9	Publicity	49
6.10	Expenses	49
6.11	Other Actions	50
6.12	Intentionally reserved	50
6.13	Summary of Consideration	50

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE MERGER SUB		50

7.1	Representations and Warranties of the Company	50
7.2	Performance of Covenants	50
7.3	Stockholder Approvals	50
7.4	Approvals	50
7.5	No Legal Obstruction	51
7.6	Opinion of Counsel	51
7.7	Intentionally reserved.	51
7.8	Dissenters’ Rights	51
7.9	Payment of Company Transaction Costs	51
7.10	Financing	51
7.11	Conversion of Existing Series BB Shares	51

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY		51

8.1	Representations and Warranties of the Purchaser and Merger Sub	51
8.2	Performance of Covenants	51

8.3	Stockholder Approvals	51
8.4	Approvals	52
8.5	No Legal Obstruction	52
8.6	Opinion of Counsel	52
8.7	Form of Sixth Articles of Amendment and Restatement of Purchaser	52

ARTICLE IX TERMINATION, AMENDMENT & WAIVER		52

9.1	Termination of Agreement	52
9.2	Effect of Termination	53
9.3	Amendment	53
9.4	Extension; Waiver	53

ARTICLE X INDEMNIFICATION		54

10.1	By Purchaser	54
10.2	By The Company and Company Stockholders	54
10.3	Waiver of Contribution	55
10.4	Notice of Claims	55
10.5	Procedure for Third Party Claims	55
10.6	Satisfaction of Claims	57
10.7	Claims Period; Limitations	58

ARTICLE XI MISCELLANEOUS		61

11.1	Entire Agreement; Schedules and Exhibits	61
11.2	Governing Law	62
11.3	Notices	62
11.4	Headings	63
11.5	Severability	63
11.6	Counterparts	63
11.7	Assignment; No Third Party Beneficiaries	63
11.8	Enforcement of Agreement	63
11.9	Notices of Certain Events	64
11.10	Conflict of Interest Waiver	64

APPENDICES:

Appendix A	Company’s Knowledge
Appendix B	Purchaser’s Knowledge
Appendix C	Form of New Registration Rights Agreement
Appendix D	Form of Escrow Agreement
Appendix E	Form of Certificate of Non-U.S. Real Property Interest Status
Appendix F	Form of Lost Certificate Affidavit and Indemnity Agreement
Appendix G	Form of Joinder to New Purchaser Stockholders Agreement
Appendix H	Form of Joinder to New Registration Rights Agreement
Appendix I	Company Disclosure Schedule
Appendix J	Purchaser Disclosure Schedule
Appendix K	Intentionally reserved
Appendix L	Intentionally reserved
Appendix M	Intentionally reserved
Appendix N	Form of Sixth Articles of Amendment and Restatement of Purchaser

Appendix O	Merger Consideration Calculation Methodology
Appendix P	Summary of Consideration

SCHEDULES:

Schedule 3.10	Allocation of Consideration

COMPANY DISCLOSURE SCHEDULE

Section 4.1(a)	Foreign Jurisdictions
Section 4.1(b)	Company’s Subsidiaries
Section 4.1(d)	Directors and Officers
Section 4.3(b)	Capitalization
Section 4.4(a)	Company’s Approvals
Section 4.5(a)	Financial Statements
Section 4.5(b)	Certain Liabilities
Section 4.5(c)	Books and Records
Section 4.6	Absence of Changes
Section 4.7(a)	Personal Property Leases
Section 4.7(b)	Real Property Leases
Section 4.7(c)	Material Contracts
Section 4.7(e)	Breaches and Defaults
Section 4.8(a)	Copyrights, Trademarks and Patents
Section 4.8(b)	Inbound License Agreements
Section 4.8(c)	Outbound License Agreements
Section 4.8(d)	Affiliate License Agreements
Section 4.8(e)	Owned Software
Section 4.8(f)	Owned Identifiers
Section 4.8(n)	Escrow Arrangements
Section 4.8(o)	Open Source Materials
Section 4.8(q)	Support and Maintenance Obligations
Section 4.10(b)	Permits
Section 4.11(r)	Foreign Taxing Jurisdictions
Section 4.13	Insurance
Section 4.14(a)	Plans
Section 4.14(i)	Foreign Plans
Section 4.15(a)	Employees
Section 4.15(b)	Contractors
Section 4.15(c)	Personnel Policies
Section 4.19	Acquisitions

PURCHASER DISCLOSURE SCHEDULE

Section 5.1(b)	Purchaser’s Subsidiaries
Section 5.3(a)	Purchaser’s Approvals
Section 5.4(d)	Purchaser Equity Plans
Section 5.4(e)	Options
Section 5.4(f)	Restricted Stock and RSUs
Section 5.4(g)	Warrants
Section 5.5	Purchaser Financial Statements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 31, 2007 (the “Execution Date”), is made between METASTORM INC., a Maryland corporation (the “Purchaser”), SOUNDVIEW, INC., a Maryland corporation and a wholly-owned subsidiary of Purchaser (the “Merger Sub”), and PROFORMA CORPORATION, a Michigan corporation (the “Company” and, together with Purchaser and Merger Sub, the “Parties”).

WHEREAS, the Purchaser Board and the Company Board have each (i) determined that it is fair to and in the best interests of their respective corporations and their respective stockholders to consummate the business combination transaction provided for herein, in which the Company will, subject to the terms and conditions set forth herein, merge with and into the Merger Sub (the “Merger”), with the Merger Sub as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”), and (ii) approved, and declared the advisability of, and recommended this Agreement; and

WHEREAS, contemporaneously with the execution of this Agreement, Ron Pellegrino and Jerry Huchzermeier (collectively, the “Principal Stockholders”) are each entering into a Support Agreement with Purchaser, pursuant to which each of them is agreeing, among other things, to vote shares of Company Common Stock in favor of the Merger; provided that the terms and conditions of this Agreement are complied with by the parties.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained herein, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1          Definitions.  When used in this Agreement, each of the following capitalized terms shall have the meaning specified below:

(a)           “2007 Financial Statements” means the unaudited, consolidated, internally prepared, balance sheet of the Acquired Companies as of June 30, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows of the Acquired Companies for the year then ended.

(b)           “Acquired Companies” means the Company and all of its Subsidiaries.

(c)           “Action” means any action, claim, demand, proceeding, arbitration or suit (whether civil, criminal, administrative or judicial), or any appeal therefrom.

(d)           “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For purposes of this definition, the term “control” or any form thereof includes, with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person through the ownership of voting securities, by contract or otherwise, and, with respect to natural persons, “Affiliate” shall include members of such Person’s immediate family.

(e)           “Agreement” means this Agreement and Plan of Merger, including all of the Schedules, Appendices and Exhibits attached hereto.

(f)            “Annual Financial Statements” means the audited balance sheets of the Company as of June 30, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for the years then ended, together with the report thereon of VK.

(g)           “Approval” means any approval, authorization, consent, license, franchise, order, registration or permit of or by, or filing with, any Person.

(h)           “Benchmark Revenue” means the amount set forth in the “Value” column on Line “C” of Appendix O.

(i)            “Benchmark Working Capital” means Five Hundred Thousand Dollars ($500,000).

(j)            “Business” means, with respect to each Acquired Company, the business of such Acquired Company individually, and with respect to any or all of the Acquired Companies together, the business of such Acquired Companies collectively, in each case as operated by the applicable Acquired Company(ies) prior to the Effective Time.

(k)           “Business Day” means any day other than a Saturday, a Sunday, a legal holiday in the State of Maryland or the State of Michigan, or a day on which commercial banks in the State of Maryland or the State of Michigan are permitted or authorized to close.

(l)            “Cash Election Percentage” means the quotient, expressed as a percentage, obtained by dividing the number of Cash Election Shares by the Final Share Count.

(m)          “Cash Election Share” means a share of Company Common Stock deemed to be a Cash Election Share pursuant to Section 3.2(a) or (b)(i).

(n)           “Certificate” means a certificate representing shares of Company Common Stock.

(o)           “Collection Deadline” means the ninetieth (90th) day following the Closing Date.

(p)           “Company Board” means the board of directors of the Company.

(q)           “Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

(r)            “Company Stockholder” means a holder of Company Common Stock.

(s)           “Company Transaction Costs” means the transaction costs and expenses of the Acquired Companies relating to the Merger, including all legal and accounting fees, brokerage fees, commissions and finders’ fees payable to brokers or finders that were employed by any Acquired Company or any of its agents, officers, directors or employees or agents thereof.

(t)            “Company’s Knowledge” means all facts which are actually known after due inquiry, in each case, within the scope of their respective responsibilities, by any of those individuals listed on Appendix A.

(u)           “Contractor” means an individual engaged by any Acquired Company to provide services to an Acquired Company, or an entity engaged by any Acquired Company to provide services to an Acquired Company where such entity is owned entirely or substantially by an individual that actually performs, or is expected to perform, such services.

(v)           “Copyrights” means all material unregistered copyrights, copyrights registered with any Government Entity, applications for the foregoing, and the right to sue for past infringement thereof.

(w)          “Damages” means any loss, Liability, cost or expense (including, without limitation, reasonable attorneys’ fees, costs and expenses) or damage of any kind or nature whatsoever.

(x)            “Dissenting Shares” means a share of Company Common Stock held by any Person who exercises dissenters’ rights pursuant to Section 762 of the MBCA.

(y)           “Employee” means an individual employed on a full-time or part-time basis by any Acquired Company (including those who are actively employed or on leave, disability or other absence from employment, and including officers of Acquired Companies).

(z)            “Environmental Laws” means all currently existing Laws relating to pollution or protection of the environment or human health and safety, including, without limitation, Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(aa)         “Equity Round” means an equity financing by Purchaser, on terms acceptable to Purchaser, resulting in net proceeds to Purchaser of at least $20,000,000.

(bb)         “Escrow Agent” means any Person designated to act as escrow agent pursuant to the Escrow Agreement.

(cc)         “Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Appendix D, among the Purchaser, Stockholders’ Agent and the Escrow Agent, to be entered into as of the Closing Date, which escrow agreement provides that (a)

Company Stockholders will vote, and receive any dividends on, the Escrowed Shares, such that they are treated as the owners of such shares for income tax purposes; (b) the Escrowed Cash will be maintained in an interest bearing account; and (c) each distribution of Escrowed Cash to the Purchaser or any Company Stockholder shall include the actual amount of interest accrued on such distribution.

(dd)         “Escrowed Cash” means, interchangeably and collectively, the First Tranche of Escrowed Cash and the Second Tranche of Escrowed Cash.

(ee)         “Escrowed Shares” means, interchangeably and collectively, the First Tranche of Escrowed Shares and the Second Tranche of Escrowed Shares.

(ff)           “Final Share Count” means the number of shares of Company Common Stock that are issued and outstanding immediately before the Effective Time.

(gg)         “Financial Statements” means, collectively, the Annual Financial Statements, the 2007 Financial Statements.

(hh)         “First Release Date” means the date that is the later of five (5) Business Days after (i) the date on which the Post-Closing Audit has been completed and the results thereof have been delivered by VK to both the Purchaser and the Stockholders Agent, or (ii) the Collection Deadline.

(ii)           “First Tranche of Escrowed Cash” means an amount of cash equal to the product obtained by multiplying (i) five percent (5%) by (ii) the product obtained by multiplying the number of Cash Election Shares by the Per-Share Cash Consideration.

(jj)           “First Tranche of Escrowed Shares” means a number of shares of Series AA Stock equal to the product obtained by multiplying (i) five percent (5%) by (ii) the product obtained by multiplying the number of Stock Election Shares by the Per-Share Stock Consideration.

(kk)         “GAAP” means United States generally accepted accounting principles consistently applied.

(ll)           “Government Entity” means any United States federal, state or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

(mm)       “Hazardous Materials” means all substances defined as “Hazardous Substances,” “Oils,” “Pollutants” or “Contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

(nn)         “Holder” means a holder of record of shares of Company Common Stock.

(oo)         “Identifiers” means (a) internet domain names; (b) ranges of internet protocol addresses and, to the extent not included in such ranges, individual internet protocol addresses,

but not including any such addresses within the three blocks reserved by the Internet Assigned Numbers Authority for private internets (i.e., 10.0.0.0/8, 172.16.0.0/12 and 192.168.0.0/15); (c) secure socket layer certificates; (d) Software code signing certificates; and (e) telephone numbers and telephone directory listings.

(pp)         “Inbound License Agreement” means any License Agreement pursuant to which any Acquired Company is granted any rights in any Intellectual Property, other than Mass-Market Licenses.

(qq)         “Initial Cash Consideration” means (i)an amount equal to the product obtained by multiplying the number of Cash Election Shares by the Per-Share Cash Consideration, (ii)less the Escrowed Cash.

(rr)           “Initial Stock Consideration” means (i)a number of shares of Series AA Stock equal to the product obtained by multiplying the number of Stock Election Shares by the Per-Share Stock Consideration, (ii)less the Escrowed Shares.

(ss)         “Initial Per-Share Cash Consideration” means the quotient obtained by dividing the Initial Cash Consideration by the number of Cash Election Shares.

(tt)           “Initial Per-Share Stock Consideration” means the quotient obtained by dividing the Initial Stock Consideration by the number of Stock Election Shares.

(uu)         “Intellectual Property” means, interchangeably and collectively as context requires, the following: (a) Copyrights; (b) Patents; (c) Trademarks;  (d) Trade Secrets; (e) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of natural Persons; (f) all rights with respect to Software, to the extent not otherwise embodied in the foregoing clauses (a)-(e); (g) all rights with respect to Identifiers, to the extent not otherwise embodied in the foregoing clauses (a)-(e); and (h) all moral rights and/or rights of attribution and/or integrity in any of the foregoing.

(vv)         “July Financial Statements” means the unaudited, consolidated, internally prepared, balance sheet of the Acquired Companies as of July 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows of the Acquired Companies for the thirteen (13) months then ended.

(ww)       “Law” means any foreign or United States federal, state or local law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order, judgment, decree or process (including any Environmental Law, securities, stock exchange, blue sky, banking, privacy, civil rights, employment, labor or occupational health and safety law or regulation) or administrative interpretation thereof, any arbitrator’s order, judgment, ruling or process, any settlement agreement entered or approved by any Government Entity.

(xx)          “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.

(yy)         “License Agreement” means any agreement (including, without limitation, any outstanding decrees, orders, judgments, settlement agreements and stipulations) pursuant to which a Person is granted any rights in any Intellectual Property, including any right to distribute, promote, market or sell any Intellectual Property.

(zz)          “Licensed Intellectual Property” means Intellectual Property under which any Acquired Company is granted rights under a License Agreement.

(aaa)       “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement of any kind or nature, except for (i) statutory liens for current Taxes which are not yet due or which are within the period during which they may be paid without penalty or interest; (ii) liens (A) arising in the Ordinary Course, (B) that do not materially interfere with the operation of the Business, and (C) that have not been incurred in connection with the purchase of goods or assets or the borrowing of money or delinquency in the payment or performance of an obligation, and (iii) liens that are otherwise disclosed in the Company Disclosure Schedule.

(bbb)      “Mass-Market License” means a License Agreement (a) under which an Acquired Company is granted any rights in non-customized, commercial off-the-shelf Software made generally available to the public and that requires recurring fees and royalties in any year, or a one-time fee or royalty, in an amount less than Ten Thousand Dollars ($10,000); or (b) that is a “shrink-wrap” or “click-wrap” license agreement and that requires recurring fees and royalties in any year, or a one-time fee or royalty, in an amount less than Ten Thousand Dollars ($10,000).

(ccc)       “Material Adverse Effect” means, with respect to a Party, any change, effect, circumstance or event that is, or is reasonably likely to be, (i) materially adverse to the business,  financial condition, results of operations, or assets of the Party, taken as a whole, or (ii) materially adversely affects the ability of the Party to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement, in each case which is not caused by (a) the occurrence and continuance of any disruption of, or adverse change in, the financial, banking or capital markets since the Execution Date, which does not disproportionately affect such Party, or (b) compliance with the terms of this Agreement.

(ddd)      “MBCA” means the Michigan Business Corporation Act.

(eee)       “MGCL” means the Maryland General Corporation Law, as amended.

(fff)         “Michigan Department” means the Michigan Department of Labor & Economic Growth.

(ggg)      “New Purchaser Stockholders Agreement” means the Fifth Amended and Restated Stockholders Agreement of Purchaser.

(hhh)      “New Registration Rights Agreement” means the Fourth Amended and Restated Registration Rights Agreement of Purchaser, in substantially the form attached hereto as Appendix C.

(iii)          “Ordinary Course” means the ordinary course of the Acquired Companies’  business, consistent with past practice in nature, scope and magnitude; provided, that (i) the term “magnitude,” as used in this definition, shall be determined taking into consideration the Acquired Companies’ overall revenues; and (ii) the definition of “Ordinary Course” excludes any and all actions requiring any Approval of the Company Stockholders or the board of directors (or any committee thereof), manager(s), stockholders, members or partners of any Acquired Company.

(jjj)          “Organizational Documents” means (i) with respect to a corporation, the corporation’s articles or certificate of incorporation and by-laws; or (ii) with respect to a limited liability company, the limited liability company’s articles or certificate of organization or formation and operating agreement; (iii) with respect to a partnership, the partnership’s certificate of partnership and partnership agreement; (iv) with respect to a trust, the trust’s certificate or declaration of trust and other governing instruments; (v) with respect to any other form of entity, the documents that are reasonably similar to the documents described in the preceding clauses (i) through (iv); and (vi) all amendments and supplements to the foregoing.

(kkk)       “Outbound License Agreement” means any License Agreement pursuant to which any Acquired Company grants any rights in any Owned Intellectual Property to any other Person.

(lll)          “Owned Intellectual Property” means Intellectual Property owned in whole or in part by any Acquired Company, but does not include any Licensed Intellectual Property.

(mmm)    “Owned Software” means Software included in the Owned Intellectual Property.

(nnn)      “Patents” means all patents, industrial designs and invention disclosures, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and the right to sue for past infringement thereof.

(ooo)      “Per-Share Cash Consideration” means the amount of cash set forth on line “M” of Appendix O.

(ppp)      “Per-Share Stock Consideration” means the number of shares of Series AA Stock set forth on line “L” of Appendix O.

(qqq)      “Permits” means licenses, permits (including environmental, construction and operation permits), governmental franchises, registrations, certificates, approvals, exemptions, classifications, registrations and other similar documents, rights and authorizations issued by any Government Entity, other than any patents, copyrights and trademarks.

(rrr)         “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.

(sss)       “Purchaser Board” means the board of directors of Purchaser.

(ttt)         “Purchaser Companies” means Purchaser and all of its Subsidiaries.

(uuu)      “Purchaser Financial Statements” means the audited consolidated balance sheets and the related audited consolidated statements of income, cash flows and stockholders’ equity of the Purchaser Companies as of and for the twelve (12) month periods ended December 31, 2004, 2005 and 2006, together with the report thereon of (x) Ernst & Young LLP, independent public accountants, with respect to 2004 and 2005, and (y) Grant Thornton LLP, independent public accountants, with respect to 2006.

(vvv)      “Purchaser Stockholders Agreement” means the Fourth Amended and Restated Stockholders Agreement of Purchaser, dated as of October 5, 2005.

(www)    “Purchaser’s Knowledge” means all facts which are actually known or, within the scope of their respective responsibilities, reasonably should have been known, by any of those individuals listed on Appendix B.

(xxx)        “Related Software” means any Software other than Owned Software that, in the Ordinary Course, any Acquired Company has incorporated into, redistributes with, or has used to develop, any Software licensed under any Outbound License Agreement.

(yyy)      “Representatives” means with respect to any Person, its stockholders, employees, officers, directors, investment bankers, attorneys, agents, representatives or Affiliates.

(zzz)        “SDAT” means the Maryland State Department of Assessments and Taxation.

(aaaa)     “Second Release Date” means the date that is twelve (12) months after the Closing Date.

(bbbb)    “Second Tranche of Escrowed Cash” means an amount of cash equal to the product obtained by multiplying (i) ten percent (10%) by (ii) the product obtained by multiplying the number of Cash Election Shares by the Per-Share Cash Consideration.

(cccc)     “Second Tranche of Escrowed Shares” means a number of shares of Series AA Stock equal to the product obtained by multiplying (i) ten percent (10%) by (ii) the product obtained by multiplying the number of Stock Election Shares by the Per-Share Stock Consideration.

(dddd)    “Series AA Stock” means Series AA Convertible Preferred Stock, par value $0.01 per share, of Purchaser.

(eeee)     “Share Value” means the number set forth on line “N” of Appendix O.

(ffff)        “Software” means all (a) computer programs, including software implementations of algorithms, models and methodologies, whether in source code or object code form; (b) libraries, functions, subroutines, development tools, interfaces, displays and other work product or tools used to design, plan, organize, develop, implement or operate any computer program; (c) databases and compilations, including data and collections of data, in any form or format whatsoever, and (d) documentation, including user manuals, training materials, design documents and flowcharts relating to any of the foregoing.

(gggg)    “Source Code” means the source code for Owned Software.

(hhhh)    “Stock Election Percentage” means the quotient, expressed as a percentage, obtained by dividing the number of Stock Election Shares by the Final Share Count.

(iiii)         “Stock Election Share” means a share of Company Common Stock deemed to be a Stock Election Share pursuant to Section 3.2(b)(ii).

(jjjj)         “Stockholder Cash Percentage” means, with respect to each Company Stockholder, the number, expressed as a percentage, equal to (x) the number of shares of Company Common Stock owned by the Company Stockholder that are Cash Election Shares, divided by (y) the total number of Cash Election Shares.

(kkkk)     “Stockholder Stock Percentage” means, with respect to each Company Stockholder, the number, expressed as a percentage, equal to (x) the number of shares of Company Common Stock owned by the Company Stockholder that are Stock Election Shares, divided by (y) the total number of Stock Election Shares.

(llll)         “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

(mmmm) “Tax” means any foreign or United States federal, state or local taxes or other like charges and assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

(nnnn)    “Tax Return” means any foreign or United States federal, state or, local return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any Schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

(oooo)    “Third Party Software” means Software not owned by any Acquired Company.

(pppp)    “Trademarks” means all trademarks, service marks, trade names, trade dress, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin, together with all goodwill symbolized by any of the foregoing, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

(qqqq)    “Trade Secrets” means any and all forms and types of technology, trade secrets and other confidential information, know-how, customer lists, prospect lists, business plans, inventions, proprietary processes, formulae, algorithms, models and methodologies, in each case that meets the requirements for protection as a trade secret under the Uniform Trade Secrets Act.

(rrrr)        “VK” means Virchow, Krause & Company, LLP, independent public accountants.

(ssss)     “Wire” means a wire transfer of immediately available funds to a bank account in the United States specified in advance by the recipient of such wire transfer.

(tttt)        “Working Capital” means, as of a given date, the total amount of the Acquired Companies’ current assets, less the total amount of the Acquired Companies’ current liabilities.

1.2          Terms Defined Elsewhere.  In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.  For convenience, the table below sets forth the sections in which such terms are defined:

Term	Section

Accredited Holder	3.2(b)
Alternative Transaction	6.5(a)
Audited Revenue Number	3.5
Audits	4.11(e)
Cash Consideration	3.1(b)(i)(B)
Cash Portion of Final Loss	10.6(a)(i)
Claim Notice	10.4
Claims Period	10.7(b)
Closing	2.4
Closing Date	2.4
Code	4.11(b)
Company Disclosure Schedule	ARTICLE IV
Company Insurance Policies	4.13(a)
Company Stockholder Approval	6.3(a)
Company Stockholder Meeting	6.3(a)
Confidentiality Agreement	6.8
Document Period	10.9
Documents	10.9
Effective Time	2.2
ERISA	4.14(a)
ERISA Affiliate	4.14(a)
Estimated Closing Date Balance Sheet	3.3(a)
Facility	4.12(a)
Final Losses	10.5(e)
Final Balance Sheet	3.3(e)
Final Working Capital	3.3(e)

Honigman	11.10
Investor Questionnaire	6.4(c)
July Audit	3.5(a)
Leased Real Property	4.7(b)
Maryland Articles	2.2
Material Contracts	4.7(c)
Merger	Recitals
Merger Consideration	3.1(b)
Michigan Certificate	2.2
Negative Revenue Adjustment Cash	3.5(b)(ii)(A)
Negative Revenue Adjustment Shares	3.5(b)(ii)(B)
Negative Working Capital Adjustment	3.3(e)
Negative Working Capital Adjustment Cash	3.3(e)
Negative Working Capital Adjustment Shares	3.3(e)
Non-Accredited Holder	3.2(a)
Open Source Materials	4.8(o)
Personal Property Leases	4.7(a)
Plans	4.14(a)
Positive Revenue Adjustment Cash	3.5(b)(iii)(A)
Positive Revenue Adjustment Shares	3.5(b)(iii)(B)
Positive Working Capital Adjustment	3.3(g)
Post-Closing Audit	3.5(a)
Potential Acquirer	6.5(b)
Principal Stockholders	Recitals
Proxy Materials	6.4(a)
Purchaser Claims Period	10.7(b)
Purchaser Disclosure Schedule	ARTICLE V
Purchaser Equity Plans	5.4(d)
Purchaser Party	10.2
Purchaser Stockholder Approval	6.3(b)
Real Property Leases	4.7(b)
Retained Account	3.3(f)(i)
Revenue Procedures	3.5(a)
Revised Appendix O	3.5(b)(i)(B)
Revised Per-Share Cash Consideration	3.5(b)(i)(B)
Revised Per-Share Stock Consideration	3.5(b)(i)(B)
RSU	5.4(f)
Stock Consideration	3.1(b)(ii)(B)
Stock Portion of Final Loss	10.6(a)(ii)
Stockholder Claims Period	10.7(a)
Stockholder Party	10.1
Stockholders’ Agent	6.7(a)
Surviving Corporation	Recitals
Tangible Assets	4.16(b)
Third Party Action	10.5(a)
Third Party Indemnity Amount	10.5(b)

Threshold Amount	10.7(e)(i)
TPA Notice	10.5(a)
Treasury Regulations	4.11(g)
Uncollected Account	3.3(e)

1.3          Interpretation.  The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.  As used in this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and vice versa.  Article, Section, Appendix, clause and Schedule references contained in this Agreement are references to Articles, Sections, Appendix, clauses and Schedules in or to this Agreement, unless otherwise specified.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.  Information disclosed in any section of the Company Disclosure Schedule or the Purchaser Disclosure Schedule will be deemed disclosed for purposes of all sections of such Disclosure Schedules; but only to the extent the applicability of such information to other sections of such Disclosure Schedules is reasonably apparent.

ARTICLE II

THE MERGER AND THE CLOSING

2.1          The Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the MGCL and the MBCA, at the Effective Time, the Company shall be merged with and into the Merger Sub.  The Parties intend that the Merger will constitute and qualify as a reorganization within the meaning of Section 368 of the Code.  None of the Parties shall file any Tax Return in a manner inconsistent with such intention.

2.2          Effective Time. The Merger shall become effective at such time as is agreed upon by the Parties (the “Effective Time”) and set forth in each of the articles of merger filed with SDAT in accordance with the MGCL (the “Maryland Articles”) and the certificate of merger filed with the Michigan Department in accordance with the MBCA (the “Michigan Certificate”).

2.3          Effects of the Merger.  At the Effective Time, (a) the Merger shall have the effects set forth in Section 724 of the MBCA and Section 3-114 of the MGCL; and (b) the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation unless and until amended as provided by Law and such by-laws.

2.4          The Closing.  Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Baltimore, Maryland time, on a date (the “Closing Date”) and at a place specified by the Parties, which date shall be no later than ten (10) Business Days after the satisfaction or waiver of all the conditions in Articles VII and VIII (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless extended by the mutual written agreement of the Parties.  At the Closing:

(a)           the Purchaser shall deliver:

(i)                                     to each Company Stockholder listed on Appendix P, by check or Wire (at the election of each Company Stockholder), the amount of Initial Cash Consideration set forth opposite such Company Stockholder’s name on Appendix P;

(ii)                                  to the Stockholders’ Agent, the Initial Stock Consideration, for further distribution to the Company Stockholders in accordance herewith; and

(iii)                               to the Stockholders’ Agent, a certificate signed by the President of Purchaser as to the satisfaction of the conditions in Sections 8.1 and 8.2;

(iv)                              to the Stockholders’ Agent, a copy of the Organizational Documents of Purchaser, certified by the Secretary of Purchaser;

(v)                                 to the Stockholders’ Agent a copy of the Organizational Documents of Merger Sub, certified by the Secretary of Merger Sub;

(vi)                              to the Stockholders’ Agent, a copy of all resolutions of the Purchaser Board and Purchaser’s stockholders related to the Merger, certified by the Secretary of Purchaser;

(vii)                           to the Stockholders’ Agent, a copy of all resolutions of the board of directors of Merger Sub and the sole stockholder of Merger Sub related to the Merger, certified by the Secretary of Merger Sub;

(viii)                        to the Stockholders’ Agent, a good standing certificate issued by SDAT with respect to each of Purchaser and Merger Sub no more than five (5) days prior to the Closing Date;

(ix)                                to the Stockholders’ Agent and the Escrow Agent, the Escrow Agreement duly executed by the Purchaser;

(x)                                   to the Stockholders’ Agent, a copy of the New Registration Rights Agreement, as duly executed by the Purchaser;

(b)           the Company shall execute (as applicable) and deliver to the Purchaser:

(i)                                     all Certificates and lost Certificate affidavits tendered by Company Stockholders;

(ii)                                  a certificate signed by the President of the Company as to the satisfaction of the conditions in Sections 7.1 and 7.2;

(iii)                               a Certificate of Non-United States Real Property Interest Status in the form attached hereto as Appendix E;

(iv)                              copies of the Organizational Documents of each Acquired Company, in each case certified by the Secretary of such Acquired Company;

(v)                                 copies of all resolutions of the Company Board and the Company Stockholders related to the Merger, certified by the Secretary of the Company;

(vi)                              good standing certificates issued by the Michigan Department and the applicable Government Entity in each jurisdiction listed in Section 4.1(a) of the Company Disclosure Schedule with respect to the Company no more than five (5) days prior to the Closing Date; and

(vii)                           a good standing certificate issued by the applicable Government Entity in each jurisdiction listed in Section 4.1(b) of the Company Disclosure Schedule with respect to Acquired Companies other than the Company no more than five (5) days prior to the Closing Date;

(viii)                        the Escrow Agreement duly executed by the Company; and

(ix)                                a complete and accurate aging report listing all Company Receivables as of the Closing Date;

(c)           the Purchaser will deliver to the Escrow Agent:

(i)                                     by Wire, the Escrowed Cash; and

(ii)                                  the Escrowed Shares; and

(d)           the Company will deliver to the Escrow Agent, for each Company Stockholder receiving Stock Consideration, five (5) assignments of stock separate from certificate, each executed in blank.

ARTICLE III

MERGER CONSIDERATION

3.1          Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or any holder of any of the following securities:

(a)           each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger;

(b)           each share of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest (collectively, the “Merger Consideration”):

(i)                                     for each Cash Election Share:

(A)                              the Initial Per-Share Cash Consideration; and

(B)                                a pro rata portion of the remaining Escrowed Cash, if any, at the time of its distribution pursuant to the Escrow Agreement (the consideration described in the preceding clauses (A)-(B) is called the “Cash Consideration”).

(ii)                                  subject to Section 3.11, for each Stock Election Share:

(A)                              the Initial Per-Share Stock Consideration;

(B)                                a pro rata portion of the remaining Escrowed Shares, if any, at the time of their distribution pursuant to the Escrow Agreement (the consideration described in the preceding clauses (A)-(B) is called the “Stock Consideration”); and

(c)           each Company Stockholder, upon surrender to the Purchaser of one or more Certificates in valid form (or, if applicable, a Lost Certificate Affidavit and Indemnity Agreement), with all required stock transfer tax stamps affixed, shall be entitled to receive the consideration set forth in Section 3.1(b) in respect of the shares of Company Common Stock represented by such Certificates; provided, that until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such consideration as set forth in Section 3.1(b) or to receive payment for Dissenting Shares in accordance with Section 762 of the MBCA.

3.2          Procedures; Limits onAllocation of Consideration.

(a)           Notwithstanding anything herein to the contrary, all shares of Company Common Stock owned by any Holder described in either of the following clauses (i) or (ii) (each, a “Non-Accredited Holder”) shall be deemed to be Cash Election Shares:

(i)                                     any Holder who delivers an Investor Questionnaire to the Company and, based on such Investor Questionnaire, the Purchaser determines that such Holder is not an accredited investor (as defined in Rule 501 under the Securities Act of 1933, as amended); or

(ii)                                  any Holder who fails to deliver an Investor Questionnaire prior to the Closing Date.

(b)           With respect to the shares of Company Common Stock owned each Holder who is not a Non-Accredited Holder (each, an “Accredited Holder”):

(i)                                     57.2353% of such Accredited Holder’s shares of Company Common Stock shall be deemed to be Cash Election Shares; and

(ii)                                  the remainder of such Accredited Holder’s shares of Company Common Stock shall be deemed to be Stock Election Shares.

(c)           For avoidance of doubt:

(i)            the aggregate amount of Initial Cash Consideration and Escrowed Cash to be paid by Purchaser hereunder shall not exceed Twenty-Five Million Thirteen Dollars ($25,000,013); and

(ii)           the aggregate amount of Initial Stock Consideration and Escrowed Shares to be paid by Purchaser hereunder shall not exceed ten million two hundred forty-two thousand thirty-two (10,242,032) shares of Series AA Stock.

3.3          Working Capital Adjustment. (a) Within five (5) Business Days after the Closing Date, the Stockholders’ Agent shall deliver to the Purchaser (i) a consolidated balance sheet of the Acquired Companies, prepared in accordance with GAAP applied on a basis consistent with the preparation of the Annual Financial Statements and 2007 Financial Statements and using assumptions and estimates which are consistent with those used in the preparation of the Annual Financial Statements and 2007 Financial Statements, as of 11:59 p.m. on  the Closing Date (the “Estimated Closing Date Balance Sheet”); and (ii) written certification of the Stockholders’ Agent that the Estimated Closing Date Balance Sheet, to the Company’s Knowledge, fairly presents in all material respects the financial position of the Acquired Companies as of the date of such balance sheet.

(b)           Intentionally reserved.

(c)           Intentionally reserved.

(d)           Intentionally reserved:

(e)           The balance sheet included in the July Financial Statements, as audited by VK pursuant to the July Audit is herein called the “Final Balance Sheet”.  The amount of Working Capital, determined based on the Final Balance Sheet, less the amount of all accounts receivable that were reflected on the balance sheet included in the July Financial Statements but not collected by the Collection Deadline (each, an “Uncollected Account”), is herein called the “Final Working Capital”.

(f)            If the Final Working Capital is less than the Benchmark Working Capital,

(i)            Purchaser may, within five (5) Business Days after the Final Balance Sheet is delivered by VK, deliver to the Stockholders’ Agent a written notice setting forth a list of Uncollected Accounts, if any, that Purchaser will not transfer back to the Company Stockholders (each, a “Retained Account”);

(ii)           the consideration payable hereunder shall be adjusted to account for the amount of the difference between (x) the Final Working Capital plus the aggregate dollar amount of Retained Accounts, less (y) the Benchmark Working Capital (a “Negative Working Capital Adjustment”) as follows:

(A)          the Purchaser shall be paid, out of the First Tranche of Escrowed Cash, an amount equal to the Negative Working Capital Adjustment multiplied by the Cash Election Percentage (“Negative Working Capital Adjustment Cash”), and such amount of the First Tranche of Escrowed Cash shall be deemed to have been fully and forever forfeited by the Company Stockholders; and

(B)           the Company Stockholders shall be deemed to have fully and forever forfeited the right to receive the portion of the First Tranche of Escrowed Shares (“Negative Working Capital Adjustment Shares”) equal to (x) the Negative Working Capital Adjustment multiplied by the Stock Election Percentage divided by (y) the Share Value; and

(iii)          contemporaneously with the release of cash and stock from escrow pursuant to the preceding clause (ii), Purchaser shall transfer to the Stockholder’s Agent on behalf of the Company Stockholders each Uncollected Account that is not a Retained Account.

(g)           If the sum of the Final Working Capital plus the Retained Accounts is greater than the Benchmark Working Capital (such excess a “Positive Working Capital Adjustment”), (i) the Purchaser shall deliver to the Stockholders’ Agent cash in the amount of the Positive Working Capital Adjustment by Wire, as an adjustment of the consideration payable hereunder, for further distribution to each Company Stockholder (pro rata based upon the number of shares of Company Common Stock held by each on the Closing Date) and (ii), Purchaser shall transfer to the Stockholders’ Agent on behalf of the Company Stockholders each Uncollected Account that is not a Retained Account.  Notwithstanding the foregoing, in the event the transfer of cash to the Stockholder’s Agent under clause (i) above would cause the amount of cash consideration payable hereunder to exceed 59.95% of the aggregate consideration payable hereunder, the amount of cash so paid will be reduced by the amount necessary to cause the amount of cash consideration payable hereunder to be equal to 59.95% of the aggregate consideration payable hereunder, and the Purchaser will issue to the Stockholders’ Agent for further distribution to the Company Stockholders (pro rata based upon the number of shares of Company Common Stock held by each on the Closing Date) a number of shares of Series AA Stock equal to the result obtained by dividing the amount of the reduction in the cash payment made as a result of the application of this sentence by the Share Value.

3.4          Release of Escrowed Cash and Escrowed Shares.

(a)           On the First Release Date:

(i)            The Purchaser and the Stockholders’ Agent shall instruct the Escrow Agent to pay to the Stockholders’ Agent out of the First Tranche of Escrowed Cash (and out of the Second Tranche of Escrowed Cash, if the First Tranche of Escrowed Cash would be insufficient), for further distribution to the Company Stockholders in accordance with their respective Stockholder Cash Percentages, an amount equal to the First Tranche of Escrowed Cash, less:

(A)          the Negative Working Capital Adjustment Cash, if any; and

(B)           the Negative Revenue Adjustment Cash, if any; and

(ii)           The Purchaser and the Stockholders’ Agent shall instruct the Escrow Agent to deliver to the Stockholders’ Agent out of the First Tranche of Escrowed Shares (and out of the Second Tranche of Escrowed Shares, if the First Tranche of Escrowed Shares would be insufficient), for further distribution to the Company Stockholders in accordance with their respective Stockholder Stock Percentages, a number of shares  amount equal to the number of First Tranche of Escrowed Shares (together with the associated assignments separate from certificate deposited with the Escrow Agent), less:

(A)          the Negative Working Capital Adjustment Shares, if any; and

(iii)          the Negative Revenue Adjustment Shares, if any.

(b)           On the Second Release Date:

(i)            The Purchaser and the Stockholders’ Agent shall instruct the Escrow Agent to pay to the Stockholders’ Agent out of the Second Tranche of Escrowed Cash, for further distribution to the Company Stockholders in accordance with their respective Stockholder Cash Percentages, an amount equal to the Second Tranche of Escrowed Cash, less:

(A)          the aggregate of all Cash Portions of Final Losses; and

(B)           all amounts that are the subject of unresolved indemnity claims asserted prior to the Second Release Date pursuant to and in compliance with ARTICLE X, multiplied by the Cash Election Percentage.

(ii)           The Purchaser and the Stockholders’ Agent shall instruct the Escrow Agent to deliver to the Stockholders’ Agent out of the Second Tranche of Escrowed Shares, for further distribution to the Company Stockholders in accordance with their respective Stockholder Stock Percentages, a number of shares  amount equal to the number of Second Tranche of Escrowed Shares together with the associated assignments separate from certificate deposited with the Escrow Agent, less:

(A)          the aggregate of all Stock Portions of Final Losses; and

(B)           the aggregate of all amounts that are the subject of unresolved indemnity claims asserted prior to the Second Release Date pursuant to and in compliance with ARTICLE X, multiplied by the Stock Election Percentage, divided by the Share Value.

3.5          Post-Closing Audit.  (a) The Purchaser shall use best efforts to engage VK within seven (7) Business Days following the Closing Date to (i) perform agreed-upon procedures, as requested by Purchaser, with respect to the Company’s revenue as reflected in the 2007 Financial Statements (the “Revenue Procedures”), and (ii) audit the July Financial Statements (the “July Audit” and, together with the Revenue Procedures, the “Post-Closing Audit”).  Purchaser shall use best efforts to cause VK to complete the Post-Closing Audit and deliver the results thereof to Purchaser and the Stockholders’ Agent no later than one hundred twenty (120) days after the Closing Date.

(b)           If the Company’s revenue for the twelve (12) month period ending June 30, 2007, as determined pursuant to the Revenue Procedures (the “Audited Revenue Number”), is more than one percent (1%) less, or more than one percent (1%) greater, than the Benchmark Revenue:

(i)            Appendix O shall be deemed to be amended by:

(A)          deleting the number in the “Value” column of Line “B” and inserting in lieu thereof the lesser of (x) the Audited Revenue Number or (y) Twenty Million Dollars ($20,000,000) and

(B)           recalculating the numbers in the “Value” column of the other line items of Appendix O to reflect the effect of changing Line “B” pursuant to the preceding clause (A) (Appendix O, as amended pursuant to this Section 3.5(b)(i), is called “Revised Appendix O” and the Per-Share Cash Consideration, as set forth on Revised Appendix O, is called the “Revised Per-Share Cash Consideration” and the Per-Share Stock Consideration, as set forth on Revised Appendix O, is called the “Revised Per-Share Stock Consideration”);

(ii)           if the Audited Revenue Number is more than one percent (1%) less than the Benchmark Revenue, the consideration payable hereunder shall be adjusted as follows:

(A)          the Purchaser shall be paid, out of the First Tranche of Escrowed Cash, an amount of cash (“Negative Revenue Adjustment Cash”) equal to the product obtained by multiplying (A) the number of Cash Election Shares, by (B) the difference obtained by subtracting (x) the Revised Per-Share Cash Consideration from (y) the Per-Share Cash Consideration, and such amount of the First Tranche of Escrowed Cash shall be deemed to have been fully and forever forfeited by the Company Stockholders; and

(B)           the Company Stockholders shall be deemed to have fully and forever forfeited the right to receive the portion of the First Tranche of Escrowed Shares (“Negative Revenue Adjustment

Shares”) equal to the product obtained by multiplying (A) the number of Stock Election Shares, by (B) the difference obtained by subtracting (x) the Revised Per-Share Stock Consideration from (y) the Per-Share Stock Consideration; and

(iii)          if the Audited Revenue Number is more than one percent (1%) greater than the Benchmark Revenue, within five (5) Business Days after the VK issues its final report with respect to the Revenue Procedures, in order to adjust the consideration payable hereunder, the Purchaser shall deliver to the Stockholders’ Agent:

(A)          by Wire, for further distribution to each Company Stockholder who made a Cash Election (pro rata, based on the amount of Initial Cash Consideration that was payable to each of them), an amount of cash (“Positive Revenue Adjustment Cash”) equal to the product obtained by multiplying (A) the number of Cash Election Shares, by (B) the difference obtained by subtracting (x) the Per-Share Cash Consideration from (y) the Revised Per-Share Cash Consideration; and

(B)           for further distribution to each Company Stockholder who made a Stock Election (pro rata, based on the amount of Initial Stock Consideration that was payable to each of them), a number of shares of Series AA Preferred Stock (“Positive Revenue Adjustment Shares”) equal to (A) the number of Stock Election Shares, by (B) the difference obtained by subtracting (x) the Per-Share Stock Consideration from (y) the Revised Per-Share Stock Consideration.

(c)           The cost of the Post-Closing Audit will be paid as follows:

(i)            the Company Stockholders shall bear the portion of the cost of the Post-Closing Audit that is directly related to the Revenue Procedures;

(ii)           the cost of the Post-Closing Audit in excess of the amount described in the preceding clause (i) shall be borne twenty-five percent (25%) by the Company Stockholders and seventy-five percent (75%) by Purchaser; and

(iii)          the portions of the costs of the Post-Closing Audit that are payable by the Company Stockholders may be paid out of the Escrowed Cash or set off against Positive Revenue Adjustment Cash, if any.

3.6          Accounts Receivable.  After the Effective Time, Purchaser shall control the collection of all accounts receivable of the Acquired Companies that are outstanding as of the Effective Time, and shall attempt to collect such accounts receivable using the same degree of effort it uses to collect its own accounts receivable; provided in no event shall it use less than commercially reasonable efforts to collect such accounts receivable. After the determination of the Final Balance Sheet, as between the Company Stockholders and the Purchaser, (x) the Company

Stockholders (through the Stockholders’ Agent) shall control the collection of Uncollected Accounts that are not Retained Accounts, and (y) all Retained Accounts shall remain the property of the Surviving Corporation and, for avoidance of doubt, the Purchaser shall control the collection thereof.  In the event the Purchaser or Merger Sub receive any payments whatsoever with respect to, or from any of the Persons which are an account debtor or other obligor under, or guarantor of (irrespective of how such account debtor, obligor or guarantor classifies such payments), any of the Uncollected Accounts which are not Retained Accounts, the Purchaser and/or Merger Sub shall, as promptly as practicable (but in no event less than ten (10) Business Days after receipt by Purchaser and/or Merger Sub), remit such payments to Stockholders’ Agent.

3.7          Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, an indemnity agreement against any claim that may be made against it with respect to such Certificate (each in the respective form attached hereto as Appendix F, the Surviving Corporation will pay to the holder of such lost, stolen or destroyed Certificate, in exchange for the shares of Company Common Stock represented thereby, the applicable consideration set forth in Section 3.1(b).

3.8          Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation, they shall be cancelled and, as applicable, exchanged for Merger Consideration.

3.9          Dissenting Shares. (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 762 of the MBCA are applicable to the Merger, any shares of Company Common Stock that, as of the Effective Time are or may entitle the holder thereof to appraisal rights under Section 762 of the MBCA shall not be converted into or represent the right to receive a portion of the Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders to receive payment of the appraised value of such shares in accordance with the provisions of Section 762 of the MBCA; provided, however, that if the status of any such shares as shares carrying appraisal rights shall not be perfected, or if any such shares shall lose their status as shares carrying appraisal rights, then as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the per-share Merger Consideration applicable to such shares of Company Common Stock in accordance with Section 3.1(b).

(b)           The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other demands served pursuant to Section 762 of the MBCA to require Company to purchase shares of Company Common Stock pursuant to Section 762 of the MBCA and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer with respect to any such demand unless the Purchaser shall have consented in writing to such payment or settlement offer.

3.10        Allocation of Consideration.  The Parties agree that the Merger Consideration paid by the Purchaser pursuant to the Merger shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) in the manner set forth on Schedule 3.10.

3.11        Joinders.  Each Company Stockholder receiving any Stock Consideration shall execute a joinder to the New Purchaser Stockholders Agreement in the form attached hereto as Appendix G and a joinder to the New Registration Rights Agreement in the form attached hereto as Appendix H.  Purchaser shall not be required to deliver Stock Consideration to any Person who has not executed both such joinders.

3.12        Fractional Shares.  To the extent any Merger Consideration consists of fractional shares of Series AA Stock, the Purchaser shall be permitted to issue cash in lieu of thereof based on the Share Value.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Information disclosed in the Company Disclosure Schedule is not necessarily limited to the information required to be disclosed so that the representations and warranties of the parties are true, but may also contain other information provided informational purposes only.  The inclusion of such additional information shall not be construed to imply that other similar information is also included or as an admission that such information is material. The Company hereby represents and warrants to the Purchaser that, except as set forth in the Company Disclosure Schedule attached hereto as Appendix I (the “Company Disclosure Schedule”) the following statements contained in this Article IV are true as of the Execution Date (or, if made as of a specified date, as of such date) and as of the Closing Date, as follows:

4.1          Organization and Good Standing. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has the requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted.  The Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect.  Section 4.1(a) of the Company Disclosure Schedule sets forth a true and complete list of all foreign jurisdictions in which the Company is so qualified or licensed and in good standing.

(b)           Section 4.1(b) of the Company Disclosure Schedule sets forth a complete, true and correct list of all Subsidiaries of the Company, along with the jurisdiction of incorporation or organization of each.  Each Subsidiary listed in Section 4.1(b) of the Company Disclosure Schedule:

(i)            is duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the requisite authority and all Permits and Approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted; and

(ii)           is duly qualified or licensed to do business as a foreign entity, and is in good standing as a foreign entity, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect, and all such jurisdictions are listed in Section 4.1(b) of the Company Disclosure Schedule.

(c)           The Company has heretofore delivered to Purchaser true and complete copies of the Organizational Documents and stock ledgers of all Acquired Companies.  No Acquired Company is in material violation of any provision of its Organizational Documents.

(d)           Section 4.1(d) of the Company Disclosure Schedule sets forth a true and complete list of all officers and directors of each Acquired Company.

4.2          Corporate Power; Authority.

(a)           The Company has the requisite power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

(b)           Except for the Company Stockholder Approval, the execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Company.  This Agreement and each other agreement contemplated hereby to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity or in an action for specific performance.

4.3          Capitalization. (a) The authorized capital stock of the Company consists solely of 50,000 shares of Company Common Stock, of which 21,674 shares are outstanding as of the Execution Date.  No shares of Company Common Stock are held as treasury shares.

(b)           Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the Execution Date, a true and complete list of (i) the holders of the Company Common Stock, and (ii) the holders of all issued and outstanding shares and other securities of all Acquired Companies other than the Company, in each case, with the known domicile addresses of, and the number of such securities held by, such holders.

(c)           All of the issued and outstanding equity securities of each Acquired Company are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with all applicable Laws concerning the issuance of securities.  Except as set forth in Sections 4.3(a) and 4.3(b) above, there are not any equity securities of any Acquired Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating any Acquired Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities.  There are not any notes, bonds, debentures or other indebtedness of any Acquired Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters upon which holders of any equity securities of such Acquired Company may vote.  There are no outstanding contractual obligations, commitments, understandings or arrangements of such Acquired Company to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of such Acquired Company, and there are no irrevocable proxies with respect to shares of capital stock of any Acquired Company.  There are no agreements or arrangements pursuant to which any Acquired Company is or could be required to register shares of Company Common Stock or any other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.4          No Conflict. (a) Except as set forth in Section 4.4(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, will:

(i)            assuming receipt of the Company Stockholder Approval, contravene any provision of the Organizational Documents of any Acquired Company;

(ii)           assuming receipt of the Company Stockholder Approval and the respective filings of the Maryland Articles and Michigan Certificate, violate any Law applicable to any Acquired Company;

(iii)          result in the creation or imposition of any Lien on any of the property held by any Acquired Company; or

(iv)          require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights (including any obligation to pay any amount on account of any third party consent or the occurrence of the change in control of any Acquired Company), cancellation, modification or acceleration of any right or obligation of any Acquired Company or a loss of any benefit to which any Acquired Company is entitled under, any Material Contract.

(b)           Except for the respective filings of the Maryland Articles and Michigan Certificate, no declaration, filing or registration with, notice to, nor Approval of, any Government Entity is required to be made, obtained or given by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.

4.5          Financial and Recordkeeping Matters. (a) A true and complete copy of the Annual Financial Statements is attached as Section 4.5(a) of the Company Disclosure Schedule.  The Annual Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated.  Each of the balance sheets included in the Annual Financial Statements fairly presents in all material respects the financial position of the Acquired Companies as of the date of such balance sheet, and each of the statements of income and statements of cash flows included in the Annual Financial Statements fairly presents in all material respects the results of operations of the Acquired Companies for the periods set forth therein.

(b)           Except for liabilities, commitments or obligations (i) individually less than Fifty Thousand Dollars ($50,000), (ii) reflected in the Financial Statements, or (iii) disclosed in Section 4.5(b) of the Company Disclosure Schedule, since the date of the balance sheets included in the 2007 Financial Statements, no Acquired Company has incurred any Liability that would be required to be reflected or reserved against on a consolidated balance sheet of any Acquired Company prepared in accordance with GAAP.

(c)           Except as set forth in Section 4.5(c) of the Company Disclosure Schedule, the books and records, minute books, stock record books and other records of the Acquired Companies, all of which have been heretofore made available to Purchaser by the Company, have been maintained in accordance with sound business practices.

(d)           Intentionally reserved.

(e)           No Acquired Company holds any inventory.

4.6          Absence of Certain Changes.  Except as set forth in Section 4.6 of the Company Disclosure Schedule, since December 31, 2006, (a) each Acquired Company has conducted its business in the Ordinary Course; (b) there has not been any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect; and (c) there has not occurred any action, event or failure to act, that if it had occurred after the Execution Date, would have required the consent of the Purchaser under any of Sections 6.1(a)-(k), (m)-(p) or (r)-(x), or Section 6.1(y) (except, solely for purposes of this Section 4.6, Section 6.1(y) shall be deemed to apply only to the clauses of Section 6.1 referenced in this Section 4.6).

4.7          Material Contracts. (a) Section 4.7(a) of the Company Disclosure Schedule sets forth a true and complete list of each lease of personal property to which any Acquired Company is a party or by which any Acquired Company or any of its properties or assets are bound, which lease provides for payments in excess of $25,000 per annum and which has a remaining term in excess of one year (collectively, the “Personal Property Leases”).

(b)           Section 4.7(b) of the Company Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which any Acquired Company uses or occupies or has the right to use or occupy any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”).  With respect to all Leased Real Property except as set forth in Section 4.7(b) of the Company Disclosure Schedule,

(i)            The Acquired Company that is the lessee of such property has quiet possession thereof, and has a valid leasehold interest providing legally enforceable rights to use such Leased Real Property;

(ii)           No Acquired Company has subleased any of the Leased Real Property or given any third party any license or other right to occupy any portion of the Leased Real Property leased by it;

(iii)          Neither an Acquired Company nor, to the Company’s Knowledge, any other party to any Real Property Lease has waived any term or condition thereof, and all covenants to be performed by the Company prior to the Closing, or any other party to any Real Property Lease, have been performed in all material respects;

(iv)          The Acquired Companies are current (and not late) with respect to all  rental payments (and other payments, if any) due under Real Property Leases;

(v)           No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full;

(vi)          No Acquired Company has collaterally assigned or granted any security interest in any Real Property Lease or any interest therein; and

(vii)         No Acquired Company is obligated under or a party to, any option, right of first refusal or other contractual right to purchase any Leased Real Property or any portion thereof or interest therein.

(c)           Section 4.7(c) of the Company Disclosure Schedule sets forth a true and complete list of all executory agreements to which any Acquired Company is a party or by which any Acquired Company or any of its properties or assets are bound, of the following types (the contracts identified below in this Section 4.7(c), together with the Real Property Leases, the Personal Property Leases, the Inbound License Agreements and the Outbound License Agreements, are herein collectively called the “Material Contracts”):

(i)            Any contract involving an investment by any Acquired Company in any partnership, limited liability company or joint venture (other than any other Acquired Company);

(ii)           Any contract of any Acquired Company which involves a financing arrangement in excess of $50,000;

(iii)          Employment agreements (including without limitation, agreements for a term of employment, stock option agreements, stock purchase agreement, bonus agreements, and covenants not to compete);

(iv)          Loan agreements, notes, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money;

(v)           Agreements with any Affiliate;

(vi)          Any contract involving noncompetition or any other restriction with respect to the geographical area of operations or scope or type of business of any Acquired Company;

(vii)         Any contract relating to any acquisition or disposition of any capital stock or equity interest of any Acquired Company;

(viii)        Contracts that involve aggregate payments in excess of $50,000 per annum;

(ix)           Contracts under which any Acquired Company is obligated to share any revenue, profit, income or cash flow with any third Person; and

(x)            Contracts, the termination of which, could result in any fee or penalty in excess of $25,000.

(d)           The Company has delivered or made available to the Purchaser a true and complete copy of each of the Material Contracts.

(e)           Except as set forth in Section 4.7(e)  of the Company Disclosure Schedule:

(i)            each Material Contract is in full force and effect and is legal, valid, binding and enforceable by the applicable Acquired Company(ies) in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws affecting the rights of creditors generally, and (B) the exercise of judicial discretion in accordance with general principles of equity;  and

(ii)           there does not exist under any Material Contract any default or condition or event that, after notice or lapse of time or both, would constitute a default on the part of any Acquired Company or, to the Company’s Knowledge, any other party to such Material Contract.

4.8          Intellectual Property Matters. (a) Section 4.8(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Copyrights, Patents and Trademarks included in the Owned Intellectual Property, identifying for each, as applicable, the serial number, registration number or application number.

(b)           Section 4.8(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Inbound License Agreements, identifying for each: (i) the licensor(s) thereunder; and (ii) the Intellectual Property licensed thereunder.

(c)           Section 4.8(c) of the Company Disclosure Schedule sets forth a complete and correct list of all Outbound License Agreements, identifying for each: (i) the licensee(s) thereunder; (ii) the date thereof; and (iii) the Owned Intellectual Property licensed thereunder, to the extent such Owned Intellectual Property is not ProVision.

(d)           Section 4.8(d) of the Company Disclosure Schedule sets forth a complete and correct list of all License Agreements pursuant to which any rights in Intellectual Property are granted by an Acquired Company to any other Acquired Company, identifying for each: (i) the licensor(s) and the licensee(s) thereunder; (ii) the date thereof; and (iii) the Intellectual Property licensed thereunder.

(e)           Section 4.8(e) of the Company Disclosure Schedule sets forth a complete and correct list of all Owned Software, identifying for each all Third Party Software other than Mass-Market Software that is (i) required to be used in conjunction with such Owned Software in order for such Owned Software to function in accordance with its design specifications; or (ii) otherwise used by any Acquired Company in conjunction with such Owned Software in the Ordinary Course.

(f)            Section 4.8(f) of the Company Disclosure Schedule sets forth a complete and correct list of all Identifiers owned by, allocated to (in the case of ranges of internet protocol addresses and individual internet protocol addresses), or issued to (in the case of secure socket layer certificates and Software code signing certificates) any Acquired Company.

(g)           An Acquired Company owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens.  The Owned Intellectual Property and the Licensed Intellectual Property have been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(h)           All Owned Software and other works protectable by Copyright that are included in the Owned Intellectual Property were created, developed and authored by either (i) Employees within the scope of their employment; or (ii) Contractors who have assigned all of their rights to an Acquired Company pursuant to a written agreement.  No material Owned Software was jointly developed with any third Person who has not assigned all of his, her or its rights to an Acquired Company pursuant to a written agreement.

(i)            None of the Owned Intellectual Property, and no other product, service or technology sold, licensed, offered for sale or license, or, to the Company’s Knowledge, under development by any Acquired Company, infringes, violates or dilutes, or interferes with, any Intellectual Property rights of any Person.

(j)            There is no pending or, to the Company’s Knowledge, threatened claim alleging that any Acquired Company, any Owned Intellectual Property, any Licensed Intellectual Property, or any other product, service or technology used, sold, licensed, offered for sale or license, or proposed to be developed, used, sold, licensed or offered for sale or license by any Acquired Company, infringes, violates, misappropriates or dilutes, or interferes with, any Intellectual Property rights of any Person and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to provide a basis for any such claim.

(k)           There is no pending or, to the Company’s Knowledge, threatened claim challenging the validity or enforceability of any Inbound License Agreement or Outbound License Agreement and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to provide a basis for any such claim.

(l)            No Acquired Company has brought or threatened a claim against any Person (i) alleging infringement, violation, misappropriation, or dilution of, or interference with, any Intellectual Property or any License Agreement; (ii) challenging any Person’s ownership or use of, or the validity or enforceability of, any Intellectual Property; or (iii) challenging the validity or enforceability of any License Agreement and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to provide a basis for any claim described in the foregoing clauses (i)-(iii).

(m)          To the Company’s Knowledge, all Trademarks included in the Owned Intellectual Property are in use in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates (with respect to registered Trademarks) or applications (with respect to unregistered Trademarks for which an application has been filed).

(n)           Section 4.8(n) of the Company Disclosure Schedule sets forth a complete and accurate description of the measures undertaken by the Acquired Companies to protect the confidentiality of the Source Code and the Trade Secrets included in the Owned Intellectual Property and the Licensed Intellectual Property, including requiring all Employees, Contractors and third Persons having access thereto to execute written non-disclosure agreements.  No Trade Secrets included in the Owned Intellectual Property or the Licensed Intellectual Property have been disclosed or authorized to be disclosed to any third Person by any Person authorized to act on behalf any Acquired Company or, to the Company’s Knowledge, any other Person, other than pursuant to a written non-disclosure agreement; and, to the Company’s Knowledge, no third Person that is a party to any non-disclosure agreement with any Acquired Company is in breach or default thereof.  Except for third party escrow agents holding Source Code pursuant to written escrow agreements, a true and complete list of which are set forth on Section 4.8(n) of the Company Disclosure Schedule, no Person other than an Acquired Company is in possession of any Source Code as a result of disclosure of such Source Code by any Person authorized to act on behalf any Acquired Company or, to the Company’s Knowledge, any other Person.  No Acquired Company is bound by any agreement that will, or would reasonably be expected to, result in or require the disclosure or release of any Source Code to a third Person by any Acquired Company, any escrow agent(s), Purchaser or the Surviving Corporation.

(o)           Except as set forth on Section 4.8(o) of the Company Disclosure Schedule, no Owned Software is, includes, or is a derivative of, and no Related Software is, Software (i) for which the source code is in the public domain, or (ii) that includes “open source” code or is licensed pursuant to an “open source” license, including by way of example, but not in limitation, the GNU General Public License, the Mozilla Public License, the BSD License or the Apache Software License (any of the foregoing, “Open Source Materials”).  No Acquired Company has (A) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Owned Software, except as otherwise specifically described in Section 4.8(o) of the Company Disclosure Schedule; (B) distributed Open Source Materials in conjunction with any of the Company’s software or other intellectual property, except as otherwise specifically described in Section 4.8(o) of the Company Disclosure Schedule; or (C) used Open Source Materials in a manner that has given rise to any legally enforceable obligation on any Acquired Company to (x) disclose or distribute the source code of any Owned Software, (ii) grant any license for the purpose of making derivative works of any Owned Software, or (iii) redistribute at no charge any of the Owned Software.

(p)           In each Outbound License Agreement, no Acquired Company has made any warranty or representation in writing (other than as set forth in each Outbound License Agreement) as to the performance, functionality or capability of the Software licensed thereunder, except to state that such Software would perform in accordance with its published specifications and/or written documentation.

(q)           Except as set forth in Section 4.8(q) of the Company Disclosure Schedule, no Acquired Company has any obligation to provide any technical support or Software maintenance services to any third Person.

(r)            No current or former shareholder, partner, member, director, officer, Employee or Contractor of any Acquired Company has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Owned Intellectual Property or Licensed Intellectual Property; provided that, for purposes of this Section 4.8(r), “Owned Intellectual Property” shall not include, in the case of each such natural Person, moral rights and rights of publicity and privacy relating to the use of the name, likeness, voice, signature and biographical information of such natural Person.

4.9          Litigation. There is no Action pending or, to the Company’s Knowledge, threatened against any Acquired Company or its properties (tangible or intangible) or any of  its directors, officers or Employees in their capacities as such.  At no time in the last five years has any Government Entity provided any Acquired Company with a written notice challenging or questioning the legal right of any Acquired Company to conduct its operations as conducted at that time or as presently conducted.  No Acquired Company is subject to any outstanding judgment, order, settlement or decree.  To the Company’s Knowledge, no investigation of any Acquired Company by any Government Entity is pending or threatened.

4.10        Compliance with Laws.  (a)Each Acquired Company is in material compliance with, and conducts its business in all material respects in accordance with, all Laws applicable thereto.  No Acquired Company is at present charged with or, to the Company’s Knowledge, threatened with any charge concerning or, to the Company’s Knowledge, under any investigation with respect to, any violation of any provision of any Law.  No Acquired Company is in violation of or in default under, and no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, order, settlement or decree.

(b)           Section 4.10(b) of the Company Disclosure Schedule lists all Permits required for the operation of the Business.  The Acquired Companies have obtained and maintained all such Permits, all of which are in full force and effect.

4.11        Taxes. (a)Each Acquired Company has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate Government Entities all Tax Returns required to be filed by such Acquired Company prior to the date hereof, and all such Tax Returns are true, correct and complete in material all respects; and (ii) timely paid (or provided adequate reserves in accordance with GAAP, consistently applied, on the applicable Acquired Company’s most recent books), or there has been paid on its behalf, all Taxes due from such Acquired Company.

(b)           Each Acquired Company has complied in all respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the “Code”) and employment withholding Taxes) and has, within the time and in the manner prescribed by law withheld and paid over to the proper Government Entity all amounts required to be withheld and paid over under all applicable Tax Laws.

(c)           There are no Liens for Taxes upon the assets or properties of any Acquired Company.

(d)           No Acquired Company has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of any Acquired Company.

(e)           No federal, state, local or foreign audits, review, or other Actions (“Audits”) exist or, to the Company’s Knowledge, have been initiated with regard to any Taxes or Tax Returns of any Acquired Company, and no Acquired Company has received any notice of such an Audit.

(f)            All Tax deficiencies which have been claimed, proposed or asserted against any Acquired Company by any Government Entity have been fully paid or accrued on the Interim Balance Sheet or the Final Balance Sheet, and, to the Company’s Knowledge, there are no other Audits by any Government Entity in progress relating to any Acquired Company or the business of any Acquired Company, nor has any Acquired Company or, to the Company’s Knowledge, any stockholder, director or officer of any Acquired Company received any notice from any Government Entity that it intends to conduct such an Audit.  No Acquired Company is subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any other Government Entity.

(g)           No Acquired Company is required to include in income for any period beginning after the Closing Date any adjustment (other than any adjustment the Tax on which is accrued (reserved) on the Final Balance Sheet) pursuant to (A) Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), by reason of any voluntary or involuntary change in accounting method (nor has any Government Entity proposed any such adjustment or change of accounting method); (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (C) any deferred intercompany gain or any excess loss account described in the treasury regulations promulgated under Section 1502 of the Code (the “Treasury Regulations”) (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) any installment sale or open transaction disposition made on or prior to the Closing

Date; (E) any prepaid amount received on or prior to the Closing Date; or (F) the application of Section 263A of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to a Tax period ending on or prior to the Closing Date.

(h)           No power of attorney has been granted by or with respect to any Acquired Company for any matter relating to Taxes.

(i)            No Acquired Company is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in any payments by any of the Acquired Company, Purchaser, Merger Sub or any of their respective Affiliates that will not be fully deductible as a result of the provisions set forth in Sections 162(m) or 280G of the Code (or any corresponding provisions of state, local or foreign Tax Law) or would result in an excise Tax to the recipient of any such payment under Section 4999 of the Code.

(j)            No Acquired Company has requested or received a ruling or determination from any Government Entity or signed a closing or other agreement with any Government Entity, in either case with respect to Taxes.

(k)           No Acquired Company is a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement and, no Acquired Company has any potential Liability to any Person as a result of, or pursuant to, any such contract or agreement, other than tax indemnification obligations arising under an ordinary commercial contract such as a lease.

(l)            The Company has previously delivered or made available to the Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Government Entity relating to any Taxes due from or with respect to any Acquired Company; (ii) all income Tax Returns filed by every Acquired Company (or on its behalf) in the last three (3) years; and (iii) any closing agreements entered into by any Acquired Company with any Government Entity with respect to Taxes.  The Company will deliver to the Purchaser all materials with respect to the foregoing for all matters arising after the date hereof.

(m)          No Acquired Company has been included in any “consolidated,” “unitary” or “combined” Tax Return with any Person other than another Acquired Company.

(n)           Since December 31, 2006, up to the Effective Time, no Acquired Company has incurred any liability for Taxes other than in the Ordinary Course.

(o)           No Acquired Company has taken any position on any Tax Return that could give rise to an understatement of United States federal income Tax liability within the meaning of Section 6662(d) of the Code.

(p)           No claim has been made by a Government Entity in a jurisdiction where any Acquired Company does not file Tax Returns to the effect that such Acquired Company is subject to taxation by that jurisdiction.

(q)           No Acquired Company is, nor has it at any time in the last five (5) years been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(r)            Section 4.11(r) of the Company Disclosure Schedule discloses all jurisdictions outside the United States in which any Acquired Company has a permanent establishment, or, to the Company’s Knowledge, is subject to Tax.

(s)           No Acquired Company has distributed stock of another Person, nor has stock of any Acquired Company been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(t)            This Section 4.11 contains all representations and warranties of the Company with respect to all matters involving Taxes or Laws with respect to Taxes; provided, however, that this Section 4.11(t) shall not limit in any way the representations and warranties set forth in Section 4.5.

(u)           The Company has not made a distribution of its assets that would cause the Merger to fail the “substantially all” test found in Code Section 368(a)(2)(D).

4.12        Environmental Matters. (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no Action is pending or, to the Company’s Knowledge, threatened by any Person against, any Acquired Company, and in the last five years no penalty has been assessed against any Acquired Company with respect to any matters relating to or arising out of any Environmental Law or the presence of any Hazardous Materials at or on any real property owned or leased at any time by any Acquired Company (“Facility”).  Each Acquired Company is in compliance with all Environmental Laws, there are no Liabilities of or relating to any Acquired Company that relate to or arise out of any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability.

(b)           No Facility is being used or, to the Company’s Knowledge, has been used by any Acquired Company for the production, deposit, generation, transportation, storage, treatment, or disposal of any toxic, dangerous, or hazardous substances or pollutants in violation of applicable Law, including, but not limited to, nuclear fuel or waste and any Hazardous Materials.  No Hazardous Materials were disposed of on, in, or at any Facility by any Acquired Company in violation of applicable Law.

(c)           This Section 4.12 contains all representations and warranties of the Company with respect to all matters involving environmental conditions or Environmental Laws; provided, however, that this Section 4.12(c) shall not limit in any way the representations and warranties set forth in Section 4.5.

4.13        Insurance.  (a) Section 4.13 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies or binders maintained by or for the benefit of any Acquired Company and its directors, officers, Employees, Contractors or agents (collectively, the “Company Insurance Policies”).  The Company has delivered or made available to the Purchaser true and complete copies of the Company Insurance Policies.

(b)           The Acquired Companies have complied in all material respects with the provisions of the Company Insurance Policies.  All Company Insurance Policies are in full force and effect and no premiums due and payable thereon are delinquent.  No Company Insurance Policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.

(c)           There exist no material claims under any Company Insurance Policy that have not been properly and timely submitted by an Acquired Company to its insurers.  There are no pending material claims against any Company Insurance Policy by any Acquired Company as to which the insurers have denied liability.

(d)           The Company Insurance Policies are in amounts and have coverages required by any Material Contract.  The insurance coverage provided by the Company Insurance Policies will not terminate or lapse by reason of the transactions contemplated by this Agreement and, immediately following the Closing Date, the Acquired Companies will continue to be covered under such policies for events occurring prior to the Closing Date.

4.14        Plans. (a) Section 4.14(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to during the preceding six (6) years by any Acquired Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with any Acquired Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code, or to which any Acquired Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any Employee or former Employee (collectively, the “Plans”).  Neither any Acquired Company nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any Employee or former Employee.

(b)           With respect to each Plan, the Company has heretofore delivered to the Purchaser true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, and any reports or summaries required under ERISA or the Code created or in effect within the past six (6) years.  The Company has also heretofore delivered to the Purchaser the most recent determination letter received from, or opinion letter issued by, the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of Code, and nothing has occurred that reasonably could result in the revocation of the qualified status of any such Plan or reasonably cause any trust maintained under any such Plan to fail to be exempt from taxation under section 501(a) of the Code. Each Plan intended to satisfy the requirements of section 501(c)(9) has satisfied such requirements.

(c)           None of the Plans is a “multiemployer plan,” as such term is defined in section 3(37) of ERISA, nor is any Plan subject to section 302 or Title IV of ERISA or section 412 of the Code.  No liability under Title IV or section 302 of ERISA has been incurred by any Acquired Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to any Acquired Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d)           Neither any Acquired Company, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any Acquired Company, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 502(i) or 502(l) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.  There are no excise Taxes payable with respect to any Plan under Subtitle D of the Code.

(e)           Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.  All annual reports required to be filed for any Plan with any Government Entity have been timely filed and all disclosures and notices to the participants and beneficiaries of any Plan required by Law have been timely delivered.  All contributions required to be made to any Plan have been timely made and all benefits due under any Plan have been timely paid.

(f)            No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Employees or former Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, including, but not limited to the requirements under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code; (ii) death benefits under any “pension plan”; or (iii) benefits the full cost of which is borne by the current or former Employee (or his beneficiary).

(g)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former Employee or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Employee; or (iii) result in any payments or benefits that are not fully deductible under Sections 162(a)(1), 162(m) and 280G of the Code, as applicable.

(h)           There are no pending, or, to the Company’s Knowledge, threatened or anticipated claims or litigation by or on behalf of any Plan, by any Employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) for the benefit of any current or former Employee, Contractor or director, nor are there any pending or, to the Company’s Knowledge, threatened Actions by any Government Entity against any Plan.

(i)            Except as set forth in Section 4.14(i) of the Company Disclosure Schedule, no Acquired Company has, or has ever had, any obligation to maintain, establish, sponsor,

participate in, or contribute to any plan, program or arrangement for the benefit of any Employee, former Employee, director or former director, or Contractor or former Contractor any Acquired Company or any ERISA Affiliate who performs services outside the United States.

(j)            Any Plan which is a nonqualified deferred compensation plan subject to Code Section 409A has been operated in good faith compliance with Code Section 409A, and the transactions contemplated by this Agreement will not cause any such Plan to violate Code Section 409A.

4.15        Labor and Employment Matters. (a) Section 4.15(a) of the Company Disclosure Schedule: (i) sets forth a true and complete list of all Employees as of the Execution Date, (ii) identifies the Acquired Company by whom each such Employee is employed, and (iii) states each such Employee’s current rate of pay, 2006 bonus, current accrued leave, and other compensation paid or payable in 2007.

(b)           Section 4.15(b) of the Company Disclosure Schedule: (i) sets forth a true and complete list of all Contractors engaged as of the Execution Date, (ii) identifies the Acquired Company by whom each such Contractor is engaged, (iii) states each such Contractor’s current rate of pay, and (iv) provides a brief description of the services provided by such Contractor and, if such Contractor is primarily assigned to provide services to particular Customer(s) of the Business, the name(s) of such Customer(s).

(c)           There is/are no:

(i)            collective bargaining agreements to which any Acquired Company is a party or otherwise bound;

(ii)           labor unions representing any employees of any Acquired Company;

(iii)          to the Company’s Knowledge, overt organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened by employees of any Acquired Company;

(iv)          unfair labor practice complaints against any Acquired Company pending before the National Labor Relations Board or other applicable regulatory agency;

(v)           labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of any Acquired Company;

(vi)          pending or, to the Company’s Knowledge, threatened strike, slowdown, work stoppage, lockout or other collective labor action or dispute by or with respect to any employees of any Acquired Company;

(vii)         pending or, to the Company’s Knowledge, threatened claim, audit, litigation, government investigation, administrative proceeding or arbitration against any Acquired Company involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, and claims related to occupational safety and health law; or

(viii)        written personnel policy, rule or procedure applicable to employees of any Acquired Company, except as set forth in Section 4.15(c) of the Company Disclosure Schedule.

(d)           Each Acquired Company has at all times properly classified its employees as employees and its independent contractors as independent contractors, as applicable.  Each Acquired Company has at all times properly classified its employees as exempt or non-exempt for purposes of the Fair Labor Standards Act.  Each Acquired Company has at all times for each of its employees properly withheld and paid all applicable taxes and all other withholdings required by law.

(e)           All employment terminations effectuated by any Acquired Company including, but not limited to, layoffs, were effectuated in material compliance with all laws, statutes, regulations or ordinances governing employment or separation from employment including, but not limited to, the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), ERISA and the Worker Adjustment and Retraining Act, Public Law 100-379, to the extent applicable.

4.16        Property. (a) No Acquired Company owns any interest in any real property except for the Leased Real Property.

(b)           The Acquired Companies own all the properties and assets that they purport to own (collectively, the “Tangible Assets”).  The Acquired Companies have good and marketable title to all of the Tangible Assets, free and clear of all Liens.

(c)           The Tangible Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, normal wear and tear excepted.

4.17        Broker, Finder or Advisor Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Acquired Company, any holder of any equity securities of any Acquired Company (individually or with others) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.18        Related Party Transactions. (a) No employee, officer, director or stockholder of any Acquired Company or Affiliate of any employee, officer, director or stockholder of any Acquired Company is currently indebted to any Acquired Company, nor is any Acquired Company indebted (or committed to make loans or extend or guarantee credit) to any of such individuals.

(b)           Other than with any Subsidiary of the Company, to the Company’s Knowledge, as of the date hereof, no employee, officer, director or stockholder of any Acquired Company or Affiliate of any employee, officer, director or stockholder of any Acquired Company has any direct or indirect ownership interest in any firm or corporation (i) with which any Acquired Company is affiliated, or (ii) with which any Acquired Company has a material business relationship, provided, however, that the foregoing representation in this Section 4.18(b) shall not apply in cases where an employee, officer, director or stockholder of an Acquired Company or Affiliate of such employee, officer, director or stockholder owns stock in an amount less than 1% of the outstanding capital stock of a publicly traded company.

(c)           To the Company’s Knowledge, no employee, officer, director or stockholder of any Acquired Company or Affiliate of any employee, officer, director or stockholder of any Acquired Company is directly or indirectly interested in any Material Contract or has or claims to have any interest in the Company Intellectual Property.

4.19        Acquisitions.  Section 4.19 of the Company Disclosure Schedule sets forth each acquisition, by means of asset purchase, assignment, merger, consolidation or other similar transaction, of a Person or a material portion of the assets of any Person, by any Acquired Company at any time in the five (5) years immediately preceding the Execution Date.

4.20        Securities Law Matters.  To the Company’s Knowledge, each Company Stockholder is acquiring the shares of Series AA Stock included in the Merger Consideration for his/her/its own account and not with a view toward distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

4.21        Status of Series AA Stock.  The Company and each of the Principal Stockholders acknowledges that the securities Purchaser expects to issue to investors in the Equity Round will have rights, privileges and preferences that will be senior to the Series AA Stock with respect to, among other things, dividends and rights upon liquidation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER AND THE MERGER SUB

Information disclosed in the Purchaser Disclosure Schedule is not necessarily limited to the information required to be disclosed so that the representations and warranties of the parties are true, but may also contain other information provided informational purposes only.  The inclusion of such additional information shall not be construed to imply that other similar information is also included or as an admission that such information is material. The Purchaser and the Merger Sub hereby represent and warrant to the Company that, except as set forth in the Purchaser Disclosure Schedule attached hereto as Appendix J (the “Purchaser Disclosure Schedule”) the following statements contained in this ARTICLE V are true as of the date hereof (or, if made as of a specified date, as of such date) and as of the Closing Date, as follows:

5.1          Organization and Good Standing.  (a) Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite power and authority and, to their Knowledge, all Permits required to own, operate and lease its properties and assets and to conduct its respective business as it is now being owned, operated, leased and conducted.  Each of Purchaser and Merger Sub is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)           Section 5.1(b) of the Purchaser Disclosure Schedule sets forth a complete, true and correct list of all Subsidiaries of Purchaser (other than Merger Sub), along with the jurisdiction of incorporation or organization of each.  Each Subsidiary listed in Section 5.1(b) of the Purchaser Disclosure Schedule:

(i)            is duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the requisite power and authority and all Permits and Approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted; and

(ii)           is duly qualified or licensed to do business as a foreign entity, and is in good standing as a foreign entity, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)           Purchaser has heretofore made available to the Company a true and complete copy of the Organizational Documents of Purchaser.  No Purchaser Company is in material violation of any provision of its Organizational Documents.

5.2          Corporate Power and Authority.

                (a)           Each of the Purchaser and the Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

                (b)           The execution and delivery of this Agreement by each of Purchaser and Merger Sub, the performance by Purchaser and Merger Sub of their respective obligations hereunder and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Sub.  This Agreement and each other agreement contemplated hereby to which Purchaser is a party constitutes the legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except as limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity or in an action for specific performance.

5.3          No Conflict. (a) Except as set forth in Section 5.3(a) of the Purchaser Disclosure Schedule, neither the execution and delivery of this Agreement by Purchaser or Merger Sub, the performance by Purchaser or Merger Sub of their respective obligations hereunder, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, will

(i)                                     assuming receipt of the Purchaser Stockholder Approval, contravene any provision of the Organizational Documents of Purchaser or Merger Sub;

(ii)                                  assuming receipt of the Purchaser Stockholder Approval and the respective filings of the Maryland Articles and Michigan Certificate, violate any Law applicable to Purchaser or Merger Sub;

(iii)                               result in the creation or imposition of any Lien on any property held by Purchaser or Merger Sub;

(iv)                              require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights, cancellation, modification or acceleration of any right or obligation of Purchaser or Merger Sub or a loss of any benefit to which Purchaser or Merger Sub is entitled under any contract that is material to its business.

(b)           Except for the respective filings of the Maryland Articles and Michigan Certificate, no declaration, filing or registration with, notice to, nor Approval of, any Government Entity is required to be made, obtained or given by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub, the performance by Purchaser and Merger Sub of their respective obligations hereunder or the consummation by Purchaser and Merger Sub of the transactions contemplated hereby.

5.4          Capitalization.  (a) As of the Closing Date, the authorized capital stock of Merger Sub consists solely of 100 shares of common stock, no par value per share, all of which are outstanding and issued to Purchaser.

(b)           As of the Closing Date, the authorized capital stock of Purchaser will consist of: 216,657,212 shares, divided as follows (without regard to shares of Stock Consideration to be issued pursuant to the Merger):

(i)                                     120,000,000 shares of common stock, par value $0.01 per share, of which 28,125 shares will be issued and outstanding as of the Closing Date;

(ii)                                  96,657,212 shares of preferred stock, par value $0.01 per share, of which:

(A)                              71,012,991 shares are designated as Series AA Stock, of which 54,449,488 shares will be issued and outstanding as of the Closing Date,

(B)                                6,800,000 shares are designated as Series BB Convertible Preferred Stock, none of which will be issued and outstanding as of the Closing Date; and

(C)                                18,844,221 shares are designated as Series CC Convertible Preferred Stock, of which 17,902,010 shares will be issued and outstanding as of the Closing Date.

(c)           All of the issued and outstanding equity securities of Purchaser are, and all shares of Series AA Stock included in the Merger Consideration will be upon delivery by Purchaser, validly issued, fully paid and nonassessable, issued in compliance with all applicable Laws concerning the issuance of securities and free of preemptive rights.  No shares of Purchaser’s capital stock are held as treasury shares.

(d)           Section 5.4(d) of the Purchaser Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of all stock purchase, stock option and other equity compensation plans of Purchaser (each, a “Purchaser Equity Plan”).

(e)           Section 5.4(e) of the Purchaser Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of each outstanding option to purchase shares of capital stock of Purchaser, identifying for each (i) the name of the option holder, (ii) the class/series of capital stock, and the number of shares, such holder is entitled to purchase pursuant to such option, (iii) the exercise price per share of such option, and (iv) if applicable, the Purchaser Equity Plan under the option was granted.

(f)            Section 5.4(f) of the Purchaser Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of all outstanding restricted stock and restricted stock unit (“RSU”) awards under Purchaser Equity Plans, identifying for each (i) the name of the awardee, (ii) the number of shares of restricted stock or the number of RSUs, as applicable, included in the award, and (iii) if applicable, the Purchaser Equity Plan under the restricted stock or RSUs were granted.

(g)           Section 5.4(g) of the Purchaser Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of each outstanding warrant to purchase shares of capital stock of Purchaser, identifying for each (i) the name of the warrant holder, (ii) the class/series of capital stock, and the number of shares, such holder is entitled to purchase pursuant to such warrant, and (iii) the stated exercise price per share of such warrant (without regard to any adjustments thereto that may have occurred after the issuance of such warrant).

(h)           Except as set forth in Sections 5.4(a) through 5.4(g) and except as set forth in the Purchaser Stockholders Agreement, there are not any equity securities of any Purchaser Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating any Purchaser Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities, other than in connection with the Equity Round.

(i)            Except for the Third Amended and Restated Registration Rights Agreement of Purchaser, dated as of October 5, 2005, as amended, and the New Registration Rights

Agreement, there are no agreements or arrangements pursuant to which any Acquired Company is or could be required to register shares of Company Common Stock or any other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(j)            The gross proceeds of the Equity Round (after both the initial closing and the additional closing thereof) will be no less than $30,000,000.

5.5          Purchaser Financial Statements.  A true and complete copy of the Purchaser Financial Statements is attached as Section 5.5 of the Purchaser Disclosure Schedule.  The Purchaser Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated.  Each of the balance sheets included in the Purchaser Financial Statements fairly presents in all material respects the financial position of the Purchaser Companies as of the date of such balance sheet, and each of the statements of income and statements of cash flows included in the Purchaser Financial Statements fairly presents in all material respects the results of operations of the Purchaser Companies for the periods set forth therein.

5.6          Litigation. There is no Action pending or, to Purchaser’s Knowledge, threatened against any Purchaser Company or its properties (tangible or intangible) or any of  its directors, officers or employees in their capacities as such.  At no time in the last five years has any Government Entity provided any Purchaser Company with a written notice challenging or questioning the legal right of any Purchaser Company to conduct its operations as conducted at that time or as presently conducted.  No Purchaser Company is subject to any outstanding judgment, order, settlement or decree.  To the Purchaser’s Knowledge, no investigation of any Purchaser Company by any Government Entity is pending or threatened.

5.7          Compliance With Laws.  Each Purchaser Company is in compliance in all respects with, and conducts its business in all respects in accordance with, all Laws applicable thereto.  No Purchaser Company is at present charged with or, to Purchaser’s Knowledge, threatened with any charge concerning or, to the Purchaser’s Knowledge, under any investigation with respect to, any violation of any provision of any Law.  No Purchaser Company is in violation of or in default under, and no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, order, settlement or decree.  The Purchaser Companies have obtained and maintained all Permits required for the operation of their business, all of which are in full force and effect.

5.8          Broker, Finder or Advisor Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Company, any holder of any equity securities of any Purchaser Company (individually or with others) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.9          Taxes.

(a)           Merger Sub is a corporation (i) newly formed solely for the purpose of participating in the Merger and (ii) all of the issued and outstanding stock of which is, has at all times been, and will at all times through the Date of the Merger be, owned by Parent.  There are no options or other rights to acquire any shares of Merger Sub.  At no time prior to the Merger has Merger Sub had assets (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by Merger Sub following the Merger) or business operations.

(b)           Following the Merger, Purchaser intends to cause Merger Sub to continue the “historic business” of each of the Acquired Companies or use a significant portion of the “historic business assets” of each of the Acquired Companies in a business (as such terms are defined in  Section 1.368-1(d) of the Treasury Regulations).

(c)           Purchaser has no plan or intention, as a part of any overall transaction which includes the Merger, to liquidate Merger Sub, merge Merger Sub with or into another corporation which is the survivor, sell or otherwise dispose of any of the stock of Merger Sub, cause or allow Merger Sub either to issue stock or options, warrants, or other rights to acquire stock in Merger Sub or to distribute to Purchaser or otherwise dispose of any  assets held by any of the Acquired Companies immediately before the Merger, or cause or allow Merger Sub to sell or otherwise dispose of any of the assets held by any of the Acquired Companies immediately before the Merger, except for dispositions made in the ordinary course of business and transfers of assets permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k).  Purchaser may transfer the stock of Merger Sub to a controlled subsidiary of Purchaser (as defined in Section 368(c) of the Code) after the Merger in a manner permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k).

(d)           Purchaser has no plan or intention to, and will not in connection with the Merger, acquire or redeem any of the Stock Consideration issued in the Merger, either directly or through any transaction, agreement or arrangement with any other person, provided however, that Purchaser may adopt or continue an open market stock repurchase program that satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701.  To Purchaser’s Knowledge, no person related to Purchaser (as defined in Treasury Regulation Section 1.368-1(e)) has a plan or intention to, and no such person will, in connection with the Merger, acquire or redeem any of the Stock Consideration issued in the Merger, either directly or through any transaction, agreement or arrangement with any other person.  A corporation is considered related to the Purchaser under Treasury Regulation Section 1.368-1(e) if: (i) Purchaser and the corporation in question are members of the same affiliated group as defined in Section 1504 of the Code (determined without regard to Section 1504(b)) or (ii) a purchase of the stock of Purchaser by the corporation in question or the purchase of the stock of the corporation in question by Purchaser would be treated as a distribution in redemption of the stock of the first corporation under

Section 304(a)(2) of the Code (determined without regard to Treasury Regulation Section 1.1502-80(b)).  In addition, a corporation will be treated as related to Purchaser if a relationship described in the preceding sentence: (i) exists immediately before or immediately after the Merger or (ii) the relationship is created in connection with the Merger.  For purposes of this Agreement, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

(f)            Immediately before the Effective Time, Purchaser will not be an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

(g)           Neither the Merger Sub nor Purchaser is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.  On the date of the Merger, the fair market value of the assets of Merger Sub will exceed the sum of its liabilities, and the fair market value of the assets of Purchaser will exceed the sum of its liabilities.

(h)           The Purchaser will not use any cash acquired from any of the Acquired Companies in the Merger to pay any of the Cash Consideration or to pay any expenses incurred by Purchaser or Merger Sub in the Merger and, except as otherwise specifically contemplated under this Agreement, will use such cash to pay expenses, if any, incurred by any of the Acquired Companies in connection with the Merger.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1          Conduct of the Company’s Business.  From the date of this Agreement until earlier of the Closing or the termination of this Agreement, the Company shall conduct its business (and cause each other Acquired Company to conduct its business) in the Ordinary Course, except as otherwise specifically permitted by this Agreement or as reasonably required in order to complete the transactions contemplated by this Agreement or for the Company to perform its obligations under this Agreement or any related agreement, and use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties.  Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as otherwise specifically permitted by this Agreement or as reasonably required in order to complete the transactions contemplated by this Agreement or for the Company to perform its obligations under this Agreement or any related Agreement, the Company shall refrain from doing (and shall cause each other Acquired Company not to do) any of the following (in the case of each Acquired Company other than the Company, substituting “Acquired Company” for “Company” in the following clauses) without the prior written consent of the Purchaser:

(a)           adopting or proposing any change in any of the Organizational Documents of any Acquired Company;

(b)           adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)           issuing or selling any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company;

(d)           (i) splitting, combining, subdividing or reclassifying the Company’s outstanding shares of capital stock, or (ii) declaring, setting aside or paying any dividend or other distribution payable in stock or property with respect to the Company’s capital stock (although nothing herein shall be deemed to preclude the Company from declaring cash dividends through the day immediately prior to the Closing Date);

(e)           redeeming, purchasing or otherwise acquiring directly or indirectly any shares of capital stock of the Company;

(f)            amending the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock-based awards;

(g)           (i) granting any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company, (ii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) increasing any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increasing (or amending the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company outside of the Ordinary Course, or (v) permitting any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such plan (although nothing herein shall be deemed to preclude the Company from paying any bonuses or other compensation due and owing to the employees of the Company prior to the Closing in the Ordinary Course);

(h)           acquiring any material assets or property of any other Person except in the Ordinary Course;

(i)            selling, leasing, licensing or otherwise disposing of any material assets or property except pursuant to existing contracts or commitments or except in the Ordinary Course;

(j)            except for any such change which is required by reason of a concurrent change in GAAP, changing any method of accounting or accounting practice used by the Company;

(k)           entering into any joint venture, partnership or other similar arrangement;

(l)            taking any action that would make any representation or warranty of the Company herein inaccurate in any material respect at, or as of any time prior to, the Closing Date;

(m)          making or changing any Tax election, settle any audit or file any amended Tax Returns unless required by applicable Law or unless (x) the Company has given Purchaser prior written notice of such settlement or amended Tax Return, which notice shall include a reasonably complete description of all material terms of such settlement or the reasons for filing such amended Tax Return, as the case may be, and (y) doing so will not affect the Tax liability of any of the Parties for any period commencing after the date of the Merger;

(n)           incurring, issuing or assuming any indebtedness, other than ordinary trade payables incurred in the Ordinary Course (it being understood and agreed that the accrual of interest with respect to indebtedness in existence on the date of this Agreement shall not be deemed to be incurrence of indebtedness);

(o)           terminating or materially amending any of the Company’s Material Contracts, except in the Ordinary Course;

(p)           entering into any new Material Contract other than in the Ordinary Course;

(q)           incurring any obligation, the terms of which would be violated by the consummation of the transactions contemplated herein;

(r)            making, authorizing or entering into any agreement with respect to any capital expenditures other than capital expenditures not exceeding $50,000 individually or in the aggregate;

(s)           making any loans, advances or capital contributions to, or investments in, any other Person other than in the Ordinary Course;

(t)            mortgaging or pledging any of the Company’s assets or properties, tangible or intangible, or creating any Lien with respect to any such asset or property;

(u)           entering into any agreement or arrangement that could limit or otherwise restrict the Company from engaging or competing in any line of business or in any geographic area;

(v)           terminating any employee or independent contractor of any Acquired Company without cause;

(w)          hiring any Person as an employee, or engaging any Person as an independent contractor, of any Acquired Company, except in the Ordinary Course (for purposes of this clause (w), “Ordinary Course” includes by way of example, but not in limitation, hiring an employee or engaging an independent contractor for the purpose of replacing an Employee or independent contractor who has voluntarily resigned);

(x)            distributing any cash after the close of business on the day immediately preceding the Closing Date; and

(y)           agreeing or committing to do any of the foregoing.

6.2                               Approvals.  Prior to Closing, the Company shall use its commercially reasonable efforts to obtain all Approvals listed in Section 4.4(a) of the Company Disclosure Schedule in order to affirmatively (A) vest in Merger Sub all of the Acquired Companies’ rights in such agreements, and (B) prevent, as a result of the Merger, any termination rights, change of control rights or other impairment of rights from arising under such agreements.

6.3                               Stockholder Approvals. (a) The Company will, through the Company Board (but subject to its fiduciary duties as determined in good faith by the Company Board in consultation with outside counsel), recommend to the Company Stockholders approval of the transactions contemplated by this Agreement and will not rescind such recommendation unless required to do so to comply with its fiduciary duties as determined in good faith by the Company Board in consultation with outside counsel.  Subject to its fiduciary duties as determined in good faith by the Company Board in consultation with outside counsel, the Company shall cause a special meeting of its Stockholders to be duly called and held as soon as practicable after the date hereof (the “Company Stockholder Meeting”), or take action by written consent, in each case in accordance with the MBCA and the Organizational Documents of the Company, for the purpose of obtaining the affirmative vote in favor of adoption of this Agreement, and the consummation of the Merger and the transactions contemplated hereby of the holders of a majority of the outstanding shares of Company Common Stock and, if required in order to comply with the provisions of the MBCA or the Organizational Documents of the Company, the waiver of each and every Company Stockholder with respect to any notice required to be given in connection with the actions described in this Section 6.3(a) (the “Company Stockholder Approval”).

(b)           Purchaser will, through the Purchaser Board, recommend to Purchaser’s relevant stockholders approval of the transactions contemplated by this Agreement and will not rescind such recommendation.  Purchaser shall cause a special meeting of its stockholders to be duly called and held as soon as practicable after the date hereof, or take action by written consent, for the purpose of obtaining the affirmative vote in favor of adoption of this Agreement, and the consummation of the Merger and the transactions contemplated hereby, in each case as required by the MGCL, the Organizational Documents of Purchaser and the Purchaser Stockholders Agreement (the “Purchaser Stockholder Approval”).

6.4                               Delivery of Information to Stockholders; “Blue Sky” Matters.  (a) The Company shall prepare such informational documents (the “Proxy Materials”) to solicit the proxies or written consents of such Company Stockholders as are necessary to obtain the Company Stockholder Approval.  The Company shall provide to the Purchaser drafts of the Proxy Materials and any materials to be delivered to Company Stockholders in connection herewith, and shall not deliver any such materials to any Company Stockholder without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  The Company shall incorporate into the Proxy Materials such information as Purchaser shall provide for the purpose of providing disclosure to Company Stockholders about the business and financial condition of Purchaser.

(b)           Purchaser shall obtain all necessary state securities law or “Blue Sky” Approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information about the Acquired Companies and the Company Stockholders as may be reasonably requested by Purchaser in connection with such action.

(c)           Prior to the Closing, the Company shall obtain from each Company Stockholder, and deliver to Purchaser, an Accredited Investor Questionnaire in form and substance reasonably satisfactory to Purchaser and the Company (each, an “Investor Questionnaire”).

6.5                               No Solicitation. (a) Neither the Company nor any Principal Stockholder will permit or authorize any of its respective Representatives to, directly or indirectly, take any of the following actions with any Person other than the Purchaser without the prior written consent of the Purchaser: (i) solicit, initiate, facilitate or encourage, or furnish information with respect to the Company, in connection with any inquiry, proposal or offer with respect to any merger, consolidation or other business combination involving the Company or the acquisition of all or a substantial portion of the assets of, or any securities of, the Company (an “Alternative Transaction”); (ii) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third Person with respect to any Alternative Transaction; or (iii) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Company to abandon, terminate or refrain from consummating a transaction with the Purchaser.

(b)           The Company and each Principal Stockholder shall, and shall use its commercially reasonable efforts to cause its Representatives to, notify the Purchaser orally and in writing immediately upon receipt of any written offer with respect to an Alternative Transaction, including the identity of the Person (a “Potential Acquirer”) making such offer and stating the terms thereof, and shall thereafter immediately inform the Purchaser of any change in the status of any discussions or negotiations with such Potential Acquirer and any changes to the terms and conditions of such Alternative Transaction and shall promptly give the Purchaser a copy of any business or financial information related to the Company delivered to such Person which has not previously been reviewed by the Purchaser.

(c)           The Company and each Principal Stockholder shall immediately cease any discussions or negotiations existing as of the date hereof with any third Person relating to any proposed Alternative Transaction, and shall request that all confidential information furnished on behalf of the Company to any such Persons be returned.

(d)           The Company Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Company Board of the transactions contemplated by this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Alternative Transaction, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction.

6.6                               Access to Information.  At all times prior to the earlier of Closing Date or the termination of this Agreement, the Company will permit the Purchaser and/or its Representatives to perform due diligence, to examine the contracts, books, records and other information of Company, including, without limitation, all Material Contracts, and make copies thereof at such reasonable times as Purchaser or its Representatives may request by reasonable prior notice to Company (which notice may be oral) in a manner so as not to interfere with the normal business operations of Company.

6.7                               Stockholders’ Agent. (a) By virtue of the approval of this Agreement and the Merger by the requisite vote of the Company Stockholders, each Company Stockholder (other than such Company Stockholder, if any, holding Dissenting Shares) shall be deemed to have agreed to appoint Ron Pellegrino as the agent of the Company Stockholders (the “Stockholders’ Agent”) for and on behalf of the Company Stockholders, and such Stockholders’ Agent shall have such authority as granted herein, be constituted and appointed as such to give and receive notices and communications, to authorize delivery to any party of funds from the Escrowed Cash and/or shares from the Escrowed Shares in satisfaction of claims by such party, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing.  Such agency may be changed from time to time upon prior written notice to Purchaser.  No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services.  Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Company Stockholders.

(b)           The Stockholders’ Agent shall not be liable to any Company Stockholder for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment, even though such act or omission constitutes negligence on the part of the Stockholders’ Agent, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Stockholders’ Agent shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied.  The Stockholders’ Agent may engage attorneys, accountants and other professionals and experts as it determines necessary.  The Stockholders’ Agent may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Agent based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment.  The Stockholders’ Agent will serve without compensation.

6.8                               Confidentiality.  Each Party agrees that all disclosures of information by another Party in connection with this Agreement or the transactions contemplated hereby shall be governed by that certain Nondisclosure Agreement between the Company and Purchaser dated January 26, 2007 (the “Confidentiality Agreement”), which is incorporated herein by reference.

6.9                               Publicity.  At the proper time, as determined by the Parties in good faith consultation with each other, the Parties may issue a press release or make a public statement concerning this Agreement and the related transactions containing disclosure which is mutually agreeable to the Parties; provided, that prior to the issuance of a press release, no Party hereto shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to this Agreement and the related transactions, except to the extent that, in the reasonable judgment of the Purchaser upon advice of counsel, public disclosure is required by applicable Law, in which case, to the extent practicable, the parties will use their reasonable best efforts to reach mutual agreement on disclosure language prior to making such disclosure

6.10                        Expenses.  The Purchaser and the Company shall each bear their own expenses (including those of their Representatives, in accordance with their separate agreements with their Representatives) incurred by any of them in connection with this Agreement and the transactions contemplated herein; provided, however that Purchaser will also bear all Taxes directly incurred by the Company in connection with this Agreement and the transactions contemplated hereby (other than any Taxes incurred by the Company primarily as a result of actions by the Company or any Company Stockholder prior to the Effective Time in violation of this Agreement or which constitute a breach or inaccuracy of any representation and warranty of the Company herein) in the event that the transactions contemplated by this Agreement are consummated.  Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Purchaser or the Company in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.11                        Other Actions.  Subject, in the case of the Company, to its fiduciary duties as determined in good faith by the Company Board in consultation with outside counsel, each of the Parties shall use their commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the Parties’ respective obligations to consummate the transactions contemplated by this Agreement and to cause the Closing to occur.

6.12                        Intentionally reserved.

6.13                        Summary of Consideration.  Promptly after the Company Stockholders Meeting, the Company shall deliver to Purchaser a list of Company Stockholders, which shall be attached hereto as Appendix P, setting forth for each (a) whether the Company Stockholder is an Accredited Holder or a Non-Accredited Holder; (b) the number of shares of Company Common Stock held by such Company Stockholder; (c) the amount of Initial Cash Consideration, if any, to be paid to such Company Stockholder in accordance herewith; and (d) the amount of Initial Stock Consideration, if any, to be paid to such Company Stockholder in accordance herewith.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS

OF THE PURCHASER AND THE MERGER SUB

The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction, at or prior to the Closing, of the conditions set forth in this ARTICLE VII, unless waived in writing by the Purchaser:

7.1                               Representations and Warranties of the Company.  The representations and warranties contained in ARTICLE IV hereof shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate in all material respects (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak as of the date of this Agreement or some other date which shall be true and correct in all material respects only as of such date).

7.2                               Performance of Covenants.  The Company shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3                               Stockholder Approvals.  The Company Stockholder Approval and the Purchaser Stockholder Approval shall each have been obtained.

7.4                               Approvals. All authorizations of all Government Entities required for the consummation of the Merger shall have been obtained and shall be in full force and effect and all waiting periods required by Law shall have expired.  The Company shall have obtained all Approvals required to be obtained by Section 6.2.

7.5                               No Legal Obstruction. No Government Entity shall have enacted, issued, promulgated, enforced or entered into any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of the transactions contemplated by this Agreement.

7.6                               Opinion of Counsel.  The Purchaser shall have received from Honigman Miller Schwartz and Cohn LLP an opinion, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser and the Company.

7.7                               Intentionally reserved.

7.8                               Dissenters’ Rights.  Dissenters’ rights shall not have been exercised by Company Stockholders owning, in the aggregate, more than five percent (5%) of the Company Common Stock.

7.9                               Payment of Company Transaction Costs.  The Company shall have paid all of the Company Transaction Costs.

7.10                        Financing.  Purchaser shall have consummated the Equity Round.

7.11                        Conversion of Existing Series BB Shares.  The holders of all shares of Purchaser’s issued and outstanding Series BB Convertible Preferred Stock, par value $0.01 per share, shall have converted such shares to shares of Series AA Stock.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction, at or prior to the Closing, of the conditions set forth in this ARTICLE VIII, unless waived in writing by the Company:

8.1                               Representations and Warranties of the Purchaser and Merger Sub.  The representations and warranties contained in ARTICLE V hereof shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate in all material respects (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak as of the date of this Agreement or some other date which shall be true and correct only as of such date).

8.2                               Performance of Covenants.  The Purchaser and the Merger Sub shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

8.3                               Stockholder Approvals.  The Company Stockholder Approval and the Purchaser Stockholder Approval shall each have been obtained.

8.4                               Approvals. All authorizations of all Government Entities required for the consummation of the Merger shall have been obtained and shall be in full force and effect and all waiting periods required by Law shall have expired.

8.5                               No Legal Obstruction. No Government Entity shall have enacted, issued, promulgated, enforced or entered into any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of the transactions contemplated by this Agreement.

8.6                               Opinion of Counsel.  The Stockholders’ Agent shall have received from Venable LLP an opinion, dated the Closing Date and addressed to the Company Stockholders, in form and substance reasonably satisfactory to Purchaser and the Company.

8.7                               Form of Sixth Articles of Amendment and Restatement of Purchaser.  The Form of Sixth Articles of Amendment and Restatement of Purchaser in substantially the form attached hereto as Appendix N shall have been filed and be effective.

ARTICLE IX

TERMINATION, AMENDMENT & WAIVER

9.1                               Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date:

(a)                                  by mutual, written consent of the Purchaser and the Company;

(b)                                 by Purchaser, if:

(i)                                     there has been a misrepresentation or breach on the part of the Company in the representations, warranties or covenants set forth in this Agreement, that would result in a failure to satisfy the closing conditions set forth in either Section 7.1 or 7.2 which, in the case of a misrepresentation or breach, is not cured within ten (10) Business Days after the Company has been notified in writing by Purchaser of such misrepresentation or breach, or

(ii)                                  the Closing shall not have occurred on or before July 31, 2007, unless such failure was within the control of Purchaser;

(c)                                  by the Company, if:

(i)                                    there has been a misrepresentation or breach on the part of the Purchaser in the representations, warranties or covenants set forth in this Agreement that would result in a failure to satisfy the closing conditions set forth in either Section 8.1 or 8.2, which is not cured within ten (10) Business Days after Purchaser has been notified in writing by Purchaser of such misrepresentation or breach, or

(ii)                                the Closing shall not have occurred on or before July 31, 2007, unless such failure was within the control of the Company;

(d)                                 by either the Purchaser or the Company, if:

(i)                                   any permanent injunction or action by any court or other Government Entity of competent jurisdiction enjoining, or otherwise prohibiting consummation of any of the transactions contemplated by this Agreement shall become final and nonappealable;

(ii)                                the Company Stockholder Approval shall not have been obtained solely by reason of the failure to obtain the required vote at a duly held meeting of Company Stockholders or any adjournment thereof;

(iii)                             the Purchaser Stockholder Approval shall not have been obtained solely by reason of the failure to obtain the required vote at a duly held meeting of Purchaser’s stockholders or any adjournment thereof; or

(iv)                            dissenters’ rights are exercised by Company Stockholders owning, in the aggregate, more than five percent (5%) of the Company Common Stock.

9.2                               Effect of Termination. (a) In the event of termination of this Agreement as expressly permitted under Section 9.1, this Agreement shall forthwith become void (except for this Section 9.2, Sections 6.8, 6.9 and 6.10, and ARTICLE X (excluding 10.1(a) and 10.2(a)) and ARTICLE XI).  In the event of termination hereunder prior to the Closing, the Purchaser and the Company shall return promptly to the other, or destroy and certify such destruction in writing, all documents, work papers and other material furnished or made available to such Party or their Representatives and all copies thereof, and no information received by such Party shall be revealed to any third Person nor used for the advantage of any third Person.

9.3                               Amendment.  This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.  The Company and the Purchaser may amend this Agreement at any time prior to the filing of the Maryland Articles with SDAT or the filing of the Michigan Certificate with the Michigan Department.  After the Company Stockholder Approval or Purchaser Stockholder Approval has been obtained, this Agreement may be amended by the Parties by action taken or authorized by their respective boards of directors, unless such amendment would alter or change the amount or form of the Merger Consideration, or such change would materially adversely affect the Company Stockholders.

9.4                               Extension; Waiver.  At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of any other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in writing in an instrument signed by or on behalf of such Party.  The waiver by any Party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE X

INDEMNIFICATION

10.1                        By Purchaser.  The Purchaser shall, in accordance with this Article X, indemnify, defend, protect and hold harmless the Company (prior to the Effective Time) and the Company Stockholders and their respective assigns, successors and Affiliates (each, a “Stockholder Party”) from, against and in respect of all Damages suffered, sustained, incurred or paid by any Stockholder Party in connection with, resulting from or arising out of:

(a)           any inaccuracy of any representation or the breach of any warranty of the Purchaser or Merger Sub set forth in this Agreement or any certificates delivered on the part of the Purchaser in connection with the Closing (in each case, without regard to any qualification or limitation with respect to “materiality,” whether by reference to “in any material respect,” “Material Adverse Effect” or any other use of “material”);

(b)           the nonfulfillment of any covenant or agreement on the part of the Purchaser or Merger Sub set forth in this Agreement or in any agreement or certificate executed and delivered by the Purchaser or Merger Sub pursuant to this Agreement or in the transactions contemplated hereby; and/or

(c)           any payment due to any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Company, any holder of any equity securities of any Purchaser Company (individually or with others) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

10.2                        By The Company and Company Stockholders.  The Company (prior to the Effective Time) and the Company Stockholders shall, jointly and severally, in accordance with this Article X, indemnify, defend, protect and hold harmless the Purchaser, the Merger Sub and their respective assigns, successors and Affiliates (each, a “Purchaser Party”) from, against and in respect of all Damages suffered, sustained, incurred or paid by any Purchaser Party in connection with, resulting from or arising out of:

(a)           any inaccuracy of any representation or the breach of any warranty of the Company set forth in this Agreement or any certificates delivered on the part of the Company in connection with the Closing (in each case, without regard to any qualification or limitation with respect to “materiality,” whether by reference to “in any material respect,” “Material Adverse Effect” or any other use of “material”);

(b)           the nonfulfillment of any covenant or agreement on the part of the Company set forth in this Agreement or in any agreement or certificate executed and delivered by the Company pursuant to this Agreement or in the transactions contemplated hereby;

(c)           Liabilities arising from or relating to the failure of any Acquired Company to obtain any workers’ compensation insurance as required by the Laws of the State of Ohio; and/or

(d)           any payment due to any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Acquired Company, any holder of any equity securities of any Acquired Company (individually or with others) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, including W.Y. Campbell & Company.

10.3                        Waiver of Contribution.  Notwithstanding anything herein to the contrary, if the Closing occurs, (i) each Company Stockholder hereby waives any right of contribution, reimbursement or other rights of recovery that they might otherwise have against the Company in connection with any such indemnification or other obligations, and (ii) the Company shall be deemed to be a Purchaser Party as of the Effective Time.

10.4                        Notice of Claims.  The Purchaser shall notify the Stockholders’ Agent, or the Stockholders’ Agent shall notify the Purchaser, as the case may be, in writing within a reasonable period of time after becoming aware of any Damages which a Purchaser Party or Stockholder Party, as the case may be, shall have determined has given or could give rise to a claim for indemnification under Article X hereof.  Such written notice (a “Claim Notice”) shall make specific reference to Article X of this Agreement and include an estimate of the Damages that such party has determined may be incurred.  As soon as practicable after the date of such Claim Notice, the delivering party shall provide to the recipient all information and documentation necessary to support the Damages so claimed and the indemnifying party and its agents shall be given access to all books and records in the possession or control of the other party which the indemnifying party reasonably determines to be related to such claim.

10.5                        Procedure for Third Party Claims.  (a) If any third Person shall commence an Action against any party with respect to any matter (a “Third Party Action”) which may give rise to a claim for indemnification under this Article X, such party shall notify the indemnifying party in writing as soon as practicable (such notice being hereinafter called a “TPA Notice”).  It is agreed that no delay on the part of the indemnified party in notifying the indemnifying party of any Third Party Action will relieve the indemnifying party thereby unless the indemnifying party is prejudiced by such failure to give notice (and in such case the indemnifying party shall be relieved only the extent of such prejudice).  The indemnifying party will have thirty (30) days from the delivery of such TPA Notice, to determine whether or not it will, at its sole cost and expense, defend against such Third Party Action and/or (ii) the indemnifying party is disputing the claim for indemnity hereunder.

(b)           If the indemnifying party (i) does not respond to the TPA Notice by 5:00 p.m., Baltimore, Maryland time on the last day of the thirty (30) day period set forth in Section 10.5(a), or (ii) responds to the TPA Notice and does not dispute the claim for indemnity but elects not to assume the defense, in each case within the period allowed after delivery of the TPA Notice, the indemnified party shall have the right to defend against any such Third Party Action or to settle or pay any such Third Party Action for such an amount as the indemnified party shall deem appropriate (a “Third Party Indemnity Amount”), which amount shall be paid by the indemnifying party subject to the terms and conditions of Section 10.6.

(c)           If the indemnifying party affirmatively disputes the right to indemnity, regardless of whether the indemnifying party elects to defend against any such Third Party Action or settle or pay any such Third Party Action, any right of an indemnified party to recover from the indemnifying party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 10.2 hereof.

(d)           Notwithstanding anything herein to the contrary, if the indemnifying party notifies the applicable indemnified party that the indemnifying party will defend against or settle any Third Party Action:

(i)                                     such defense or settlement shall be at the sole cost and expense of the indemnifying party, except for costs and expenses of the indemnified party’s counsel, if any, pursuant to items (v) and (vi) below;

(ii)                                the indemnifying party and its counsel shall conduct such defense or settlement in a reasonably prudent manner to protect the indemnified party fully;

(iii)                             the indemnifying party and its counsel shall keep the indemnified party fully advised as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Action without the prior written consent of the indemnified party (not to be unreasonably withheld or delayed) unless such settlement or compromise does not subject the indemnified party to any monetary liability, includes a complete, unconditional release of the indemnified party from all liability with respect to such Third Party Action, and includes an express provision to the effect that the settlement or compromise does not constitute an acknowledgement or acceptance by the indemnified party of any fault, culpability, or responsibility of any kind;

(iv)                              the indemnified party shall reasonably cooperate with the indemnifying party, including making available pertinent documents and information and appropriate personnel;

(v)                                 the indemnified party may elect to employ its own counsel and participate in such defense or settlement at the indemnified party’s sole cost and expense, but the control of such defense or settlement shall rest with the indemnifying party;

(vi)                              notwithstanding the indemnifying party’s election to defend against or settle the Third Party Action, within forty-five (45) days of such indemnifying party’s election or within forty-five (45) days of becoming aware of any new fact or circumstance materially relevant to clauses (A), (B), (C) or (D) below, the indemnified party may, upon written notice to the indemnifying party, elect to employ its own counsel and assume control of such defense or settlement if (A) the indemnifying party or any of its Affiliates is also a Person against whom the Third Party Action is made and the indemnified party determines in good faith that joint representation would be inappropriate; (B) the indemnified party determines in good faith that the indemnified party may have available to it one or more defenses or counterclaims that are inconsistent with, different from, or in addition to one or more of those that may be available to the indemnifying party or any of its Affiliates with respect to such Third Party Action; (C) the indemnifying party fails to provide reasonable assurance to the indemnified party of their financial capacity to defend such Third Party Action; (D) the indemnifying party shall not in fact have employed counsel reasonably satisfactory to the indemnified party for the defense or settlement of such Third Party Action; provided, however, that the assumption of control of the defense or settlement of a Third Party Action by the indemnified party pursuant to this item (vi) shall not relieve the indemnifying party of its obligation, if any, to indemnify and hold the indemnified party harmless; and

(e)                                  Subject to the other provisions of this Section 10.5, if the indemnifying party:

(i)                                   does not respond to a TPA Notice by 5:00 p.m., Baltimore, Maryland time on the last day of the thirty (30) day period set forth in Section 10.5(a);

(ii)                                does not elect to defend against any Third Party Action for which the indemnifying party does not dispute the indemnified party’s right to indemnity;

(iii)                             does not elect to defend against any Third Party Action for which the indemnifying party disputes the indemnified party’s right to indemnity, and such dispute is resolved, in accordance with Section 10.2, in a manner affirming the indemnified party’s right to indemnity;

(iv)                            elects to defend against any Third Party Action for which the indemnifying party does not dispute the indemnified party’s right to indemnity hereunder; or

(v)                               elects to defend against any Third Party Action for which the indemnifying party disputes the right to indemnity, to the extent the dispute is resolved, in accordance with Section 10.2, in a manner affirming the indemnified party’s right to indemnity; then:

the Damages resulting from the settlement or the final, non-appealable adjudication of such Third Party Action, or that portion thereof as to which the defense is unsuccessful (such Damages and Third Party Indemnity Amounts, are interchangeably and collectively referred to herein as “Final Losses”), shall be paid by the indemnifying party in accordance with Section 10.6, subject to the other limitations contained in this ARTICLE X, including under Section 10.7.

10.6                        Satisfaction of Claims.  The obligation of the Stockholder Parties to pay Final Losses shall be satisfied as follows or any other claims under this ARTICLE X:

(a)           First, if any portion of the Second Tranche of Escrowed Cash and Second Tranche of Escrowed Shares have not been distributed to the Company Stockholders:

(i)                                     the Purchaser shall be paid, out of the then-remaining Second Tranche of Escrowed Cash, an amount (the “Cash Portion of Final Loss”) equal to the Final Loss multiplied by the Cash Election Percentage, and such amount of the Second Tranche of Escrowed Cash shall be deemed to have been fully and forever forfeited by the Company Stockholders; and

(ii)                                  the Company Stockholders shall be deemed to have fully and forever forfeited the right to receive a number of the then-remaining Second Tranche of Escrowed Shares (the “Stock Portion of Final Loss”) equal to (x) the amount of the Final Loss multiplied by the Stock Election Percentage divided by (y) the Share Value.

(b)           Second, if any amount of the Final Loss remains unsatisfied after the application of Escrowed Cash and Escrowed Shares pursuant to Section 10.6(a), subject to the limitations contained in this ARTICLE X, the Company Stockholders shall be jointly and severally liable for paying such unsatisfied portion of the Final Loss to Purchaser, with such payments being made in cash, or, at the election of any Company Stockholder, a combination of cash and Series AA Stock (valued for purposes of satisfying the Final Loss at the Share Value); provided that the maximum number of Series AA Stock a Company Stockholder may elect to transfer to Purchaser in satisfaction of the Final Loss may not exceed the number of shares of Series AA Stock as equals the product of (i) the unsatisfied portion of the Final Loss being paid by such Company Stockholder divided by the Share Value (ii) multiplied by a fraction of the numerator of which is the number of Stock Election Shares held by such Company Stockholder on the Closing Date divided by the total number of Company Common Shares held by the Company Stockholder on the Closing Date.

10.7                        Claims Period; Limitations. (a) The period during which a claim for breach of a representation or warranty or indemnification may be asserted under this Agreement by a Stockholder Party (the “Stockholder Claims Period”) shall begin on the Closing Date and shall terminate on the date that is twelve (12) months after the Closing Date after which time no such claim may be brought; provided, however, that notwithstanding the foregoing, the Stockholder Claims Period during which a claim for indemnification may be asserted with respect to Section 5.9 (Taxes) 5.2 (Corporate Power and Authority) and 5.4 (Capitalization) shall begin on the Execution Date and shall terminate thirty (30) days after the expiration of the statute of limitations applicable to the subject matter thereof to which the claim for indemnification relate; and

(b)           The period during which a claim for breach of a representation or warranty or indemnification may be asserted under this Agreement by a Purchaser Party (the “Purchaser Claims Period” and together with the Stockholder Claims Period, each a “Claims Period”) shall begin on the Closing Date and shall terminate on the date that is twelve (12) months after the Closing Date after which time no such claim may be brought; provided, however, that notwithstanding the foregoing, the Purchaser Claims Period during which a claim for indemnification may be asserted with respect to:

(i)                                     Section 4.11 (Tax Matters) shall begin on the Execution Date and shall terminate thirty (30) days after the expiration of the statute of limitations applicable to the subject matter thereof to which the claim for indemnification relate;

(ii)                                Section 4.8 (Intellectual Property) shall begin on the Execution Date and shall terminate three (3) years after the Closing Date; and

(iii)                             Sections 4.2(a) (Corporate Power; Authority) and 4.3 (Capitalization) shall begin on the Effective Date and shall continue indefinitely; provided, that the parenthetical descriptions included after the Section references in the foregoing clauses (i) and (ii), this clause (iii) and Section 10.7(a) are included for convenience only and shall not be deemed to limit or affect any of the provisions hereof.

(c)                                  Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.  The intention of Sections 10.7(a) and 10.7(b) is to shorten the applicable statutes of limitations for which to bring claims for indemnity under this Agreement.

(d)                                 Notwithstanding anything herein to the contrary:

(i)                                   the liability of the Company Stockholders pursuant to claims for indemnification asserted under Section 10.2(a) (except for claims with respect to breaches of Sections 4.1(a), 4.8 or 4.11) shall not exceed, in the aggregate, the Second Tranche of Escrowed Cash and the Second Tranche of Escrowed Shares, and the sole source for recovery and sole remedy of Purchaser and the Merger Sub with respect to claims asserted under Section 10.2(a) (except for claims with respect to breaches of Section 4.1(a) 4.8 or 4.11) shall be the Second Tranche of Escrowed Cash and the Second Tranche of Escrowed Shares held in escrow pursuant to the Escrow Agreement;

(ii)                                the aggregate liability of the Company Stockholders pursuant to claims for indemnification asserted under Section 10.2(a) solely with respect to breaches of Sections 4.8 shall not exceed an amount equal to the sum of (x) the amount of the Second Tranche of Escrowed Cash, plus (y) the product obtained by multiplying the number of shares in the Second Tranche of Escrowed Shares by the Share Value;

(iii)                             the liability of Purchaser pursuant to claims for indemnification asserted under Section 10.1(a) (except for claims with respect to breaches of Sections 5.2, 5.4 and 5.9) shall not exceed, in the aggregate, an amount equal to the sum of (x) the amount of the Second Tranche of Escrowed Cash, plus (y) the product obtained by multiplying the number of shares in the Second Tranche of Escrowed Shares by the Share Value; and

(iv)                              In no event shall the Purchaser or the Merger Sub be entitled to recover or make a claim for any amounts in respect of consequential, special,  contingent, incidental or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits,” “multiple of revenues” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Damages.

(v)                                 None of the Parties will have any liability to another Party under this ARTICLE X for any Damages to the extent such Damages relate to a liability or matter with respect to which the aggrieved Party has made recovery from a Person other than another Party to this Agreement.

(e)           Notwithstanding anything herein to the contrary:

(i)                                   the Company Stockholders will have no liability with respect to claims for indemnification under Section 10.2(a) unless and until the aggregate amount of such liability exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Threshold Amount”), at which time the Company Stockholders shall be entitled to recover under Section 10.2(a) the entire amount of such liability, including the Threshold Amount, subject the cap set forth in Section 10.7(d)(i);

(ii)                                the Purchaser Parties will have no liability with respect to claims for indemnification under this Section 10.1(a) unless and until the aggregate amount of such liability exceeds the Threshold Amount, at which time the Purchaser shall be entitled to recover under Section 10.1(a) the entire amount of such liability, including the Threshold Amount, subject the cap set forth in Section 10.7(d)(ii);

(iii)                             the Company Stockholders shall have no Liability under this Agreement and no claim for indemnification under this Agreement may be made by any Purchaser Party with respect to any claim that individually does not give rise to Damages subject to indemnification hereunder which exceed Seven Thousand Five Hundred ($7,500) Dollars and no such claim shall be counted toward the Threshold Amount; provided that in determining whether multiple events are considered one claim or multiple claims for purposes of applying the foregoing, multiple events which give rise to Damages shall be considered one claim, if and only if, they arise from the same breach, facts, circumstances and action or inaction.  By way of example, breaches of a single representation regarding several Material Contracts could constitute multiple claims.  Similarly, a breach of several representations giving rise to distinct and different Damages under one Material Contract could also constitute multiple claims.   However, various sources of Damages or repeated reoccurrences of the same source of Damage arising out of a single breach of a single representation regarding a single Material Contract could be aggregated as part of the same claim;

(iv)                              the Purchaser Parties shall have no Liability under this Agreement and no claim for indemnification under this Agreement may be made by any Company Stockholder with respect to any claim that individually does not give rise to Damages subject to indemnification hereunder  which exceed Seven Thousand Five Hundred ($7,500) Dollars; provided that in determining whether multiple events are considered one claim or multiple claims for purposes of applying the foregoing, multiple events which give rise to Damages shall be considered one claim, if and only if, they arise from the same breach, facts, circumstances and action or inaction.

10.8        Exclusive Remedies.  Excluding fraud, the remedies of the parties set forth in this Article X are intended to be the sole and exclusive remedies and sole and exclusive liabilities and remedies of the parties for all matters related to breaches of this Agreement, or the transactions contemplated by this Agreement, regardless of the legal theory pursuant to which liability is claimed, except for the remedies of injunctive relief provided in Section 11.8 with respect to the specific matters to which such Section relates.

10.9        Access to Business Documents and Personnel; Defense of Claims. After the Effective Time, Purchaser shall retain all Tax returns, related schedules and work papers and all other material records and other documents relating to the Company or the Business (the “Documents”) for periods prior to, or including the Closing until December 31, 2014 (the “Document Period”) or any longer period of time required by Law as applicable to the Purchaser or the Company or that Purchaser is advised by the Stockholders’ Agent as being required by Law as applicable to any Company Stockholder.  During the Document Period, Purchaser will afford the Company Stockholders and their respective Representatives, free and full access at appropriate times reasonably acceptable to Purchaser, to all such Documents and will permit such Representatives, at the expense of the party requesting such information, to make abstracts from or to take copies of any such tax documents as may be reasonably required by Company Stockholders.  During the Document Period, the Purchaser will make the applicable employees of the Surviving Corporation or the Purchaser, as the case may be, available as reasonably requested by Company Stockholders for the purposes of providing Company Stockholders information, witness preparation, depositions, furnishing information, evidence, testimony and other assistance, in connection with any Tax return or report, action, proceeding or investigation relating to the Business or the defense or pursuit of any claim; provided that the applicable Company Stockholder(s) shall reimburse the actual out-of-pocket expenses incurred by the Purchaser and/or the Surviving Corporation in connection therewith.  In no event shall Purchaser (i) file (or allow Merger Sub to file) any amended Tax Return of any of the Acquired Companies for any Pre-Closing Period or (ii) extend (or allow Merger Sub to extend) the statute of limitations on assessment of any Tax of any of the Acquired Companies for any Pre-Closing Period, without the written consent of Stockholders’ Agent, which cannot be unreasonably withheld.

ARTICLE XI

MISCELLANEOUS

11.1        Entire Agreement; Schedules and Exhibits.  This Agreement, including the documents and instruments referred to herein, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersede all other prior commitments, arrangements or understandings, both oral and written, between the parties with respect to the subject matter hereof.  There are no agreements, covenants, representations or warranties with respect to the transactions contemplated hereby other than those expressly set forth or incorporated herein.

11.2        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflicts of laws principles.

11.3        Notices.  Any notices or other communications required or permitted hereunder shall be in writing and sent to the appropriate addresses designated below (or to such other address or addresses as may hereafter be furnished by one Party to the other Party in compliance with the terms hereof),  by hand delivery, by facsimile transmission to the respective facsimile numbers designated below (with electronic confirmation of delivery), by UPS or FedEx next-day service, or by registered or certified mail, return receipt requested, postage prepaid:

If to the Company:

Proforma Corporation

26261 Evergreen Rd., Suite 200

Southfield, Michigan  48076

Facsimile: (248) 356-9025

Attn:  Ron Pellegrino

with a copy to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan  48226-3506

Facsimile: (313) 465-7357

Attn:  Gregory J. DeMars, Esq.

If to the Stockholders’ Agent:

Ron Pellegrino

45701 Balfour Court

Novi, Michigan 48377

with a copy to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan  48226-3506

Facsimile: (313) 465-7457

Attn: Gregory J. DeMars, Esq.

If to the Purchaser or Merger Sub:

Metastorm Inc.

500 East Pratt Street, Suite 1250

Baltimore, Maryland 21202

Facsimile: (443) 874-1336

Attn:  Swata J. Gandhi, Esq.

with a copy to:

Venable LLP

Two Hopkins Plaza, Suite 1800

Baltimore, Maryland 21201

Facsimile:  (410) 244-7742

Attn:  Thomas D. Washburne, Jr., Esq.

11.4        Headings.  The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

11.5        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.6        Counterparts.  This Agreement may be executed in any number of counterparts (which may be by facsimile) each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.7        Assignment; No Third Party Beneficiaries. This Agreement may not be assigned (whether by operation of law or otherwise) by any Party without the prior written consent of the other Parties; provided, that the Purchaser may assign this Agreement to any of its Affiliates without the prior written consent of the Company; provided, that such assignment shall not release the Purchaser from its obligations under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, personal representatives successors and assigns.  Unless otherwise stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any Person other than the parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

11.8        Enforcement of Agreement.  Each of the parties hereto acknowledges, understands and agrees that any breach or threatened breach by such Party or such Party’s Affiliates of Sections 6.8, 6.9, 10.9 may cause irreparable injury to the other Party and that money damages may not provide an adequate remedy therefor.  Accordingly, in the event of any such breach or threatened breach, a non-breaching Party shall have the right and remedy (in addition to any other rights or remedies available at law or in equity, including, money damages) to have the provisions of such Sections 6.8, 6.9, or 10.9 specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.  Each Party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with seeking such remedies.

11.9        Notices of Certain Events.  Each of the Parties shall promptly notify the other Party of:  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of any of the parties hereto, as the case may be, to obtain such consent would result in a Material Adverse Effect on any of the parties hereto, as applicable; (b) any notice or other communication from any Government Entity in connection with the transactions contemplated by this Agreement; and (c) any Actions, suits, claims, investigations or proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

11.10      Conflict of Interest Waiver.  Purchaser, the Merger Sub and the Company agree that the law firm of Honigman Miller Schwartz and Cohn LLP (“Honigman”) may continue to represent the Company Stockholders after the Closing in connection with matters related to the transactions contemplated by this Agreement, notwithstanding its prior representation of the Company in other unrelated matters.  Honigman’s representation of the Company Stockholders after the Closing in connection with matters related to the transactions contemplated by this Agreement may include, but shall not be limited to, the assertion, defense or disposition of any and all claims under this Agreement, even if such claims result in litigation, arbitration or other dispute resolution proceedings.  Purchaser, the Merger Sub and the Company waive any conflict of interest arising from Honigman’s representation of the Company Stockholders and the Company in connection with the transactions contemplated by this Agreement.  To the extent the communications between the Company Stockholders and Honigman or between the Company and Honigman as they relate to the transactions contemplated by this Agreement are privileged, only the Stockholders’ Agent shall have the right to assert or waive such privilege on behalf of the Company.  Nothing in this Section 11.10 is intended to prevent any officer or director from testifying about his or her personal knowledge of any matter other than the communications between him or her and Honigman respecting the transactions contemplated by this Agreement.  Nothing in this Section 11.10 is intended to limit any right of the Company to assert any conflict of Honigman or privilege regarding any communications with Honigman regarding matters which are unrelated to the transactions contemplated by this Agreement or to limit any right of the Company Stockholders to assert any privilege regarding any communications they have or have had with Honigman

The remainder of this page has been left blank intentionally.

Signature page follows.

IN WITNESS WHEREOF, the Purchaser, the Merger Sub and the Company have each caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the Execution Date.

METASTORM INC.

By:
Name:
Title:

SOUNDVIEW, INC.

By:
Name:
Title:

PROFORMA CORPORATION

By:
Name:
Title:

By signing below, Ron Pellegrino consents to his appointment herein as the Stockholders’ Agent.

Ron Pellegrino

Signature page to Agreement and Plan of Merger

APPENDIX A

COMPANY’S KNOWLEDGE

Ron Pellegrino

Jerry Huchzermeier

Mike Szczerba

George Pateryn

Doug Emig

Kathy Repke

Brian James

Fred Yu

APPENDIX O

MERGER CONSIDERATION CALCULATION METHODOLOGY

Line	Item	Formula	Value
A	Multiple	—	2.3
B	Company revenue	—	$19,643,000
C	Company Working Capital	—	$500,000
D	Purchaser revenue	—	$45,635,000
E	Purchaser working capital, after completion of the initial closing and the additional closing of the Equity Round (without regard to the Merger)	—	$30,000,000
F	Company equity value	(B * A)	$45,178,900
G	Purchaser equity value	(D * A)+ E	$134,960,500
H	Metastorm portion of Surviving Corporation	G ÷ (F+ G)	74.92%
I	Number of shares of Purchaser preferred stock outstanding after completion of the initial closing and the additional closing of the Equity Round (without regard to the Merger)	—	73,293,709 shares
J	Number of shares of Company Common Stock outstanding prior to Merger	—	21,674 shares
K	Maximum number of shares of Series AA Preferred Stock issuable as Stock Consideration	(I ÷ H) – I	24,535,543 shares
L	Per-Share Stock Consideration	K ÷ J	1,132 shares
M	Per-Share Cash Consideration	(F ÷ J) * 0.95	$1,980
N	Share Value	(F ÷ J) ÷ L	$1.8414

APPENDIX P

SUMMARY OF CONSIDERATION

					Escrowed Cash *		Escrowed Shares
Company Stockholder	Shares of Company Common Stock Held	Accredited (A) or Non- Accredited (NA)	Initial Cash Consideration (including cash in lieu of fractional shares)	Initial Stock Consideration (whole Series AA shares)	First Tranche	Second Tranche	First Tranche (whole Series AA shares)	Second Tranche (whole Series AA shares)
Jerry Huchzemeier	6,822	A	$6,571,421.19	2,807,134	$386,555.16	$773,110.33	165,125	330,250
Ron Pellegrino	6,822	A	$6,571,421.19	2,807,134	$386,555.16	$773,110.33	165,125	330,250
Dave Ritter	1,686	A	$1,624,070.80	693,760	$95,534.33	$191,068.67	40,809	81,618
Brian James	1,363	A	$1,312,935.15	560,851	$77,231.91	$154,463.83	32,991	65,982
Fred Yu	1,271	A	$1,224,313.68	522,995	$72,019.21	$144,038.42	30,764	61,528
Dave Holder	901	A	$867,904.98	370,746	$51,054.32	$102,106.79	21,808	43,617
Hugh Mensch	600	A	$577,958.71	246,891	$33,999.41	$67,996.98	14,522	29,045
Neal Rose	459	A	$442,141.38	188,870	$26,008.32	$52,016.63	11,110	22,220
Ken Pellegrino	344	A	$331,362.70	141,551	$19,492.90	$38,985.80	8,326	16,652
Mike Szczerba	278	A	$267,787.22	114,393	$15,754.03	$31,506.22	6,728	13,457
Mike Anthony	261	NA	$439,263.00	—	$25,839.00	$51,678.00	—	—
Viru Patel	232	A	$223,478.32	95,464	$13,146.76	$26,291.68	5,615	11,231
Mark Zemmin	150	A	$144,489.22	61,723	$8,500.77	$16,999.71	3,630	7,261
Paul Gaffney	120	NA	$201,960.00	—	$11,880.00	$23,760.00	—	—
John Golden	100	A	$96,325.53	41,149	$5,667.18	$11,334.37	2,420	4,840
Doug Emig	79	A	$76,098.48	32,507	$4,476.71	$8,953.41	1,912	3,824
Joe Touma	60	NA	$100,980.00	—	$5,940.00	$11,880.00	—	—
George Pateryn	50	A	$48,163.69	20,574	$2,833.59	$5,667.18	1,210	2,420
Kathy Repke	46	NA	$77,418.00	—	$4,554.00	$9,108.00	—	—
Adelle Rydman	25	NA	$42,075.00	—	$2,475.00	$4,950.00	—	—
Gerry Victoria	5	NA	$8,415.00	—	$495.00	$990.00	—	—
TOTALS	21,674		$21,249,983.25	8,705,742	$1,250,012.77	$2,500,016.33	512,095	1,024,195

Escrow deposit at Closing						$3,750,029.11	1,536,290 shares

* Including cash in lieu of fractional escrowed shares.

Exhibit H

Form of Fourth Amended and Restated Registration Rights Agreement

FOURTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of July 31, 2007, by and among (i) Metastorm Inc., a Maryland corporation (the “Company”), (ii) the purchasers (the “Series CC Investors”) of the Company’s Series CC Convertible Preferred Stock, par value $0.01 per share (the “Series CC Preferred Stock”), listed on Exhibit A hereto, (iii) the other Persons listed on Exhibit A hereto, and (iv) the other Persons that from time to time execute joinders to this Agreement.

WITNESSETH:

WHEREAS, the Company has entered into a Series CC Convertible Preferred Stock Purchase Agreement dated as of July 31, 2007 (the “Stock Purchase Agreement”) with the Series CC Investors pursuant to which the Company has agreed to issue and sell to the Series CC Investors shares of the Company’s Series CC Preferred Stock; and

WHEREAS, the Company has agreed to grant certain registration rights with respect to the shares of the Company’s Common Stock issuable upon conversion of the Series CC Preferred Stock sold to the Series CC Investors pursuant to the Stock Purchase Agreement; and

WHEREAS, the holders of the Company’s Series AA Convertible Preferred Stock, par value $0.01 per share (the “Series AA Preferred Stock”), who were holders of the Company’s Series BB Convertible Preferred Stock, par value $0.01 per share (the “Series BB Preferred Stock”), prior to the conversion thereof on the date of this Agreement (the “Converted BB Investors”) have, concurrently with the execution and delivery of this Agreement, (x) converted all of the issued and outstanding shares of the Series BB Convertible Preferred Stock into shares of Series AA Preferred Stock at a conversion ratio of 1.8339403 shares of Series AA Preferred Stock for each share of Series BB Preferred Stock , and (y) exchanged all of the outstanding warrants to purchase Series BB Preferred Stock (the “Series BB Warrants”) for Series AA Preferred Stock, at an exchange ratio of one share of Series AA Preferred Stock for each warrant to purchase a share of Series BB Preferred Stock; and

WHEREAS, the Company, the Original Stockholders, the Converted BB Investors and the then-Series AA Investors previously entered into that certain Third Amended and Restated Registration Rights Agreement, dated as of October 4, 2005 (the “Prior Registration Rights Agreement”), which Prior Registration Rights Agreement is being amended, restated and superseded in its entirety by this Agreement; and

WHEREAS, pursuant to Section 11.8 of the Prior Registration Rights Agreement, the Company and the holders of at least two-thirds (2/3) of the Registrable Securities (as that term was defined in the Prior Registration Rights Agreement) have approved such amendment, which approval is evidenced by such holder’s signature hereon;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

1.1           “Commission” shall mean the Securities and Exchange Commission, or any other successor federal agency at the time administering the Securities Act.

1.2           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.3           “Holders” shall mean and include each of the Stockholders and any person or entity that shall have executed this Agreement and whose name appears on the Schedule of Registration Rights Holders attached hereto as Exhibit A or who shall, pursuant to Section 11.2 hereof, become a party hereto, and any permitted transferee under Article 9 hereof who holds Registrable Securities.

1.4           “Initial Public Offering” shall mean the first closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock to the public.

1.5           “Initiating Holders” shall mean Holders of Registrable Securities representing at least 10% of the total Registrable Securities then outstanding.

1.6           “Original Stockholders” shall mean the holders of Series AA Preferred Stock, as listed on Exhibit A attached hereto, who were among the holders of the Company’s previously outstanding Common Stock prior to the conversion thereof to Series AA Preferred Stock on September 1, 2004.

1.7           “Original Stockholder Shares” shall mean, collectively, the shares of Series AA Preferred Stock held by the Original Stockholders, if any, including shares of Common Stock issuable upon conversion of any option, warrant or other convertible security granted or issued by the Company, whether outstanding as of the date of this Agreement or granted or issued thereafter.

1.8           “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

1.9           “Preferred Holders” shall mean the Holders consisting solely of the Series AA Investors and the Series CC Investors and any of their Permitted Transferees.

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1.10         “Preferred Stock” shall mean the Series AA Preferred Stock and the Series CC Preferred Stock treated together as one class.

1.11         “Recapitalization Events” shall mean stock splits, stock dividends, combinations, recapitalizations, reorganizations, reclassifications, mergers, consolidations and other similar events which affect the number of outstanding shares of the Series AA Preferred Stock or the Series CC Preferred Stock.

1.12         The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing with the Commission a registration statement in compliance with the Securities Act, and the declaration or ordering by the Commission of the effectiveness of such registration statement.

1.13         “Registrable Preferred Securities” shall mean the Registrable Securities, excluding the Original Stockholder Shares.

1.14         “Registrable Securities” shall mean (a) any and all shares of Common Stock (i) issued or issuable with respect to the Original Stockholder Shares held by the Original Stockholders and their respective Permitted Transferees, and (ii) issued or issuable with respect to the Original Stockholder Shares held by the Original Stockholders and any of their respective Permitted Transferees upon any Recapitalization Event, (b) any and all shares of Common Stock (i) issued or issuable upon conversion of the Series AA Preferred Stock held by the Series AA Investors and any of their respective Permitted Transferees, and (ii) issued or issuable with respect to the Series AA Preferred Stock held by the Series AA Investors and any of their respective Permitted Transferees upon any Recapitalization Event, and (c) any and all shares of Common Stock (i) issued or issuable upon conversion of the Series CC Preferred Stock held by the Series CC Investors and their respective Permitted Transferees, and (ii) issued or issuable with respect to the Series CC Preferred Stock held by the Series CC Investors and their respective Permitted Transferees upon any Recapitalization Event, excluding in all cases, however, Registrable Securities sold by a Holder to the public or pursuant to Rule 144 promulgated under the Securities Act.

1.15         “Registration Expenses” shall mean all expenses incurred by the Company in complying with Articles 2 and 3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of legal counsel for the Company, fees and disbursements of one legal counsel for the selling Holders, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).  Such fees and disbursement of a single legal counsel for the selling Holders, to be paid for by the Company hereunder shall in no event exceed $15,000 in the case of any single registration effected under Article 2 or 3 hereof.

1.16         “S-3 Registration Expenses” shall mean all expenses incurred by the Company in complying with Article 4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of legal counsel for the Company,

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fees and disbursements of one legal counsel for the selling Holders, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company). Such fees and disbursement of a single legal counsel for the selling Holders to be paid for by the Company hereunder shall in no event exceed $15,000 in the case of any single registration effected under Article 4 hereof.

1.17         “Series AA Investors” means, collectively, the Holders of Series AA Preferred Stock other than Original Stockholders (including, for the avoidance of doubt, the Converted BB Investors), and the Permitted Transferees of such Holders of Series AA Preferred Stock.

1.18         “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.19         “Selling Expenses” shall mean all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities registered by the Holders.

1.20         The terms “Stockholders,” collectively, and a “Stockholder,” individually, means the Series AA Investors and the Series CC Investors.

ARTICLE 2

REQUESTED REGISTRATION

2.1           Request for Registration.  At the earlier of (i) the six month anniversary of the effective date of the Initial Public Offering, or (ii) the second anniversary of the date of this Agreement, the Initiating Holders may request registration in accordance with this Article 2.  In the event the Company shall receive from the Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to Registrable Securities, the Company will:

(a)           promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(b)           use its best efforts to effect such registration, qualification or compliance as soon as practicable (including, without limitation, undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act, and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 15 days after the receipt of the written notice from the Company described in Section 2.1(a); provided, however, that

4

the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Article 2:

(i)            in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii)           during the period starting with the date immediately preceding the Company’s anticipated date of filing of, and ending on the date 180 days immediately following the effective date of, any registration statement pertaining to a firmly underwritten offering of securities of the Company for its own account (or such lesser period as the managing underwriters of such offering will allow);

(iii)          after the Company has effected four (4) such requested registrations pursuant to this Article 2 (not including registrations on Form S-3) on behalf of the Initiating Holders, with such registrations having been declared or ordered effective, and the Registrable Securities offered pursuant to each of such registrations having been sold, or if the Company has effected any requested registration (other than a registration for the Company’s Initial Public Offering) pursuant to this Agreement during the previous six-month period (or such shorter period as the managing underwriter of the Company’s most recent public offering will allow); or

(iv)          if the Company then meets the eligibility requirements applicable to the use of Form S-3 in connection with such registration and is able to effect such requested registration pursuant to Article 4 hereof.

(c)           Subject to the foregoing clauses (i) through (iv), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request of the Initiating Holders; provided, however, that if the Company shall furnish to such Holders a certificate signed by the Chairman or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, the registration and distribution of the Registrable Securities covered or to be covered by such registration statement, or the disclosure required by such registration statement, would materially interfere with any pending material financing, acquisition or corporate reorganization, or other material corporate development involving the Company or its subsidiaries, or would require premature disclosure thereof, and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days, but in no event for a period longer than 105 days after receipt of the request of the Initiating Holders; and provided, further, that the Company shall not be permitted to exercise such deferral right under this Section 2.1(c) or Section 4.1(c) hereof more than once in any 360-day period.

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2.2           Underwriting.

(a)           The distribution of the Registrable Securities covered by the request of the Initiating Holders shall be effected by means of the method of distribution selected by the Holders holding at least two-thirds (2/3) of the Registrable Securities covered by such registration.  If such distribution is effected by means of an underwriting, the right of any Holder to registration pursuant to this Article 2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise agreed by the Initiating Holders) to the extent provided herein.

(b)           If such distribution is effected by means of an underwriting, the Company (together with all Holders proposing to distribute their securities through such underwriting) shall enter into an underwriting agreement in customary form with a managing underwriter of nationally recognized standing selected for such underwriting by the Company and approved by a majority in interest of the Initiating Holders, which approval shall not be unreasonably withheld. Notwithstanding any other provision of this Article 2, if the managing underwriter, if any, advises the Initiating Holders in writing that marketing factors (including pricing) require a limitation of the number of shares to be underwritten, then the Preferred Holders who have requested registration of Registrable Preferred Securities together shall share pro rata in the available portion of the registration in question, such sharing to be based upon the number of shares of Registrable Preferred Securities then held by such Preferred Holders.  If after inclusion of such Registrable Preferred Securities, it is possible to include additional shares in such registration, the Original Stockholders who have requested registration together shall share pro rata in the remaining available portion of the registration in question, such sharing to be based upon the number of shares of Original Stockholder Shares then held by such Original Stockholders.  No Registrable Securities excluded from the underwriting by reason of the managing underwriter’s marketing limitation shall be included in such registration.

(c)           If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders.  The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included (or requested to include) Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 2.2.

2.3           Inclusion of Shares by Company.  If the distribution of Registrable Securities is being effected by means of an underwriting and if the managing underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration if the managing underwriter so agrees.  The inclusion of such shares shall be on the same terms as the registration of shares held by the Initiating Holders, as applicable.  In the event that the underwriters exclude some of the securities to be registered, the

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securities to be sold for the account of the Company and any other holders shall be excluded in their entirety prior to the exclusion of any Registrable Securities.

2.4           Cancellation of Registration.  A majority in interest of the Initiating Holders, as applicable, shall have the right to cancel a proposed registration of Registrable Securities pursuant to Article 2 when, in their discretion, market conditions are so unfavorable as to be seriously detrimental to an offering pursuant to such registration.  Such cancellation of a registration shall not be counted as one of the four (4) such requested registrations pursuant to Section 2.1(b)(iii) for the Initiating Holders so long as the Initiating Holders agree to pay the reasonable expenses associated with such cancelled registration.

ARTICLE 3

COMPANY REGISTRATION

3.1           Notice of Registration to Holders.  If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders (including pursuant to Article 4), other than (i) a registration relating solely to employee benefit plans on Form S-8 (or any successor form) or (ii) a registration relating solely to a Commission Rule 145 transaction on Form S-4 (or any successor form), the Company will:

(a)           promptly give to each Holder written notice thereof, and

(b)           include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 15 days after delivery of such written notice from the Company described in Section 3.1(a), by any Holder or Holders.

3.2           Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.1(a).  In such event, the right of any Holder to registration pursuant to this Article 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company.

(a)           Notwithstanding any other provision of this Article 3, if the managing underwriter determines that marketing factors (including pricing) require a limitation of the number of shares to be underwritten, the Holders of Registrable Securities shall have priority as to sales over the other holders of the Company’s securities, and the Company shall cause such other holders to withdraw their shares from such offering to the extent necessary to allow all requesting Holders of Registrable Securities to include all shares so requested to be included in such registration.  Whenever the number of shares which may be registered pursuant to Article 3 is still limited by this Section 3.2(a), the Company shall have priority as to sales over the Holders of Registrable Securities,

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and each Holder of Registrable Securities hereby agrees that it shall withdraw its Registrable Securities from such registration to the extent necessary to allow the Company to include all the shares which the Company desires to sell for its own account to be included within such registration. The Holders of Registrable Preferred Securities given rights by this Article 3 and participating in an offering pursuant to Section 3.1 together shall share pro rata in the available portion of the registration in question, such sharing to be based upon the number of shares of Registrable Preferred Securities then held by such participating Holders.  If after the inclusion of such Registrable Preferred Securities, it is possible to include additional shares in such registration, the Original Stockholders given rights by this Article 3 and participating in an offering pursuant to Section 3.1 together shall share pro rata in the remaining available portion of the registration in question, such sharing based upon the number of shares of Original Stockholder Shares then held by such participating Original Stockholders.  No Registrable Securities excluded from the underwriting by reason of the underwriters’ marketing limitation shall be included in such registration.

(b)           The Company shall so advise all Holders and the other holders distributing their securities through such underwriting of any such limitation, and the number of shares of Registrable Securities held by Holders that may be included in the registration.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter.  Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, but the Holder shall continue to be bound by Section 11.10 hereof.  If by the withdrawal of such securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included (or requested to include) Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 3.2.

(c)           The Company shall have the right to terminate or withdraw any registration initiated by it under this Article 3 prior to the effectiveness of such registration, whether or not a Holder has elected to include Registrable Securities in such registration.

ARTICLE 4

REGISTRATION ON FORM S-3

4.1           Request for Registration.

(a)           In addition to the rights set forth in Articles 2 and 3 hereof, if a Holder or Holders request that the Company file a registration statement on Form S-3 (or any successor to Form S-3) for a public offering of shares of Registrable Securities having an aggregate offering price of at least $1,000,000 (based on the closing market price as of the trading day immediately preceding the date of the request) and the Company is a registrant entitled to use Form S-3 (or any successor form to Form S-3) to register such shares for such an offering, the Company shall use its best efforts to cause such shares to be registered for the offering as soon as practicable on Form S-3 (or any such successor form to Form S-3); provided, however, that the Company shall not be required to effect

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more than two such registrations on behalf of the Holders pursuant to this Article 4.1(a) during any consecutive 12 month period.

(b)           Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Article 4:

(i)            in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii)           if the Company, within ten (10) days of the receipt of the request of the Holder or Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within forty-five (45) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction or an offering solely to employees);

(iii)          during the period starting with the date of filing of, and ending on a date which is 180 days immediately following the effective date of, a registration statement described in (ii) above or filed pursuant to this Article 4 or Articles 2 or 3 hereof (or such shorter period as the managing underwriter of the Company’s most recent public offering may agree), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and provided, further, that no other person or entity could require the Company to file a registration statement in such period;

(c)           Subject to the foregoing clauses (b) (i) through (iii), the Company shall file a registration statement on Form S-3 covering the Registrable Securities so requested to be registered within 90 days after receipt of the request of the Holders; provided, however, that if the Company shall furnish to such Holders a certificate signed by the Chairman or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, the registration and distribution of the Registrable Securities covered or to be covered by such registration, or the disclosure required by such registration statement, would materially interfere with any pending material financing, acquisition or corporate reorganization, or other material corporate development of the Company or its subsidiaries, or would require premature disclosure thereof, and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days, but in no event for a period longer than 105 days after receipt of the request of the Initiating Holders; and provided, further that the Company shall not be permitted to exercise such deferral right under this Section 4.1(c) or Section 2.1(c) hereof more than once in any 360-day period.

4.2           Underwriting.

(a)           The distribution of the Registrable Securities covered by the registration on Form S-3 shall be effected by means of the method of distribution selected by the Holders holding two-thirds (2/3) of the Registrable Securities covered by such registration.  If such distribution is

9

effected by means of an underwriting, the right of any Holder to registration pursuant to this Article 4 shall be conditioned upon such Holder’s participation in such underwriting, if any, and the inclusion of such Holder’s Registrable Securities in such underwriting.

(b)           If the distribution of the Registrable Securities pursuant to this Section 4.2 is effected by means of an underwriting, the Company (together with all Holders proposing to distribute their securities through such underwriting) shall enter into an underwriting agreement in customary form with a managing underwriter of nationally recognized standing selected for such underwriting by a majority in interest of the Holders requesting registration on Form S-3 and approved by the Company, which approval shall not be unreasonably withheld.  Notwithstanding any other provision of this Article 4, if the managing underwriter advises the Holders in writing that marketing factors (including pricing) require a limitation of the number of shares to be underwritten, then the Holders of Registrable Preferred Securities participating in an offering pursuant to Section 4.1 together shall share pro rata in the available portion of the registration in question, such sharing to be based upon the number of shares of Registrable Preferred Securities then held by such Holders.  If after the inclusion of such Registrable Preferred Securities, it is possible to include additional shares in such registration, the Original Stockholders participating in an offering pursuant to Section 4.1 together shall share pro rata in the remaining available portion of the registration in question, such sharing based upon the number of shares of Original Stockholder Shares then held by such participating Original Stockholders.  No Registrable Securities excluded from the underwriting by reason of the managing underwriter’s marketing limitation shall be included in such registration.

(c)           If the distribution of the Registrable Securities pursuant to this Section 4.2 is effected by means of an underwriting and if any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and  the Holders.  The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that if by the withdrawal of such securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included (or requested to include) Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 4.2.

4.3           Inclusion of Shares by Company.  If the distribution of the Registrable Securities pursuant to this Article 4 is effected by means of an underwriting and if the managing underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration if the managing underwriter so agrees and if the number of Registrable Securities held by Holders requesting registration on Form S-3 which would otherwise have been included in such registration and underwriting will not thereby be limited.  The inclusion of such shares shall be on the same terms as the registration of shares held by the Holders requesting such registration.  In the event that the underwriters exclude some of the securities to be registered on Form S-3, the securities to be sold for the account of the Company and any other holders shall be excluded in their entirety prior to the exclusion of any Registrable Securities.

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ARTICLE 5

EXPENSES OF REGISTRATION

All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Article 2, Article 3 and Article 4 hereof and all S-3 Registration Expenses shall be borne by the Company.  All Selling Expenses relating to Registrable Securities registered by the Holders shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of shares so registered.

ARTICLE 6

REGISTRATION PROCEDURES

(a)           In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  The Company agrees to use its best efforts to effect or cause such registration to permit the sale of the Registrable Securities covered thereby by the Holders thereof in accordance with the intended method or methods of distribution thereof described in such registration statement.  In connection with any registration of any Registrable Securities pursuant to Article 2, 3 or 4 hereof, the Company shall, as soon as reasonably possible:

(i)            use its best efforts to cause the registration statement filed for purposes of such registration to become effective as soon as reasonably possible thereafter;

(ii)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus included therein as may be necessary to effect and maintain the effectiveness of such registration statement as may be required by the applicable rules and regulations of the Commission and the instructions applicable to the form of such registration statement, and furnish to the holders of the Registrable Securities covered thereby copies of any such supplement or amendment prior to its being used and/or filed with the Commission; and comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities to be included in such registration statement;

(iii)          provide (A) the Holders of the Registrable Securities to be included in such registration statement, (B) the underwriters (which term, for purposes of this Agreement, shall include a person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, thereof, (C) the sales or placement agent, if any, therefor, (D) one counsel for such underwriters or agent, and (E) not more than one counsel for all the Holders of such Registrable Securities, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment or supplement thereto;

(iv)          for a reasonable period prior to the filing of such registration statement, and throughout the period specified above, make available for inspection by the parties

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referred to in Section 6(a)(iii) above such financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such Section 6(a)(iii), to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, that each such party shall be required to maintain in confidence and not disclose to any other person or entity any information or records reasonably designated by the Company in writing as being confidential, until such time as (a) such information becomes a matter of public record (whether by virtue of its inclusion in such registration statement or otherwise), or (b) such party shall be required so to disclose such information pursuant to the subpoena or order of any court or other governmental agency or body having jurisdiction over the matter, or (c) such information is required to be set forth in such registration statement or the prospectus included therein or in an amendment to such registration statement or an amendment or supplement to such prospectus in order that such registration statement, prospectus, amendment or supplement, as the case may be, does not include an untrue statement of a material fact or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and provided, further, that the Company need not make such information available, nor need it cause any officer, director or employee to respond to such inquiry, unless each such Holder of Registrable Securities to be included in a registration statement hereunder and such counsel, upon the Company’s request, execute and deliver to the Company an undertaking to substantially the same effect contained in the preceding proviso;

(v)           promptly notify the Holders of Registrable Securities to be included in a registration statement hereunder, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold and confirm such advice in writing, (A) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of any comments by the Commission and by the blue sky or securities commissioner or regulator of any state with respect thereto or any request by the Commission for amendments or supplements to such registration statement or the prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (E) if it shall be the case, at any time when a prospectus is required to be delivered under the Securities Act, that such registration statement, prospectus, or any document incorporated by reference, in any of the foregoing contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(vi)          use its best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement or any post-effective amendment thereto at the earliest practicable date;

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(vii)         if requested by any managing underwriter or underwriter, any placement or sales agent or any Holder of Registrable Securities to be included in a registration statement, promptly incorporate in a prospectus, prospectus supplement or post-effective amendment such information as is required by the applicable rules and regulations of the Commission and as such managing underwriter or underwriters, such agent or such Holder may reasonably specify should be included therein relating to the terms of the sale of the Registrable Securities included thereunder, including, without limitation, information with respect to the number of Registrable Securities being sold by such Holder or agent or to such underwriters, the name and description of such Holder, the offering price of such Registrable Securities and any discount, commission or other compensation payable in respect thereof, the purchase price being paid therefor by such underwriters and with respect to any other terms of the offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus; prospectus supplement or post-effective amendment promptly after notification of the matters to be incorporated in such prospectus, prospectus supplement or post-effective amendment;

(viii)        furnish to each Holder of Registrable Securities to be included in such registration statement hereunder, each placement or sales agent, if any, therefor, each underwriter, if any, thereof and the counsel referred to in Section 6(a)(iii) an executed copy of such registration statement, each such amendment and supplement thereto (in each case excluding all exhibits and documents incorporated by reference) and such number of copies of the registration statement (excluding exhibits thereto and documents incorporated by reference therein unless specifically so requested by such holder, agent or underwriter, as the case may be) of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, as such Holder, agent, if any, and underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder sold by such agent or underwritten by such underwriter and to permit such Holder, agent and underwriter to satisfy the prospectus delivery requirements of the Securities Act; and the Company hereby consents to the use of such prospectus and any amendment or supplement thereto by each such Holder and by any such agent and underwriter, in each case in the form most recently provided to such party by the Company, in connection with the offering and sale of the Registrable Securities covered by the prospectus (including such preliminary and summary prospectus) or any supplement or amendment thereto;

(ix)           use its best efforts to (A) register or qualify the Registrable Securities to be included in such registration statement under such other securities laws or blue sky laws of such jurisdictions to be designated by the Holders of a majority of such Registrable Securities participating in such registration and each placement or sales agent, if any, therefor and underwriter, if any, thereof, as any Holder and each underwriter, if any, of the securities being sold shall reasonably request, (B) keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers, sales and dealings therein in such jurisdictions for so long as may be necessary to enable such Holder, agent or underwriter to complete its distribution of the Registrable Securities pursuant to such registration statement and (C) take any and all such actions as may be reasonably necessary or advisable to enable such Holder, agent, if any, and underwriter to consummate the disposition in such jurisdictions of such Registrable Securities; provided, however, that the Company shall not be required for any such purpose to (1) qualify generally to do business as

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a foreign company or a broker-dealer in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this Section 6(a)(ix), or (2) subject itself to taxation in any such jurisdiction;

(x)            cooperate with the Holders of the Registrable Securities to be included in a registration statement hereunder and the managing underwriters to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall be printed, lithographed or engraved, or produced by any combination of such methods, on steel engraved borders and which shall not bear any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of the Registrable Securities;

(xi)           provide a CUSIP number for all Registrable Securities, not later than the effective date of the registration statement;

(xii)          enter into one or more underwriting agreements, engagement letters, agency agreements, “best efforts” underwriting agreements or similar agreements, as appropriate, and take such other actions in connection therewith as the Holders of at least a majority of the Registrable Securities being sold shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(xiii)         whether or not an agreement of the type referred to in the preceding subsection is entered into and whether or not any portion of the offering contemplated by such registration statement is an underwritten offering or is made though a placement or sales agent or any other entity, (A) make such representations and warranties to the Holders of such Registrable Securities and the placement or sales agent, if any, therefor and the underwriters, if any, thereof in form, substance and scope as are customarily made in connection with any offering of equity securities pursuant to any appropriate agreement and/or to a registration statement filed on the form applicable to such registration statement; (B) obtain an opinion of counsel to the Company in customary form and covering such matters, of the type customarily covered by such an opinion, as the managing underwriters, if any, and as the Holders of at least a majority of such Registrable Securities may reasonably request, addressed to such Holders and the placement or sales agent, if any, therefor and the underwriters, if any, thereof and dated the effective date of such registration statement (and if such registration statement contemplates an underwritten offering of a party or of all of the Registrable Securities, dated the date of the closing under the underwriting agreement relating thereto) (it being agreed that the matters to be covered by such opinion shall include, without limitation, the due organization of the Company, and its subsidiaries, if any; the qualification of the Company, and its subsidiaries, if any, to transact business as foreign companies; the due authorization, execution and delivery of this agreement and of any agreement of the typed referred to in Section 6(a)(xii) hereof; the due authorization, valid issuance, and the fully paid status of the capital stock of the Company; the absence of pending or, to such counsel’s knowledge, threatened material legal or governmental proceedings involving the Company; the absence to the knowledge of such counsel of a breach by the Company or its subsidiaries of, or a default under, material agreements binding the Company or any subsidiary; the absence of governmental approvals required to be obtained in connection with the registration statement, the offering and sale of the Registrable

14

Securities, this Agreement or any agreement of the type referred to in Section 6(a)(xii) hereof; the compliance as to form of such registration statement and any documents incorporated by reference therein with the requirements of the Securities Act; the effectiveness of such registration statement under the Securities Act; and, as of the date of the opinion and of the registration statement or most recent post-effective amendment thereto, as the case may be, the absence, to the knowledge of such counsel, from such registration statement and the prospectus included therein, as then amended or supplemented, and from the documents incorporated by reference therein of an untrue statement of a material fact or the omission to state therein a material fact necessary to make the statements therein not misleading (in case of such documents, in the light of the circumstances existing at the time that such documents were filed with the Commission under the Exchange Act)); (C) obtain a “cold” comfort letter or letters from the independent certified public accountants of the Company addressed to the Holders and the placement or sales agent,  if any, therefor and the underwriters, if any, thereof, dated (I) the effective date of such registration statement and (II) the effective date of any prospectus supplement to the prospectus included in such registration statement or post-effective amendment to such registration statement which includes unaudited or audited financial statements as of a date or for a period subsequent to that of the latest such statements included in such prospectus (and, if such registration statement contemplates an underwritten offering pursuant to any prospectus supplement to the prospectus included in such registration statement or post-effective amendment to such registration statement which includes unaudited or audited financial statements as of a date or for a period subsequent to that of the latest such statements included in such prospectus, dated the date of the closing under the underwriting agreement relating thereto), such letter or letters to be in customary form and covering such matters of the type customarily covered by letters of such type; (D) deliver such documents and certificates, including officers’ certificates, as may be customary and reasonably requested by Holders of at least a majority of the Registrable Securities being sold and the placement or sales agent, if any, therefor and the managing underwriters, if any, thereof to evidence the accuracy of the representations and warranties made pursuant to clause (A) above and the compliance with or satisfaction of any agreements or conditions contained in the underwriting agreement or other agreement entered into by the Company; and (E) undertake such obligations relating to expense reimbursement, indemnification and contribution as are provided in Articles 5 and 7 hereof;

(xiv)        notify in writing each Holder of Registrable Securities of any proposal by the Company to amend or waive any provision of this Agreement and of any amendment or waiver effected pursuant thereto, each of which notices shall contain the text of the amendment or waiver proposed or effected, as the case may be;

(xv)         engage to act on behalf of the Company with respect to the Registrable Securities to be so registered a registrar and transfer agent having such duties and responsibilities (including, without limitation, registration of transfers and maintenance of stock registers) as are customarily discharged by such an agent, and to enter into such agreements and to offer such indemnities as are customary in respect thereof;

(xvi)        cause all such Registrable Securities to be listed on each securities exchange or other securities trading markets, if any, on which similar securities issued by the

15

Company are then listed (or if not then listed, on such exchanges or other securities trading markets requested by the holders of a majority of the Registrable Securities to be so registered); and

(xvii)       otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its Holders, as soon as practicable, but in any event not later than 18 months after the effective date of such registration statement, an earnings statement covering a period of at least twelve months which shall satisfy the provisions of Section 6(a) of the Securities Act (including, at the option of the Company, pursuant to Rule 158 thereunder).

(b)           In the event that the Company would be required, pursuant to Section 6(a)(v)(E) above, to notify the Holders of Registrable Securities included in a registration statement hereunder, the sales or placement agent, if any, and the managing underwriters, if any, of the securities being sold, the Company shall promptly prepare and furnish to each such Holder, to each such agent, if any, and to each underwriter, if any, a reasonable number of copies of a prospectus supplement or amendment so that, as thereafter delivered to the purchasers of Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.  Each Holder agrees that upon receipt of any notice from the Company pursuant to Section 6(a)(v)(E) hereof, such Holder shall forthwith discontinue the distribution of Registrable Securities until such Holder shall have received copies of such amended or supplemented registration statement or prospectus, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities at the time of receipt of such notice.

(c)           The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such Holder and such Holder’s method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing but only to the extent that such information is required in order to comply with the Securities Act.  Each such Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Holder to the Company or of the occurrence of any event in either case as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or omits to state any material fact regarding such Holder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Holder or the distribution of such Registrable Securities, an untrue statement or a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

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ARTICLE 7

INDEMNIFICATION

7.1           The Company will indemnify each Holder, each of its officers and directors and partners, and such Holder’s legal counsel and independent accountants, if any, and each person controlling any such persons within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein, a material fact required to be stated therein or necessary to make the statements therein, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction by the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers and directors and partners and such Holder’s legal counsel and independent accountants, and each person controlling any such persons, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder or underwriter and expressly intended for use in such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereof.

7.2           Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors, partners, legal counsel and independent accountants, if any, and each person controlling such other Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, legal counsel, independent accountants, underwriters or control persons for any legal or any other

17

expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, other document or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Holder and expressly intended for use in such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereof; provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the proceeds to such Holder of Registrable Securities sold as contemplated herein.

7.3           Each party entitled to indemnification under this Section 7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld).  The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest.  The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless (and then, only to the extent that) such failure is prejudicial to the ability of the Indemnifying Party to defend the action.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

7.4           If the indemnification provided for in Section 7.1 or 7.2 is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of the expenses, claims, losses, damages or liabilities (or actions or proceedings in respect thereof) referred to in Section 7.1 or 7.2, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and such sellers of Registrable Securities on the other hand in connection with statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses, as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or such sellers of Registrable Securities and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this Section 7.4 were to be determined by pro rata allocation (even if all Sellers of Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 7.4.  The amount paid by an Indemnified Party as a result of the expenses,

18

claims, losses, damages or liabilities (or actions or proceedings in respect thereof) referred to in the first sentence of this Section 7.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any claim, action or proceeding which is the subject of this Section 7.4. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The obligations of sellers of Registrable Securities to contribute pursuant to this Section 7.4 shall be several in proportion to the respective amount of Registrable Securities sold by them pursuant to a registration statement.

ARTICLE 8

RULE 144 REPORTING

With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of securities of the Company to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

8.1           Make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public; and

8.2           Use its best efforts to then file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

8.3           So long as a Holder owns any Registrable Securities, furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

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ARTICLE 9

TRANSFER OF REGISTRATION RIGHTS

The rights to cause the Company to register Registrable Securities granted Holders under Articles 2, 3 and 4 hereof may be assigned in connection with any permitted transfer or assignment of the Holder’s Registrable Securities.  All transferees and assignees (“Permitted Transferees”) of the rights to cause the Company to register Registrable Securities granted Holders under Articles 2, 3 and 4 hereof, as a condition to the transfer of such rights, shall agree in writing to be bound by the agreements set forth herein.

ARTICLE 10

LIMITATIONS ON REGISTRATION RIGHTS

GRANTED TO OTHER SECURITIES

The parties hereto agree that additional holders may, with the consent of the Company and the Holders of at least two-thirds (2/3) of the Registrable Securities then outstanding, be added as parties to this Agreement with respect to any or all securities of the Company held by them; provided, however, that from and after the date of this Agreement, the Company shall not without the prior written consent of the Holders of at least two-thirds (2/3) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company providing for the grant to such holder of registration rights superior to, or pari passu with, those granted herein.  Any additional parties shall execute a counterpart of this Agreement, and upon execution by such additional parties and by the Company, shall be considered Holders for purposes of this Agreement, and shall be added to the Schedule of Registration Rights Holders.

ARTICLE 11

MISCELLANEOUS

11.1         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

11.2         Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

11.3         Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and the parties hereto intend, agree and understand that this Agreement amends and supersedes and replaces in its entirety any and all prior agreements pertaining to the subject matter hereof (including the Prior Registration Rights Agreement).

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11.4         Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received upon delivery in person, or upon receipt after delivery by national overnight courier service or by telecopier transmission with acknowledgment of transmission receipt, or three business days after deposit via certified or registered mail, return receipt requested, in each case addressed as follows:

if to the Company:

Metastorm Inc.

500 East Pratt Street, Suite 1250

Baltimore, Maryland 21202

Attention:  Robert J. Farrell

Telecopier: (443) 874-1337

with a copy to:

Venable LLP

Two Hopkins Plaza, Suite 1800

Baltimore, MD  21201

Attention:  Thomas D. Washburne, Jr., Esq.

Telecopier:  (410) 244-7742

if to any Holder:

The address reflected on the records of the Company or, in any such case, at such other address or address as shall have been furnished in writing by such party to the others.

11.5         Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11.6         Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.7         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

11.8         Waivers and Amendments.  With the written consent of the Company and the Holders holding at least two-thirds (2/3) of the Registrable Securities held by all the Holders, the obligations and rights of the Company and the Holders under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended; provided, however, that no such waiver or amendment shall reduce the aforesaid number of shares the Holders of which are required to consent to any waiver or amendment, without the consent of all the Holders; provided further, that (i) Purchasers (as defined in the Stock Purchase Agreement) purchasing shares of Series CC Preferred Stock under the Stock

21

Purchase Agreement after the Initial Closing (as defined in the Stock Purchase Agreement) (and as a condition thereto) shall become parties to this Agreement as “Series CC Investors” hereunder by such Purchaser’s (as defined in the Stock Purchase Agreement) execution of a written joinder agreement (a “Joinder Agreement”) to this Agreement acknowledging such Purchaser’s (as defined in the Stock Purchase Agreement) agreement to be bound as a party to this Agreement, without any amendment of this Agreement pursuant to this paragraph or any consent, approval or other action of any party hereto, and (ii) Persons acquiring shares of Series AA Preferred Stock pursuant to the Proforma Acquisition (as defined in the Stock Purchase Agreement) (and as a condition thereto) shall become a party to this Agreement as “Series AA Investors” hereunder by such Person’s execution of a Joinder Agreement, without any amendment of this Agreement pursuant to this paragraph or any consent, approval or other action of any party hereto.  Upon the effectuation of each waiver or amendment, the Company shall promptly give written notice thereof to any Holders who have not previously consented thereto in writing.  Notwithstanding the foregoing, any party hereto may waive any of its rights hereunder by a statement in writing signed by such party.  Such waiver shall only be effective with respect to the rights specifically set forth in such writing and shall not waive, amend or prejudice any other rights the party may have hereunder.

11.9         Termination.          The right of any Holder under this Agreement to request registration or inclusion in any registration shall not be exercisable by a Holder at such time when (i) after the closing of the Initial Public Offering of the Common Stock of the Company, all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold without limitation pursuant to Rule 144(k) under the Securities Act and (ii) the Company’s Common Stock is traded on a national exchange or the Nasdaq Global Market.  The termination provision set forth in this Section 11.9 shall only apply to Holders who hold less than 5% of the capital stock (on a fully-diluted basis) of the Company at such time.

11.10       Lock-Up Agreement.           Each Holder agrees, in connection with the Company’s Initial Public Offering of the Company’s securities, upon request of the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of such underwriters, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the underwriters; provided, however, that the officers and directors of the Company who own stock of the Company, together with all holders of one percent (1%) or more of the Company’s outstanding stock, also agree to such restrictions.  Notwithstanding the foregoing, Holders shall only be bound to the provisions of this Section 11.10 if the underwriters agree that any early release from any lock-up agreement for any person in connection with a public offering shall be pro rata among such person and the Holders.

[signatures on next page]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written

METASTORM INC.

By:
Name: Robert J. Farrell
Title: President

ABS CAPITAL PARTNERS V, L.P.
By: ABS Partners V, L.P.,
Its General Partner

By: ABS Partners V, L.L.C.,
Its General Partner

By:
Name: Laura L. Witt
Title: Managing Member

ABS CAPITAL PARTNERS V-A, L.P.
By:	ABS Partners V, L.P.,
Its General Partner

By: ABS Partners V, L.L.C.,
Its General Partner

By:
Name: Laura L. Witt
Title: Managing Member

ABS CAPITAL PARTNERS V OFFSHORE, L.P.
By: ABS Partners V, L.P.,
Its General Partner

By: ABS Partners V, L.L.C.,
Its General Partner

By:
Name: Laura L. Witt
Title: Managing Member

Metastorm Inc.

Signature Page to Fourth Amended and Restated Registration Rights Agreement

ICG HOLDINGS, INC.

By:
Name:
Title:

MAYFLOWER LP

By:
Name:
Title:

INDUSTRY VENTURES FUND IV, L.P.

By:
Name:
Title:

GOLDMAN SACHS PRIVATE EQUITY
OPPORTUNITIES, L.P.

By:
Name:
Title:

IRONSIDE VENTURES, L.P.
By: Ironside Management LLC,
Its General Partner

By:
Name:
Title:

AXIOM VENTURE PARTNERS II, LP

By:
Name:
Title:

24

HOLDERS OF AT LEAST TWO-THIRDS OF
REGISTRABLE SECURITIES HELD PURSUANT
TO THE PRIOR REGISTRATION RIGHTS
AGREEMENT

ICG HOLDINGS, INC.

By:
Name:
Title:

MAYFLOWER LP

By:
Name:
Title:

INDUSTRY VENTURES FUND IV, L.P.

By:
Name:
Title:

GOLDMAN SACHS PRIVATE EQUITY
OPPORTUNITIES, L.P.

By:
Name:
Title:

Metastorm Inc.

Signature Page to Fourth Amended and Restated Registration Rights Agreement

WALL STREET TECHNOLOGY
PARTNERS LP

By: Wall Street Technology Managers LP,
Its General Partner
By: Technology Equity Employees LLC
Its General Partner

By:
Name:
Its: Authorized Person

By:
Name:
Its: Authorized Person

26

Exhibit A

Schedule of Registration Rights Holders

Series AA Investors

Sandler Internet Partners, L.P.

Sandler Capital Partners IV, L.P.

Sandler Capital Partners IV FTE, L.P.

Sandler Co-Investment Partners, L.P.

Axiom Venture Partners II, LP

J. Allen Dougherty, Trustee FBO Peter Wetherill

Pennstone, LLC

Riggs Capital Partners, LLC

Morgan Stanley Dean Witter Inc. C/F J. Allen Dougherty, IRA Rollover

Gail Dougherty

Mark T. Cannon

Nancy Walker

Paul E. Ambrose and Paula J. Ambrose

Michael Savage

David R. Schaeffer

Stephen Todd Walker

Mark O’Neill

Wall Street Technology Partners LP

Ironside Ventures, L.P.

Ironside Venture Partners II, LLC

Industry Ventures Fund IV, L.P.

Goldman Sachs Private Equity Opportunities, L.P.

Mayflower L.P. (formerly 3i Group, PLC)

M&M Capital Partners

Eric Luftig

Walter A. Maul, Jr.

Melissa B. Eisenstat

Riggs Capital Partners II, LLC

ICG Holdings, Inc.

Original Stockholders

Mayflower L.P. (formerly 3i Group, PLC)

V-Sys, Ltd

Avi Hoffer

Stephen Miles Brown

Michael Philip Vieyra

Bharat Patel

Stuart Frost

Mark O’Hare

Bruce Grisewood

Michael Jackson

Brian McPhee

Jonathan Summers

Series CC Investors

ABS Capital Partners V, L.P.

ABS Capital Partners, V-A, L.P.

ABS Capital Partners V Offshore, L.P.

ICG Holdings, Inc.

Mayflower LP

Industry Ventures Fund IV, L.P.

Goldman Sacks Private Equity Opportunities, L.P.

Ironside Ventures, L.P.

Axiom Venture Partners II, LP

28

Exhibit I

Form of Fifth Amended and Restated Stockholders Agreement

FIFTH AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

THIS FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of July 31, 2007, is entered into by and among (i) Metastorm Inc., a Maryland corporation (the “Company”), (ii) the purchasers (the “Series CC Investors”) of the Company’s Series CC Convertible Preferred Stock, par value $0.01 per share (the “Series CC Preferred Stock”), listed on Schedule A hereto, (iii) the other Persons listed on Schedule A hereto, and (iv) the other Persons that from time to time execute joinders to this Agreement.

WHEREAS, pursuant to the Series CC Convertible Preferred Stock Purchase Agreement dated as of July 31, 2007 (the “Stock Purchase Agreement”), the Company has agreed to issue and sell to the Series CC Investors, and the Series CC Investors have severally agreed to purchase from the Company, certain shares of the Company’s Series CC Preferred Stock, subject to the terms and conditions set forth in the Stock Purchase Agreement; and

WHEREAS, the obligation of the Series CC Investors to purchase the Series CC Preferred Stock is conditioned upon the execution and delivery by each of the parties hereto of this Agreement; and

WHEREAS, the Converted BB Investors (as defined below) have, concurrently with the execution and delivery of this Agreement, (x) converted all of the issued and outstanding shares of the Company’s Series BB Convertible Preferred Stock, par value $0.01 per share (the “Series BB Preferred Stock”), into shares of the Company’s Series AA Convertible Preferred Stock, par value $0.01 per share (the “Series AA Preferred Stock”), at a conversion ratio of 1.8339403 shares of Series AA Preferred Stock for each share of Series BB Preferred Stock; and (y) exchanged all of the outstanding warrants to purchase Series BB Preferred Stock (the “Series BB Warrants”) for Series AA Preferred Stock, at an exchange ratio of one share of Series AA Preferred Stock for each warrant to purchase a share of Series BB Preferred Stock; and

WHEREAS, the Company, the Original Stockholders, the Converted BB Investors and the then-Series AA Investors (as defined below) previously entered into that certain Fourth Amended and Restated Stockholders Agreement, dated as of October 4, 2005 (the “Prior Stockholders Agreement”), which Prior Stockholders Agreement is being amended, restated and superseded in its entirety by this Agreement;

WHEREAS, pursuant to Section 5.6 of the Prior Stockholders Agreement, the holders of two-thirds (2/3) of the Company’s Capital Stock on a Fully-Diluted Basis have approved such amendment and restatement of the Prior Stockholders Agreement, such approval evidenced by their signatures hereon; and

WHEREAS, the parties hereto desire to set forth their mutual agreement regarding various matters relating to the Company, including certain restrictions with respect to the ownership of shares of the Company’s capital stock, corporate governance and certain other matters;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1                 Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“3i” has the meaning set forth in Section 3.1(e) of this Agreement.

“3i Director” has the meaning set forth in Section 3.1(e) of this Agreement.

“ABS” has the meaning set forth in Section 3.1(c) of this Agreement.

“ABS Director” has the meaning set forth in Section 3.1(c) of this Agreement.

“Acquisition” means a consolidation or merger of the Company with or into any other corporation or other entity or person, or an acquisition of assets or other corporate reorganization, in which stockholders of the Company immediately prior to such consolidation, merger, acquisition of assets or reorganization own less than fifty percent (50%) of the voting power or equity of the surviving entity immediately after such consolidation, merger, acquisition of assets or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power or equity is transferred.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first-named Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  In addition, in the case of each Stockholder, an “Affiliate” of such Stockholder shall include the partners thereof.  For greater certainty, (i) in the case of Mayflower L.P. (“3i”), “Affiliate” shall include any Affiliate of 3i Group plc or any entity or vehicle including a partnership in which 3i Group plc and/or its Affiliates has a majority economic interest and which is managed by 3i Group plc or any of its Affiliates, (ii) in the case of Ironside Ventures, L.P. and Ironside Venture Partners II, LLC, each of Ironside Ventures, L.P. and Ironside Venture Partners II, LLC shall be deemed to be an Affiliate of the other, and (iii) without limiting the definition of Affiliate with respect to ICG (as defined below), in the case of ICG, each of Internet Capital Group, Inc. and ICG shall be deemed to be an Affiliate of each other.

“Asset Transfer” means a sale, lease or other disposition of all or substantially all of the assets of the Company, in one or more related transactions.

2

“Board” has the meaning set forth in Section 2.4(b) of this Agreement.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Bylaws” means the Company’s Bylaws, as the same may hereafter be amended in accordance with applicable law and the terms thereof and hereof.

“Capital Stock” means the capital stock of the Company, including, without limitation, the Common Stock and the Preferred Stock.

“Charter” means the charter of the Company, as “charter” is defined in Section 1-101(e) of the Maryland General Corporation Law, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Converted BB Investors” means the Holders of Series AA Preferred Stock who were Holders of Series BB Preferred Stock and warrants to purchase shares of Series BB Preferred Stock prior to the conversion thereof to Series AA Preferred Stock on the date of this Agreement.

“Co-Sale Shares” means the shares of Common Stock proposed to be Transferred to a Third Party subject to Section 2.3(a) of this Agreement.

“Co-Seller” has the meaning set forth in Section 2.3(c) of this Agreement.

“Drag-Along Shares” has the meaning set forth in Section 2.3(h) of this Agreement.

“Drag-Along Stockholders” has the meaning set forth in Section 2.3(h) of this Agreement.

“Election Notice” has the meaning set forth in Section 2.3(c) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations of the Commission promulgated thereunder.

“Fully-Diluted Basis” gives effect, without duplication, to (i) all shares of Common Stock outstanding at the time of determination plus (ii) all shares of Common Stock issuable upon conversion of the Preferred Stock or any other convertible securities of the Company or upon the exercise of any option, warrant or similar right (whether or not presently exercisable) to acquire shares of Common Stock, as if such Preferred Stock or other convertible securities had been so converted or such option, warrant or similar right had been so exercised.

3

“Hoffer” has the meaning set forth in Section 2.3(a) of this Agreement.

“Holder” means a holder of any Capital Stock.

“ICG” has the meaning set forth in Section 3.1(d) of this Agreement.

“ICG Director” has the meaning set forth in Section 3.1(d) of this Agreement.

“Independent Director” means an individual that is (i) not an officer or employee of, or paid consultant to, the Company or any stockholder of the Company beneficially owning five percent (5%) or more of any class or series of the Capital Stock, or (ii) any family member of any individual described in clause (i).

“Initiating Holder” has the meaning set forth in Section 2.3(h) of this Agreement.

“New Securities” has the meaning set forth in Section 2.4(b) of this Agreement.

“Notice of Transfer” has the meaning set forth in Section 2.3(b) of this Agreement.

“Original Stockholders” means the Holders of Series AA Preferred Stock, as listed on Schedule A attached hereto, who were among the Holders of the Company’s previously outstanding Common Stock prior to the conversion thereof to Series AA Preferred Stock on September 1, 2004.

 “Original Stockholder Shares” means, collectively, the shares of Series AA Preferred Stock held by the Original Stockholders, if any, including shares of Common Stock issuable upon conversion of any option, warrant or other convertible security granted or issued by the Company, whether outstanding as of the date of this Agreement or granted or issued thereafter.

“Permitted Transferee” means:

(a)           with respect to any Preferred Holder, (i) any Affiliate of such Preferred Holder, (ii) the Company or (iii) any other Person who purchases or otherwise acquires all or a portion of such Preferred Holder’s shares of Preferred Stock; and

(b)           with respect to any Original Stockholder, (i) any Affiliate of such Original Stockholder, (ii) the Company, (iii) any Original Stockholder or (iv) any member of the immediate family of an Original Stockholder, that is an individual, or any trust exclusively for the benefit of such individual.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

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“Preferred Holders” means the Holders consisting solely of the Series AA Investors and the Series CC Investors and their Permitted Transferees.

“Preferred Stock” means the Series AA Preferred Stock and the Series CC Preferred Stock treated together as one class.

“Prior Stockholders Agreement” has the meaning set forth in the recitals of this Agreement.

“Purchase Offeror” has the meaning set forth in Section 2.3(b) of this Agreement.

“Qualified Public Offering” means the closing of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock to the public that raises gross proceeds for the Corporation of at least $75,000,000 and at an initial price per share to the public of at least equal to two and one-half (2½) times the then-applicable Series CC Conversion Price (as defined in Article Ninth of the Charter).

“Qualified Sale Transaction” means an Acquisition or an Asset Transfer.

“Recapitalization Events” shall mean stock splits, stock dividends, combinations, recapitalizations, reorganizations, reclassifications, mergers, consolidations and other similar events with respect to the Company’s Capital Stock.

“Redemption Shares” has the meaning set forth in Section 3.1(i) of this Agreement.

“Representing Party” has the meaning set forth in Article 4 of this Agreement.

“Requisite Number of Stockholders” means (i) Preferred Holders holding at least sixty percent (60%) of the then issued and outstanding shares of Preferred Stock held by all Preferred Holders calculated on an as-converted basis, and (ii) Series CC Investors holding more than twenty-five percent (25%) of the then issued and outstanding shares of Series CC Preferred Stock held by all Series CC Investors; provided that the term “Requisite Number of Stockholders” shall not include clause (ii) above following the second anniversary of the date hereof or in the event the amount of proceeds paid in respect of a share of Series CC Preferred Stock to a Series CC Investor in a Qualified Sale Transaction to which this definition applies is equal to or greater than two (2) times the Series CC Stated Value (as such term is defined in the Charter).

“Sale Agreement” has the meaning set forth in Section 2.3(d) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations of the Commission promulgated thereunder.

“Seller” has the meaning set forth in Section 2.3(b) of this Agreement.

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“Selling Stockholder” has the meaning set forth in Section 2.2(a) of this Agreement.

“Series AA Investors” means, collectively, the Holders of Series AA Preferred Stock other than Original Stockholders (including, for the avoidance of doubt, the Converted BB Investors) and the Permitted Transferees of such Holders of Series AA Preferred Stock.

“Series AA Redemption Notes” has the meaning set forth in Section 3(i).

“Series CC Investors” has the meaning set forth in the preamble of this Agreement.

“Series CC Redemption Notes” has the meaning set forth in Section 3(i).

“Series AA Preferred Stock” has the meaning set forth in the preamble of this Agreement.

“Series AA Redemption Shares” has the meaning set forth in Section 3.1(i) of this Agreement.

“Series BB Preferred Stock” has the meaning set forth in the preamble of this Agreement.

“Series BB Warrants” has the meaning set forth in the recitals of this Agreement.

“Series CC Preferred Stock” has the meaning set forth in the preamble of this Agreement.

“Series CC Redemption Shares” has the meaning set forth in Section 3.1(i) of this Agreement.

“Stock Purchase Agreement” has the meaning set forth in the preamble of this Agreement.

The terms “Stockholders,” collectively, and a “Stockholder,” individually, means the Series AA Investors and the Series CC Investors party to this Agreement.

“Subsidiary” means, with respect to the Company, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more Subsidiaries of the Company and (ii) any partnership, limited liability company, association, joint venture or other entity (a) in which the Company and/or one or more Subsidiaries of the Company has more than a 50% equity interest at the time or (b) as to which the Company and/or one or more of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise.

“Tag-Along Shares” has the meaning set forth in Section 2.3(c) of this Agreement.

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“Third Party” has the meaning set forth in Section 2.2(a) of this Agreement.

“Third Party Offer” has the meaning set forth in Section 2.2(a) of this Agreement.

“Transfer” (including with correlative meanings the terms “Transferred”, “Transferee” and “Transferor”) means any transfer, sale, assignment, pledge (other than a bona fide pledge to a lender), encumbrance or other disposition of Capital Stock, or any portion of the ownership interest therein, irrespective of whether any of the foregoing are effected voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death.  For the avoidance of doubt, a “Transfer” does not include a consolidation or merger of the Company with or into any other corporation or other entity or person, or other corporate reorganization.

“Wall Street” has the meaning set forth in Section 3.1(f) of this Agreement.

“Wall Street Director” has the meaning set forth in Section 3.1(f) of this Agreement.

ARTICLE 2

TRANSFERS OF STOCK

SECTION 2.1                 General Restrictions

(a)           No Stockholder shall Transfer or otherwise dispose of any Capital Stock at any time, unless such Transfer complies with Section 2.1(b) of this Agreement and complies with any other provision of Article 2 of this Agreement that is expressly applicable to such Stockholder.

(b)           Each Stockholder may Transfer all, or any part of, or interest in, the Capital Stock held by it at any time to a Permitted Transferee of such Stockholder; provided, that such Transfer otherwise is made in accordance with the registration requirements of the Securities Act or pursuant to any exemption from registration under the Securities Act and any applicable state securities laws.  No Transfer to a Permitted Transferee shall be made pursuant to the immediately preceding sentence unless the Permitted Transferee (except in any instance in which such Permitted Transferee is the Company) shall have executed and delivered to the Company, as a condition to its acquisition of such Capital Stock, an instrument in form and substance reasonably satisfactory to the Company confirming that such Permitted Transferee takes such Capital Stock, or interest therein, subject to, and agrees to be bound by, all the terms, conditions and obligations of this Agreement.  Notwithstanding the foregoing provisions of this Section 2.1(b), the restrictions imposed by this Section 2.1(b) upon the transferability of any Capital Stock shall terminate when such Capital Stock has been registered under the Securities Act.  In connection with the termination of restrictions on transferability of Capital Stock provided for hereunder, the holder of a certificate representing such Capital Stock as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for such Capital Stock not bearing the restrictive legend set forth in Section 2.5.

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(c)           The rights granted to each Stockholder under this Article 2 shall inure to the benefit of any of its respective Permitted Transferees as though such Permitted Transferee were the same type of stockholder as the Transferor; provided, however, that such Permitted Transferee shall be required to comply with all applicable provisions of this Article 2 to the same extent as the Transferor Stockholder.

SECTION 2.2                 Right of First Refusal.

(a)           If an Original Stockholder or a Permitted Transferee of an Original Stockholder desires to Transfer its holdings of Capital Stock other than to a Permitted Transferee, such Original Stockholder (the “Selling Stockholder”) shall be required to obtain a bona fide, non-collusive, binding written offer (a “Third Party Offer”), subject only to customary closing conditions with respect to the proposed transfer from the proposed transferee (a “Third Party”) which the Selling Stockholder desires to accept.  The Third Party Offer shall contain a description of all of the consideration, material terms and conditions for the proposed Transfer. The Selling Stockholder shall send a copy of the Third Party Offer which shall include the identity of the Third Party to the other Stockholders, together with a written offer to sell the offered shares of Capital Stock to the other Stockholders, on pro rata basis at the price and on the terms and conditions specified in the Third Party Offer.  For purposes of this Section 2.2, a Stockholder’s pro rata share shall be a fraction equal to the number of shares of any Common Stock and/or any Preferred Stock (on an “as converted” basis) then held by such Stockholder on a Fully-Diluted Basis divided by the total number of shares of Common Stock and/or Preferred Stock (on an “as converted” basis) held by all Stockholders on a Fully-Diluted Basis.

(b)           Upon receipt of the Third Party Offer and the offer of the Selling Stockholder to sell the offered shares of Capital Stock pursuant to the terms of Section 2.2(a) hereof, each of the other Stockholders shall have fifteen (15) calendar days from the receipt of the written offer from the Selling Stockholder to notify the Selling Stockholder in writing of such other Stockholder’s election to purchase all but not less than all of such Stockholder’s pro rata share of the offered shares of Capital Stock.  If, upon the expiration of such fifteen (15) day period, some but not all of the other Stockholders have elected to purchase their pro rata shares of the offered shares of Capital Stock, such electing Stockholders shall have an additional fifteen (15) calendar days to elect to acquire, based on their relative percentage interests or on such other basis as the remaining Stockholders may agree in writing, any remaining offered shares of Capital Stock.

(c)           In the event the other Stockholders make such election provided under Section 2.2(b) hereof, the closing of the sale of the offered shares of Capital Stock to the other Stockholders shall be held at the offices of the Company on the tenth (10th) Business Day after the end of the fifteen (15) day period (or thirty (30) day period, as the case may be) described under Section 2.2(b) or such other time as the parties may agree in writing.  Contemporaneously with such closing, the Selling Stockholder shall transfer the offered shares of Capital Stock against receipt from the other Stockholders of the purchase price and on the terms and conditions specified in the Third Party Offer.

(d)           Notwithstanding the provisions of Section 2.2(c) hereof, if (a) the other Stockholders have not elected to purchase all of the offered shares of Capital Stock within the

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applicable election period or (b) the closing of the sale of all of the offered shares of Capital Stock to the other Stockholders has not been completed by the scheduled closing date, as extended pursuant to the provisions of Section 2.2(c) hereof, the Selling Stockholder shall have the right for a period of ninety (90) calendar days after (i) the expiration of the election period in Section 2.2(b) hereof or (ii) the last date for closing of such sale under Section 2.2(c) hereof, as applicable, to sell all but not less than all of the offered shares of Capital Stock but only to the Third Party for a price and on terms not more favorable to the Third Party than those of the Third Party Offer.

SECTION 2.3                 Tag-Along Rights and Drag-Along Rights.

(a)           No Stockholder or a Permitted Transferee of such Stockholder shall Transfer any Capital Stock (or any interest therein) in one transaction or a series of related transactions to a Third Party unless (i) such Transfer is made in accordance with Section 2.3(b) through 2.3(h) of this Agreement, or (ii) such Transfer is made to a Permitted Transferee of such Stockholder in accordance with Section 2.1(b); provided, however, that for purposes of this Section 2.3 (other than Section 2.3(h)), the term “Stockholder” shall not apply to Original Stockholders other than Avi Hoffer (“Hoffer”).  Such shares of Capital Stock being Transferred pursuant to this Section 2.3(a) are hereinafter referred to as “Co-Sale Shares.”

(b)           Any Stockholder or a Permitted Transferee of such Stockholder (the “Seller”) making a Transfer of Co-Sale Shares to a Third Party shall deliver a written notice (the “Notice of Transfer”) to the Company.  The Notice of Transfer will contain a copy of the definitive documentation pursuant to which the Co-Sale Shares will be Transferred and will state (i) the Seller’s bona fide intention to Transfer, (ii) the name and address of the prospective transferee (the “Purchase Offeror”), (iii) the number of Co-Sale Shares to be Transferred, (iv) the expected closing date of the transaction, (v) the class or series of the Co-Sale Shares, and (vi) confirmation that the Purchase Offeror has been informed of the provisions of this Section 2.3.  The Company shall promptly, and in any event within five (5) Business Days after receipt of such Notice of Transfer, deliver a copy of such Notice of Transfer to the other Stockholders.

(c)           Any Stockholder may elect to participate in the Transfer contemplated by Section 2.3(b) above by delivering a written notice (an “Election Notice”) to the Seller and the Company within ten (10) Business Days after receipt of such Notice of Transfer, and each such Stockholder (each a “Co-Seller”) may elect to Transfer in such contemplated Transfer up to that number of shares of Capital Stock of the same class or series as the Co-Sale Shares (referred to herein as “Tag-Along Shares”) that is equal to the product of (a) the number of Co-Sale Shares proposed to be sold by the Seller multiplied by (b) a fraction, the numerator of which is the total number of shares of Capital Stock of the same class or series as the Co-Sale Shares owned by such Co-Seller and the denominator of which is the total number of shares of Capital Stock of the same class or series as the Co-Sale Shares issued and/or issuable to the Seller and to all Co-Sellers.  If any Stockholder fails to deliver an Election Notice by the close of business on the tenth (10th) Business Day after receipt of a Notice of Transfer, such Stockholder shall be deemed to have elected not to participate in the Transfer covered by such Notice of Transfer.

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(d)           Each Co-Seller participating in a Transfer shall deliver to the Purchase Offeror at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more certificates, properly endorsed for Transfer, which represent the number of Tag-Along Shares which the Co-Seller elects to Transfer, and may Transfer, pursuant to this Section 2.3.  Such certificates shall be transferred by the Seller to the Purchase Offeror simultaneously with the consummation of the Transfer of the Co-Sale Shares pursuant to the terms and conditions specified in the Notice of Transfer against receipt by the Co-Sellers of the proceeds of the Transfer of their respective Tag-Along Shares.  If there is to be an agreement of sale or similar instrument with respect to the proposed Transfer (a “Sale Agreement”), the Seller will furnish a copy of the Sale Agreement in its then current form to the Company with the Notice of Transfer, and the Company shall furnish a copy thereof to the other Stockholders.  As promptly as practicable after receipt of an Election Notice, if the Sale Agreement has not previously been executed, the Seller shall furnish the Co-Sellers with successive drafts of the Sale Agreement, if any, as available.  As a condition to making an Election Notice and being eligible to participate in a Transfer, each Co-Seller shall represent and warrant to the Purchase Offeror with respect to the Tag-Along Shares being disposed of by such Co-Seller that the transferee of the Tag-Along Shares (or interests therein) is receiving such Tag-Along Shares (or interests therein), free and clear of all pledges, security interests or other liens created by such Co-Seller.  Each Co-Seller shall accept a proportionate delegation of any duties of the Seller under any Sale Agreement (including any indemnification obligation); provided, however, that (a) no Co-Seller need accept joint liability with respect to representations, warranties or covenants (including without limitation indemnification obligations) of the Seller or any other Co-Sellers, it being agreed that such Sale Agreement shall provide that the liability of such Co-Seller in connection with the sale shall be several only and shall not in any event exceed such Co-Seller’s pro rata share of any liability and (b) each Co-Seller shall be required only to make representations or warranties to, or enter into indemnification or contribution arrangements with, the Purchase Offeror relating to the Sale Agreement which are reasonable in the context of the proposed sale including, without limitation, a representation and warranty with respect to the shares or other equity interests being disposed of by such Co-Seller that the transferee of the shares or other equity interests evidenced thereby is receiving such shares or other equity interests, free and clear of all pledges, security interests or other liens.  The Seller shall use its commercially reasonable efforts to limit the liability of each Co-Seller participating in the sale to the proceeds received by such Co-Seller.  To the extent that any prospective transferee or transferees prohibit assignment and delegation of such Sale Agreement or otherwise refuse to purchase any Tag-Along Shares from a Co-Seller, the Seller shall not sell to such prospective transferee or transferees any interest in the Company unless and until, simultaneously with such sale, the Seller shall purchase from such Co-Seller the Tag-Along Shares such Co-Seller would otherwise have been able to sell hereunder for the same consideration and on the same terms and conditions as the proposed transfer described in the Notice of Transfer.

(e)           The exercise or non-exercise of the rights of the Stockholders hereunder to participate in one or more Transfers of Co-Sale Shares made by a Seller shall not adversely affect their rights to participate in subsequent Transfers of Co-Sale Shares by Stockholders (including the Seller) which meet the conditions specified in this Section 2.3.

(f)            To the extent the Purchase Offeror is unwilling to purchase all of the Tag-Along Shares of the Co-Sellers, then the number of Co-Sale Shares to be sold by the Seller

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shall be reduced to equal the difference between (i) the total number of shares of Capital Stock to be purchased by the Purchase Offeror and (ii) the total number of Tag-Along Shares being sold by the Co-Sellers.

(g)           Any Transfer made pursuant to Section 2.3 shall be consummated on the terms set forth in the Notice of Transfer.  The Company shall use reasonable efforts to aid such closing, including, but not limited to, exchanging the Co-Seller’s certificates for new certificates in requested denominations.

(h)           In the event the Requisite Number of Stockholders (the “Initiating Holders”) approve a Qualified Sale Transaction and desire to cause the other Stockholders (together, the “Drag-Along Stockholders”) to sell all of such Drag-Along Stockholders’ Capital Stock to the acquirer in the Qualified Sale Transaction, the Initiating Holders will give at least five (5) Business Days prior notice in writing (the “Drag-Along Notice”) to the Drag-Along Stockholders of their intention to do so, specifying the number of shares of Capital Stock the Initiating Holders propose to sell, the name of the Person or Persons to whom they are proposing to sell their shares of Capital Stock, and the price and other material terms under which their shares of Capital Stock are to be sold.  Upon receipt of the Drag-Along Notice for a sale of stock, each Drag-Along Stockholder agrees, and shall be obligated, to sell all of its Capital Stock (the “Drag-Along Shares”) on the terms and conditions set forth in the Drag-Along Notice, subject to the conditions set forth below.  In addition, upon receipt of the Drag-Along Notice for a Qualified Sale Transaction, each Drag-Along Stockholder agrees to consent to, vote for, and raise no objections against, and waive dissenters and appraisal rights (if any), with respect to the Qualified Sale Transaction, in addition to selling, exchanging, redeeming, canceling or otherwise disposing of all Drag-Along Shares and options, warrants and other rights to acquire Capital Stock on the terms and conditions set forth in the Drag-Along Notice, subject to the conditions set forth below.  Each Drag-Along Stockholder and the Company will take all necessary and desirable actions in connection with complying with the terms of the Drag-Along Notice.

In connection with the sale of Capital Stock pursuant to a Drag-Along Notice, the Drag-Along Stockholders shall represent and warrant to the Person or Persons to whom they are selling the Drag-Along Shares that the acquirer of the Drag-Along Shares (or interests therein) is receiving such Drag-Along Shares (or interests therein), free and clear of all pledges, security interests or other liens created by such Drag-Along Stockholder.  Each Drag-Along Stockholder shall accept a proportionate delegation of any duties of all Initiating Holders and Drag-Along Stockholders (together, the “Selling Holders”) under any sale of Drag-Along Shares (including any indemnification obligation in a sale agreement); provided, however, that (a) no Drag-Along Stockholder need accept joint liability with respect to representations, warranties or covenants (including without limitation indemnification obligations) of any other Selling Holder, it being agreed that a sale agreement shall provide that the liability of such Drag-Along Stockholder in connection with the sale shall be several only and shall not in any event exceed such Drag-Along Stockholder’s pro rata share of any liability and (b) each Drag-Along Stockholder shall be required only to make representations or warranties to, or enter into indemnification or contribution arrangements with, the Person or Persons to whom they are selling the Drag-Along Shares which are reasonable in the context of the proposed sale including, without limitation, a representation and warranty with respect to the shares or other equity interests being disposed of by such Drag-Along Stockholder that the acquirer of the shares or other equity interests

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evidenced thereby is receiving such shares or other equity interests, free and clear of all pledges, security interests or other liens.  The obligations of the Drag-Along Stockholders pursuant to this Section 2.3(h) are subject to the following additional conditions: (i) all Selling Holders shall participate in the Qualified Sale Transaction on a pro rata basis; (ii) upon consummation of the Qualified Sale Transaction, each Selling Holder shall receive the same proportion of the aggregate consideration from such Qualified Sale Transaction that such Selling Holder would have received if such consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Charter (giving effect to applicable orders of priority and the exercise price of all outstanding warrants and options then exercisable to purchase securities of the Company); (iii) if any Initiating Holder is given an option as to the form and amount of consideration to be received with respect to a class or series of securities it holds, all Selling Holders will be given the same option; and (iv) no Selling Holder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Qualified Sale Transaction and no Selling Holder shall be obligated to pay more than its pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Qualified Sale Transaction to the extent such costs are incurred for the benefit of all Selling Holders and are not otherwise paid by the Company or the purchaser (costs incurred by or on behalf of a Selling Holder for its sole benefit will not be considered costs of the transaction hereunder).

SECTION 2.4                 Preemptive Rights.

(a)           The Company hereby grants to each Stockholder so long as such stockholder owns, on a Fully-Diluted Basis, at least 3% of the Common Stock, a preemptive right to purchase such Stockholder’s pro rata share of all or any part of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue.  Such Stockholder’s pro rata share, for purposes of this preemptive right, is a fraction equal to the number of shares of any Common Stock and/or any Preferred Stock (on an “as converted” basis) then held by such Stockholder on a Fully-Diluted Basis divided by the total number of shares of Common Stock and/or Preferred Stock (on an “as converted” basis) of the Company on a Fully-Diluted Basis then outstanding.

(b)           Except as set forth in the next succeeding sentence, “New Securities” shall mean any shares of Capital Stock, including Common Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock.  Notwithstanding the foregoing, “New Securities” does not include (i) securities offered to the public generally pursuant to a registration statement filed with the Commission and declared effective under the Securities Act, (ii) securities issued in the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or transaction approved by the Board of Directors of the Company (the “Board”) and governed by Rule 145 under the Securities Act, (iii) shares of Common Stock issued on conversion of outstanding Preferred Stock, (iv) securities issued pursuant to the exercise or conversion of any convertible securities, options, warrants, or similar rights provided that the preemptive rights established by this Section 2.4 shall apply with respect to the initial sale or grant by the Company of such convertible securities, options, warrants or similar rights, (v) securities issued to a financial institution in connection with a debt financing transaction with such financial institution

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and approved by the Board, (vi) stock issued in connection with any stock split, stock dividend, recapitalization or reclassification by the Company or (vii) shares of Common Stock or Preferred Stock issued or issuable to employees, directors or consultants of the Company pursuant to any compensation plan or arrangement approved by the Board (“Employee Equity Awards”), (provided that (i) the Board shall also approve the grant of shares of Common Stock or Preferred Stock or other securities exercisable for such shares of Common Stock or Preferred Stock in connection therewith and (ii) the total number of shares of Common Stock or Preferred Stock represented by outstanding Employee Equity Awards (including outstanding restricted Series AA Preferred Stock units) does not exceed 14,214,012 shares (subject to appropriate readjustment for any Recapitalization Event)).

(c)           In the event the Company proposes to undertake an issuance of New Securities, it shall give each Stockholder having preemptive rights hereunder written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same.  Each Stockholder shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase up to such Stockholder’s respective pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(d)           If a Stockholder fails to exercise such preemptive right within said 15-day period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by Stockholders at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 90-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any of such New Securities, without first offering such securities in the manner provided above.

(e)           Notwithstanding the foregoing, in no event shall the Company be required to sell any New Securities to a Stockholder that is not an “accredited investor” as such term is defined under the Securities Act at the time of such proposed sale.

(f)            The preemptive right granted under this Section 2.4 shall expire upon the closing of, and shall not apply to, a Qualified Public Offering.

SECTION 2.5                 Restrictive Legend.  Unless and until otherwise permitted by Section 2.1, each certificate for Capital Stock issued to each Stockholder after the date hereof , or to any subsequent Permitted Transferee of such certificate, shall be stamped or otherwise imprinted with the following restrictive legend:

“The securities represented by this certificate have been acquired for investment and have not been registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state statutes. Such securities may not be

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sold, transferred or otherwise disposed of unless (a) (i) a registration statement under the Securities Act or applicable state securities laws shall have become effective with regard thereto, or (ii) an exemption from registration exists under the Securities Act (or the regulations promulgated thereunder) and applicable state securities laws and such exemption is applicable thereto, and (b) such transfer otherwise complies with that certain Fifth Amended and Restated Stockholders Agreement, dated as of July 31, 2007, by and among Metastorm Inc. and certain of its Stockholders, as amended from time to time.”

ARTICLE 3

BOARD OF DIRECTORS

SECTION 3.1                 Composition of Board of Directors.

(a)           The Board shall consist of up to seven (7) members, except when the size of the Board may need to be increased pursuant to Section 3.1(i) herein, at which time the Board shall consist of up to fifteen (15) members.  Stockholders shall have the right to nominate directors as set forth below.  All Stockholders shall comply with the provisions of this Article 3 to ensure that nominees are elected to (or removed from) the Board.

(b)           The Chief Executive Officer of the Company, as appointed by the Board, shall be nominated by the Board as a director.

(c)           ABS Capital Partners V, L.P. (“ABS”) or its assignee, shall have the right to nominate one (1) individual to be a director (the “ABS Director”).

(d)           ICG Holdings, Inc., a Delaware corporation (“ICG”) or its assignee, shall have the right to nominate two (2) individuals to be directors, one of whom shall be an Independent Director (each, an “ICG Director”).

(e)           3i shall have the right to nominate one (1) individual to be a director (the “3i Director”).

(f)            Wall Street Technology Partners LP, a Delaware limited partnership (“Wall Street”), shall have the right to nominate one (1) individual to be a director (the “Wall Street Director”).

(g)           Wall Street, 3i and ABS, acting jointly, shall have the right to nominate one (1) Independent Director.

(h)           If at any time ABS ceases to own at least fifty percent (50%) of the Preferred Stock that it owns as of the date hereof (after giving effect to the transactions contemplated by this Agreement), ABS’s right to appoint an individual to be a director pursuant to Section 3.1(c), and ABS’s right to participate in the nomination of an Independent Director pursuant to Section 3.1(g)  shall each immediately become null and void.  If at any time Wall Street ceases to own at least fifty percent (50%) of the Preferred Stock that it owns as of the date hereof (after giving effect to the transactions contemplated by this Agreement), Wall Street’s

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right to appoint an individual to be a director pursuant to Section 3.1(f) and Wall Street’s right to participate in the nomination of an Independent Director pursuant to Section 3.1(g), shall each immediately become null and void.  If at any time 3i ceases to own at least fifty percent (50%) of the Preferred Stock that it owns as of the date hereof (after giving effect to the transactions contemplated by this Agreement), 3i’s right to appoint an individual to be a director pursuant to Section 3.1(e), and 3i’s right to participate in the nomination of an Independent Director pursuant to Section 3.1(g), shall each immediately become null and void.  If at any time ICG ceases to own at least fifty percent (50%) of the Preferred Stock that it owns as of the date hereof (after giving effect to the transactions contemplated by this Agreement), ICG’s right to appoint two individuals to be directors pursuant to Section 3.1(d) shall immediately become null and void.

(i)            Notwithstanding anything to the contrary contained in this Section 3.1, upon the redemption of any Series AA Preferred Stock (“Series AA Redemption Shares”) or Series CC Preferred Stock (“Series CC Redemption Shares” and, together with Series AA Redemption Shares, “Redemption Shares”), if the Company shall issue to the former holders thereof Redemption Notes (as defined in, and in accordance with the Charter), then the following provisions shall apply in the alternative:

(1)           If (i) the Series CC Redemption Shares represent at least fifty percent (50%) of the shares of Series CC Preferred Stock issued and outstanding immediately prior to such redemption and (ii) the Company pays less than seventy-five percent (75%) of the full redemption price for such Series CC Redemption Shares in cash (or less than one hundred percent (100%) of the full redemption price for such Series CC Redemption Shares in cash and no Redemption Notes are then outstanding with respect to any Series AA Redemption Shares), then the holders of a majority of the principal amount of the Redemption Notes issued by the Company in respect of Series CC Redemption Shares shall have the right to designate a majority of the directors of the Board for so long as such condition continues.

(2)           If (i) (A) the Company pays seventy-five percent (75%) or more, but less than one hundred percent (100%), of the full redemption price for such Series CC Redemption Shares in cash, or (B) the Series CC Redemption Shares represent less than fifty percent (50%) of the shares of Series CC Preferred Stock issued and outstanding immediately prior to such redemption and (ii) any Redemption Notes are then outstanding with respect to any Series AA Redemption Shares and Series CC Redemption Shares, then the holders of the outstanding Redemption Notes issued by the Company in respect of Series CC Redemption Shares and the Series AA Redemption Shares shall have the right to designate a majority of the directors of the Company for so long as such condition continues.  The right to appoint such designees shall be allocated between the holders of outstanding Redemption Notes in respect of Series CC Redemption Shares (“Series CC Redemption Notes”), on the one hand, and the holders of outstanding Redemption Notes in respect of Series AA Redemption Shares (“Series AA Redemption Notes”), on the other hand, based on the relative outstanding principal amount of the Series CC Redemption Notes and the Series AA Redemption Notes.  Each such designee allocated to each such group of Redemption Note holders shall be designated by the holders of a majority of the principal amount of the Series CC Redemption Notes or the Series AA Redemption Notes, as applicable.

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(3)           If no Series CC Redemption Notes are then outstanding and if any Series AA Redemption Notes are then outstanding, the holders of a majority of the principal amount of such Redemption Notes shall have the right to designate a majority of the Directors of the Company for so long as any such Redemption Note remains outstanding.

(j)            All Stockholders and the Company agree to take any actions necessary or desirable (including increasing the size of the Board but not including the removal of any directors designated by any such Stockholder) to enforce the foregoing rights of holders of Redemption Notes to designate a majority of the directors of the Board.

SECTION 3.2                 Removal.  Each director designated as aforesaid by any Stockholder or group of Stockholders and duly elected to the Board shall be subject to removal only at the request of the Stockholder or group of Stockholders which nominated or elected such director.

SECTION 3.3                 Election of Directors.  Each Stockholder shall vote all of its shares of Common Stock or Preferred Stock, as applicable, for the election (or removal) of the nominees designated as provided in Sections 3.1 hereof and, in the event of a vacancy in the Board created by the death, resignation or removal of a director, shall vote its shares of Common Stock or Preferred Stock, as applicable, for the election of a nominee to be designated by the entity or group which designated the director whose position has become vacant (unless such vacancy has resulted from the termination of the power of such group to nominate such director).  The Company shall take such lawful action as shall be reasonably required in order to facilitate the nomination, removal and election of directors as aforesaid.

SECTION 3.4                 Committees

(a)           The Stockholders shall cause the Board to establish a Compensation Committee and an Audit Committee.  Each committee will consist of at least three (3) directors.  The Board shall have the right to appoint all committee members, subject to the following:

(i)            subject to clause (iv) below, each committee shall include, at least, the ABS Director and one (1) ICG Director (which director shall be selected in ICG’s sole discretion);

(ii)           the Compensation Committee (x) must consist of at least one Independent Director and (y) may not include the Chief Executive Officer of the Company;

(iii)          the Audit Committee (x) must consist of at least the two Independent Directors, and (y) may not include the Chief Executive Officer of the Company; and

(iv)          if the right of any of ABS or ICG to appoint directors becomes null and void pursuant to Section 3.1(h) hereof, such investor’s right to have its director be included on committees of the Board shall simultaneously become null and void .

(b)           Along with the customary duties and powers afforded a compensation committee, the Compensation Committee shall have the sole authority to (i) approve all grants or awards under the Company’s equity compensation plan(s), (ii) determine the terms of

16

compensation and other terms of employment of the executive officers of the Company, and (iii) approve the adoption or amendment of any equity compensation plan.

(c)           Along with the customary duties and powers afforded an audit committee, the Audit Committee shall have the sole authority to approve the engagement or change of the Company’s auditors or the selection of any appraiser for any of the assets or securities of the Company, provided that the Company will, at all times, utilize the auditing services of a nationally-recognized firm of independent public accountants.  As of the date of this Agreement, the engagement of Grant Thornton LLP as the Company’s auditors for the 2007 fiscal year is deemed to be approved.

SECTION 3.5                 Board Approval.  Approval of actions taken by the Board shall require the affirmative vote of at least a majority of the members of the Board.

SECTION 3.6                 Amendment; Regulatory Compliance Cooperation.  The Company and the undersigned Preferred Holders and Original Stockholders, on behalf of the Preferred Holders and Original Stockholders, respectively, hereby acknowledge that Wall Street is a federally licensed Small Business Investment Company licensed by the United States Business Administration under the Small Business Investment Company Act of 1958, as amended, and hereby agree that in the event that Wall Street has a Regulatory Problem (as hereinafter defined), Wall Street shall have the right to transfer its securities of the Company without regard to any restriction on transfer other than the securities laws restrictions set forth in Section 2.5 hereof (provided that the transferee agrees to become a party to this Agreement).  The parties hereto further acknowledge that the Company has agreed to take all such actions as are reasonably requested by Wall Street in order to (a) effectuate and facilitate any transfer by Wall Street of any securities of the Company then held by Wall Street to any person designated by Wall Street, (b) permit Wall Street (or any of its affiliates (as that term is defined in 13 CFR §121.103)) to exchange all or any portion of any voting security of the Company then held by Wall Street on a share-for-share basis for shares of a nonvoting security of the Company, which nonvoting security shall be identical in all respects to the voting security exchanged for it, except that it shall be nonvoting and shall be convertible into a voting security on such terms as are reasonably requested by Wall Street in light of regulatory considerations then prevailing, and (c) amend this Agreement, the Charter and Bylaws, and related agreements and instruments to effectuate and reflect the foregoing, and the parties hereto hereby agree to vote their securities of the Company in favor of such amendments and actions.  For purposes of this Agreement, a “Regulatory Problem” means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or Wall Street reasonably believes that there is a substantial risk of such assertion) that Wall Street is not entitled to hold, or exercise any significant right with respect to, the Series AA Preferred Stock held by it.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
AND THE COMPANY

Each of the Company and each Stockholder (each, a “Representing Party”) hereby severally, but not jointly, represents and warrants to each other Representing Party as follows:

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SECTION 4.1                 Organization, Qualification and Power.  Each Representing Party (other than any Representing Party which is an individual) is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the state or foreign jurisdiction of its organization, and it has the requisite corporate, limited liability company or partnership power and authority, as the case may be, to own and hold its properties, and to carry on its business in all material respects as conducted or presently proposed to be conducted.  Each Representing Party (other than any Representing Party which is an individual) has requisite corporate, limited liability company or partnership power and authority to execute, deliver and perform this Agreement.

SECTION 4.2                 Authorization of Agreement; No Conflict.  The execution, delivery and performance by each Representing Party of this Agreement have been duly authorized by all requisite corporate, limited liability company, partnership and individual action, as the case may be, of the Representing Party, if any, and will not violate any provision of law, any order of any court or other agency of government, any of such Representing Party’s organizational documents, if any, or any provision of any indenture, agreement or other instrument to which such Representing Party or any of such Representing Party’s properties or assets is bound, or conflict, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

SECTION 4.3                 Validity.  This Agreement has been duly executed and delivered by each Representing Party and constitutes a legal, valid and binding obligation of such Representing Party, enforceable against such Representing Party in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except as to the extent the availability of equitable remedies may be limited to general principles of equity.

ARTICLE 5

MISCELLANEOUS

SECTION 5.1                 Increase in Authorized Capital Stock.  Each Stockholder agrees to vote all of its Capital Stock from time to time and at all times, in whatever manner shall be necessary to authorize an increase in the authorized capital stock of the Company so that there will be sufficient shares of Common Stock available for conversion of all of the then-outstanding shares of Series AA Preferred Stock and Series CC Preferred Stock at any time that an adjustment to the Series AA Conversion Price or Series CC Conversion Price (as each such term is defined in the Charter) is made pursuant to the Charter.

SECTION 5.2                 Access to Company Records.  So long as any Stockholder and its Affiliates collectively continue to hold, on a Fully-Diluted Basis, at least 3% of the Common Stock, and in the case of Hoffer, so long as he holds at least two-thirds of Capital Stock held by him on the date hereof, such Stockholder shall be entitled to review the financial and corporate books and records of the Company and to meet with the executive officers and independent accountants of the Company for purposes reasonably related to such Stockholder’s ownership of Common Stock or Preferred Stock, which review and/or meetings shall take place at reasonable

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times during the normal business hours of the Company and in such a manner as to not unduly interfere with the conduct of the Company’s business.

SECTION 5.3                 Financial Statements.  The Company shall, and shall cause each of its subsidiaries to, maintain true and complete books and records of account in accordance with generally accepted accounting principles consistently applied.  The Company will furnish or cause to be furnished to each Stockholder, for so long as such Stockholder and its Affiliates collectively owns, on a Fully-Diluted Basis, at least 3% of the Common Stock and in the case of Hoffer, so long as he holds at least two thirds of Capital Stock held by him on the date hereof and subject to any reasonable confidentiality undertakings by Hoffer that the Company may request:

(a)           Within ninety (90) days after the end of each fiscal year of the Company, audited consolidated financial statements, including an audited balance sheet showing the financial condition of the Company and its subsidiaries as of the close of such fiscal year, together with statements of income and cash flow, setting forth in comparative form with respect to such financial statements figures for the previous fiscal year and to the current year’s annual budget, all in reasonable detail;

(b)           Within forty-five (45) days after the end of each fiscal quarter of the Company (other than the last quarter of each fiscal year), an unaudited balance sheet of the Company and its subsidiaries as of the end of such quarter, together with statements of income and cash flow, setting forth in comparative form with respect to the corresponding period for the previous fiscal year and the current quarter’s budget, all in reasonable detail certified by the Chief Financial Officer of the Company;

(c)           Within forty-five (45) days prior to the first day of each fiscal year of the Company, an annual operating plan and budget, each prepared in reasonable detail, as each has been approved by the Board of Directors of the Company; and

(d)           Such other information regarding the business, affairs and condition of the Company or any of its subsidiaries as such Stockholder may from time to time reasonably request and that is reasonably available to the Company.

The obligations of the Company to furnish, or cause to be furnished, the information and documents described in the preceding clauses (a)-(e) to Stockholders and their Affiliates shall terminate upon the closing of a Qualified Public Offering.

SECTION 5.4                 Press Releases and Filings.  For so long as a Stockholder and its Affiliates collectively continue to own, on a Fully-Diluted Basis, at least 3% of the Common Stock, the Company covenants and agrees to provide each such Stockholder, promptly after release or filing, with copies of any press releases or other public announcements concerning the Company and copies of any filing by the Company with the Commission.

SECTION 5.5                 Directors and Officer’s Insurance.  The Company will maintain with sound and reputable insurers directors’ and officers’ liability insurance in an amount of at least $3,000,000 per occurrence and in the aggregate, which has been taken out prior to the closing under the Stock Purchase Agreement, and the Company will pay all premiums due

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thereon and will not make any material alteration to the terms of, or the coverage provided by, such insurance policy without the consent of the Holders of at least 66 2/3% of the Capital Stock on a Fully-Diluted Basis.

SECTION 5.6.                Data Protection.  The Company shall deliver to each of its officers and directors on the date hereof, and to each officer and director appointed or elected after the date hereof, a notice, in the form attached hereto as Exhibit A, regarding Article Nineteenth of the Charter, as amended and in effect on the date hereof, or in the case of any such officer or director appointed or elected after the date hereof, at the time of such appointment or election.

SECTION 5.7                         Amendment.  Any provision of this Agreement may be amended, waived or modified if, but only if, such amendment, waiver or modification is in writing and is signed by Stockholders holding at least two-thirds (2/3) of the Capital Stock held by all Stockholders; provided, however, that (i) in no event shall any right pursuant to Section 3.1(a) or Section 3.1(c)-(j) be affected, adversely or otherwise, by any amendment, waiver or modification without the prior written consent of the Stockholder entitled to exercise such right and (ii) in no event shall this Agreement be amended or terminated and the observance of any term hereunder waived with respect to any Stockholder, in an manner that is adverse to such Stockholder, without the written consent of such Stockholder, unless such amendment, termination or waiver applies to all Stockholders of the same class or series of Capital Stock held by such Stockholder in the same fashion (determined without regard to whether the uniform application of such amendment, termination or waiver does, could or may result in non-uniform effects on such Stockholders) (this clause (ii) being in addition to any approval rights of Stockholders set forth in clause (i) of this proviso); provided further, that (i) Purchasers (as defined in the Stock Purchase Agreement) purchasing shares of Series CC Preferred Stock under the Stock Purchase Agreement after the Initial Closing (as defined in the Stock Purchase Agreement) (and as a condition thereto) shall become parties to this Agreement as “Series CC Investors” hereunder by such Purchaser’s (as defined in the Stock Purchase Agreement) execution of a written joinder agreement (a “Joinder Agreement”) to this Agreement acknowledging such Purchaser’s (as defined in the Stock Purchase Agreement) agreement to be bound as a party to this Agreement, without any amendment of this Agreement pursuant to this paragraph or any consent, approval or other action of any party hereto, and (ii) Persons acquiring shares of Series AA Preferred Stock pursuant to the Proforma Acquisition (as defined in the Stock Purchase Agreement) (and as a condition thereto) shall become a party to this Agreement as “Series AA Investors” hereunder by such Person’s execution of a Joinder Agreement, without any amendment of this Agreement pursuant to this paragraph or any consent, approval or other action of any party hereto.  Whenever any provision of this Agreement requires action or approval by the holders of a specified number of any class or series of Capital Stock (or any combination of classes or series), such action or approval may be evidenced by a written consent executed by the requisite holders such class or series (or combination of classes or series) of Capital Stock without any requirement of a meeting or prior notice to the other holders of such class or series (or combination of classes or series).

SECTION 5.8                 Binding Effect; Benefits.  This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  Except as expressly provided herein, nothing in this Agreement is intended to confer on any Persons, other than the parties

20

hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  Nothing in this Agreement shall be construed to give the Stockholders or any other Person any claim against the Company or its assets thereof, other than as a stockholder of the Company.

SECTION 5.9                 Recapitalization and Exchanges Affecting the Common Stock.  All the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Original Stockholder Shares, the Common Stock, the Preferred Stock and any and all other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Original Stockholder Shares, the Common Stock, the Preferred Stock or such other securities or by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

SECTION 5.10               Notices.  All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return receipt requested, or by telecopier, addressed as follows:

(a)           if to the Company, at

Metastorm Inc.

500 East Pratt Street, Suite 1250

Baltimore, Maryland 21202

Attention:  Robert J. Farrell

Telecopier: (443) 874-1337

with a copy to:

Venable LLP

Two Hopkins Plaza, Suite 1800

Baltimore, MD  21201

Attention:  Thomas D. Washburne, Jr., Esq.

Telecopier:  (410) 244-7742

(b)           if to any Stockholder:

The address reflected on the records of the Company or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

SECTION 5.11               Severability.  The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainders of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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SECTION 5.12               Headings.  The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

SECTION 5.13               Counterparts.  This Agreement may be in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

SECTION 5.14               APPLICABLE LAW.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAW.

SECTION 5.15               Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 5.16               Specific Performance.  Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any arbitration of this Agreement or in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction of such action.

SECTION 5.17               Rights Cumulative; Waiver.  The rights and remedies of the Stockholders and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which any party hereto would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any such party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party hereto to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

SECTION 5.18               Construction.  The use of the singular or plural or masculine, feminine or neuter gender shall not be given an exclusionary meaning and, where applicable, shall be intended to include the appropriate number or gender, as the case may be.

SECTION 5.19               Group Actions.  For purposes of this Agreement, any action to be taken by a group of Stockholders shall be determined by the vote of the holders of a majority of such group, unless a greater percentage shall have been expressly set forth in this Agreement with respect to such action.

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SECTION 5.20               Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof.  The parties hereto intend, agree and understand that this Agreement amends and supersedes and replaces in its entirety any and all prior agreements pertaining to the subject matter hereof (including the Prior Stockholders Agreement).

SECTION 5.21               Termination.  This Agreement shall terminate upon the closing of a Qualified Public Offering.

SECTION 5.22               Right to Conduct Business.  The Company hereby acknowledges that ICG and ABS and their respective Affiliates invest in numerous companies, some of which may be competitive with the Company’s business.  ICG, ABS and their respective Affiliates shall not be liable for any claim arising out of, related to or based upon (i) the investment by ICG, ABS or any of their respective Affiliates in any entity competitive to the Company, or (ii) actions taken by any partner, officer or other representative of ICG, ABS or any of their respective Affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company.

[signatures on next page]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

METASTORM INC.

By:
Name: Robert J. Farrell
Title: President

ABS CAPITAL PARTNERS V, L.P.
By: ABS Partners V, L.P.,
Its General Partner

By: ABS Partners V, L.L.C.,
Its General Partner

By:
Name: Laura L. Witt
Title: Managing Member

ABS CAPITAL PARTNERS V-A, L.P.
By: ABS Partners V, L.P.,
Its General Partner

By: ABS Partners V, L.L.C.,
Its General Partner

By:
Name: Laura L. Witt
Title: Managing Member

Metastorm Inc.

Signature Page to Fifth Amended and Restated Stockholders Agreement

ABS CAPITAL PARTNERS V OFFSHORE, L.P.
By: ABS Partners V, L.P.,
Its General Partner

By: ABS Partners V, L.L.C.,
Its General Partner

By:
Name: Laura L. Witt
Title: Managing Member

ICG HOLDINGS, INC.

By:
Name:
Title:

MAYFLOWER LP

By:
Name:
Title:

INDUSTRY VENTURES FUND IV, L.P.

By:
Name:
Title:

GOLDMAN SACHS PRIVATE EQUITY
OPPORTUNITIES, L.P.

By:
Name:
Title:

IRONSIDE VENTURES, L.P.
By: Ironside Management LLC,
Its General Partner

By:
Name:
Title:

AXIOM VENTURE PARTNERS II, LP

By:
Name:
Title:

HOLDERS OF AT LEAST TWO-THIRDS OF THE
COMPANY’S CAPITAL STOCK ON A FULLY-
DILUTED BASIS:

ICG HOLDINGS, INC.

By:
Name:
Title:

MAYFLOWER LP

By:
Name:
Title:

INDUSTRY VENTURES FUND IV, L.P.

By:
Name:
Title:

GOLDMAN SACHS PRIVATE EQUITY
OPPORTUNITIES, L.P.

By:
Name:
Title:

WALL STREET TECHNOLOGY
PARTNERS LP

By: Wall Street Technology Managers LP,
Its General Partner
By: Technology Equity Employees LLC
Its General Partner

By:
Name:
Its: Authorized Person

By:
Name:
Its: Authorized Person

Schedule A

Original Stockholders, Series AA Investors

and Series CC Investors

Series AA Investors

Sandler Internet Partners, L.P.

Sandler Capital Partners IV, L.P.

Sandler Capital Partners IV FTE, L.P.

Sandler Co-Investment Partners, L.P.

Axiom Venture Partners II, LP

J. Allen Dougherty, Trustee FBO Peter Wetherill

Pennstone, LLC

Riggs Capital Partners, LLC

Morgan Stanley Dean Witter Inc. C/F J. Allen Dougherty, IRA Rollover

Gail Dougherty

Mark T. Cannon

Nancy Walker

Paul E. Ambrose and Paula J. Ambrose

Michael Savage

David R. Schaeffer

Stephen Todd Walker

Mark O’Neill

Wall Street Technology Partners LP

Ironside Ventures, L.P.

Ironside Venture Partners II, LLC

Industry Ventures Fund IV, L.P.

Goldman Sachs Private Equity Opportunities, L.P.

Mayflower L.P. (formerly 3i Group, PLC)

M&M Capital Partners

Eric Luftig

Walter A. Maul, Jr.

Melissa B. Eisenstat

Riggs Capital Partners II, LLC

ICG Holdings, Inc.

Original Stockholders

Mayflower L.P. (formerly 3i Group, PLC)

V-Sys, Ltd

Avi Hoffer

Stephen Miles Brown

Michael Philip Vieyra

Bharat Patel

Stuart Frost

Mark O’Hare

Bruce Grisewood

Michael Jackson

Brian McPhee

Jonathan Summers

Series CC Investors

ABS Capital Partners V, L.P.

ABS Capital Partners, V-A, L.P.

ABS Capital Partners V Offshore, L.P.

ICG Holdings, Inc.

Mayflower LP

Industry Ventures Fund IV, L.P.

Goldman Sacks Private Equity Opportunities, L.P.

Ironside Ventures, L.P.

Axiom Venture Partners II, LP

Exhibit A

NOTICE REGARDING EUROPEAN DIRECTIVE

ON DATA PROTECTION

This Notice of Article Nineteenth of the Sixth Articles of Amendment and Restatement of Metastorm Inc. (the “Company”) is being delivered to you pursuant to Section 5.6 of that certain Fifth Amended and Restated Stockholders Agreement, dated July 31, 2007 (the “Stockholders Agreement”) by and among the Company and the Stockholders (as defined in the Stockholders Agreement).

3i Group, plc, a holding company of one of the Company’s Preferred Stock holders (collectively, the “3i Entities”), is incorporated in Europe and is subject to a European Directive on data protection (as enshrined by UK Act of Parliament in The Data Protection Act of 1998) (the “Directive”).  The primary effect of the Directive is to prohibit the processing of personal data without notification and consent.  Because it is possible that the 3i Entities may be deemed to have processed personal data within the meaning of the Directive in connection with their investments in portfolio companies, the 3i Entities require each of their portfolio companies to insert certain standard language regarding the Directive into such portfolio company’s certificate of incorporation.  The language regarding the Directive contained in the Company’s Sixth Articles of Amendment and Restatement is set forth below:

For the purposes of all applicable legislation and regulation, each of the stockholders, officers and directors of the Corporation authorize Mayflower L.P., 3i Group plc and affiliates of 3i Group plc (both within and outside the United States) to process (but only amongst such entities and their advisors and only within the meaning of European Directive 95/46/EC) any data or information concerning them which is obtained in the course of its and their due diligence and other investment business. The data and information which may be processed for such purposes shall include any information which may have a bearing on the prudence or commercial merits of investing or disposing of any stock (or other investment or security) in the Corporation. Nothing in this authority shall entitle Mayflower, 3i Group plc or any affiliate of 3i Group plc to make any unauthorized disclosure of such data or information to third parties.